UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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ALLIANCE DATA SYSTEMS CORPORATION

(Name of Registrant as Specified In Its Charter)

N/A

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ALLIANCE DATA SYSTEMS CORPORATION
17655 Waterview Parkway
Dallas, Texas 75252
972-348-5100

July 5, 2007

To Our Stockholders:

We cordially invite you to attend the special meeting of stockholders of Alliance Data Systems Corporation, a Delaware corporation (the “Company”), at our corporate headquarters, 17655 Waterview Parkway, Dallas, Texas 75252 on August 8, 2007 at 10:00 a.m. (local time).

At the special meeting, we will ask you to consider and vote upon a proposal to adopt the Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 17, 2007, among the Company, Aladdin Holdco, Inc., a Delaware corporation (“Parent”), and Aladdin Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”). Under the terms of the Merger Agreement, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation (the “Merger”). Parent and Merger Sub were formed by private equity funds sponsored by The Blackstone Group solely for the purpose of entering into the Merger Agreement and consummating the Merger and other transactions contemplated thereby. If the Company’s stockholders adopt the Merger Agreement and the Merger is completed, you will be entitled to receive $81.75 in cash, without interest and less any applicable withholding taxes, for each share of Company common stock you own at the time of the Merger (unless you are entitled to and have properly exercised your appraisal rights under Delaware law with respect to the Merger).

After careful consideration, the Company’s board of directors by unanimous vote has determined that the Merger Agreement is advisable and in the best interests of the Company and its stockholders. Accordingly, the Company’s board of directors unanimously recommends that you vote “FOR” the adoption of the Merger Agreement. The board’s recommendation is based, in part, upon the unanimous recommendation of a special committee of the board of directors consisting of seven independent and disinterested directors. The board of directors established the special committee for the purpose of determining which, if any, strategic alternatives the Company should pursue and, in the event that a strategic alternative was to be pursued, to, among other things, determine whether such strategic alternative is fair to and in the best interests of the Company and its stockholders and make an appropriate recommendation to the board.

The accompanying proxy statement provides you with detailed information about the special meeting, the background of and reasons for the proposed Merger, the terms of the Merger Agreement and other important information. Please give this material your careful attention.

Your vote is very important regardless of the number of shares you own. The Merger cannot be completed unless holders of a majority of the outstanding shares entitled to vote at the special meeting of stockholders vote for the adoption of the Merger Agreement. We would like you to attend the special meeting. However, whether or not you plan to attend the special meeting, it is important that your shares be represented. Accordingly, please submit your proxy at your earliest convenience by following the instructions on your proxy card as soon as possible.

If you hold shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee. If you do not vote or instruct your broker or nominee how to vote, it will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement. If you complete, sign and submit your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of adoption of the Merger Agreement and approval of any adjournment of the special meeting. Remember, failing to vote has the same effect as a vote “AGAINST” the adoption of the Merger Agreement.

If you have questions or need assistance voting your shares, please call Innisfree M&A Incorporated, our proxy solicitation agent, toll free at (888) 750-5834.

Thank you for your continued support and we look forward to seeing you on August 8, 2007.

Sincerely,

J. Michael Parks
Chairman and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in the enclosed documents. Any representation to the contrary is a criminal offense.

The proxy statement is dated July 5, 2007, and is first being mailed to stockholders on or about July 9, 2007.

ALLIANCE DATA SYSTEMS CORPORATION
17655 Waterview Parkway
Dallas, Texas 75252
972-348-5100

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 8, 2007

July 5, 2007

To the Stockholders of Alliance Data Systems Corporation:

A special meeting of the stockholders of Alliance Data Systems Corporation, a Delaware corporation (the “Company”), will be held at our corporate headquarters, 17655 Waterview Parkway, Dallas, Texas 75252 on August 8, 2007 at 10:00 a.m. (local time), for the following purposes:

(1) to consider and vote upon a proposal to adopt the Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 17, 2007, among the Company, Aladdin Holdco, Inc., a Delaware corporation (“Parent”), and Aladdin Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), as it may be amended from time to time; and

(2) if necessary or appropriate, to consider and vote upon a proposal to adjourn the special meeting to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the Merger Agreement.

In accordance with the Company’s bylaws, the board of directors has fixed 5:00 p.m. Central Daylight Time on July 2, 2007 as the record date for the purposes of determining stockholders entitled to notice of and to vote at the special meeting and at any adjournment thereof. A list of the Company’s stockholders will be available at our principal executive offices at 17655 Waterview Parkway, Dallas, Texas 75252, during ordinary business hours for at least ten days prior to the special meeting and at the special meeting. All stockholders of record are cordially invited to attend the special meeting in person.

The adoption of the Merger Agreement requires the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding shares of the Company’s common stock. Whether or not you plan to attend the special meeting, we urge you to vote your shares as promptly as possible prior to the special meeting to ensure that your shares will be represented at the special meeting if you are unable to attend. Accordingly, please submit your proxy at your earliest convenience in one of the following ways:

•	using the toll-free number shown on your proxy card;

•	using the Internet website shown on your proxy card; or

•	completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope.

If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the adoption of the Merger Agreement. If you fail to return a valid proxy card and do not vote in person at the special meeting, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, it will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement. Any stockholder attending the special meeting may vote in person, even if he or she has returned a proxy card; such vote by ballot will revoke any proxy previously submitted. However, if you hold your shares through a bank or broker or other custodian, you must provide a legal proxy issued from such custodian in order to vote your shares in person at the special meeting.

If you plan to attend the special meeting, please note that space limitations make it necessary to limit attendance to stockholders. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras (including cellular telephones with photographic capabilities), recording devices and other electronic devices will not be permitted at the special meeting. The special meeting will begin promptly at 10:00 a.m. (local time).

Stockholders who do not vote in favor of the adoption of the Merger Agreement will have the right to seek appraisal of the fair value of their shares if the Merger is completed, but only if they submit a written objection to the Merger to the Company before the vote is taken on the Merger Agreement and they comply with all applicable requirements of Delaware law, which are summarized in the accompanying proxy statement. We urge you to read the entire proxy statement carefully.

PLEASE DO NOT SEND YOUR STOCK CERTIFICATES AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES.

By Order of the Board of Directors

Alan M. Utay
Corporate Secretary
Dallas, Texas

i

ii

In this proxy statement, the terms “Company,” “Alliance Data,” “we,” “our,” “ours,” and “us” refer to Alliance Data Systems Corporation, unless the context otherwise requires.

iii

SUMMARY

This summary highlights selected information from the proxy statement and may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement and its annexes. The Agreement and Plan of Merger, dated as of May 17, 2007 (the “Merger Agreement”), among Alliance Data Systems Corporation (“Alliance Data” or the “Company”), Aladdin Holdco, Inc., a Delaware corporation (“Parent”), and Aladdin Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), is attached as Annex A to this proxy statement. We encourage you to read the Merger Agreement because it is the legal document that governs the parties’ agreement pursuant to which Merger Sub will be merged with and into the Company (the “Merger”). Each item in this summary includes a page reference directing you to a more complete description of that item.

The Parties to the Merger (See “The Parties to the Merger” beginning on page 22)	The Company is a leading provider of marketing, loyalty and transaction services, managing over 120 million consumer relationships for some of North America’s most recognizable companies. Using transaction-rich data, the Company creates and manages customized solutions that change consumer behavior and enable its clients to create and enhance customer loyalty to build stronger, mutually beneficial relationships with their customers. Parent and Merger Sub were formed solely for the purpose of effecting the Merger and the transactions contemplated by the Merger Agreement, and neither Parent nor Merger Sub has engaged in any business except in furtherance of these purposes. Parent is owned by an affiliate of The Blackstone Group, and Merger Sub is a wholly owned subsidiary of Parent. The Blackstone Group, a global investment and advisory fund, has been a leader in the field of private equity investing since 1987, managing over $32.4 billion through its Blackstone Capital Partners I, II, III, IV, and V and Blackstone Communications Partners funds.

The Merger (See “The Merger — Effects of the Merger” beginning on page 57 and “The Merger Agreement — The Merger” beginning on page 73)	If the Merger Agreement is adopted by our stockholders and the other conditions to closing are satisfied, Merger Sub will merge with and into the Company. When the Merger becomes effective (the “Effective Time”), the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation with the name “Alliance Data Systems Corporation.” The surviving corporation will be a wholly owned subsidiary of Parent, owned indirectly by affiliates of The Blackstone Group and its co-investors (if any). Following completion of the Merger, the Company’s common stock will be delisted from the New York Stock Exchange (the “NYSE”) and will no longer be publicly traded. The surviving corporation will be a privately held corporation, and you will cease to have any ownership interest in the surviving corporation or any rights as a stockholder therein.

Merger Consideration

(See “The Merger — Effects
of the Merger — Effect on Common Stock and Other Equity-Based Awards” beginning on page 58 and “The Merger Agreement — Consideration to be Received in the Merger” beginning on page 73)	At the Effective Time, each outstanding share of Company common stock (other than shares held by (a) stockholders who do not vote in favor of the adoption of the Merger Agreement and who are entitled to and properly demand appraisal rights in accordance with Delaware law (if any), (b) Parent or Merger Sub or held in the Company’s treasury, which will be cancelled and extinguished immediately prior to the Effective Time and (c) any Company subsidiary or subsidiary of Parent (other than Merger Sub), which will be converted into shares of the surviving corporation) will be converted into the right to receive $81.75 in cash, without interest and less any applicable withholding taxes (the “Merger Consideration”).

Treatment of Options and Restricted Shares

(See “The Merger — Effects
of the Merger — Effect on Common Stock and Other Equity-Based Awards” beginning on page 58, “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger — Treatment of Options, Restricted Stock, Restricted Stock Units and Other Equity Based Awards” beginning on page 60 and “The Merger Agreement — Company Options and Stock-Based Awards” beginning on page 73)	At the Effective Time, unless otherwise agreed between Parent and the holder thereof, each option to acquire Company common stock issued under the Company’s equity incentive plans (each a “Company Option”) outstanding immediately prior to the Effective Time will be converted into the right to receive an amount in cash equal to the product of (a) the total number of shares of Company common stock subject to such Company Option and (b) the excess, if any, of $81.75 over the exercise price per share of Company common stock subject to such Company Option, rounded down to the nearest cent.

At the Effective Time, unless otherwise agreed between Parent and the holder thereof, each share of restricted stock granted under the Company’s incentive plans (the “Company Restricted Stock”) outstanding immediately prior to the Effective Time will become fully vested without restrictions thereon and will be converted into the right to receive an amount in cash equal to the product of (a) the number of shares of Company Restricted Stock and (b) $81.75.

Treatment of Restricted Stock Units

(See “The Merger — Effects
of the Merger — Effect on Common Stock and Other Equity-Based Awards” beginning on page 58, “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger — Treatment of Options, Restricted Stock, Restricted Stock Units and Other Equity Based Awards” beginning on page 60 and “The Merger Agreement — Company Options and Stock-Based Awards” beginning on page 73)	At the Effective Time, each award of annual performance based restricted stock units outstanding immediately prior to the Effective Time will become contingently vested with respect to the number of restricted stock units that would have vested in the ordinary course (without regard to time-based vesting) based upon the Company’s performance for the applicable performance period through the Effective Time. If the holder of such contingently vested restricted stock unit is employed by the Company or any Company subsidiary on February 1, 2008, then such holder will receive a lump sum cash payment equal to the product of (a) the total number of restricted stock units subject to such award and (b) $81.75.

At the Effective Time, the performance criteria applicable to each award of retention restricted stock units will be deemed to have been satisfied in full, and the restricted stock units subject to the award of retention restricted stock units will become fully vested, if the holder satisfies the time-based vesting criteria thereof (with the applicable vesting dates deemed to be February 21 of each of 2008, 2009 and 2010), and upon vesting of such restricted stock units the Company will distribute to each holder a lump sum cash payment, together with 8% interest thereon from the Effective Time, equal to the product of (a) the total number of retention restricted stock units subject to such award and (b) $81.75.

At the Effective Time, all restricted stock units other than retention restricted stock units and annual performance based restricted stock units will fully vest (to the extent not already vested) and will be automatically converted into the right to receive, promptly following the Effective Time, an amount in cash equal to the product of (a) the total number of such restricted stock units and (b) $81.75.

Treatment of Other Equity Based Awards

(See “The Merger — Effects of the Merger — Effect on Common Stock and Other Equity-Based Awards” beginning on page 58 and “The Merger Agreement — Company Options and Stock-Based Awards” beginning on page 73)	At the Effective Time, any other Company common stock-based awards will become fully vested and will automatically be converted into the right to receive a cash payment equal to the product of (a) the total number of shares of Company common stock subject to such award and (b) $81.75.

The Special Meeting of Stockholders (See “Questions and Answers About the Special Meeting and the Merger” beginning on page 15 and “The Special Meeting of Stockholders” beginning on page 23)	Place, Date and Time. The special meeting of stockholders will be held at the Company’s corporate headquarters, 17655 Waterview Parkway, Dallas, Texas 75252 on August 8, 2007 at 10:00 a.m. (local time).

Purpose. You will be asked to consider and vote upon (a) a proposal to adopt the Merger Agreement, pursuant to which Merger Sub will merge with and into the Company, and (b) if necessary or appropriate, a proposal to adjourn the special meeting to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the Merger Agreement.

Record Date and Quorum. You are entitled to vote at the special meeting if you owned shares of Company common stock as of 5:00 p.m. Central Daylight Time on July 2, 2007, the record date for the special meeting. As of the record date there were 78,695,695 shares of Company common stock outstanding and entitled to vote, held by approximately 107 holders of record. The presence in person or by proxy of a majority of the issued and outstanding shares of Company common stock at the special meeting constitutes a quorum for the purpose of considering the proposals.

Vote Required For Adoption of the Merger Agreement. The adoption of the Merger Agreement requires the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding shares of Company common stock. The failure to vote has the same effect as a vote “AGAINST” the adoption of the Merger Agreement.

Vote Required For Adjournment. If a quorum exists, holders of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting may adjourn the special meeting.

Who Can Vote at the Special Meeting. At the special meeting, you may vote all of the shares of Company common stock you owned of record as of the record date. You may vote any shares you hold of record in person at the special meeting, even if you have returned a proxy card, and your vote by ballot will revoke any proxy previously submitted. If you hold your shares through a bank or broker or other custodian, you must provide a legal proxy issued from such custodian in order to vote your shares in person at the special meeting.

Procedure for Voting. You may vote your shares by attending the special meeting and voting in person or you may submit a proxy in one of the following ways:

• using the toll-free number shown on your proxy card;

• using the Internet website shown on your proxy card; or

• completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope.

You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must advise Innisfree M&A Incorporated (“Innisfree”), the Company’s proxy solicitor, in writing, that you are revoking your proxy and deliver a new proxy dated after the date of the earlier proxy being revoked, or submit a later-dated proxy by telephone or the Internet at or before the special meeting, before your shares of Company common stock have been voted at the special meeting, or attend the special meeting and vote your shares in person. Merely attending the special meeting without voting will not constitute a revocation of your earlier proxy.

If your shares are held in “street name” by your broker, please follow the directions provided by your broker in order to instruct your broker as to how to vote your shares. If you do not instruct your broker to vote your shares, it will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement.

Timing and Likelihood of Closing (See “The Merger Agreement — Closing Conditions” beginning on page 80)	We are working toward completing the Merger as quickly as possible, and we anticipate that it will be completed by year-end, assuming the satisfaction or waiver of all of the conditions to the Merger. However, because the Merger is subject to certain conditions, including adoption of the Merger Agreement by our stockholders, receipt of certain banking and other regulatory approvals and the conclusion of the “marketing period,” the exact timing of the completion of the Merger and the likelihood of the consummation thereof cannot be predicted. If any of the conditions in the Merger Agreement are not satisfied or waived, including the conditions described below under “The Merger Agreement — Closing Conditions,” the Merger Agreement may be terminated and the Merger will not be completed.

Please see “The Merger Agreement — Marketing Period; Efforts to Obtain Financing” beginning on page 79 for an explanation of the term “marketing period.’’

Determinations and Recommendations of the Special Committee (See “The Merger — Reasons for the Merger; Recommendation of the Merger — The Special Committee” beginning on page 34)
On April 13, 2007, our board of directors established a special committee composed of seven independent and disinterested directors for the purpose of determining which, if any, strategic alternatives the Company should pursue and, in the event that a strategic alternative was to be pursued, to:

•  determine whether such strategic alternative is fair to and in the best interests of the Company and its stockholders;

•  recommend to the board of directors (a) whether the board should approve such strategic alternative (including documents setting forth the terms thereof), (b) whether the board should recommend such strategic alternative to the Company’s stockholders and (c) whether the Company should consummate such strategic alternative;

• discuss and negotiate with any party and its representatives and advisors the terms of such strategic alternative;

• negotiate any and all definitive agreements with respect to such strategic alternative;

•  review and comment upon any and all documents and other instruments used in connection with such strategic alternative, including any and all materials to be filed with the Securities and Exchange Commission (the “SEC”) and other governmental and non-governmental persons and entities; and

• authorize the issuance of press releases and other public statements as the special committee considers appropriate regarding such strategic alternative or consideration thereof.

Members of the special committee received no compensation for their service as members of the special committee other than (a) the compensation normally provided to directors for attendance of board meetings in accordance with the Company’s remuneration policies and (b) reimbursement for reasonable out-of-pocket costs and expenses incurred in connection with service on the special committee.

The special committee unanimously (a) determined that it is fair to and in the best interests of the holders of Company common stock to consummate the transactions contemplated by the Merger Agreement, (b) determined that the Merger and the Merger Agreement should be approved and declared advisable by the board of directors and (c) determined that the board of directors should recommend that the holders of Company common stock approve the Merger and the Merger Agreement.

Determinations and Recommendations of the Board of Directors (See “The Merger — Reasons for the Merger; Recommendation of the Merger — The Board of Directors” beginning on page 37)	Our board of directors, by unanimous vote, after considering various factors, including the unanimous recommendation of the special committee, has (a) declared the Merger Agreement and the transactions contemplated thereby advisable and in the best interests of the Company and its stockholders, (b) approved the Merger Agreement, the Merger and all other transactions contemplated thereby and (c) directed that the adoption of the Merger Agreement be submitted to a vote at a meeting of the stockholders of the Company with the recommendation of the board of directors that the stockholders of the Company adopt the Merger Agreement and approve the Merger.

Our board of directors recommends that the Company’s stockholders vote “FOR” the adoption of the Merger Agreement and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Interests of the Company’s Directors and Executive Officers in the Merger (See “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 60)	In considering the recommendation of the board of directors with respect to the Merger Agreement, you should be aware that some of the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally. These interests include the treatment of shares (including restricted shares), options and restricted stock units held by, as well as indemnification and insurance arrangements with, directors and executive officers and change in control severance benefits that may become payable to certain executive officers if the Merger is consummated. In addition, some of our executive officers could enter into employment or other agreements with the surviving corporation. The special committee and the board of directors were aware of these interests and considered them, among other matters, in making their determinations regarding the Merger Agreement and the Merger.

Share Ownership of the Company’s Directors and Executive Officers See “Security Ownership by Certain Beneficial Owners and Management” beginning on page 90)	As of July 2, 2007, the record date, the Company’s directors and executive officers held and were entitled to vote, in the aggregate, shares of Company common stock representing approximately 3.8% of the outstanding shares of Company common stock. The directors and executive officers have informed the Company that they currently intend to vote all of their respective shares of Company common stock “FOR” the adoption of the Merger Agreement and “FOR” the adjournment proposal, if necessary or appropriate.

Opinions of Financial Advisors (See “The Merger — Opinions of Financial Advisors” beginning on page 38, Annex B, Annex C and Annex D)	Banc of America Securities LLC (“Banc of America Securities”), Lehman Brothers Inc. (“Lehman Brothers”) and Evercore Group L.L.C. (“Evercore”) were engaged to act as financial advisors to the special committee in connection with the evaluation of the proposed Merger and potential alternatives.

Banc of America Securities and Lehman Brothers delivered to the special committee of the board of directors and the board of directors of the Company separate written opinions, each dated May 17, 2007, to the effect that, as of the date of the opinions and based on and subject to various assumptions and limitations described in each of the opinions, the consideration to be received in the Merger by holders of Company common stock was fair, from a financial point of view, to such holders. The full text of the written opinions, which describe, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, are attached as Annex B and C, respectively, to this proxy statement. Holders of the Company common stock are encouraged to read the opinions carefully in their entirety. Banc of America Securities’ and Lehman Brothers’

respective opinions were provided to the special committee of the board of directors and the board of directors of the Company in connection with their respective evaluation of the consideration provided for in the Merger from a financial point of view. The opinions of Banc of America Securities and Lehman Brothers do not address any other aspect of the Merger and do not constitute a recommendation as to how any stockholder should vote or act in connection with the Merger.

On May 17, 2007, at a meeting of the board of directors of the Company held to evaluate the Merger, Evercore rendered to the special committee and the board of directors of the Company an oral opinion, which was confirmed by delivery of a written opinion dated the same date, to the effect that, as of such date and based upon and subject to various assumptions and limitations described in its opinion, the consideration to be received in the proposed Merger by holders of Company common stock was fair, from a financial point of view, to such holders of Company common stock. The full text of Evercore’s written opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Annex D to this proxy statement. We urge you to read the opinion in its entirety.

Financing (See “The Merger — Financing of the Merger” beginning on page 65 and “The Merger Agreement — Marketing Period; Efforts to Obtain Financing” beginning on page 79)	The Merger is not conditioned upon the receipt of financing by Parent. The Company and Parent estimate that the total amount of funds necessary to consummate the Merger and related transactions will be approximately $7.9 billion. Parent and Merger Sub have obtained equity and debt financing commitments (together, the “Commitments”), the proceeds of which, together with the available cash of the Company, will be sufficient to consummate the Merger on the terms contemplated by the Merger Agreement, effect any other repayment or refinancing of debt contemplated by the Merger Agreement and pay all related fees and expenses of the transactions contemplated by the Merger Agreement or the Commitments.

Parent has received an equity commitment letter from Blackstone Capital Partners V L.P. (“BCP V”) pursuant to which BCP V agreed, subject to the terms and conditions set forth therein, to purchase or cause the purchase of the equity of Parent for an aggregate cash purchase price of approximately $1.8 billion solely for the purpose of allowing Parent to fund, and to the extent necessary to fund, a portion of the aggregate Merger Consideration and related expenses.

In connection with the execution and delivery of the Merger Agreement, Merger Sub has obtained commitments to provide up to $6.6 billion in aggregate debt financing, consisting of (a) senior secured credit facilities in an aggregate principal amount of $4.4 billion, (b) a senior unsecured bridge loan facility in an aggregate principal amount of up to $1.8 billion, and (c) a senior subordinated unsecured bridge loan facility in an aggregate principal amount of up to $410 million to finance, in part, the payment of the Merger Consideration, the repayment or refinancing of certain of our debt outstanding on the closing date of the Merger and the payment of fees and expenses in connection with the Merger, refinancing, financing and related transactions and, after the closing date of the Merger, to provide for ongoing working capital and general corporate purposes.

Merger Sub has agreed to use its commercially reasonable efforts to arrange the debt financing on the terms and conditions described in the debt financing commitments. If any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter (as defined below under “The Merger — Financing of the Merger — Debt Financing”), Merger Sub has agreed to use its reasonable best efforts to obtain alternative financing from alternative sources.

Under the Merger Agreement, the Debt Commitment Letter may be amended or superseded to replace or add lenders and arrangers, except that the Debt Commitment Letter may not be amended or superseded in a manner that would (a) expand or adversely amend the conditions to the debt financing set forth in the Debt Commitment Letter, (b) reasonably be expected to delay or prevent the closing of the Merger, (c) reduce the aggregate amount of debt financing set forth in the Debt Commitment Letter (unless replaced with new equity financing) or (d) adversely impact the ability of Parent or Merger Sub to enforce their rights against the other parties to the Debt Commitment Letter.

The Company has agreed, upon request by Parent, to use its reasonable best efforts to commence offers to purchase and consent solicitations with respect to all of the outstanding aggregate amount and all other amounts due of its 6.00% Senior Notes, Series A, due May 16, 2009 and 6.14% Senior Notes, Series B, due May 16, 2011.

Regulatory Approvals (See “The Merger — Regulatory Approvals” beginning on page 69)	Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules promulgated thereunder by the Federal Trade Commission (the “FTC”), the Merger may not be completed until notification and report forms have been filed with the FTC and the Antitrust Division of the Department of Justice (the “DOJ”) and the applicable waiting period has expired or been terminated. The Company and Parent filed their respective notification and report forms under the HSR Act with the FTC and the Antitrust Division of the DOJ on June 1, 2007 and early termination of the applicable waiting period was granted on June 11, 2007. See “The Merger — Regulatory Approvals” beginning on page 69.

Under the Competition Act (Canada) (the “Canadian Competition Act”), the Merger is subject to review by the Canadian Commissioner of Competition (the “Commissioner”), who may (a) challenge the Merger, if she concludes that the Merger is likely to lessen or prevent competition substantially, (b) issue a “no action” letter relating to the Merger or (c) issue an advance ruling certificate (“ARC”) regarding the Merger. The Company filed a request for an

ARC with the Commissioner on June 1, 2007 and received an ARC on June 7, 2007.

Under the German Act against Restraints of Competition, as amended (the “German Competition Act”), the Merger may not be completed until a notification has been filed with the German Federal Cartel Office (the “FCO”) and the FCO has approved the transaction or the applicable waiting period has expired. A notification was filed under the German Competition Act with the FCO on June 14, 2007. The waiting period under the German Competition Act will expire on July 14, 2007.

Under the Change in Bank Control Act and its implementing regulations, no person, whether acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a depository institution insured by the Federal Deposit Insurance Corporation (the “FDIC”) unless the appropriate Federal banking agency has been given 60 days’ prior written notice and has not disapproved the acquisition. The 60-day notice period begins to run when the agency deems the notice filing to be complete. The agency may extend the notice period for an additional 30 days. Similarly, Utah law requires the filing of an application with the Utah Department of Financial Institutions (the “UDFI”) prior to a change in control with respect to a Utah chartered financial institution. Parent filed the required notices with the Office of the Comptroller of the Currency (the “OCC”) on June 28, 2007. Parent also filed the required notices with the FDIC and the UDFI, in each case on July 2, 2007.

Material United States Federal Income Tax Consequences (See “The Merger — Material United States Federal Income Tax Consequences” beginning on page 67)	The Merger will be a taxable transaction for U.S. federal income tax purposes. If you are a U.S. Holder (as defined under “The Merger — Material United States Federal Income Tax Consequences”) for U.S. federal income tax purposes, your receipt of cash (whether as Merger Consideration or pursuant to the proper exercise of appraisal rights) in exchange for your shares of Company common stock generally will cause you to recognize a capital gain or loss measured by the difference, if any, between the cash you receive in the Merger and your adjusted tax basis in your shares of Company common stock. For U.S. federal income tax purposes, if you are a Non-U.S. Holder (as defined below under “The Merger — Material United States Federal Income Tax Consequences”) generally you will not be subject to U.S. federal income tax on your receipt of cash (whether as Merger Consideration or pursuant to the proper exercise of appraisal rights in exchange for your shares of Company common stock) unless you have certain connections to the United States. Under U.S. federal income tax law, you may be subject to information reporting on cash received in the Merger unless an exemption applies. Backup withholding may also apply with respect to the amount of cash received in the Merger unless you provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with the applicable requirements of the backup withholding rules. Tax matters are very complicated. The tax consequences of the Merger to you will depend upon your particular circumstances. You should consult your own tax advisor for a full understanding of how the Merger will affect your federal, state, local, foreign and other taxes.

Dissenters’ Rights of Appraisal (See “Dissenters” Rights of Appraisal” beginning on page 91 and Annex E)	Under the General Corporation Law of the State of Delaware, holders of Company common stock who do not vote in favor of adopting the Merger Agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the Merger is completed, but only if they comply with all applicable requirements of Delaware law. A summary of the relevant provisions of Delaware law is included as Annex E to this proxy statement. The appraisal amount could be more than, the same as or less than the amount a stockholder would be entitled to receive under the terms of the Merger Agreement. Holders of Company common stock intending to exercise their appraisal rights must, among other things, submit a written demand for an appraisal to the Company prior to the vote on the adoption of the Merger Agreement and must not vote or otherwise submit a proxy in favor of adoption of the Merger Agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights.

Conditions to the Merger (See “The Merger Agreement — Closing Conditions” beginning on page 80)	The obligation of each party to consummate the Merger is subject to the satisfaction or waiver of a number of conditions, including the following:

• the Merger Agreement must have been adopted by the affirmative vote of the holders of a majority of the outstanding shares of Company common stock;

•  the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and an ARC shall have been issued, or the waiting period shall have expired under, the Canadian Competition Act;

•  applicable bank regulatory approvals shall have been obtained and be in full force and effect, or if the applicable bank regulatory approvals have not been obtained, all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time from any governmental entity in order to effect the bank restructuring shall have been obtained and any applicable waiting periods shall have expired;

• no law or order issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect;

•  the respective representations and warranties of the Company, Parent and Merger Sub in the Merger Agreement must be true and correct as of the closing date in the manner described in the Merger Agreement;

• the Company, Parent and Merger Sub must have performed in all material respects all obligations that each is required to perform at or prior to closing under the Merger Agreement;

•  Parent shall have received a certificate of an executive officer of the Company confirming the satisfaction of the condition relating to the representations and warranties and agreements and covenants made by the Company; and

•  the Company shall have received a certificate of an executive officer of Parent confirming the satisfaction of the condition relating to the representations and warranties and agreements and covenants made by Parent and Merger Sub.

Solicitation of Alternative Proposals (See “The Merger Agreement — Restrictions on Solicitations of Other Offers” beginning on page 82)	The Merger Agreement required the Company to (and cause its subsidiaries to), and to use reasonable best efforts to cause its and their representatives to, immediately cease any discussions or negotiations with any parties that were ongoing as of the date of the Merger Agreement with respect to a Takeover Proposal. The Merger Agreement also requires the Company to (and to cause its subsidiaries to) not, and to use reasonable best efforts to cause its and their representatives to not:

• directly or indirectly solicit, initiate or knowingly encourage any Takeover Proposal (including by way of furnishing non-public information); or

• participate in any way in any negotiations with respect to any Takeover Proposal.

However, prior to receipt of the Stockholder Approval, the Company may respond to an unsolicited Takeover Proposal (by furnishing non-public information and participating in discussions or negotiations) if the board of directors or special committee determines in good faith, after consultation with its outside advisors, that:

• the Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, and

• the failure to take such action would reasonably be expected to be inconsistent with its fiduciary obligations.

Please see “The Merger Agreement — Restrictions on Solicitations of Other Offers” beginning on page 82 for an explanation of the terms “Takeover Proposal” and “Superior Proposal.”

Termination of the Merger Agreement (See “The Merger Agreement — Termination” beginning on page 84)	The Merger Agreement may be terminated at any time prior to the Effective Time:

• by mutual written consent of Parent and the Company (upon approval of the special committee);

• by either Parent or the Company (if, in the case of the Company, it has not materially violated the “No Solicitation” covenant in the Merger Agreement and upon approval of the special committee):

    •  if the adoption of the Merger Agreement by the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding shares of the Company’s common stock (the “Stockholder Approval”) is not obtained at the special meeting or any adjournment thereof at which the Merger Agreement has been voted upon;

    •  if the Merger shall not have been consummated by April 17, 2008 (the “Termination Date”); provided that if the marketing period has commenced on or before, but not ended before April 17, 2008, the Termination Date will be automatically extended until May 17, 2008; or

• if there is any law or final, non-appealable order prohibiting consummation of the Merger;

• by the Company, if:

    •  Parent or Merger Sub breaches any of their respective representations or warranties or fails to perform any of their respective covenants or agreements, which breach or failure (a) would cause the closing conditions not to be satisfied and (b) is incapable of being cured prior to the Termination Date or, if capable of being cured, is not cured within 30 business days of notice thereof; or

    •  all the conditions to closing are satisfied and Parent or Merger Sub fails to effect the Merger and/or satisfy their respective obligations under the Merger Agreement relating to the payment of the Merger Consideration, including depositing (or causing to be deposited) with the Paying Agent sufficient funds to pay the Merger Consideration by 11:59 p.m. New York City time on the final day of the marketing period; or

    •  prior to the receipt of the Stockholder Approval, (a) the Company receives a Superior Proposal, (b) the special committee of the board of directors determines in good faith that the failure to terminate would reasonably be expected to be inconsistent with its fiduciary duties, (c) the Company has complied in all material respects with the “No Solicitation” covenant in the Merger Agreement and (d) the Company has previously paid, or contemporaneously with such termination pays, the Termination Fee (as described below); or

• by Parent, if:

    •  the Company breaches any of its representations or warranties or fails to perform any of its covenants or agreements, which breach or failure (a) would cause the closing conditions not to be satisfied and (b) is incapable of being cured prior to the Termination Date or, if capable of being cured, is not cured within 30 business days of notice thereof; or

    •  prior to obtaining the Stockholder Approval, the Company’s board of directors (a) withdraws, modifies or qualifies in a manner adverse to Parent its recommendation, or publicly proposes to do so, (b) fails to recommend to the Company’s stockholders that they approve the Merger or (c) adopts, approves, endorses or recommends any Takeover Proposal.

Please see “The Merger Agreement — Marketing Period; Efforts to Obtain Financing” beginning on page 79 for an explanation of the term “marketing period.”

Termination Fee (See “The Merger Agreement — Termination Fees and Expenses; Business Interruption Fee” beginning on page 85)	The Company will pay a termination fee of $170 million (the “Termination Fee”) to Parent (or Parent’s designee) upon termination of the Merger Agreement by:

• The Company in order to accept a Superior Proposal; or

•  Parent because the Company board of directors (a) withdraws, modifies or qualifies in a manner adverse to Parent its recommendation, or publicly proposes to do so, (b) fails to recommend to the Company’s stockholders that they approve the Merger, or (c) adopts, approves, endorses or recommends any Takeover Proposal.

The Company will pay a termination fee of $170 million to Parent (or Parent’s designee) if the Agreement is terminated by:

• either Parent or the Company as a result of the failure to obtain the Stockholder Approval at the special meeting or any adjournment thereof at which the Merger Agreement is voted upon;

• either Parent or the Company as a result of the failure of the Merger to have been consummated by the Termination Date; or

•  Parent as a result of the Company’s breach of any of its representations or warranties or failure to perform any of its covenants or agreements, which breach or failure to perform (a) would cause specified closing conditions not to be satisfied and (b) is incapable of being cured prior to the Termination Date or, if capable of being cured, is not cured within 30 business days of notice thereof; provided that there is no state of facts or circumstances at the time of termination (other than those caused by the Company’s breach of its representations and warranties or covenants and other agreements) that would cause specified closing conditions not to be satisfied;

•  and (x) prior to the special meeting, in the case of the first termination event described immediately above or (y) prior to the date of the termination of the Merger Agreement, in the case of the second and third termination events described immediately above, any third party has publicly made, proposed, communicated or disclosed an intention to make a Takeover Proposal, which Takeover Proposal had not been rescinded by the time of the special meeting and, within 12 months after such termination, the Company enters into a definitive agreement regarding any Takeover Proposal, regardless of when or whether such Takeover Proposal is consummated.

If the Company terminates because the Stockholder Approval is not obtained and the Termination Fee is not otherwise payable to Parent pursuant to the terms of the Merger Agreement, the

Company will reimburse Parent for its reasonable, documented and actually incurred out-of-pocket expenses up to $20 million. Such amount will be offset against the Termination Fee payable by the Company if it subsequently becomes due.

Business Interruption Fee (See “The Merger Agreement — Termination Fees and Expenses; Business Interruption Fee” beginning on page 85)	Parent will pay (or cause to be paid) to the Company a fee of $170 million (the “Business Interruption Fee”) if (a) the Company terminates the Merger Agreement as a result of Parent’s or Merger Sub’s breach of any of their representations or warranties or failure to perform any of their covenants or agreements, which breach or failure to perform (i) would cause specified closing conditions not to be satisfied and (ii) is incapable of being cured prior to the Termination Date or, if capable of being cured, is not cured within 30 business days of notice thereof or (b) if all the conditions to closing are satisfied and Parent or Merger Sub fails to effect the Merger and/or satisfy its respective obligations under the Merger Agreement to pay the Merger Consideration; provided that there is no state of facts or circumstances at the time of termination (other than those caused by Parent or Merger Sub’s breach of its representations and warranties or covenants and other agreements) that would cause specified closing conditions not to be satisfied. The maximum liability of Parent under the Merger Agreement is the amount of the Business Interruption Fee plus up to an additional $3 million for reimbursement and indemnification obligations.

Limited Guarantee (See “The Merger — Limited Guarantee” beginning on page 67)	BCP V has provided a limited guarantee pursuant to which, among other things, BCP V guarantees payment of the Business Interruption Fee and certain other amounts for which Parent or Merger Sub are or may become liable under the Merger Agreement up to a maximum of $3 million.

Market Prices of Common Stock (See “Market Prices of Company Common Stock and Dividend Data” beginning on page 89)	On May 16, 2007, the last trading day prior to announcing the execution of the Merger Agreement, the closing price of Company common stock on the NYSE was $62.96 per share. The $81.75 per share to be paid for each share of Company common stock in the Merger represents a premium of approximately 30% to the closing price on May 16, 2007. On July 3, 2007, the last practicable trading day prior to distribution of this proxy statement, the closing price of Company common stock as reported on the NYSE was $77.39 per share.

If you have additional questions about the Merger or other matters discussed in this proxy statement after reading this proxy statement, please contact our proxy solicitor, Innisfree, at (888) 750-5834.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the proposed Merger and the special meeting. These questions and answers may not address all of the questions that may be important to you as a stockholder of the Company. To fully understand the Merger, please refer to the more detailed information contained elsewhere in this proxy statement and the annexes to this proxy statement.

Q:	What is the proposed transaction?

A:	The proposed transaction is the acquisition of the Company by Parent, an entity controlled by an affiliate of The Blackstone Group, pursuant to the Merger Agreement. Once the Merger Agreement has been adopted by the stockholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub, a wholly owned subsidiary of Parent, will merge with and into the Company. The Company will be the surviving corporation and a wholly owned subsidiary of Parent. The name of the surviving corporation will be Alliance Data Systems Corporation.

Q:	What will I receive for my shares of Company common stock in the Merger?

A:	At the Effective Time of the Merger, you will be entitled to receive $81.75 in cash, without interest and less any applicable withholding taxes, in exchange for each share of common stock of the Company, par value $0.01 per share (the “Company common stock”), that you own at the time of the Merger, unless you have properly exercised and perfected your appraisal rights under Delaware law with respect to the Merger. For example, if you own 100 shares of Company common stock, you will receive $8,175.00 in cash in exchange for your shares of Company common stock, less any applicable withholding taxes. You will not own any shares in the surviving corporation.

Q:	How will options to purchase Company common stock be treated in the Merger?

A:	Each option to acquire Company common stock issued pursuant to the Company’s equity incentive plans outstanding immediately prior to the Effective Time will become fully vested (to the extent not already vested) and will be converted automatically into the right to receive an amount in cash equal to (a) the total number of shares of Company common stock subject to such option multiplied by (b) the excess, if any, of the amount of $81.75 over the exercise price per share of Company common stock subject to the option, rounded down to the nearest cent.

Q:	How will Company Restricted Stock, restricted stock units and other common stock-based awards be treated in the Merger?

A:	Each share of Company Restricted Stock outstanding immediately prior to the Effective Time will become fully vested without restrictions thereon and will be converted into the right to receive an amount in cash equal to (a) the number of shares of Company Restricted Stock, multiplied by (b) $81.75.

Each award of annual performance based restricted stock units outstanding immediately prior to the Effective Time will become contingently vested with respect to the number of restricted stock units that would have vested in the ordinary course (without regard to time-based vesting) based upon the Company’s performance for the applicable performance period through the Effective Time. If the holder of such contingently vested restricted stock unit is employed by the Company or any Company subsidiary on February 1, 2008, then such holder will receive a lump sum cash payment equal to (a) the total number of restricted stock units subject to such award, multiplied by (b) $81.75.

The performance criteria applicable to each award of retention restricted stock units will be deemed to have been satisfied in full, and the restricted stock units subject to the award for retention restricted stock units will become fully vested, if the holder satisfies the time-based vesting criteria thereof (with the applicable vesting dates deemed to be February 21 of each of 2008, 2009 and 2010), and upon vesting of such retention restricted stock units the Company will distribute to each holder a lump sum cash payment, together with 8% interest thereon from the Effective Time, equal to (a) the total number of retention restricted stock units subject to such award, multiplied by (b) $81.75.

All restricted stock units other than retention restricted stock units and annual performance based restricted stock units will fully vest (to the extent not already vested) and will be automatically converted into the right to receive, promptly following the Effective Time, an amount in cash equal to (a) the total number of such restricted stock units, multiplied by (b) $81.75.

Any other Company common stock-based awards will become fully vested and will automatically be converted into the right to receive a cash payment equal to (a) the total number of shares of Company common stock subject to such award, multiplied by (b) $81.75.

Q:	When and where is the special meeting?

A:	The special meeting of stockholders of the Company will be held on August 8, 2007, at 10:00 a.m. (local time), at the Company’s executive offices located at 17655 Waterview Parkway, Dallas, Texas 75252.

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to consider and vote on the following proposals:

• to adopt the Merger Agreement; and

• if necessary or appropriate, to adjourn the special meeting to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the Merger Agreement.

Q:	How does the Company’s board of directors recommend that I vote on the proposals?

A:	The board of directors recommends that you vote:

• “FOR” the proposal to adopt the Merger Agreement; and

• “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement.

You should read “The Merger — Reasons for the Merger; Recommendation of the Merger” beginning on page 34 for a discussion of the factors that the special committee and the board of directors considered in deciding to recommend the adoption of the Merger Agreement. In considering the proposed Merger, you should be aware that some of our directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally. See “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 60.

Q:	What effects will the Merger have on the Company?

A:	As a result of the Merger, the Company will cease to be an independent publicly-traded company and will become a wholly owned subsidiary of Parent. You will no longer have any interest as a stockholder in our future earnings or growth. Following consummation of the Merger, the registration of Company common stock and our reporting obligations with respect to Company common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated upon application to the SEC. In addition, upon completion of the Merger, shares of Company common stock will no longer be listed on any stock exchange or quotation system, including the NYSE.

Q:	What happens if the Merger is not consummated?

A:	If the Merger Agreement is not adopted by stockholders or if the Merger is not completed for any other reason, our stockholders will not receive any payment for their shares in connection with the Merger. Instead, the Company will remain an independent public company and the Company common stock will continue to be listed and traded on the NYSE. Under certain specified circumstances upon termination of the Merger Agreement, the Company may be required to pay Parent a termination fee in the amount of $170 million and/or reimburse Parent for its out-of-pocket expenses up to $20 million, and Parent may be required to pay to the Company a Business Interruption Fee in the amount of $170 million. See “The Merger Agreement — Termination Fees and Expenses; Business Interruption Fee” beginning on page 85.

Q:	Who is entitled to vote at the special meeting?

A:	All stockholders of record holding Company common stock at 5:00 pm Central Daylight Time on July 2, 2007, the record date for the special meeting, are entitled to vote at the special meeting. As of the record date, there were approximately 78,695,695 shares of Company common stock outstanding, and approximately 107 holders of record held such shares. Every holder of Company common stock is entitled to one vote for each share held as of the close of business on the record date.

Please note that space limitations make it necessary to limit attendance at the special meeting to stockholders. Registration will begin at 9:30 a.m., local time. If you attend, please note that you may be asked to present valid picture identification. “Street name” holders will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. “Street name” holders wishing to vote in person at the meeting will also be required to present a “legal proxy” from their bank, broker or other custodian. Cameras, recording devices and other electronic devices are not permitted at the meeting.

Q:	What vote is required for the Company’s stockholders to adopt the Merger Agreement? How do the Company’s directors and officers intend to vote?

A:	The affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding shares of Company common stock is required to adopt the Merger Agreement. Our directors and executive officers have informed us that they currently intend to vote all of their shares of Company common stock for the adoption of the Merger Agreement.

Q:	What vote is required for the Company’s stockholders to approve the proposal to adjourn the special meeting, if necessary, to solicit additional proxies?

A:	If a quorum exists, holders of a majority of the shares of Company common stock entitled to vote and either present in person or represented by proxy at the special meeting may approve the proposal to adjourn the special meeting.

Q:	What is a quorum?

A:	A quorum of the holders of the outstanding shares of Company common stock must be present for the special meeting to be held. A quorum is present if the holders of a majority of the outstanding shares of Company common stock entitled to vote are present at the meeting, either in person or represented by proxy. Withheld votes, abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present.

Q:	What function did the special committee serve with respect to the Merger and who are its members?

A:	The board of directors established the special committee for the principal purpose of determining which, if any, strategic alternatives the Company should pursue and, in the event that a strategic alternative was to be pursued, to, among other things, determine whether such strategic alternative is fair to and in the best interests of the Company and its stockholders and make an appropriate recommendation to the board. The special committee is composed of seven independent and disinterested directors, including Bruce K. Anderson, Roger H. Ballou, Lawrence M. Benveniste, D. Keith Cobb, E. Linn Draper, Jr., Kenneth R. Jensen and Robert A. Minicucci.

Q:	Who is soliciting my vote?

A:	This proxy solicitation is being made by the board of directors of the Company. In addition, we have retained Innisfree M&A Incorporated (“Innisfree”) to assist in the solicitation. We will pay Innisfree $50,000, plus out-of-pocket expenses and a nominal per-call fee for its assistance. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or by other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request that brokers and other fiduciaries forward proxy solicitation material to the beneficial owners of shares of Company common stock that the brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses.

Q:	What do I need to do now?

A:	Please carefully review the information contained in this proxy statement. Then, even if you plan to attend the special meeting, please vote promptly by telephone or the Internet, following the instructions on the enclosed proxy card, or by signing and returning the enclosed proxy card in the envelope provided. Please do NOT enclose or return your stock certificate(s) with your proxy.

Q:	How do I cast my vote?

A:	You may vote by using the toll-free number shown on your proxy card, by using the Internet website shown on your proxy card or by signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope. If you hold your shares in “street name,” you may vote by following the procedures described below. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the proposal to adopt the Merger Agreement and “FOR” the adjournment proposal. You have the right to revoke your proxy at any time before the vote taken at the special meeting.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. You have the right to revoke your proxy at any time before the vote is taken at the special meeting. If you hold your shares in your name as a stockholder of record, you may change your vote in one of the following three ways:

• by notifying Innisfree, our proxy solicitor, at 501 Madison Avenue, 20th Floor, New York, New York 10022;

• by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting); or

• by submitting a new proxy dated after the date of the proxy being revoked.

If you have instructed a broker, bank or other nominee to vote your shares, you have to follow the directions received from your broker, bank or other nominee to change those instructions.

Q:	Can I vote by telephone or electronically?

A:	If you hold your shares in your name as a stockholder of record, you may vote by telephone or electronically through the Internet by following the instructions included with your proxy card. If your shares are held by your broker, bank or other nominee, often referred to as held in “street name,” please check your proxy card or contact your broker, bank or nominee to determine whether you will be able to vote by telephone or electronically.

Q:	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A:	Your broker, bank or other nominee will only be permitted to vote your shares if you instruct your broker, bank or other nominee how to vote. You should follow the procedures provided by your broker, bank or other nominee regarding the voting of your shares. If you do not instruct your broker, bank or other nominee to vote your shares, your shares will not be voted, which will have the same effect as a vote against the adoption of the Merger Agreement but will not have any effect on the proposal to adjourn the special meeting, if necessary to solicit additional proxies.

Q:	What do I do if I receive more than one proxy or set of voting instructions?

A:	If you hold shares in “street name,” directly as a record holder or otherwise through the Company’s stock purchase plans, you may receive more than one proxy and/or set of voting instructions relating to the special meeting. Please be sure to vote using each proxy card and/or voting instruction form you receive by telephone or the Internet or by signing and returning each proxy card and/or voting instruction card separately in the envelopes provided, in order to ensure that all of your shares are voted.

Q:	How are votes counted?

A:	For the proposal to adopt the Merger Agreement, you may vote “FOR”, “AGAINST” or “ABSTAIN.” Abstentions will not be counted as votes cast or shares voting on the proposal to adopt the Merger Agreement, but will count for the purpose of determining whether a quorum is present. If you abstain, it will have the same effect as if you vote “AGAINST” the adoption of the Merger Agreement. In addition, if your shares are held in the name of a broker, bank or other nominee, your broker, bank or other nominee will not be entitled to vote your shares in the absence of specific instructions. These non-voted shares, or “broker non-votes,” will be counted for purposes of determining a quorum, but will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement.

For the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, you may vote “FOR”, “AGAINST” or “ABSTAIN.” Abstentions and broker non-votes will count for the purpose of determining whether a quorum is present but will have no effect on the vote to adjourn the meeting, which requires the vote of the holders of a majority of the shares of Company common stock present or represented by proxy at the meeting and entitled to vote on the matter.

If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the Merger Agreement and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Q:	Who will count the votes?

A:	A representative of our transfer agent, Computershare Trust Company, N.A., will count the votes and act as the inspector of elections.

Q:	What happens if I sell my shares before the special meeting?

A:	The record date of the special meeting is earlier than the special meeting and the date that the Merger is expected to be completed. If you sell or otherwise transfer your shares of Company common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive the $81.75 per share in cash to be received by our stockholders in the Merger. In order to receive the $81.75 per share, you must hold your shares through completion of the Merger.

Q:	Am I entitled to exercise appraisal rights instead of receiving the Merger Consideration for my shares?

A:	Yes. As a holder of Company common stock, you are entitled to appraisal rights under Delaware law in connection with the Merger if you meet certain conditions. See “Dissenters’ Rights of Appraisal” beginning on page 91.

Q:	Will the Merger be taxable to me?

A:	The Merger will be a taxable transaction for U.S. federal income tax purposes. If you are a U.S. Holder (as defined under “The Merger — Material United States Federal Income Tax Consequences”) for U.S. federal income tax purposes, your receipt of cash (whether as Merger Consideration or pursuant to the proper exercise of appraisal rights) in exchange for your shares of Company common stock generally will cause you to recognize a capital gain or loss measured by the difference, if any, between the cash you receive in the Merger and your adjusted tax basis in your shares of Company common stock. For U.S. federal income tax purposes, if you are a Non-U.S. Holder (as defined below under “The Merger — Material United States Federal Income Tax Consequences”) generally you will not be subject to U.S. federal income tax on your receipt of cash (whether as Merger Consideration or pursuant to the proper exercise of appraisal rights in exchange for your shares of Company common stock) unless you have certain connections to the United States. Under U.S. federal income tax law, you may be subject to information reporting on cash received in the Merger unless an exemption applies. Backup withholding may also apply with respect to the amount of cash received in the Merger unless you provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with the applicable requirements of the backup withholding rules.

You should read “The Merger — Material United States Federal Income Tax Consequences” beginning on page 67 for a more complete discussion of the U.S. federal income tax consequences of the Merger. Tax matters are very complicated. The tax consequences of the Merger to you will depend on your particular circumstances. You should consult your own tax advisor for a full understanding of how the Merger will affect your federal, state, local, foreign or other taxes.

Q:	When is the Merger expected to be completed? What is the “Marketing Period”?

A:	We are working toward completing the Merger as quickly as possible, and we anticipate that it will be completed by year end. In order to complete the Merger, the Merger Agreement must be adopted by our stockholders and the other closing conditions under the Merger Agreement must be satisfied or waived (as permitted by law). In addition, Parent is not obligated to complete the Merger until the expiration of a 20-business-day “marketing period” that it may use to complete its financing for the Merger. The marketing period begins to run after we have obtained stockholder approval and satisfied other conditions under the Merger Agreement; provided that if the marketing period would not end on or before August 17, 2007, the marketing period will commence no earlier than September 4, 2007, provided, further, that if the marketing period would not end on or prior to December 20, 2007, the marketing period will commence no earlier than January 2, 2008. See “The Merger Agreement — Marketing Period; Efforts to Obtain Financing” and “The Merger Agreement — Closing Conditions” beginning on pages 79 and 80, respectively.

Q:	Should I send in my stock certificates now?

A:	No, please do not submit your stock certificates at this time. After the Merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your Company common stock certificates for the Merger Consideration. If your shares are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your “street name” shares in exchange for the Merger Consideration.

Q:	How can I obtain additional information about the Company?

A:	Our SEC filings may be accessed on-line at www.alliancedata.com. The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. For a more detailed description of the information available, please refer to “Where You Can Find Additional Information” beginning on page 95.

Q:	Whom should I contact if I have questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the Merger, including the procedures for voting your shares, you should contact Innisfree, which is assisting us in the solicitation of proxies, as follows:

          Innisfree M&A Incorporated
          501 Madison Avenue, 20th Floor
          New York, New York 10022

          Stockholders call toll-free: (888) 750-5834
          Banks and Brokers call collect: (212) 750-5833

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, contain “forward-looking” statements based on estimates and assumptions. Forward-looking statements include information concerning possible or assumed future results of operations of the Company, the expected completion and timing of the Merger and other information relating to the Merger. There are “forward-looking” statements throughout this proxy statement, including, among others, under the headings “Summary,” “Questions and Answers About the Special Meeting and the Merger,” “The Merger,” “The Merger — Opinions of Financial Advisors,” “The Merger — Financial Projections,” “The Merger — Regulatory Approvals” and “The Merger — Merger Related Litigation,” and in statements containing the words “believes,” “estimates,” “expects,” “anticipates,” “intends,” “contemplates,” “may,” “could,” “should,” or “would” or other similar expressions.

You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of the Company. These forward-looking statements speak only as of the date on which the statements were made and we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements included in this proxy statement, except as required by law.

In addition to other factors and matters contained in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	future financial performance of the Company;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including a termination under circumstances that could require us to pay a $170 million termination fee;

•	the outcome of any legal proceedings instituted against the Company and others in connection with the proposed Merger;

•	the failure to obtain the necessary debt financing arrangements set forth in the commitment letters received in connection with the Merger;

•	the effect of the announcement of the Merger on our customer relationships, operating results and business generally;

•	business uncertainty and contractual restrictions that may exist during the pendency of the Merger;

•	any significant delay in the expected completion of the Merger;

•	banking and antitrust regulatory review, approvals and restrictions;

•	the amount of the costs, fees, expenses and charges related to the Merger and the final terms of the financings that will be obtained for the Merger;

•	diversion of management’s attention from ongoing business concerns; and

•	changes in general economic conditions or within the industries in which the Company operates.

THE PARTIES TO THE MERGER

Alliance Data Systems Corporation

The Company is a leading provider of marketing, loyalty and transaction services, managing over 120 million consumer relationships for some of North America’s most recognizable companies. Using transaction-rich data, the Company creates and manages customized solutions that change consumer behavior and that enable our clients to create and enhance customer loyalty to build stronger, mutually beneficial relationships with their customers. The Company employs over 9,000 associates at more than 60 locations worldwide. The Company’s brands include AIR MILES®, North America’s premier coalition loyalty program, and Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services.

The Company’s principal executive offices are located at 17655 Waterview Parkway, Dallas, Texas 75252 and its telephone number is 972-348-5100. The Company is publicly traded on the NYSE under the symbol “ADS.”

Aladdin Holdco, Inc. and Aladdin Merger Sub, Inc.

Parent is a Delaware corporation organized solely for the purpose of entering into and consummating the transactions contemplated by the Merger Agreement. Parent’s principal executive offices are located at c/o The Blackstone Group, 345 Park Avenue, New York, New York 10154 and its telephone number is 212-583-5000. Parent has not conducted any activities to date other than activities incidental to its formation and in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement. Blackstone Capital Partners V L.P. is the current owner of Parent.

Merger Sub is a Delaware corporation wholly owned by Parent and organized solely for the purpose of entering into and consummating the transactions contemplated by the Merger Agreement. Merger Sub’s principal executive offices are located at c/o The Blackstone Group, 345 Park Avenue, New York, New York 10154 and its telephone number is 212-583-5000. Merger Sub has not conducted any activities to date other than activities incidental to its formation and in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement. Under the terms of the Merger Agreement, Merger Sub will merge with and into the Company, the Company will survive the Merger and Merger Sub will cease to exist.

THE SPECIAL MEETING OF STOCKHOLDERS

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at a special meeting to be held at our corporate headquarters, 17655 Waterview Parkway, Dallas, Texas 75252 on August 8, 2007 at 10:00 a.m. (local time), or at any adjournment thereof. The purpose of the special meeting is to consider and vote on the proposal to adopt the Merger Agreement and, if necessary or appropriate, to approve the adjournment of the special meeting to solicit additional proxies. If the stockholders fail to adopt the Merger Agreement, the Merger will not occur. A copy of the Merger Agreement is attached to this proxy statement as Annex A.

Who Can Vote at the Special Meeting

In accordance with the Company’s bylaws, the board of directors has set 5:00 p.m. Central Daylight Time on July 2, 2007 as the record date. The holders of record of Company common stock as of the record date are entitled to receive notice of and to vote at the special meeting. If you own shares that are registered in someone else’s name (for example, a broker), you need to direct that person to vote those shares or obtain an authorization from them to vote the shares yourself at the special meeting. On the record date, there were 78,695,695 shares of Company common stock outstanding held by approximately 107 holders of record.

Vote Required for Adoption of the Merger Agreement; Quorum

The adoption of the Merger Agreement requires the approval of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon, with each share having a single vote for these purposes. The failure to vote has the same effect as a vote “AGAINST” adoption of the Merger Agreement.

The holders of a majority of the outstanding shares of Company common stock entitled to be voted as of the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Once a share of Company common stock is represented at the special meeting, it will be counted for the purposes of determining a quorum and for transacting all business, unless the holder is present solely to object to the special meeting. If a quorum is not present at the special meeting, it is expected that the meeting will be adjourned to solicit additional proxies. If a new record date is set for an adjourned meeting, then a new quorum will have to be established.

Voting By Proxy

This proxy statement is being sent to you on behalf of the Company’s board of directors for the purpose of requesting that you allow your shares of Company common stock to be represented at the special meeting by the persons named in the enclosed proxy card. All shares of Company common stock represented at the special meeting by proxies voted by properly executed proxy cards will be voted in accordance with the instructions indicated on that proxy. If you sign and return a proxy card without giving voting instructions, your shares will be voted as recommended by the board of directors. After careful consideration, the board of directors unanimously recommends a vote “FOR” adoption of the Merger Agreement. In considering the recommendation of the board of directors with respect to the Merger Agreement, you should be aware that some of the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally. See “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 60.

You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either send a signed written notice to the Company revoking your proxy, submit a proxy by mail dated after the date of the earlier proxy you wish to change or attend the special meeting and vote your shares in person. Merely attending the special meeting without voting will not constitute revocation of your earlier proxy.

If your shares of Company common stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. If you do not instruct your broker to vote your shares, it has the same effect as a vote “AGAINST” adoption of the Merger Agreement.

The Company will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of the Company may solicit proxies personally and by telephone, facsimile or otherwise. None of these persons will receive additional or special compensation for soliciting proxies. The Company has retained Innisfree M&A Incorporated (“Innisfree”) to assist in its solicitation of proxies in connection with the special meeting, and has agreed to pay Innisfree $50,000, plus out-of-pocket expenses and a nominal per-call fee for its services. Innisfree may solicit proxies from individuals, banks, brokers, custodians, nominees, other institutional holders and other fiduciaries. The Company has also agreed to reimburse Innisfree for its reasonable administrative and out-of-pocket expenses, to indemnify it against certain losses, costs and expenses, and to pay its customary fees in connection with the proxy solicitation. Upon request, the Company will also reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Submitting Proxies Via the Internet or by Telephone

Most of our stockholders who hold their shares of Company common stock through a broker or bank will have the option to submit their proxies or voting instructions via the Internet or by telephone. If your shares are held in “street name,” you should check the voting instruction card provided by your broker to see which options are available and the procedures to be followed.

Adjournments

Although it is not currently expected, the special meeting may be adjourned for the purpose of soliciting additional proxies. If no quorum exists, holders of a majority of the shares of Company common stock present in person or represented by proxy and entitled to vote at the special meeting may adjourn the special meeting. Any adjournment may be made without notice, other than by an announcement made at the special meeting, until a quorum shall be present or represented. If your proxy card is signed and no instructions to the contrary are indicated on your proxy card, your shares of Company common stock will be voted “FOR” any adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned.

THE MERGER

The discussion of the Merger in this proxy statement is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A. You should read the Merger Agreement carefully.

Background of the Merger

As part of its ongoing evaluation of the Company’s business, our board of directors and our senior management regularly review and assess opportunities to achieve our long-term strategic goals and to maximize stockholder value. As part of this review process, our senior management has periodically made presentations to our board of directors that have included a review of potential opportunities for business combinations, acquisitions and dispositions. From time to time, our board and our senior management have evaluated a variety of options in light of the business trends and regulatory conditions impacting us or expected to impact us and the industries in which we operate. In addition, at times during the last several years various parties, including investment bankers, other companies operating in the same or similar industries as we do and financial buyers, have informally raised with members of our board of directors and senior management the possibility of a business combination with us.

In October 2006, Lehman Brothers Inc., or Lehman Brothers, informed management that it had received two unsolicited informal inquiries regarding the Company’s interest in a potential strategic transaction. As a result of these inquiries, and as part of its ongoing review and assessment of the Company’s business strategy, on November 3, 2006, our senior management decided to further investigate, and better understand the process and alternatives involved in, on a preliminary basis, the possibility of engaging in a business combination or other strategic transaction. Our senior management asked Banc of America Securities LLC, or Banc of America Securities, and Lehman Brothers to informally assist it in this process. Our senior management informally told members of our board of directors about this decision, and informally kept members of our board apprised of their activities during November and early December of 2006.

At the request of senior management, during November and early December of 2006, each of Banc of America Securities and Lehman Brothers independently developed preliminary and illustrative lists of parties that they believed might be interested in a strategic transaction with the Company. The combined lists included approximately 75 strategic and financial parties with experience in the broadly defined marketing services, payment processing, financial services, technology services or private label credit card services sectors. In reviewing the combined list and deciding how to proceed, our senior management, with the assistance of Banc of America Securities and Lehman Brothers, considered the number of parties that should be approached regarding their interest in a strategic transaction with the Company, and specifically considered:

•	which parties would likely be able to consummate a transaction in a timely manner with the Company in light of its size and businesses and the anticipated purchase price;

•	the advantages of approaching a broad number of parties and the disadvantages of doing so in terms of the attendant burdens on, and distraction of, the board of directors and management, as well as confidentiality issues; and

•	the importance of approaching a mix of strategic and financial parties regarding their interest in a strategic transaction with the Company.

Based on these considerations, our senior management, with the assistance of Banc of America Securities and Lehman Brothers, narrowed this list to a targeted group of 14 parties based on size, strategic fit, financial wherewithal, regulatory issues and prior interest in the Company. Seven of the parties in this targeted group were strategic parties and the other seven parties were financial parties and included the private equity funds sponsored by The Blackstone Group, or Blackstone.

At a regularly scheduled board meeting held on December 7, 2006, J. Michael Parks, the Company’s Chairman and Chief Executive Officer, formally updated the board with respect to the activities of the Company’s senior management, Banc of America Securities and Lehman Brothers to date regarding a potential business combination transaction involving the Company. The board then authorized management to continue to work informally with Banc of America Securities and Lehman Brothers to investigate possible opportunities and, through them, to approach the seven strategic parties included in the targeted group regarding their interest in a potential business combination transaction with the Company.

As authorized by the board, following the December 7 board meeting, Mr. Parks and Edward J. Heffernan, the Company’s Executive Vice President and Chief Financial Officer, directed Banc of America Securities and Lehman Brothers to approach each of the seven strategic parties to determine if they were interested in pursuing a potential business combination transaction with the Company. Of the seven strategic parties contacted, three declined almost immediately to pursue a potential business combination transaction with the Company and, over the course of the following few weeks, two others decided not to do so as well, citing a variety of reasons, including the potential size of the transaction, conflicts with strategic direction and resistance to certain terms contained in the confidentiality agreement distributed to them. The other two strategic parties, referred to in this proxy statement as Company 1 and Company 2, respectively, entered into confidentiality agreements with the Company containing customary confidentiality and standstill provisions, including restrictions on the parties’ ability to discuss the proposed transaction with any co-investor, financing source or financial advisor without the Company’s prior consent. Company 1 and Company 2 were each provided with an executive summary of the Company’s operations, key strengths, financial performance and growth strategy, and meetings with Messrs. Parks and Heffernan were arranged for early February.

At a regularly scheduled board meeting held on January 31, 2007, Mr. Parks updated the board on the state of discussions with the seven strategic parties, including the fact that meetings had been scheduled for the following week with representatives of each of Company 1 and Company 2.

On February 6 and February 9, 2007, Messrs. Parks and Heffernan and representatives from Banc of America Securities and Lehman Brothers met with representatives of Company 2 and Company 1, respectively, to discuss the Company’s strategic business model and other publicly available information set forth in the executive summary that had been provided to each company.

On February 21, 2007, Company 2 notified Banc of America Securities and Lehman Brothers that it did not intend to pursue a transaction with the Company at that time given the anticipated purchase price for the Company.

On February 26, 2007, Messrs. Parks and Heffernan discussed with representatives of Banc of America Securities and Lehman Brothers the status of discussions with Company 1 and Company 2, although there were no significant developments to report on other than the decision of Company 2 not to pursue a transaction.

On February 28, 2007, our board held a special meeting at which Mr. Parks provided an update regarding the status of discussions with the potential strategic purchasers. Following a review and discussion of the Company’s performance, the Company’s prospective upside potential, including various risks to the realization of that upside, the current state of the leveraged buyout market, including the amount of capital available in the private equity markets for leveraged buyouts and the terms of debt financing in recent comparable transactions, expectations regarding consumer activity and the potential benefits to the Company’s stockholders that could result from a transaction done at a premium, the board authorized our senior management to approach, through Banc of America Securities and Lehman Brothers, each of the seven financial parties included in the targeted group to determine if they were interested in pursuing a potential transaction with the Company.

During the week of March 5, 2007, at the direction of our senior management, Banc of America Securities and Lehman Brothers contacted representatives of each financial party included in the targeted group, including representatives of Blackstone. Each of the seven financial parties contacted entered into a confidentiality agreement with the Company containing customary confidentiality and standstill provisions, including restrictions on the parties’ ability to discuss the proposed transaction with any co-investor, financing source or financial advisor without the Company’s prior consent, and was provided with the same executive summary of the Company’s operations, key strengths, financial performance and growth strategy that had previously been provided to Company 1 and Company 2. Meetings between Messrs. Parks and Heffernan and representatives of these seven financial parties were arranged for mid and late March.

During the weeks of March 19 and March 26, 2007, Messrs. Parks and Heffernan and representatives from Banc of America Securities and Lehman Brothers met with representatives of six of the seven financial parties to discuss the Company’s strategic business model and other publicly available information set forth in the executive summary that had been provided to each party. The seventh financial party indicated on March 22, 2007, that it would not be able to participate in the process due to other commitments.

On March 30, 2007, at the direction of our senior management, Banc of America Securities and Lehman Brothers asked Company 1 and the six remaining financial parties that had expressed an interest in pursuing a potential transaction with the Company, including Blackstone, to submit preliminary, non-binding indications of interest on April 4, 2007.

On April 3, 2007, our board held a special meeting. Members of our senior management and representatives of Akin Gump Strauss Hauer & Feld LLP, or Akin Gump, the Company’s regular outside counsel, participated in the meeting. Mr. Parks first gave the board an update regarding the status of discussions with the various parties potentially interested in a transaction with the Company. Representatives of Akin Gump then reviewed with our board a representative timeline and typical sequence of events for a transaction of the type being contemplated by the Company and the need for any such transaction to be evaluated by independent and disinterested directors. Thereafter, the board discussed the advantages and disadvantages of forming a special committee to evaluate the Company’s strategic alternatives, as well as the independence of each of the directors with respect to evaluating a strategic transaction involving the Company in light of the identity of the parties that had, to date, expressed an interest in such a transaction. In particular, our board considered that, in light of his dual roles as a director and chief executive officer of the Company, Mr. Parks might be faced with a potential conflict of interest in negotiations with certain potentially interested parties, particularly financial parties. After consideration of these issues, our board determined not to form a special committee at that time. Instead, the board decided that the independent directors, consisting of all the directors other than Mr. Parks, should operate as an independent board to review and evaluate any strategic alternatives, including a transaction with the potential purchasers. Thereafter, representatives of Akin Gump made certain suggestions to our board regarding instructions to be given to management in connection with the strategic review process, including a recommendation that management be instructed not to discuss with any potential purchaser any prospective employment arrangements or the possibility of participating as an investor in the transaction. The Akin Gump representatives then reviewed with the directors their fiduciary duties, including the duty of care, the duty of loyalty and their duties in the context of a change of control transaction involving the Company. After our board formally resolved to operate as an independent board for the purposes discussed above and to adopt the recommendations of Akin Gump that management be instructed not to discuss with any potential purchaser any prospective employment arrangements or the possibility of participating as an investor in the transaction, Mr. Parks and members of management left the meeting. The independent board then discussed the need for a lead director and, after considering the qualifications of various directors for the role, chose Robert Minicucci to serve in that capacity. The members of the independent board thereafter discussed the need to hire independent legal counsel and a financial advisor to advise the independent board and identified various law firms and investment banks, including Banc of America Securities and Lehman Brothers, that could potentially serve in such roles.

Following this meeting, Mr. Minicucci contacted outside legal counsel, referred to in this proxy statement as the independent board counsel, to represent the independent board. This counsel held preliminary discussions with Mr. Minicucci and undertook to check whether it had any conflicts in representing the independent board.

On April 4, 2007, Company 1 informed Banc of America Securities and Lehman Brothers that it needed additional time before it would be able to provide its preliminary indication of interest.

On April 4 and 5, 2007, the six financial parties, including Blackstone, submitted preliminary indications of interest. On April 8, 2007, one of the financial parties revised its preliminary bid after adjusting an assumption it had incorrectly made in its analysis. The preliminary indications of interest valued the

Company’s stock at a range of $75.00 to $80.00 per share. Blackstone’s preliminary indication of interest valued the Company’s stock at a range of $78.00 to $80.00 per share.

On April 10, 2007, the independent board counsel informed Mr. Minicucci that it would not be able to continue in that role due to a conflicting representation. Thereafter, Mr. Minicucci contacted representatives of Kirkland & Ellis LLP, or Kirkland & Ellis, to see if it could act as counsel to the independent board.

On April 10, 2007, the independent board held a special meeting to discuss the preliminary indications of interest that had been received. Representatives of Banc of America Securities and Lehman Brothers participated in the meeting and reviewed the potential business combination partners for the Company and their preliminary financial analyses of the Company. Representatives of Banc of America Securities and Lehman Brothers also answered questions regarding their qualifications and potential conflicts of interest in representing the independent board in a potential transaction. After a discussion of the price ranges that had been submitted by the potentially interested parties, the independent board determined to continue pursuing a possible sale of the Company and instructed Banc of America Securities and Lehman Brothers to consider and recommend an appropriate process to move forward with discussions regarding a potential transaction.

On April 10, 2007, Company 1 submitted a preliminary indication of interest to acquire the Company in a cash and stock transaction with a value range of $76.00 to $82.00 per share.

On April 13, 2007, our board held a special meeting to discuss the status of the sale process, including the recent indication of interest from Company 1. Representatives of Kirkland & Ellis participated in the meeting. Based on the advice of Kirkland & Ellis, the board discussed the merits of establishing a special committee comprising the members of the independent board, including the benefits such a committee may provide under Delaware law and certain additional procedural benefits. Following this discussion, our board determined to reconstitute the independent board as a special committee. The special committee was delegated the full power and authority by our board to, among other things:

•	determine which, if any, strategic alternatives the Company should pursue;

•	review, evaluate and, if appropriate, negotiate the terms and conditions of any transaction involving the Company;

•	determine whether any possible transaction or other strategic alternative is fair to, and in the best interests of, the Company and our stockholders;

•	recommend to our full board what action, if any, should be taken by the Company with respect to any strategic alternative;

•	recommend to our full board whether it should recommend any strategic alternative to the Company’s stockholders; and

•	retain separate legal counsel and financial advisors.

Messrs. Parks and Heffernan then reviewed with the board the Company’s recent financial performance and management’s expectations regarding the future performance of the Company’s different business lines, expressing a positive outlook for the Company, particularly our Epsilon, Canadian loyalty and retail business lines, but also noting the challenges presented by:

•	potential increases in loss rates (compared to the bankruptcy reform related low loss rates in 2006), a likely upward trend in funding costs and an anticipated customer departure affecting our retail business;

•	legislative activities that could potentially impact our marketing and retail businesses; and

•	outsourcing and competitive trends impacting our utilities and transaction services businesses.

The board meeting was then concluded and Messrs. Parks and Heffernan left the meeting.

Immediately following this board meeting, the members of the special committee held a meeting. Representatives of Kirkland & Ellis participated in the meeting. The members of the special committee elected Mr. Minicucci as chairman of the special committee. The special committee also formally resolved to retain

Kirkland & Ellis as its legal counsel. The committee considered the independence of Banc of America Securities and Lehman Brothers with respect to serving as the special committee’s financial advisors and determined, subject to confirmatory discussions with each advisor regarding its independence, to engage both Banc of America Securities and Lehman Brothers to serve as financial advisors to the special committee. The special committee also discussed the appropriateness of continuing the exploration of strategic alternatives, including a possible sale of the Company, and unanimously concluded that the Company should continue the current process. Mr. Minicucci noted that:

•	Company 1 was acting independently in the process;

•	Blackstone and one other private equity firm, referred to in this proxy statement as the Independent Financial Buyer, had each indicated a preference to act independently in the process;

•	one private equity firm had expressed concerns about the potential purchase price for the Company and was subsequently not invited to continue in the process; and

•	the other three private equity firms, referred to in this proxy statement as PE Firm A, PE Firm B and PE Firm C, respectively, had indicated a preference to work with other potential purchasers as part of a consortium.

To maximize the likelihood that PE Firm A, PE Firm B and PE Firm C would remain in the process, and in recognition of the fact that a consortia comprising all or some of these firms might be willing and able to offer a higher purchase price for the Company than any of these firms bidding alone, the special committee determined that these firms should be permitted to speak with each other regarding possible joint bids for the Company, and Banc of America Securities and Lehman Brothers were instructed to facilitate this process as necessary.

On April 13, 2007, at the direction of the special committee, Banc of America Securities and Lehman Brothers:

•	informed each of Company 1, Blackstone and the Independent Financial Buyer that it would be invited to continue in the process on its own; and

•	provided PE Firm A, PE Firm B and PE Firm C with appropriate contact information for the other firms and informed each of them that they were free to contact the others to see if they might be interested in working together regarding a joint bid for the Company.

On April 15, 2007, PE Firm A, PE Firm B and PE Firm C notified Banc of America Securities and Lehman Brothers that they were joining together to form a single consortium, referred to in this proxy statement as the Consortium.

During the week of April 16, 2007, the Company gave the potential purchasers access to an online data room. From April 16, 2007, through April 24, 2007, the Company’s senior management team held multiple due diligence meetings with representatives of each of Blackstone, Company 1, the Independent Financial Buyer and the Consortium.

On April 20, 2007, the special committee held a meeting. Representatives of Kirkland & Ellis participated in the meeting. During the course of the meeting, Mr. Minicucci provided the special committee with an update on the status of discussions with potential purchasers and the special committee reviewed the terms of a draft merger agreement prepared by Kirkland & Ellis. At the meeting, the special committee decided upon May 14, 2007, as the deadline for the receipt of final offers for the potential acquisition of the Company. The special committee then discussed whether to have Banc of America Securities and Lehman Brothers offer “stapled financing” to potential purchasers. The committee noted that stapled financing might offer potential purchasers greater access to financing or more attractive financing terms than might otherwise be available to them. However, the committee also noted that all of the interested parties were sophisticated strategic or financial parties with substantial, independent access to the capital markets and that having Banc of America Securities and Lehman Brothers offer stapled financing might create a perception of a conflict of interest on their part. Mr. Minicucci noted that if Banc of America Securities and Lehman Brothers were to offer stapled financing, the special committee should obtain a fairness opinion from a third financial advisor that would not offer such financing. The special committee decided to defer making a decision regarding this issue until its next meeting.

On April 23, 2007, the special committee held a meeting to discuss the potential benefits and detriments of having Banc of America Securities and Lehman Brothers offer stapled financing. Representatives of Kirkland & Ellis participated in the meeting. After a further discussion of the issues considered by the special committee at its meeting on April 20, 2007, the special committee determined that it was not inclined, at that time, to have Banc of America Securities and Lehman Brothers offer potential purchasers stapled financing, but reserved the right to reconsider this decision as the process moved forward.

On April 26, 2007, the special committee held a meeting to again discuss whether Banc of America Securities and Lehman Brothers should offer potential purchasers stapled financing. Representatives of Kirkland & Ellis participated in the meeting. Mr. Minicucci informed the special committee that representatives of two potential purchasers had contacted him directly to request that the special committee reconsider its decision and have Banc of America Securities and Lehman Brothers offer stapled financing. Following a further discussion of the potential advantages and disadvantages of having Banc of America Securities and Lehman Brothers offer stapled financing, the special committee concluded that having them offer stapled financing could result in enhanced bids from the potential purchasers. Accordingly, the special committee determined that Banc of America Securities and Lehman Brothers could offer stapled financing and that a third financial advisor (who would not offer such financing) should be retained to provide an additional fairness opinion. The special committee identified two investment banking firms that should be contacted regarding their availability and interest in serving as the third financial advisor to the committee and instructed Kirkland & Ellis to contact them.

On April 27, 2007, at the direction of the special committee, Banc of America Securities and Lehman Brothers provided a process letter and a draft of a merger agreement to each of Blackstone, Company 1, the Independent Financial Buyer and the Consortium. The process letter specified that:

•	comments on the draft merger agreement should be submitted on May 3, 2007;

•	a revised draft of the merger agreement would be circulated on May 9, 2007; and

•	final offers, including any further comments on the revised draft merger agreement, would be due on May 14, 2007.

On May 2, 2007, the special committee held a meeting to discuss the selection of a third investment banking firm to provide an additional fairness opinion. Representatives of Kirkland & Ellis participated in the meeting. Following a review of the expertise and relevant experience of each of two firms that Kirkland & Ellis had been instructed to contact by the special committee on April 26, 2007, and the terms of engagement proposed by each firm, the special committee authorized the engagement of the Evercore Group L.L.C., or Evercore, as the special committee’s third financial advisor.

During the weeks of April 30th and May 7th, 2007, members of our senior management and representatives of Banc of America Securities and Lehman Brothers held additional diligence meetings with representatives of each of Blackstone, Company 1 and the Consortium.

On May 3, 2007, each of Blackstone, the Independent Financial Buyer and the Consortium submitted comments on the draft merger agreement. On May 4, 2007, Company 1 submitted its comments on the draft merger agreement.

On May 4, 2007, the Independent Financial Buyer informed Banc of America Securities and Lehman Brothers that it was highly unlikely that it could submit a final offer to acquire the Company by May 14, 2007, due to its need to perform an extensive amount of additional due diligence, and that it would require two additional weeks before it would be prepared to submit a final offer.

On May 8, 2007, the Consortium informed Banc of America Securities and Lehman Brothers that PE Firm C was withdrawing from the process, citing concerns about the anticipated purchase price for the

Company, but the remaining two members of the Consortium reiterated their interest in pursuing a transaction with the Company and provided assurances that they had the ability to finance a transaction on their own.

On May 9, 2007, the special committee held a meeting. Representatives of Banc of America Securities, Lehman Brothers and Kirkland & Ellis participated in the meeting. At the meeting, the members of the special committee were given an update regarding recent developments in the sale process and they reviewed both the comments on the initial draft of the merger agreement that had been received from the potential purchasers and the terms of the revised draft agreement that was to be circulated that evening. The members of the special committee then discussed the timing of the process, particularly in light of the Independent Financial Buyer’s statement that it would require two additional weeks before it would be prepared to submit a final offer. Given the interest in the Company being expressed by other potential purchasers, including their indication that they would be able to submit final offers on May 14, the impact that delaying the process could have on other potential purchasers and on the sale process and the uncertainty that the Independent Financial Buyer would be in a position to make a final offer by May 28, the special committee determined that May 14th should continue to be the target date for the receipt of final offers.

In the evening of May 9, 2007, a revised draft of the merger agreement was circulated to the potential purchasers and the potential purchasers were reminded that final offers, including any further comments on the draft merger agreement, were due on May 14, 2007.

On May 10, 2007:

•	Company 1 informed Banc of America Securities and Lehman Brothers that, due to regulatory issues that would prevent it from owning and operating one of the Company’s significant businesses, it was dropping out of the sale process; and

•	the Independent Financial Buyer, having learned that the final offers would be due on May 14, 2007, indicated that it would not be submitting an offer to acquire the Company.

On May 11, 2007, Mr. Minicucci had various conversations with representatives of Kirkland & Ellis, Banc of America Securities and Lehman Brothers regarding the desirability and feasibility of contacting additional potential purchasers to assess their interest in acquiring the Company. During the course of these conversations, it was determined that, based on the parties contacted and the competitive process to date, it was highly unlikely that contacting any additional parties would elicit any more competitive bids for the Company.

On May 12, 2007, representatives of Kirkland & Ellis and Simpson Thacher & Bartlett, LLP, or Simpson Thacher, counsel to Blackstone, spoke briefly regarding some of Simpson Thacher’s primary concerns with the revised draft merger agreement.

On May 14, 2007, Blackstone and the Consortium informed Banc of America Securities and Lehman Brothers that, for various reasons, their final offers would not be submitted until the following day. At the direction of the special committee, Banc of America Securities and Lehman Brothers informed each of them that the special committee was scheduled to meet at noon EDT on May 15, 2007, to consider any offers that had been submitted and urged each party to submit its offer in advance of this meeting.

On the morning of May 15, 2007, Blackstone submitted its offer, together with a revised merger agreement, equity and debt commitment letters and a limited guarantee pursuant to which Blackstone would guarantee certain payment obligations of the purchaser entity, up to a specified amount. Blackstone’s offer valued the Company’s common stock at $81.50. Blackstone’s debt commitment letter was provided by financing sources other than Banc of America Securities and Lehman Brothers.

At noon EDT on May 15, 2007, the special committee held a meeting. Representatives of Banc of America Securities, Lehman Brothers and Kirkland & Ellis participated in the meeting. At the meeting, representatives of Banc of America Securities and Lehman Brothers reviewed the financial terms of Blackstone’s offer and informed the special committee that the Consortium had not yet submitted its final offer. Representatives of Kirkland & Ellis reviewed with the special committee selected material provisions of the merger agreement that had been submitted by Blackstone. During the special committee meeting, Lehman Brothers received a call from representatives of the Consortium, who stated that:

•	the Consortium was prepared to offer $78.00 per share;

•	the Consortium would submit its bid letter and revised draft of the merger agreement shortly;

•	the Consortium’s offer would include a bank regulatory approval condition (with the approval being on terms reasonably acceptable to the Consortium); and

•	the Consortium wanted to speak with our senior management regarding post-closing employment and their potential participation in the transaction as equity investors prior to signing the merger agreement.

The special committee discussed the relative merits of the two offers and decided that, in the event that the Consortium could not raise its offer to match or exceed the offer submitted by Blackstone and Blackstone agreed to at least a modest increase in its price, the special committee would propose entering into a brief period of exclusive negotiations with Blackstone.

At the direction of the special committee, Banc of America Securities and Lehman Brothers contacted each of the Consortium and Blackstone during the late afternoon of May 15, 2007. The Consortium was advised that its bid was being considered by the special committee. Blackstone was advised that it would have a better chance of securing the transaction if it raised its price.

The special committee met again at 6:15 p.m. EDT on May 15, 2007, with representatives of Banc of America Securities, Lehman Brothers and Kirkland & Ellis to receive an update regarding discussions with Blackstone and the Consortium. After a brief review of the afternoon’s developments, and in light of the favorable price offered by Blackstone and the limited number of significant issues raised by its comments to the draft merger agreement, the special committee authorized and directed Banc of America Securities and Lehman Brothers to inform Blackstone that the Company would agree to a period of exclusive negotiations regarding a possible transaction through 9:00 a.m. EDT on May 17, 2007, assuming that Blackstone was willing to raise its offer. Assuming Blackstone agreed to raise its per share purchase price, the special committee instructed Kirkland & Ellis to engage Simpson Thacher in negotiations regarding the merger agreement as soon as possible.

Blackstone responded in the evening of May 15, 2007, indicating that it would raise its offer to $81.75 in exchange for the Company’s willingness to enter exclusive negotiations with Blackstone. As authorized and directed by the special committee, Banc of America Securities and Lehman Brothers informed Blackstone that, on this basis, the Company’s representatives would negotiate exclusively with Blackstone through 9:00 a.m. EDT on May 17, 2007 to see if the terms of an agreement could be reached.

Kirkland & Ellis and Simpson Thacher began negotiating the terms of the merger agreement during the night of May 15, 2007. On the morning of May 16, 2007, Kirkland & Ellis circulated a revised draft of the merger agreement, reflecting the prior night’s negotiations. Throughout the day of May 16, 2007, Kirkland & Ellis and Simpson Thacher continued to negotiate the terms of the merger agreement, Blackstone’s equity and debt commitment letters and the limited guarantee. By the morning of May 17, 2007, the material terms of each agreement had been agreed to.

On the morning of May 16, 2007, the Consortium was informed by Banc of America Securities and Lehman Brothers that its bid was not competitive. During the afternoon of May 16, 2007, the Consortium submitted a revised offer, indicating that they would be willing to pay $80.25 per share. The Consortium was informed that the Company was currently focusing its efforts on negotiating an agreement with a different party.

At 6:30 a.m. EDT on May 17, 2007, the board of directors held a special meeting to review the terms of the agreement reached with Blackstone and the terms of the offer made by the Consortium. Members of our senior management and representatives of Banc of America Securities, Lehman Brothers, Evercore and Kirkland & Ellis participated in the meeting. Mr. Minicucci informed the board that on May 15, 2007, Blackstone had agreed to raise its price per share to $81.75, and that on May 16, 2007, the Consortium had increased its offer price from $78.00 per share to $80.25 per share. The board then discussed of the status of the offers and the potential advantages and disadvantages of delaying entering into an agreement with Blackstone in order to engage the Consortium in further price negotiations.

Representatives of Banc of America Securities and Lehman Brothers then reviewed with the board their financial analysis of the consideration to be received in the proposed merger and each rendered to the special committee and the board of directors an oral opinion, which was confirmed by delivery of a written opinion, dated May 17, 2007, to the effect that, as of that date and based on and subject to the various assumptions and limitations described in each respective opinion, the consideration to be received in the proposed merger by holders of Company common stock was fair, from a financial point of view, to such holders. The full text of Banc of America Securities’ and Lehman Brothers’ written opinions to the special committee and the board of directors, each dated as of May 17, 2007, which describe, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken by Banc of America Securities and Lehman Brothers, are attached to this proxy statement as Annex B and Annex C, respectively and each one of them is incorporated by reference in their entirety into this proxy statement.

Representatives of Evercore then reviewed with the board their financial analysis of the consideration to be received in the proposed merger and rendered to the special committee and the board of directors an oral opinion, which was confirmed by delivery of a written opinion, dated May 17, 2007, to the effect that, as of that date and based on and subject to the various assumptions and limitations described in such opinion, the consideration to be received in the proposed merger by holders of Company common stock was fair, from a financial point of view, to such holders. The full text of Evercore’s written opinion to the special committee and the board of directors, dated as of May 17, 2007, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Evercore, is attached to this proxy statement as Annex D and is incorporated by reference in its entirety into this proxy statement.

The holders of shares of Company common stock are urged to read all three opinions carefully in their entirety.

Representatives of Kirkland & Ellis then summarized the material terms of the Merger Agreement, including the proposed transaction structure, the treatment of options, restricted stock and other equity-incentive and bonus programs, the terms of the representations, warranties and covenants contained in the Merger Agreement, including the ability of the Company to consider and accept superior offers and the termination, fee payment and expense reimbursement obligations of each of the Company and Blackstone, and the terms of Blackstone’s financing. Representatives of Kirkland & Ellis also reviewed the fiduciary duties of the board under Delaware law when considering strategic alternatives, including a sale of the Company.

Following a question and answer period, Mr. Minicucci asked Mr. Parks to leave the meeting so that the special committee could meet with its financial and legal advisors and consider certain proposed resolutions. After deliberation and based upon the totality of the information considered during its evaluation of the Merger and the Merger Agreement, the special committee unanimously determined that the Merger is fair to and that it is in the best interests of the holders of Company common stock to consummate the transactions contemplated by the Merger Agreement, including the Merger. In addition, the special committee, having all the power and authority of the board to examine the proposed transaction, determined that the Merger Agreement and the Merger should be approved and declared advisable by the board of directors and that the board should recommend that the Company’s stockholders vote to approve the Merger and the Merger Agreement.

Immediately following the special committee meeting, the full board met again with representatives of Banc of America Securities, Lehman Brothers, Evercore and Kirkland & Ellis. Following a discussion regarding the recommendation of the special committee and the proposed resolutions, the board unanimously adopted the Merger Agreement and approved the transactions contemplated by the Merger Agreement and unanimously resolved to recommend that the Merger and the Merger Agreement be approved and declared advisable by the board and that the stockholders of the Company vote to adopt the Merger Agreement and approve the Merger.

Later in the morning on May 17, 2007, before the trading markets opened, the Company, Parent and Merger Sub executed the Merger Agreement and issued a press release announcing the Merger.

Reasons for the Merger; Recommendation of the Merger

The Special Committee

The special committee, acting with the advice and assistance of its own financial and legal advisors and of our senior management, evaluated and negotiated the Merger, including the terms and conditions of the Merger Agreement, with Blackstone. The special committee unanimously determined that the Merger is fair to and that it is in the best interests of the holders of Company common stock to consummate the transactions contemplated by the Merger Agreement, including the Merger. In addition, the special committee, having all the power and authority of the board to examine the proposed transaction, determined that the Merger Agreement and the Merger should be approved and declared advisable by the board of directors and that the board should recommend that the Company’s stockholders vote to approve the Merger and the Merger Agreement. In reaching its determination, the special committee considered a number of factors and potential benefits of the Merger, including the following:

•	the current and historic financial condition and results of operations of the Company;

•	the financial projections of the Company and the risks associated with the Company’s ability to meet such projections;

•	the current and historic market prices of the Company’s common stock, including the fact that the cash merger price of $81.75 per share of the Company’s common stock represents:

•	a 29.8% premium over the closing stock price of $62.96 on the last trading day prior to announcing the proposed transaction with Parent;

•	a 27.0% premium over the average stock price of $64.37 over the last 30 trading days prior to announcing the proposed transaction with Parent;

•	a 20.0% premium over the 52-week high stock price of $68.10; and

•	a 73.1% premium over the 52-week low stock price of $47.22;

•	the fact that the enterprise value implied by the cash merger price of $81.75 per share of the Company’s common stock represents:

•	an adjusted EBITDA multiple of 12.2 times the Wall Street consensus 2007 adjusted EBITDA of $626 million; and

•	an operating EBITDA multiple of 11.9 times the Wall Street consensus 2007 operating EBITDA of $642 million;

•	the fact that the cash merger price of $81.75 per share of the Company’s common stock represents:

•	a cash earnings per share multiple of 22.5 times the Wall Street consensus 2007 cash earnings per share of $3.64; and

•	a GAAP earnings per share multiple of 30.5 times the Wall Street consensus 2007 GAAP earnings per share of $2.68;

•	the possible alternatives to the sale of the Company, including continuing to operate the Company on a stand-alone basis, and the risks associated with such alternatives, each of which the special committee determined not to pursue in light of its belief, and the belief of the Company’s management, that, notwithstanding management’s positive outlook for the Company, the Merger maximized stockholder value and was more favorable to the stockholders than any other reasonably available alternative, particularly in light of the challenges presented by:

•	potential increases in loss rates (compared to the bankruptcy reform related low loss rates in 2006), a likely upward trend in funding costs and an anticipated customer departure affecting our retail business;

•	legislative activities that could potentially impact our marketing services and retail businesses;

•	outsourcing and competitive trends impacting our utilities and transaction services businesses; and

•	the uncertainty associated with potential changes in senior management over time;

•	the extensive sale process conducted by the Company, with the assistance of Banc of America Securities and Lehman Brothers, which involved engaging in discussions with 14 parties to determine their potential interest in a business combination transaction with the Company, entering into confidentiality agreements with nine parties and the receipt of seven preliminary and two definitive proposals to acquire the Company;

•	the price proposed by Blackstone represented the highest price that the Company had received for the acquisition of the Company;

•	the fact that the merger consideration is all cash, so that the transaction will allow the Company’s stockholders to immediately realize a fair value, in cash, for their investment and will provide such stockholders certainty of value for their shares;

•	the joint financial presentation of Banc of America Securities and Lehman Brothers, including their respective opinions, each dated May 17, 2007, to the special committee and the board of directors as to the fairness, from a financial point of view and as of the date of the opinions, of the consideration to be received in the Merger by the holders of Company common stock, as more fully described below under the caption “— Opinions of Financial Advisors”; and

•	the financial presentation of Evercore, including its opinion dated May 17, 2007, to the special committee and the board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the consideration to be received in the Merger by the holders of Company common stock, as more fully described below under the caption “— Opinions of Financial Advisors”;

•	the terms of the Merger Agreement, including:

•	the limited number and nature of the conditions to Parent and Merger Sub’s obligation to consummate the Merger and the limited risk of non-satisfaction of such conditions;

•	the provisions of the Merger Agreement that allow the board or the special committee, under certain limited circumstances if the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, to change its recommendation that the Company’s stockholders vote in favor of the approval of the Merger Agreement;

•	the provisions of the Merger Agreement that allow the Company, under certain limited circumstances if failure to take such action would reasonably be expected to be inconsistent with the board of directors’ or special committee’s fiduciary duties under applicable law, to furnish information to and participate in discussions or negotiations with third parties who have made unsolicited proposals;

•	the provisions of the Merger Agreement that provide the Company with the ability to terminate the Merger Agreement in order to accept a superior proposal (subject to providing Parent with three business days’ notice, negotiating with Parent in good faith and paying Parent a $170 million termination fee);

•	the conclusion of the special committee that a $170 million termination fee (and the circumstances under which such fee would be payable) was reasonable in light of the benefits of the Merger, the auction process conducted by the Company with the assistance of the Company’s financial advisors and commercial practice; and

•	the obligation of Parent to pay the Company a $170 million business interruption fee if the Merger Agreement is terminated by the Company in the event that all of the conditions to the obligations of the parties to close the Merger are generally satisfied and Parent and Merger Sub are in material breach of their representations and warranties or covenants, including the failure to provide the funding required to consummate the Merger;

•	the strength of the debt commitment letters obtained by Parent, including the absence of “market outs”;

•	the fact that the conditions in the market for private and public debt were particularly strong and there were no assurances that those conditions would continue in the future;

•	the current and historic trading multiples of the Company’s common stock and the likelihood that such trading multiples could be sustained over the long term in light of increasing competitive pressures and trends in the businesses in which the Company competes;

•	the fact that the financial and non-financial terms of the proposal received from the Consortium were, in the aggregate, less favorable to the Company than the proposal by Blackstone, including as to conditionality;

•	the fact that the Company’s stockholders have the right to demand appraisal of their shares in accordance with the procedures established by Delaware law; and

•	Blackstone’s willingness to enter into the Merger Agreement without having first entered into any agreements or arrangements with the members of our senior management team with respect to post-closing employment or participation as an investor in the transaction.

The special committee also considered and balanced against the potential benefits of the Merger a number of potentially adverse factors concerning the Merger including the following:

•	the risk that the Merger might not be completed in a timely manner or at all, including the risk that the Merger will not occur if the financing contemplated by the debt commitment letter is not obtained and the risk that required regulatory approvals from various governmental authorities may not be obtained;

•	the interests of the Company’s directors and executive officers in the Merger (see “— Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 60);

•	the fact that the Company’s stockholders will not participate in any future earnings or growth of the Company and will not benefit from any future appreciation in value of the Company;

•	the restrictions on the conduct of the Company’s business prior to completion of the Merger, which require the Company to conduct its business in the ordinary course and prohibit the Company from taking numerous specified actions without Parent’s consent, and the fact that these restrictions might delay or prevent the Company from undertaking business opportunities that may arise pending completion of the Merger;

•	the risk that the announcement of the proposed transaction or the consummation of the Merger could adversely affect the Company’s relationships with its customers;

•	the Merger consideration consists of cash and will therefore be taxable to our stockholders for U.S. federal income tax purposes;

•	the restrictions on our ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving the Company and the requirement that the Company pay Parent a $170 million termination fee in order for the Company to accept a superior proposal;

•	the risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the Merger; and

•	the possibility of management and employee disruption associated with the Merger.

The special committee also considered a number of factors relating to the procedures involved in the negotiation of the Merger Agreement, including that the board appointed the special committee:

•	consisting entirely of directors who are not officers of the Company or affiliated with Parent or its investors;

•	whose members will not personally benefit from the consummation of the Merger in a manner different from the unaffiliated stockholders of the Company except as described in “— Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 60;

•	with the authority to, among other things, consider, negotiate and evaluate the terms of any proposed transaction, including the Merger Agreement;

•	with the ultimate authority to decide whether or not to proceed with a transaction, subject to the full board’s approval of the Merger Agreement; and

•	that retained its own financial and legal advisors who have extensive experience with transactions similar to the Merger, assisted the special committee in the negotiations with Blackstone and took direction exclusively from the special committee.

In view of the variety of factors and the quality and amount of information considered, as well as the complexity of these matters, the special committee did not find it practicable to, and did not attempt to, assign relative weights to the above factors or the other factors considered by it. In addition, the special committee did not reach any specific conclusion on each factor considered, but conducted an overall analysis of these factors. Individual members of the special committee may have given different weights to different factors.

The Board of Directors

On May 17, 2007, the special committee, by unanimous vote, determined to recommend that our board approve the proposed Merger. Immediately after the special committee resolved to recommend that the board approve the proposed Merger and the Merger Agreement, our full board:

•	approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger;

•	determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to and in the best interests of, holders of the Company’s common stock;

•	determined that the consideration to be received for issued and outstanding shares of the Company’s common stock is fair to the stockholders of the Company; and

•	resolved to recommend that the holders of the Company’s common stock vote for the approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement.

See “ — Background of the Merger” beginning on page 25 for additional information on the recommendation of our board.

Such approvals, determinations and recommendations were approved by all of the members of the board. Our board believes that the Merger Agreement and the Merger are substantively and procedurally fair to the Company’s stockholders. In reaching these conclusions, our board considered:

•	the unanimous recommendation and analysis of the special committee, as described above;

•	the joint financial presentation of Banc of America Securities and Lehman Brothers, including their respective opinions, each dated May 17, 2007, to the special committee and the board of directors as to the fairness, from a financial point of view and as of the date of the opinions, of the consideration to be received in the Merger by the holders of Company common stock, as more fully described below under the caption “— Opinions of Financial Advisors”; and

•	the financial presentation of Evercore, including its opinion, dated May 17, 2007, to the special committee and the board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the consideration to be received in the Merger by the holders of Company common stock, as more fully described below under the caption “— Opinions of Financial Advisors.”

The foregoing discussion of the information and factors considered by the board is not intended to be exhaustive but, we believe, includes all material factors considered by the board. In view of the wide variety of factors considered by the board in evaluating the Merger and the complexity of these matters, our board did not assign relative weights to the above factors or the other factors considered by it. In addition, the board did not reach any specific conclusion on each factor considered, but conducted an overall analysis of these factors. Individual members of the board may have given different weights to different factors.

Based on the factors outlined above, the board determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to, and in the best interests of, the Company’s stockholders.

The board of directors unanimously recommends that the Company’s stockholders vote “FOR” the adoption of the Merger Agreement.

Opinions of Financial Advisors

The Company and the special committee of the board of directors of the Company retained Banc of America Securities and Lehman Brothers as financial advisors to the special committee in connection with the Merger. Each of Banc of America Securities and Lehman Brothers is an internationally recognized investment banking firm that is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Company and the special committee selected Banc of America Securities and Lehman Brothers on the basis of their experience in transactions similar to the Merger, their reputation in the investment community and their familiarity with the Company and its business.

On May 17, 2007, at a meeting of the board of directors of the Company held to evaluate the Merger, each of Banc of America Securities and Lehman Brothers rendered to the special committee of the board of directors and the board of directors of the Company an oral opinion, which was confirmed by delivery of a written opinion dated the same date, to the effect that, as of the date of each opinion and based upon and subject to various assumptions and limitations described in each opinion, the consideration to be received in the proposed Merger by holders of Company common stock was fair, from a financial point of view, to such holders.

The full text of Banc of America Securities’ and Lehman Brothers’ written opinions to the special committee of the board of directors and the board of directors of the Company, each dated May 17, 2007, which describe, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Banc of America Securities and Lehman Brothers are attached to this proxy statement as Annex B and C, respectively, and incorporated by reference in their entirety into this proxy statement. Stockholders are urged to read both opinions carefully in their entirety. The following summaries of Banc of America Securities’ and Lehman Brothers’ respective opinions and the methodology that Banc of America Securities and Lehman Brothers each used to render their respective opinions is qualified in their entirety by reference to the full text of such opinions.

Banc of America Securities’ and Lehman Brothers’ respective opinions were provided to, and for the benefit and use of, the special committee of the board of directors and the board of directors of the Company in connection with and for the purposes of their respective evaluation of the consideration provided for in the Merger from a financial point of view. The respective opinions of Banc of America Securities and Lehman Brothers are not intended to be and do not constitute recommendations to any stockholder as to how such stockholder should vote or act in connection with the Merger.

  Opinion of Banc of America Securities LLC

In connection with rendering its opinion, Banc of America Securities:

•	reviewed certain publicly available financial statements and other business and financial information of the Company;

•	reviewed certain internal financial statements and other financial and operating data concerning the Company;

•	reviewed certain financial forecasts relating to the Company prepared by the management of the Company, referred to herein as the Company forecasts;

•	reviewed independent research analysts’ published estimates of the future financial performance of the Company and certain other publicly traded companies Banc of America Securities deemed relevant;

•	discussed the past and current operations, financial condition and prospects of the Company with senior executives of the Company;

•	reviewed the reported prices and trading activity for the Company common stock;

•	compared the financial performance of the Company and the prices and trading activity of the Company common stock with that of certain other publicly traded companies Banc of America Securities deemed relevant;

•	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of certain other business combination transactions Banc of America Securities deemed relevant;

•	participated in discussions and negotiations among representatives of the Company, Blackstone and their respective advisors;

•	reviewed the Merger Agreement;

•	considered the results of Banc of America Securities’ efforts to solicit, at the direction of the Company, indications of interest and proposals from third parties with respect to a possible acquisition of the Company; and

•	performed such other analyses and considered such other factors as Banc of America Securities deemed appropriate.

In arriving at its opinion, Banc of America Securities assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by Banc of America Securities. With respect to the Company forecasts, Banc of America Securities assumed, at the direction of the Company, that they had been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company. Banc of America Securities did not make any independent appraisal or valuation of the assets or liabilities of the Company, nor was Banc of America Securities furnished with any such appraisals or valuations. Banc of America Securities assumed, with the consent of the Company, that the Merger would be consummated as provided in the Merger Agreement, with full satisfaction of all covenants and conditions set forth in the Merger Agreement and without any waivers thereof. Banc of America Securities also assumed, with the consent of the Company, that all governmental or third party consents and approvals necessary for the consummation of the Merger would be obtained without any adverse effect on the Company or the Merger.

Banc of America Securities expressed no view or opinion as to any terms or aspects of the Merger (other than the consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the Merger. In addition, no opinion was expressed as to the relative merits of the Merger in comparison to other transactions available to the Company or in which the Company might engage or as to whether any transaction might be more favorable to the Company as an alternative to the Merger, nor did Banc of America Securities express any opinion as to the underlying business decision of the special committee of the board of directors or the board of directors of the Company to proceed with or effect the Merger.

Banc of America Securities opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to Banc of America Securities as of, the date of its opinion. Accordingly, although subsequent developments may affect its opinion, Banc of America Securities did not assume any obligation to update, revise or reaffirm its opinion.

The Company has agreed to pay Banc of America Securities the following cash fees for its financial advisory services in connection with the Merger: (a) $1 million, which was payable to Banc of America Securities in connection with the rendering of its opinion relating to the Merger and (b) approximately $16 million, payable upon and concurrently with the closing of the Merger; or (c) up to $6.5 million in the event a termination fee is actually paid to the Company pursuant to the Merger Agreement, payable promptly upon the Company’s receipt of such fee. The Company also has agreed to reimburse Banc of America Securities for all reasonable expenses, including reasonable fees and disbursements of Banc of America Securities’ counsel, incurred in connection with Banc of America Securities’ engagement, and to indemnify Banc of America Securities, any controlling person of Banc of America Securities and each of their respective directors, officers, employees, agents, affiliates and representatives against specified liabilities, including liabilities under the federal securities laws.

Banc of America Securities and/or certain of its affiliates have provided financial advisory and financing services to the Company and have received fees for the rendering of these services, including, among other things, acting or having acted as an agent for, and lender under, certain credit facilities of the Company. In addition, Banc of America Securities or its affiliates in the past have provided, currently are providing and in the future may provide financial advisory and financing services to Blackstone and certain of its affiliates and portfolio companies and have received and in the future may receive fees for the rendering of these services, including, among other things, acting or having acted as (a) arranger of, and participant in, certain acquisition financings undertaken by Blackstone and certain of its affiliates and portfolio companies either directly or as part of an investment group, (b) financial advisor to Blackstone and certain of its affiliates and portfolio companies in connection with certain mergers and acquisitions transactions and (c) arranger and/or bookrunner for certain debt and equity offerings by Blackstone and certain of its affiliates and portfolio companies. In addition, with the approval of the special committee, Banc of America Securities and its affiliates made available to potential bidders an acquisition financing package in connection with the potential sale of the Company, and Banc of America Securities and its affiliates may provide, or participate in, the financing for the Merger for which services Banc of America Securities and its affiliates would receive compensation. Certain of Banc of America Securities’ affiliates also hold minority investments in certain funds affiliated with Blackstone. In the ordinary course of their businesses, Banc of America Securities and its affiliates may actively trade or hold securities of the Company and certain affiliates and portfolio companies of Blackstone, and may actively trade or hold loans of the Company, its affiliates and Blackstone and certain of its affiliates and portfolio companies, for their own account or for the accounts of customers, and accordingly, Banc of America Securities or its affiliates may at any time hold long or short positions in such securities or loans.

Opinion of Lehman Brothers Inc.

In connection with rendering its opinion, Lehman Brothers reviewed and analyzed:

•	the Merger Agreement and the specific terms of the proposed Merger;

•	publicly available information concerning the Company that Lehman Brothers believed to be relevant to its analysis, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007;

•	financial and operating information with respect to the business, operations and prospects of the Company furnished to Lehman Brothers by the Company, including financial projections of the Company prepared by the management of the Company;

•	published estimates of independent research analysts with respect to the Company’s future financial performance, its ratings and price targets of Company common stock, as well as with respect to certain other publicly traded companies Lehman Brothers deemed relevant;

•	a trading history of the Company common stock from May 13, 2005 to May 15, 2007 and a comparison of that trading history with those of other companies that Lehman Brothers deemed relevant;

•	a comparison of the historical financial results and present financial condition of the Company with those of other companies that Lehman Brothers deemed relevant;

•	a comparison of the financial terms of the proposed Merger with the financial terms of certain other recent transactions that Lehman Brothers deemed relevant; and

•	the projected cash flows of the Company as provided by the management of the Company in light of the proposed capital structure of the Company, pro forma for the proposed Merger.

In addition, Lehman Brothers had discussions with the management of the Company concerning the Company’s business, operations, assets, liabilities, financial condition and prospects and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information provided to it by the Company or any other parties involved in the Merger or otherwise publicly available without assuming any responsibility for independent verification of such information and further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information provided by or on behalf of the Company inaccurate or misleading. With respect to the financial projections of the Company, upon advice of the Company Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. Additionally, Lehman Brothers considered and used published estimates of independent research analysts in performing its analysis and upon discussions with the management of the Company, the management of the Company agreed with the appropriateness of, and consented to Lehman Brothers’ reliance upon, such published estimates in performing its analysis. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of the Company and did not make or obtain any evaluations or appraisals of the assets or liabilities of the Company. Lehman Brothers’ opinion necessarily was based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of such letter.

The Company has agreed to pay Lehman Brothers the following cash fees for its financial advisory services in connection with the Merger: (a) $1 million, which was payable to Lehman Brothers in connection with the rendering of its opinion relating to the Merger and (b) approximately $16 million, payable upon and concurrently with the closing of the Merger; or (c) up to $6.5 million in the event a termination fee is actually paid to the Company pursuant to the Merger Agreement, payable promptly upon the Company’s receipt of such fee. In addition, the Company also has agreed to reimburse Lehman Brothers for all reasonable expenses, including reasonable fees and disbursements of Lehman Brothers’ counsel, incurred in connection with Lehman Brothers’ engagement, and to indemnify Lehman Brothers and certain of its affiliates for certain liabilities that may arise out of the rendering of the opinion.

Lehman Brothers and/or certain of its affiliates have provided financial advisory and financing services to the Company and have received fees for the rendering of these services, including, among other things, acting or having acted as an agent for, and lender under, certain credit facilities of the Company. In addition, Lehman Brothers and/or certain of its affiliates have provided, currently are providing and in the future may provide financial advisory and financing services to Blackstone and certain of its affiliates and portfolio companies and have received and in the future may receive fees for the rendering of these services, including, among other things, acting or having acted as (a) arranger of, and participant in, certain acquisition financings undertaken by Blackstone and certain of its affiliates and portfolio companies either directly or as part of an investment group, (b) financial advisor to Blackstone and certain of its affiliates and portfolio companies in connection with certain mergers and acquisition transactions and (c) arranger and/or bookrunner for certain debt and equity offerings by Blackstone and certain of its affiliates and portfolio companies. In addition, with the approval of the special committee, Lehman Brothers and its affiliates made an acquisition financing package available to potential bidders in connection with the potential sale of the Company, and Lehman Brothers and its affiliates may provide, or participate in, the financing for the Merger for which services Lehman Brothers and its affiliates would receive compensation. Certain of Lehman Brothers’ affiliates also hold minority investments in certain funds affiliated with Blackstone. In the ordinary course of their businesses, Lehman Brothers and its affiliates may actively trade or hold securities of the Company and certain affiliates and portfolio companies of Blackstone, and may actively trade or hold loans of the Company, its affiliates and Blackstone and certain of its affiliates and portfolio companies, for their own account or for the accounts of customers, and accordingly, Lehman Brothers or its affiliates may at any time hold long or short positions in such securities or loans.

Financial Analyses of Banc of America Securities and Lehman Brothers

A description of the material financial analyses Banc of America Securities and Lehman Brothers jointly performed in connection with the preparation of their respective opinions is set forth below. The following summary does not, however, purport to be a complete description of all the financial analyses performed by Banc of America Securities and Lehman Brothers in connection with their respective opinions. The order of the analyses described does not represent relative importance or weight given to those analyses by Banc of America Securities and Lehman Brothers. The summary includes information presented in tabular format. In order to more fully understand the financial analyses used by Banc of America Securities and Lehman Brothers, the tables must be read together with the full text of each summary. The tables alone are not a complete description of Banc of America Securities’ and Lehman Brothers’ financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Banc of America Securities and Lehman Brothers. Except as otherwise noted, the following quantitative information, to the extent based on market data, is based on market data as it existed on or before May 15, 2007, and is not necessarily indicative of current market conditions.

Selected Publicly Traded Companies Analysis.  Banc of America Securities and Lehman Brothers reviewed certain publicly available financial and stock market information relating to the Company and 21 selected publicly traded companies that Banc of America Securities and Lehman Brothers deemed relevant to the analysis of the Company. Specifically, Banc of America Securities and Lehman Brothers selected companies in the broadly defined marketing services, transaction processing services or credit card services industries. The companies included in this analysis were:

Marketing Services

•	Acxiom Corp.

•	Dun & Bradstreet Corp.

•	Equifax Inc.

•	Experian Group Ltd.

•	Fair Isaac Corp.

•	Harte-Hanks Inc.

•	infoUSA Inc.

•	Valassis Communications Inc.

Transaction Processing Services

•	CheckFree Corp.

•	DST Systems Inc.

•	Fidelity National Information Services Inc.

•	Fiserv Inc.

•	Global Payments Inc.

•	Heartland Payment Systems Inc.

•	MoneyGram International Inc.

•	Total System Services Inc.

•	Wright Express Corp.

Credit Card Services

•	Advanta Corp.

•	American Express Co.

•	Capital One Financial Corp.

•	CompuCredit Corp.

For purposes of this analysis, Banc of America Securities and Lehman Brothers analyzed the following statistics for comparison purposes:

•	for the selected marketing services and transaction processing services companies, the ratio of (a) enterprise value, defined as market capitalization plus net debt, defined as total debt and minority interest less cash and cash equivalents, to (b) estimated earnings before interest, taxes, depreciation and amortization, but excluding stock-based compensation expense, referred to in this proxy statement as EBITDA, for calendar year 2007; and

•	for each of the companies, the ratio of price per share to estimated earnings per share (EPS) for calendar year 2007.

Based on the analysis of the relevant financial multiples and ratios for each of the selected companies, Banc of America Securities and Lehman Brothers selected representative ranges of calendar year 2007 EBITDA and EPS multiples for the selected companies and applied this range of multiples to the corresponding Company financial statistic. Banc of America Securities and Lehman Brothers used estimates of EBITDA and earnings per share, referred to in this proxy statement as EPS, for calendar year 2007 derived from publicly available equity research sources as of May 15, 2007. Banc of America Securities and Lehman Brothers calculated price to estimated cash earnings multiples, which excluded amortization of intangibles and stock based compensation, for the selected companies in the marketing services and transaction processing services industries, and calculated price to estimated GAAP earnings for the selected companies in the credit card services industry. Banc of America Securities and Lehman Brothers then calculated an implied value per share of Company common stock based on the selected range of ratios of enterprise value to EBITDA and price to estimated earnings by (a) multiplying the Company’s estimated EBITDA for calendar year 2007, adjusted to exclude stock-based compensation and the impact of one-time line items as per Company management, referred to in this proxy statement as the Company’s Adjusted EBITDA, by the selected range of ratios of enterprise value to EBITDA, and then (b) multiplying the Company’s estimated cash earnings for calendar year 2007 by the selected range of ratios of price to estimated earnings. The results of this analysis are depicted in the table below:

	Selected		Company
Calendar Year	Companies		Common Stock
2007E	Reference Range		Implied Value per Share

EV/EBITDA	9.0x-10.5	x
P/E	16.0x-19.0	x	$58.25 - $69.25

Banc of America Securities and Lehman Brothers noted that the consideration per share to be received by holders of Company common stock pursuant to the Merger Agreement was $81.75.

No company utilized in the selected publicly traded companies analysis is identical or directly comparable to the Company or its business. In evaluating the selected companies, Banc of America Securities and Lehman Brothers made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company, such as the impact of competition on the businesses of the Company and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of the Company or the industry or in the financial markets in general. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which the Company was compared.

Discounted Cash Flow Analysis.  Using Company management’s financial forecasts (discussed in this proxy statement as Scenario A and Scenario B under the heading “— Financial Projections” beginning on page 55) for the second half of calendar year 2007 and calendar years 2008 to 2011, Banc of America Securities and Lehman Brothers performed an analysis of the present value of the free cash flows, discounted to June 30, 2007, that the Company could generate from the second half of 2007 and beyond. Banc of America Securities and Lehman Brothers discounted the unlevered free cash flows of the Company at an estimated weighted average cost of capital of 12%, derived by applying the capital asset pricing model and the Company’s current after-tax average debt borrowing rate and capital structure. Banc of America Securities and Lehman Brothers assumed terminal values based on a range of multiples of 9.0x to 10.0x estimated 2011 Adjusted EBITDA, based on a combination of multiples derived from the selected publicly traded companies analysis described above.

Based on the foregoing, Banc of America Securities and Lehman Brothers calculated an implied value per share range of Company common stock of approximately $76.00 to $83.50, as compared to the $81.75 per share in cash to be received by holders of Company common stock pursuant to the Merger Agreement.

Premiums Paid Analysis.  Banc of America Securities and Lehman Brothers reviewed the 1-day prior to announcement, 30-day average prior to announcement, and 52-week high prior to announcement premiums for the following types of selected transactions:

•	transactions in the technology and services industries with transaction values of between $1 billion and $10 billion announced since and including 2003;

•	leveraged buyouts of publicly-traded companies with transaction values of greater than $1 billion announced since and including 2005; and

•	selected transactions announced since and including 2003 in each of the marketing services and transaction processing services industries.

Banc of America Securities and Lehman Brothers reviewed the premiums for all the selected transactions and summarized the results as set forth below, reflected as a percentage of the 1-day, 30-day average and 52-week high prices of the target companies’ common stock:

Transactions	1st Quartile	Mean	Median	3rd Quartile

1-Day
Technology/Services	23.1%	17.5%	16.7%	9.5%
Leveraged Buyouts	19.9	16.0	14.1	9.1
Selected Marketing	18.8	15.3	8.5	4.7
Selected Processing	18.6	13.1	15.5	6.2
30-Day Average
Technology/Services	31.5%	22.7%	22.3%	12.4%
Leveraged Buyouts	32.3	23.0	21.9	13.8
Selected Marketing	24.9	18.9	14.5	11.8
Selected Processing	33.0	19.9	22.3	9.5
52-Week High
Technology/Services	4.6%	(1.4)%	1.2%	(7.9)%
Leveraged Buyouts	2.4	(1.5)	(0.6)	(3.5)
Selected Marketing	1.3	(1.7)	(2.4)	(3.3)
Selected Processing	0.6	(9.6)	0.0	(10.1)

Banc of America Securities and Lehman Brothers selected a relevant range of premiums from 10% to 20%, which were applied to the Company’s common stock price as of May 15, 2007, a range of premiums of 15% to 30%, which were applied to the Company’s 30-day average common stock price prior to May 15, 2007, and selected the high value of the Company’s 52-week stock price for the period ending May 15, 2007 as the low value of the relevant range. Based on the selected range of premiums paid in such selected transactions, Banc of America Securities and Lehman Brothers calculated an implied value per share range of Company common stock of approximately $68.00 to $83.75, as compared to the $81.75 per share in cash to be received by holders of Company common stock pursuant to the Merger Agreement.

No company utilized in the premiums paid analysis is identical or directly comparable to the Company or its business. Accordingly, an evaluation of the result of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which the Company was compared.

Selected Precedent Transactions Analysis.  Banc of America Securities and Lehman Brothers also performed a selected precedent transactions analysis, which attempts to provide an implied value of a company based on publicly available financial terms and premiums of selected transactions that share certain characteristics with the relevant transaction. In connection with its analysis, Banc of America Securities and Lehman Brothers compared publicly available statistics for 9 selected marketing services transactions announced between May 14, 2003 and May 16, 2007, and 13 selected transaction processing services transactions announced between April 2, 2003 and April 2, 2007, in each case in which the target company was publicly traded or had publicly traded debt securities. Banc of America Securities and Lehman Brothers selected these precedent transactions based on the fact that the target companies were in the marketing and/or transaction processing services sector, the same broader industries as the Company. The following is a list of these transactions:

Selected Precedent Transactions (Target/Acquiror)

Selected Marketing Services Transactions

•	Acxiom Corp./Investor Group (Silver Lake, ValueAct Capital)

•	Catalina Marketing Corp./Hellman & Friedman Capital Partners IV LP

•	Vertrue Inc./Investor Group (One Equity Partners, Oak Investment Partners, Rho Ventures)

•	Digitas Inc./Publicis Groupe SA

•	ADVO Inc./Valassis Communications Inc.

•	Cendant’s Marketing Services Business/Apollo Management LP

•	DoubleClick Inc./Hellman & Friedman Capital Partners IV LP

•	Grey Global Group Inc./WPP Group PLC

•	NFO World Group Inc./Taylor Nelson Sofres PLC

Selected Transaction Processing Services Transactions

•	First Data Corp./Kohlberg Kravis Roberts & Co.

•	Affiliated Computer Services Inc./Darwin Deason and Cerberus Capital Management LP

•	John H. Harland Co./M&F Worldwide Corp.

•	Open Solutions Inc./Carlyle Group, Providence Equity Partners

•	ADP Claims Services Group/Solera Inc.

•	iPayment Inc./Management

•	Sedgwick CMS Holdings Inc./Fidelity National Financial Inc.

•	CCC Information Services Group Inc./Investcorp

•	Certegy Inc./Fidelity National Information Services Inc.

•	SunGard Data Systems Inc./Investor Group (Silver Lake Partners, Bain Capital, Blackstone Group, Goldman Sachs Capital Partners, Kohlberg Kravis Roberts & Co, Providence Equity Partners and Texas Pacific Group)

•	Fidelity National Information Services Inc./Investor Group (Thomas H. Lee Partners and Texas Pacific Group)

•	National Processing Inc./Bank of America Corp.

•	Concord EFS Inc./First Data Corp.

For each transaction listed above, Banc of America Securities and Lehman Brothers derived the enterprise value for each transaction, divided by the last twelve months (“LTM”) EBITDA of the target company, resulting in a reference range for the selected transactions. The resulting ratio of enterprise value to LTM EBITDA multiple range for the selected group of transactions was 7.5x to 17.4x with a median of 9.8x. Banc of America Securities and Lehman Brothers selected a representative ratio of enterprise value to LTM EBITDA multiple range of 9.0x to 11.0x based on the precedent transactions listed above and applied that range to the estimated LTM Adjusted EBITDA of the Company. The Company’s estimated LTM Adjusted EBITDA was calculated using historical numbers for the period from July 1, 2006 through March 31, 2007 and Company management’s projections for the period from April 1, 2007 through June 30, 2007. Based on the selected ratio of enterprise value to LTM EBITDA multiple range, Banc of America Securities and Lehman Brothers calculated an implied value per share range of Company common stock of approximately $54.75 to $69.00, as compared to the $81.75 per share in cash to be received by holders of Company common stock pursuant to the Merger Agreement.

No company or transaction utilized in the precedent transactions analysis is identical to the Company or the Merger. In evaluating the precedent transactions, Banc of America Securities and Lehman Brothers made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company, such as the impact of competition on the businesses of the Company and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of the Company or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared.

Leveraged Buyout Analysis.  Using the Company’s financial forecasts for the second half of calendar year 2007 and calendar years 2008 to 2011, Banc of America Securities and Lehman Brothers also analyzed the Company from the perspective of a potential purchaser that was primarily a financial buyer that would effect a leveraged buyout of the Company using a debt capital structure consistent with those transactions proposed by buyers, including the Merger. Banc of America Securities and Lehman Brothers assumed that a buyer would value its investment in the Company at December 31, 2011 at an enterprise value that represented a multiple of calendar year 2011 Adjusted EBITDA of 9.5x. Banc of America Securities and Lehman Brothers then calculated the Company’s December 31, 2011 equity value range by adding the Company’s forecasted December 31, 2011 cash balance and subtracting the Company’s forecasted December 31, 2011 debt outstanding. Based on the December 31, 2011 equity value range for the Company calculated by Banc of America Securities and Lehman Brothers and their assumption, based on their collective experience, that financial sponsors would likely target internal rates of return of approximately 17.5% to 25%, Banc of America Securities and Lehman Brothers derived a range of implied values per share that a financial sponsor might be willing to pay to acquire the Company estimated at $76.00 to $86.00, as compared to the $81.75 per share in cash to be received by holders of Company common stock pursuant to the Merger Agreement.

Other Factors.  In rendering their respective opinions, Banc of America Securities and Lehman Brothers also reviewed and considered other factors, including:

•	the historical trading prices of Company common stock during the 24-month period ended May 15, 2007; and

•	published estimates of independent research analysts with respect to the Company’s future financial performance, its ratings and price targets of the Company common stock, as well as with respect to certain other publicly traded companies deemed relevant.

Miscellaneous.  The preparation of a financial opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Banc of America Securities’ opinion and Lehman Brothers’ opinion. In arriving at their respective opinions, Banc of America Securities and Lehman Brothers considered the results of all the analyses as a whole and did not attribute any particular weight to any factor or analysis considered by it. No company or transaction used in the above analyses is identical or directly comparable to the Company or the Merger.

In performing their joint analyses, Banc of America Securities and Lehman Brothers considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. The estimates of the future performance of the Company provided by the management of the Company, or published by independent research analysts, in or underlying Banc of America Securities’ and Lehman Brothers’ analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by Banc of America Securities’ and Lehman Brothers’ analyses. Banc of America Securities’ and Lehman Brothers’ analyses were prepared solely as part of their joint analyses of the financial fairness of the consideration provided for in the Merger and were provided to the special committee of the board of directors and the board of directors of the Company in connection with the delivery of their respective opinions. The analyses do not purport to be appraisals or to reflect the prices at which a Company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty, and should not be taken to be Banc of America Securities’ or Lehman Brothers’ view of the actual value of the Company.

The type and amount of consideration provided for in the Merger was determined through negotiations between the Company and Blackstone, rather than by any financial advisors, and was approved by the special committee of the board of directors of the Company and the board of directors of the Company. The decision of the Company to enter into the Merger Agreement was solely that of the board of directors of the Company. As described above, Banc of America Securities’ opinion, Lehman Brothers’ opinion and their joint analyses were only one of many factors considered by the special committee and by the board of directors of the Company in making their determination to recommend the Merger Agreement and should not be viewed as determinative of the views of the special committee or of the board of directors of the Company or the Company management with respect to the Merger or the consideration to be paid therein.

Opinion of Evercore Group L.L.C.

Evercore was retained to provide financial advisory services to the special committee in connection with the special committee’s evaluation of strategic and financial alternatives available to the Company. Evercore is a nationally recognized investment banking firm that is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and similar transactions. The special committee retained Evercore based on these qualifications. In the ordinary course of business, affiliates of Evercore may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or for the account of customers in the equity and other securities of the Company, or any other parties, commodities or currencies involved in the Merger.

On May 17, 2007, Evercore delivered its oral opinion to the special committee and to the Company’s board of directors, which opinion was subsequently confirmed in writing, to the effect that, as of such date and based upon and subject to the factors, limitations and assumptions set forth in its opinion, the Merger Consideration to be received by the holders of Company common stock (other than holders of “dissenting shares” (as defined by the Merger Agreement) and shares to be cancelled or otherwise converted into stock of the surviving corporation pursuant to the terms of the Merger Agreement) was fair, from a financial point of view, to such holders of Company common stock.

The full text of the written opinion of Evercore, dated May 17, 2007, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken in rendering its opinion, is attached as Annex D to this proxy statement and is incorporated by reference in its entirety into this proxy statement. We urge you to read the opinion in its entirety. Evercore’s opinion is directed to the special committee and the Company’s board of directors, addresses only the fairness from a financial point of view of the Merger Consideration to be received by the holders of Company common stock (other than holders of “dissenting shares” and shares to be cancelled or otherwise converted into stock of the surviving corporation pursuant to the terms of the Merger Agreement) pursuant to the Merger Agreement and does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Company, the underlying business decision of the Company to engage in the Merger and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote at the special meeting or respond to the Merger. The following is a summary of Evercore’s opinion and the methodology that Evercore used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, Evercore, among other things:

•	reviewed a draft of the Merger Agreement dated May 16, 2007, which it assumed was in substantially final form and would not vary in any respect material to its analysis;

•	reviewed certain publicly available business and financial information relating to the Company that it deemed to be relevant;

•	reviewed certain non-public internal financial statements and other non-public financial and operating data relating to the Company that were prepared and furnished to it by our management;

•	reviewed certain financial projections relating to the Company that were provided to it by and approved for use in connection with its opinion by our management;

•	discussed the past and current operations, financial projections and current financial condition of the Company with our management;

•	reviewed the reported prices and trading activity of Company common stock;

•	compared the financial performance of the Company and the prices and trading activity of Company common stock with that of certain publicly-traded companies and their securities that it deemed relevant;

•	reviewed the financial terms of certain publicly available transactions that it deemed relevant;

•	reviewed with advisors to the Company and to the special committee the scope and results of the transaction process conducted on behalf of the Company as of May 17, 2007; and

•	performed such other analyses and examinations and considered such other factors that it deemed appropriate.

For purposes of its analysis and opinion, Evercore assumed and relied upon, without undertaking any responsibility for independent verification of, the accuracy and completeness of the information publicly available, and the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, including as to the completeness of the transaction process conducted on behalf of the Company by the advisors to the Company, and assumes no liability therefor. For purposes of rendering Evercore’s opinion, members of our management provided Evercore certain financial projections related to the Company. With respect to the financial projections, Evercore assumed that they had been reasonably prepared on bases reflecting the best available estimates and good faith judgments of the future competitive, operating and regulatory environments and related financial performance of the Company.

For purposes of rendering its opinion, Evercore assumed, with the Company’s consent, that the representations and warranties of each party contained in the Merger Agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger would be satisfied without waiver or modification thereof. Evercore further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger would be obtained without any delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Merger.

Evercore did not make, nor assume any responsibility for making, any independent valuation or appraisal of the assets or liabilities of the Company or any of its subsidiaries, nor was Evercore furnished with any such appraisals, nor did Evercore evaluate the solvency or fair value of the Company or any of its subsidiaries under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to Evercore as of, May 17, 2007. It was acknowledged that subsequent developments may affect Evercore’s opinion and agreed that Evercore has no obligation to update, revise or reaffirm its opinion. In connection with the Merger, Evercore was not authorized by the special committee to solicit, nor did Evercore solicit, third party indications of interest for the acquisition of all or part of the Company and did not otherwise participate in the transaction process.

Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness from a financial point of view, as of May 17, 2007, to the holders of our common stock (other than holders of “dissenting shares” and shares to be cancelled or otherwise converted into stock of the surviving corporation pursuant to the terms of the Merger Agreement) of the Merger Consideration. Evercore assumed that any modification to the structure of the transaction would not vary in any respect material to its analysis. Evercore’s opinion did not address the relative merits of the Merger as compared to other business or financial strategies that might have been available to the Company, nor did it address the underlying business decision of the Company to engage in the Merger. Evercore is not a legal, regulatory, accounting or tax expert and it assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

Pursuant to its engagement letter, a fee of $100,000 became payable to Evercore upon the execution of the letter and a fee of $2.2 million became payable upon the special committee’s request that Evercore provide it with a written fairness opinion. In addition, the Company agreed to reimburse certain of Evercore’s expenses and to indemnify Evercore for certain liabilities arising out of its engagement.

Set forth below is a summary of the material financial analyses presented by Evercore to the special committee and the Company’s board of directors in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 16, 2007, and is not necessarily indicative of current market conditions.

The following summary of financial analyses includes information presented in tabular format. You should read these tables together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Analysis of Historical Trading Prices and Implied Transaction Premiums.  Evercore reviewed the historical closing and intra-day prices of our common stock since June 8, 2001, the first day of regular way trading of our common stock after the Company’s initial public offering, calculated the average daily closing prices of our common stock over various time periods, and noted the closing and intra-day stock price on selected dates including and prior to May 16, 2007. Evercore then calculated and compared the premium that the Merger Consideration represented relative to the average daily closing prices of our common stock for the selected periods and dates. The results of these calculations are summarized below:

		Premium of Merger
	Historical	Consideration of $81.75
	Share	per Share to Historical
	Price	Share Price

May 16, 2007 (Date of Evercore’s Analysis)	$62.96	29.8%
May 9, 2007 (1 Week Prior to Evercore’s Analysis)	$63.38	29.0%
April 18, 2007 (4 Weeks Prior to Evercore’s Analysis)	$66.29	23.3%
1 Month Average(1)	$63.90	27.9%
3 Month Average(2)	$62.61	30.6%
6 Month Average(3)	$63.48	28.8%
1 Year Average(4)	$59.08	38.4%
Average since June 8, 2001(5)	$34.68	135.7%
Maximum since June 8, 2001(6)	$68.10	20.0%
Minimum since June 8, 2001(7)	$11.05	639.8%

(1)	One Month Average includes trading days from April 17, 2007 through May 16, 2007.

(2)	Three Month Average includes trading days from February 15, 2007 through May 16, 2007.

(3)	Six Month Average includes trading days from November 15, 2006 through May 16, 2007.

(4)	One Year Average includes trading days from May 17, 2006 through May 16, 2007

(5)	Includes trading days from June 8, 2001 through May 16, 2007.

(6)	Intra-day maximum on January 31, 2007.

(7)	Intra-day minimum on September 21, 2001.

Leveraged Buyout Analysis.  Evercore performed a leveraged buyout analysis of the Company in order to ascertain the price of our common stock which might be attractive to a potential financial buyer based upon the financial projections set forth the Organic Scenario and the Acquisition Scenario of the financial projections (also referred to as Scenario A and Scenario B, respectively, under the heading “— Financial Projections” beginning on page 55) prepared by and furnished by our management to Evercore. For the purposes of this analysis, earnings before interest, taxes, depreciation and amortization adjusted to exclude stock based compensation and impact of one-time items as per the Company’s management is defined as “Adjusted EBITDA”. In addition, for the purposes of this analysis, earnings before interest, taxes, depreciation and amortization adjusted to exclude stock based compensation and impact of one-time items as well as include the increase in deferred revenue liability less increase in redemption settlement assets adjusted for the foreign currency impact as per the Company’s management is defined as “Operating EBITDA”.

Evercore assumed the following in its analysis: (a) a capital structure for the Company consistent with the terms offered to Parent by its financing sources under the debt and financing commitment letters; (b) $180 million of transaction expenses for Parent; (c) a range of projected 2011 Adjusted EBITDA exit multiples of 9.0x to 10.0x; (d) an equity investment that would achieve an annual rate of return over the period between 2007 and 2011, which we refer to as the Projection Period, of between 20.0% and 25.0%. This analysis yielded implied per share present values of our common stock as shown below:

	Management Case	Management Case
	Organic Scenario	Acquisition Scenario

Low	$80.24	$80.63
High	$89.04	$90.57

Discounted Cash Flow Analysis.  Evercore performed a discounted cash flow (“DCF”) analysis, which calculates the present value of a company’s future cash flow based upon assumptions with respect to such cash flow and assumed discount rates. Evercore’s DCF analysis of the Company was based upon the Organic Scenario and the Acquisition Scenario covering the Projection Period.

Evercore calculated a range of implied per share values for our common stock determined by:

(a) adding (1) the implied present value of our forecasted unlevered free cash flows (operating income less income taxes, plus depreciation and amortization, adjusted to reflect changes in working capital, acquisitions, capital expenditures, and the increase in deferred revenue liability less increase in redemption settlement asset) during the Projection Period, determined using a weighted average cost of capital range of between 11.5% and 12.5% (weighted average cost of capital is a measure of the average expected return on all of a company’s securities or loans based on the proportions of those securities or loans in such company’s capital structure), (2) the implied present value of the terminal value of our future cash flows (the value of future cash flows at a particular point in time), calculated by multiplying the estimated Adjusted EBITDA for fiscal year 2011 by a range of multiples of 9.0x to 10.0x and discounting the result using a weighted average cost of capital range of between 11.5% and 12.5%, and (3) deducting our projected debt, net of estimated cash, as of June 30, 2007; and

(b) dividing the amount resulting from the calculation described in clause (1) by the number of shares of our common stock outstanding, adjusted for certain restricted stock and stock options outstanding using the treasury stock method, as of the date of the Merger Agreement.

This analysis yielded implied per share present values of our common stock as shown below:

	Management Case	Management Case
	Organic Scenario	Acquisition Scenario

Low	$78.11	$75.24
High	$89.01	$87.87

Precedent Transactions Analysis.  Evercore performed an analysis of selected transactions to compare multiples paid in other transactions to the multiples implied in this transaction. Evercore identified and analyzed a group of sixteen acquisition transactions classified under “Transaction Processors” and seven acquisition transactions classified under “Marketing Services” that were announced between 1995 and 2007. Evercore calculated enterprise value as a multiple of EBITDA during the last twelve months implied by these transactions. Although none of the transactions are, in Evercore’s opinion, directly comparable to the Merger, the transactions included were chosen because, in Evercore’s opinion, they may be considered similar to the Merger in certain respects for purposes of this analysis.

Transaction Processors

Target	Acquiror

Bisys	Citigroup
First Data	KKR
Affiliated Computer Services Inc.	Cerberus Capital Management, LP
John H. Harland Co.	M&F Worldwide Corp.
Open Solutions, Inc.	Investor Group
Fidelity National Information Services, Inc.	Certegy Inc.
SunGard Data Systems Inc.	Investor Group
National Processing Inc.	Bank of America Corp.
Systems & Computer Technology Corp.	SunGard Data Systems Inc.
Concord EFS, Inc.	First Data Corp.
ProBusiness Services, Inc.	Automatic Data Processing, Inc.
NOVA Corp.	U.S. Bancorp
Star Systems, Inc.	Concord EFS, Inc.
Paymentech, Inc.	First Data Corp.
Electronic Payment Services, Inc.	Concord EFS, Inc.
First Financial Management Corp.	First Data Corp.

The range of implied multiples that Evercore calculated is summarized below:

	Precedent Transaction Multiples
	Mean		Median

Total Enterprise Value/Last Twelve Months EBITDA	11.7	x	11.0	x

Marketing Services

Target	Acquiror

Catalina Marketing Corp.	Hellman & Friedman
Trader Media East Ltd.	Hurriyet Invest BV
Hanover Direct Inc.	Chelsey Direct LLC
Cendant Corp — Mktg Svcs Div	Affinity Acquisition Holdings
ADVO Inc.	Valassis Communications Inc.
Epsilon Data Management Inc.	Alliance Data Systems Corp.
Grey Global Group Inc.	WPP Group PLC

The range of implied multiples that Evercore calculated is summarized below:

	Precedent Transaction Multiples
	Mean		Median

Total Enterprise Value/Last Twelve Months EBITDA	11.0	x	11.0	x

Evercore then applied multiples ranging from 10.5x to 12.5x to the Company’s March 31, 2007 Latest Twelve Months Operating EBITDA and Adjusted EBITDA. The range of per share equity values for our common stock implied by this analysis is summarized below:

	3/31/07 LTM	3/31/07 LTM
	Operating EBITDA	Adjusted EBITDA

Low	$64.27	$60.50
High	$78.87	$74.37

Premiums Paid Analysis.  Evercore identified and analyzed two hundred eighteen all cash acquisition transactions across all industries with transaction values greater than $1.0 billion that were announced in the period from January 1, 2002 to May 16, 2007, of which seventy-six were acquisitions by financial sponsors. Using information from Securities Data Corp, a data source that monitors and publishes information on merger and acquisition transactions, Evercore calculated the premiums paid in those transactions based on the value of the per share consideration received in the transaction relative to the closing stock price of the target company one day, one week and four weeks prior to the respective dates of announcement of the transactions. Evercore then compared the results of the analysis to the premiums implied by the Merger Consideration relative to our common stock trading levels at and prior to May 16, 2007. The results of this analysis are summarized below:

	Premium	Premium	Premium
	Paid, 1	Paid, 1	Paid, 4
	Day	Week	Weeks
	Prior	Prior	Prior

Premium of Merger Consideration of $81.75 per Share to Historical Share Price(1)	29.8%	29.0%	23.3%
Premiums in All Cash Acquisitions greater than $1.0 billion
Mean	25.0%	26.9%	30.9%
Median	21.2%	23.6%	26.3%
Premiums in All Cash Acquisitions by Financial Sponsors greater than $1.0 billion
Mean	20.6%	22.2%	24.2%
Median	18.5%	20.2%	22.2%

(1)	Relative to the Company’s closing share prices on May 16, 2007, May 9, 2007 and April 18, 2007, for 1 day prior, 1 week prior and 4 weeks prior, respectively.

Evercore then applied premiums ranging from 20% to 30% to the closing price of our common stock one day, one week and four weeks prior to the date of announcement. The range of per share equity values for our common stock implied by this analysis is summarized below:

	Premium	Premium	Premium
	Paid, 1	Paid, 1	Paid, 4
	Day	Week	Weeks
	Prior(1)	Prior(2)	Prior(3)

Low	$75.55	$76.06	$79.55
High	$81.85	$82.39	$86.18

(1)	Relative to the Company’s share price on May 16, 2007.

(2)	Relative to the Company’s share price on May 9, 2007.

(3)	Relative to the Company’s share price on April 18, 2007.

Public Market Trading Analysis.  Evercore calculated and compared enterprise value as a multiple of EBITDA for the Company and for selected publicly-traded companies. Evercore calculated multiples for the selected companies by dividing closing share prices as of May 16, 2007 by calendarized estimates for 2007 EBITDA for each respective company. All of these calculations were based on publicly available filings and financial data provided by Wall Street Research. The range of implied multiples that Evercore calculated is summarized below:

Transaction Processors

	Public Market
	Trading Multiples(1)
	Mean		Median

Total Enterprise Value/2007E EBITDA	10.9	x	10.3x

(1)	Companies included were Automatic Data Processing, Inc., Ceridian Corp., CheckFree Corp., DST Systems Inc., eFunds Corp., Euronet Worldwide, Inc., Fidelity National Information Services Inc., Fiserv, Inc., Global Payments Inc., Heartland Payment Systems, Inc., MoneyGram International, Inc., Net1 UEPS Technologies, Inc., Paychex, Inc., Total System Services, Inc., The Western Union Company, and Wright Express Corp.

Marketing Services

	Public Market
	Trading Multiples (1)
	Mean		Median

Total Enterprise Value/2007E EBITDA	12.5	x	10.1x

(1)	Companies included were Acxiom Corp., ChoicePoint Inc., CoStar Group Inc., Dun & Bradstreet Corp., Equifax Inc., Experian Group Ltd., Factset Research Systems Inc., Fair Isaac Inc., First Advantage Corp., Harte-Hanks Inc., Interactive Data Corp., Moody’s Corp., and Valassis Inc.

Evercore then applied multiples ranging from 9.5x to 11.5x to the Company’s 2007 estimated Adjusted EBITDA and Operating EBITDA per Management as well as an average of Wall Street analyst projections. The range of per share equity values for our common stock implied by this analysis is summarized below:

		Management	Management
		Case Organic	Case Acquisition
Adjusted EBITDA	Wall Street Case	Scenario	Scenario

Low	$59.29	$62.41	$63.62
High	$74.37	$78.14	$79.60

		Management	Management
		Case Organic	Case Acquisition
Operating EBITDA	Wall Street Case	Scenario	Scenario

Low	$62.80	$65.86	$67.06
High	$78.62	$82.32	$83.78

Research Analyst Stock Price Targets.  Evercore analyzed Bloomberg and Wall Street Research analyst estimates of potential future value for our common stock (commonly referred to as price targets) based on publicly available equity research published on the Company. As of May 16, 2007, analyst price targets for our common stock ranged from $55.00 to $80.00 and produced an average price target of $75.17.

General.  In connection with the review of the Merger by the special committee and the Company’s board of directors, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, Evercore may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should therefore not be taken to be Evercore’s view of the value of the Company. No company used in the above analyses as a comparison is directly comparable to the Company, and no transaction used is directly comparable to the transactions contemplated by the Merger Agreement. Further, in evaluating comparable transactions, Evercore made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company and Evercore, such as the impact of competition on the Company and the industry generally, industry growth and the absence of any adverse material change in the financial condition of the Company or in the markets generally.

Evercore prepared these analyses for the purpose of providing an opinion to the special committee and the Company’s board of directors as to the fairness from a financial point of view of the Merger Consideration to be received by the holders of our common stock (other than holders of “dissenting shares” and shares to be cancelled or otherwise converted into stock of the surviving corporation pursuant to the terms of the Merger Agreement). These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty and are based upon numerous factors, assumptions with respect to industry performance, general business and economic conditions and other matters or events beyond the control of the Company and Evercore, neither the Company nor Evercore assumes responsibility if future results are materially different from those forecast. The Merger Consideration to be received by the holders of our common stock pursuant to the Merger Agreement was determined through arm’s length negotiations between the special committee and Blackstone and was approved by the Company’s board of directors. Evercore did not recommend any specific Merger Consideration to the Company or that any given Merger Consideration constituted the only appropriate Merger Consideration for the Merger.

Financial Projections

The Company’s management does not as a matter of course make public projections as to future performance or earnings beyond the current fiscal year and is particularly wary of making projections for extended earnings periods due to the unpredictability of the assumptions and estimates underlying such projections. However, financial projections prepared by senior management were made available to our board of directors, the special committee and its financial advisors and to the strategic and financial parties that entered into confidentiality agreements with the Company in connection with their respective consideration of a possible transaction with the Company. These financial projections are included in this proxy statement to give our stockholders access to certain non-public information reviewed by our board of directors and the special committee in connection with their consideration and evaluation of the Merger.

The inclusion of the financial projections in this proxy statement should not be regarded as an indication that our board of directors, the special committee, its financial advisors, Blackstone or any other recipient of the information considered, or now considers, them to be a reliable prediction of future results. The financial projections were not prepared with a view toward public disclosure or with a view toward complying with the published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information or with generally accepted accounting principles (“GAAP”). Neither the Company’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the financial projections. Except as required by applicable securities laws, the Company does not intend to update or otherwise revise the financial projections presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.

The financial projections were prepared based on assumptions and estimates that management believed were reasonable at the time; however, projections of this type are based on estimates and assumptions that are subjective in nature and are inherently subject to factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operations of the Company, including the factors described under “Cautionary Statement Concerning Forward-Looking Information” beginning on page 21, which factors may cause the financial projections or the related underlying assumptions to be inaccurate. Accordingly, readers of this proxy statement are cautioned not to place undue reliance on the financial projections.

The Company prepared two scenarios of projected financial information. Management indicated that Scenario A represents projections for the existing business on an organic basis excluding future acquisitions, while Scenario B is identical to Scenario A except in that it assumes that the Company invests $420 million annually in acquiring additional businesses that yield assumed levels of returns.

Scenario A: Management Projections for Existing Base Business

The financial projections described as Scenario A are based upon certain assumptions, including but not limited to:

•	revenue growing over the projection period at a growth rate of 10%;

•	adjusted EBITDA growing over the projection period at a growth rate of 13%;

•	adjusted EBITDA margin increasing over the projection period by approximately 200 basis points; and

•	no material change to the Company’s current capital structure.

	2007	2008	2009	2010	2011
	(in millions, except per share numbers)

Revenue	$2,291	$2,528	$2,790	$3,069	$3,390
Adjusted EBITDA(1)	$650	$727	$816	$920	$1,044
Operating EBITDA(2)	$680	$762	$854	$960	$1,089
Cash earnings per share	$3.73	$4.27	$5.02	$5.82	$6.80
Capex	$110	$121	$134	$147	$163
Acquisition Capital	$—	$—	$—	$—	$—

(1)	For the purpose of these financial projections, Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization adjusted to exclude stock based compensation and impact of one-time items.

(2)	For the purpose of these financial projections, Operating EBITDA is defined as earnings before interest, taxes, depreciation and amortization adjusted to exclude stock based compensation and impact of one-time items as well as include the increase in deferred revenue liability less the increase in redemption settlement assets adjusted for the foreign currency impact.

Scenario B: Management Projections for Existing Base Business with Annual Acquisitions

The financial projections described as Scenario B are based upon the same assumptions that were presented in Scenario A with the additional assumption of one acquisition being consummated as of October 1 of each year that would add approximately $150 million in revenue and $42 million in adjusted EBITDA. It was further assumed that the incremental revenues and EBITDA associated with such acquired businesses would in subsequent years grow at the same rate as the Company’s assumed organic growth rate. The projections also assume that each such acquisition would require $420 million in incremental capital, implying an acquisition purchase multiple of 10.0x EBITDA, and that the Company would utilize approximately $2.1 billion in capital on these acquisitions in aggregate over the projection period. The Company assumed that the acquisitions would be funded entirely by debt at an assumed interest rate of 6%. In preparing

Scenario B, the Company necessarily made a number of assumptions, including regarding the Company’s ability to:

•	find suitable targets;

•	negotiate the acquisitions on terms acceptable to the Company, including but not limited to the purchase price multiple assumption;

•	obtain acquisition financing on terms acceptable to the Company; and

•	effectuate each such acquisition as of October 1 and integrate the acquired business into the Company in a way that, over the ensuing years, yielded the assumed levels of compounded continuing growth attributable to such acquired businesses.

The Company currently has no identified acquisition targets. Scenario B would also require the acceptance of greater levels of market risk, execution risk, financial risk and risk to the base business from management’s focus on integrating the acquired businesses successfully, as compared to Scenario A.

	2007	2008	2009	2010	2011
	(in millions, except per share numbers)

Revenue from base business	$2,291	$2,528	$2,790	$3,069	$3,390
Revenue from acquired business	38	187	352	534	696

Revenue	$2,329	$2,715	$3,142	$3,603	$4,086

Adjusted EBITDA from base business	$650	$727	$816	$920	$1,044
Adjusted EBITDA from acquired business	11	53	100	153	200

Adjusted EBITDA(1)	$661	$780	$916	$1,073	$1,244

Operating EBITDA(2)	$691	$815	$954	$1,113	$1,289
Cash earnings per share	$3.75	$4.48	$5.46	$6.46	$7.60
Capex	$112	$130	$151	$173	$196
Acquisition Capital	$420	$420	$420	$420	$420

(1)	For the purpose of these financial projections, Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization adjusted to exclude stock based compensation and impact of one-time items.

(2)	For the purpose of these financial projections, Operating EBITDA is defined as earnings before interest, taxes, depreciation and amortization adjusted to exclude stock based compensation and impact of one-time items as well as include the increase in deferred revenue liability less the increase in redemption settlement assets adjusted for the foreign currency impact.

Effects of the Merger

Effect on the Company’s Operations

It is expected that, upon consummation of the Merger (and excluding the transactions contemplated in connection with the Merger as described in this proxy statement), the operations of the Company will be conducted substantially as they currently are being conducted.

Nevertheless, following consummation of the Merger, the management and/or board of directors of the surviving corporation may initiate a review of the surviving corporation and its assets, corporate and capital structure, capitalization, operations, business, properties and personnel to determine what changes, if any, would be desirable following the Merger to enhance the business and operations of the surviving corporation and may cause the surviving corporation to make changes in the Company’s operations if the management and/or board of directors of the surviving corporation decides that such changes are in the best interests of the surviving corporation upon review. The surviving corporation expressly reserves the right to make any changes it deems appropriate in light of such evaluation and review or in light of future developments.

If the Merger is approved by the Company’s stockholders and the other conditions to the closing of the Merger are either satisfied or waived (as permitted by law), Merger Sub will be merged with and into the Company, with the Company being the surviving corporation. After the Merger, Parent will own all of the capital stock of the Company, Parent will be owned by a group of investors led by affiliates of the Blackstone Group, and the Company will no longer be a publicly-traded company.

Effect on Common Stock and Other Equity-Based Awards

Common Stock.  When the Merger is completed, each share of Company common stock issued and outstanding immediately prior to the Effective Time (other than treasury shares, shares held by Parent or Merger Sub or any subsidiary of the Company or Parent, or by the Company’s stockholders who choose to be dissenting stockholders by exercising and perfecting their appraisal rights under Delaware law with respect to the Merger) will be converted into the right to receive $81.75 in cash, without interest and less any applicable withholding taxes.

At the Effective Time, current stockholders of the Company will cease to have ownership interests in the Company or rights as stockholders of the Company. Therefore, current stockholders of the Company will not participate in any future earnings or growth of the Company and will not benefit from any appreciation in value of the Company.

The Company’s common stock is currently registered under the Exchange Act and is quoted on the NYSE under the symbol “ADS.” As a result of the Merger, the Company will be a privately held corporation, and there will be no public market for our common stock. After the Merger, the common stock will cease to be quoted on the NYSE, and price quotations with respect to sales of shares of common stock in the public market will no longer be available. In addition, registration of Company common stock under the Exchange Act will be terminated. This termination will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with stockholders’ meetings, no longer applicable to the Company. After the Effective Time, the Company will also no longer be required to file periodic reports with the SEC.

Options.  At the Effective Time, unless otherwise agreed between Parent and the holder thereof, each Company Option will become fully vested (to the extent not already vested) and will be converted into the right to receive an amount in cash, without interest and less any applicable withholding taxes, equal to the product of (a) the total number of shares of Company common stock subject to such Company Option and (b) the excess, if any, of the amount of $81.75 over the exercise price per share of Company common stock subject to such Company Option, rounded down to the nearest cent.

Restricted Stock and Restricted Stock Units.  At the Effective Time, unless otherwise agreed between Parent and the holder thereof:

•	each share of Company Restricted Stock outstanding immediately prior to the Effective Time will become fully vested without restrictions thereon and will be converted into the right to receive an amount in cash equal to the product of (a) the number of shares of Company Restricted Stock and (b) $81.75;

•	each award of annual performance based restricted stock units outstanding immediately prior to the Effective Time will become contingently vested with respect to the number of restricted stock units that would have vested in the ordinary course (without regard to time-based vesting) based upon the Company’s performance for the applicable performance period through the Effective Time. If the holder of such contingently vested restricted stock units is employed by the Company or any Company subsidiary on February 1, 2008, then such holder will receive a lump sum cash payment equal to the product of (a) the total number of restricted stock units subject to such award and (b) $81.75;

•	the performance criteria applicable to each award of retention restricted stock units will be deemed to have been satisfied in full, and the restricted stock units subject to the award for retention restricted stock units will become fully vested, if the holder satisfies the time-based vesting criteria thereof (with the applicable vesting dates being deemed to be February 21 of each of 2008, 2009 and 2010), and upon vesting of such restricted stock units the Company will distribute to each holder a lump sum cash payment, together with 8% interest thereon from the Effective Time, equal to the product of (a) the total number of retention restricted stock units subject to such award and (b) $81.75; and

•	all restricted stock units other than retention restricted stock units and annual performance based restricted stock units will fully vest (to the extent not already vested) and will be automatically converted into the right to receive promptly following the Effective Time an amount in cash equal to the product of (a) the total number of such restricted stock units and (b) $81.75;

in each case (other than as noted with respect to retention restricted stock units) without interest and less any applicable withholding taxes. See “The Merger Agreement — Company Options and Stock-Based Awards” beginning on page 73.

Other Company Common Stock-Based Awards.  At the Effective Time, unless otherwise agreed between Parent and the holder thereof, any other Company common stock-based awards will become fully vested and will automatically be converted into the right to receive a cash payment equal to the product of (a) the total number of shares of Company common stock subject to such award and (b) $81.75; without interest and less any applicable withholding taxes. See “The Merger Agreement — Company Options and Stock-Based Awards” beginning on page 73.

Effect on the Company’s Officers and Directors

At the Effective Time, the directors of Merger Sub and the officers of the Company immediately prior to the Effective Time will become the initial directors and officers, respectively, of the surviving corporation. In addition, at the Effective Time the certificate of incorporation and bylaws of the Company will be amended to be the same as the certificate of incorporation and bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the surviving corporation shall be the name of the Company.

Effect on the Company if the Merger is Not Completed

In the event that the proposal to adopt the Merger Agreement is not approved by the Company’s stockholders, or if the Merger is not completed for any other reason, our stockholders will not receive any payment for their shares in connection with the Merger. Instead, the Company will remain an independent public company and its common stock will continue to be listed and traded on the NYSE. In addition, if the Merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that Company stockholders will continue to be subject to the same risks and opportunities as they currently are, including, among other things, the nature of the industries in which the Company operates and general industry, economic and market conditions. Accordingly, if the Merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of Company common stock. From time to time, the board of directors will evaluate and review the business operations, properties and capitalization of the Company, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to maximize stockholder value. If the proposal to adopt the Merger Agreement is not approved by the Company’s stockholders, or if the Merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to the Company will be offered, or that the business, prospects or results of operations of the Company will not be adversely impacted.

In addition, if the Merger Agreement is terminated under certain circumstances, the Company will be obligated to pay a termination fee of $170 million to Parent or its designee. The Company may also be required to pay up to $20 million of Parent’s expenses in the event that the Merger Agreement is terminated. See “The Merger Agreement — Termination Fees and Expenses; Business Interruption Fee” beginning on page 85.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendation of the board of directors with respect to the Merger Agreement, you should be aware that some of the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally. These interests, to the extent material, are described below. The board of directors and the special committee were aware of these interests and considered them, among other matters, in approving the Merger Agreement and the Merger.

Treatment of Options, Restricted Stock, Restricted Stock Units and Other Equity Based Awards

Options.  As of the record date, there were 2,181,925 outstanding Company Options held by our directors and executive officers as a group under the Company’s incentive plans. All Company Options, have an exercise price below $81.75, and are considered “in the money.” Each outstanding Company Option that remains outstanding and unexercised as of the Effective Time, whether vested or unvested, will be converted into the right to receive an amount in cash equal to the product of (a) the total number of shares of Company common stock subject to such Company Option and (b) the excess of the amount of $81.75 over the exercise price per share of Company common stock subject to such Company Option, rounded down to the nearest cent. As of the Effective Time, the Company Options will no longer be outstanding and will automatically cease to exist, and the holders thereof will no longer have any rights with respect to the Company Options, except the right to receive the cash payment, if any, described in the preceding sentence.

Restricted Stock.  As of the record date, our directors and executive officers as a group held 74,607 shares of Company Restricted Stock. Each share of Company Restricted Stock that remains outstanding as of the Effective Time, including Company Restricted Stock held by our executive officers and directors, whether vested or unvested, will become fully vested without restrictions thereon and will be converted into the right to receive an amount in cash equal to the product of (a) the number of shares of Company Restricted Stock and (b) $81.75. As of the Effective Time, all shares of Company Restricted Stock will cease to be outstanding and cease to exist, and our directors and executive officers holding such shares of Company Restricted Stock will no longer have any rights with respect to those shares of Company Restricted Stock, except the right to receive the cash payment described in the preceding sentence.

Annual Performance Based Restricted Stock Units.  As of the record date, our executive officers as a group held 61,757 awards of annual performance based restricted stock units. Each award of annual performance based restricted stock units immediately prior to the Effective Time, including awards held by our executive officers, will automatically become contingently vested with respect to the number of restricted stock units that would have vested in the ordinary course (without regard to time-based vesting) based upon the Company’s performance for the applicable performance period through the Effective Time. Subject to accelerated vesting upon termination without cause after the Merger is completed and prior to February 1, 2008, if the holder of such contingently vested restricted stock unit is employed by the Company or any Company subsidiary on February 1, 2008, then such holder will receive a lump sum cash payment equal to the product of (a) the total number of restricted stock units subject to such award and (b) $81.75.

Retention Based Restricted Stock Units.  As of the record date, our executive officers as a group held 80,563 awards of retention based restricted stock units. As of the Effective Time, the performance criteria applicable to each award of retention restricted stock units, including awards held by certain of our executive officers, will be deemed to have been satisfied in full, and the restricted stock units subject to the award for retention restricted stock units will become fully vested if the holder satisfies the time-based vesting criteria thereof (with the applicable vesting dates deemed to be February 21 of each of 2008, 2009 and 2010), subject to accelerated vesting upon termination without cause within 12 months following the closing of the Merger, and upon vesting of such restricted stock units the Company will distribute to each holder a lump sum cash payment, together with 8% interest thereon from the Effective Time, equal to the product of (a) the total number of retention restricted stock units subject to such award and (b) $81.75.

Other Restricted Stock Units.  As of the record date, our executive officers as a group held 127,349 awards of restricted stock units other than retention based restricted stock units and annual performance based restricted stock units. At the Effective Time, all such other restricted stock units, including awards held by our executive officers, will fully vest (to the extent not already vested) and will be automatically converted into the right to receive promptly following the Effective Time an amount in cash equal to the product of (a) the total number of such restricted stock units and (b) $81.75.

Other Equity Based Awards.  At the Effective Time, any other Company common stock-based awards, including awards held by our executive officers and directors, will become fully vested and will automatically be converted into the right to receive a cash payment equal to the product of (a) the total number of shares of Company common stock subject to such award and (b) $81.75.

Summary Information.  The table below sets forth, as of July 2, 2007, for each of our directors and executive officers:

•	the number of Company Options (both vested and unvested) held by such persons;

•	the aggregate cash payment that will be made in respect of such Company Options upon consummation of the Merger;

•	the number of shares of Company Restricted Stock underlying restricted stock units and other equity based awards held by such person;

•	the aggregate cash payment that will be made in respect of shares of Company Restricted Stock awards and shares underlying restricted stock units and other equity based awards upon consummation of the Merger (which payments are in part subject to vesting based on continued employment and not paid until a future date as described above);

•	the number of shares of Company common stock held by such person; and

•	the aggregate cash payment that will be made in respect of such shares of Company common stock upon consummation of the Merger.

The table assumes that each outstanding award is settled in cash upon consummation of the Merger (subject to any required vesting or service condition).

						Restricted Stock
						Restricted Stock Units
						and Other Equity
	Options					Based Awards			Common Stock
		Weighted		Weighted
		Average		Average
		Exercise		Exercise
		Price of		Price of		Unvested
	Vested	Vested	Unvested	Unvested	Resulting	Shares or		Resulting	Shares	Resulting	Total
	Options	Options	Options	Options	Consideration	Units		Consideration	Owned	Consideration	Consideration

Directors
J. Michael Parks(1)	698,013	$20.79	104,606	$50.74	$45,794,376	60,506	(2)(3)	$4,946,366	70,371	$5,752,829	$56,493,571
Lawrence M. Benveniste	9,783	$43.02	—	$—	378,903	—		—	1,695	138,566	517,469	(4)
Bruce K. Anderson	55,529	$17.33	2,462	$45.38	3,666,729	—		—	844,791	69,061,664	72,728,393	(4)
Roger H. Ballou	13,529	$33.88	2,462	$45.38	737,229	—		—	4,286	350,381	1,087,609	(4)
D. Keith Cobb	9,783	$43.02	—	$—	378,903	—		—	2,495	203,966	582,869	(4)
E. Linn Draper	4,743	$42.36	2,462	$45.38	276,350	—		—	1,251	102,269	378,619	(4)
Kenneth R. Jensen	57,991	$18.52	—	$—	3,666,729	—		—	12,786	1,045,256	4,711,984	(4)
Robert A. Minicucci	56,307	$17.47	1,684	$53.54	3,666,729	—		—	144,104	11,780,502	15,447,231	(4)
Executive Officers
John W. Scullion	164,018	$26.99	53,886	$49.42	10,722,907	42,944	(2)(3)	3,510,672	32,043	2,619,515	16,853,094
Daniel P. Finkelman(5)	22,351	$36.92	96,163	$41.56	4,867,213	24,323	(2)(3)	1,988,405	18,256	1,492,428	8,348,046
Edward J. Heffernan	83,285	$31.36	36,191	$51.26	5,300,219	48,232	(2)(3)	3,942,966	32,773	2,679,193	11,922,378
Ivan M. Szeftel	164,379	$26.08	46,580	$50.25	10,618,759	53,736	(2)(3)	4,392,918	38,605	3,155,959	18,167,636
Transient C. Taylor(6)	1,811	$43.01	21,328	$46.77	816,316	24,405	(2)(3)	1,995,109	2,090	170,858	2,982,283
Dwayne H. Tucker	109,700	$27.90	34,164	$50.07	6,990,184	34,911	(2)(3)	2,853,974	6,736	550,668	10,394,826
Alan M. Utay	116,053	$24.74	25,540	$50.46	7,415,360	26,374	(2)(3)	2,156,075	19,166	1,566,821	11,138,255
Barry R. Carter	28,948	$40.24	22,734	$44.73	2,043,255	5,532		452,241	2,676	218,763	2,714,259
Michael L. Iaccarino	2,548	$43.01	18,065	$49.94	673,405	10,404		850,527	5,251	429,269	1,953,202
Michael D. Kubic	26,347	$29.72	9,782	$48.70	1,694,219	5,325		435,319	6,556	535,953	2,665,490
Bryan A. Pearson	57,978	$30.85	20,720	$46.66	3,678,312	7,584		619,992	11,314	924,920	5,223,223

(1)	Mr. Parks also serves as our chief executive officer.

(2)	Includes a target award of 17,601 shares of common stock for Mr. Parks, 7,765 shares of common stock for Mr. Scullion, 3,494 shares of common stock for Mr. Finkelman, 6,471 shares of common stock for Mr. Heffernan, 7,377 shares of common stock for Mr. Szeftel, 2,071 shares of common stock for Mr. Taylor, 5,306 shares of common stock for Mr. Tucker and 4,141 shares of common stock for Mr. Utay, each of whom serve on the executive committee of the Company. Each target award referenced above is represented by annual performance based restricted stock units, which could be adjusted up to 200% of the target or down to zero at the time of vesting, in each case based on the Company’s 2007 performance through the Effective Time. As a result, each member of the executive committee could receive up to an additional 100% of the target award in vested shares of common stock, depending on the Company’s 2007 performance through the Effective Time, which additional shares are not reflected in the table above. The right to receive the Merger Consideration for each such share of common stock represented by annual performance based restricted stock units is subject to the executive committee member being employed by the Company on February 1, 2008 (except if such member’s employment is terminated without cause after the Merger is completed and prior to February 1, 2008).

(3)	Each member of the Company’s executive committee identified in note 2 above holds a special award designed to retain and incentivize such committee member. The special award includes cash and retention based restricted stock units, split 50% cash and 50% retention based restricted stock units, with a three-year vesting schedule providing for 25% of the award vesting on February 21, 2008, 25% of the award vesting on February 21, 2009 and 50% of the award vesting on February 21, 2010. The restrictions on the retention based restricted stock units will lapse, the restricted stock units will be settled, together with 8% interest thereon, and the payment of the cash portion of the special award will occur, in accordance with the above-referenced vesting schedule subject to (i) the Company’s performance in 2007, which will be deemed to be satisfied at the Effective Time and (ii) the executive committee member remaining employed with the Company on each vesting date in February 2008, 2009 and 2010 (except if such member’s employment is terminated without cause within 12 months following the closing of the Merger). Included in the table above is the stock portion of the award, which is 13,395 shares of common stock for Mr. Scullion, 4,659 shares of common stock for Mr. Finkelman, 20,966 shares of common stock for Mr. Heffernan, 21,354 shares of common stock for Mr. Szeftel, 4,659 shares of common stock for Mr. Taylor, 9,706 shares of common stock for Mr. Tucker and 5,824 shares of common stock for Mr. Utay, in each case represented by the retention based restricted stock units. The cash portion of the special award, which is $862,500 for Mr. Scullion, $300,000 for Mr. Finkelman, $1,350,000 for Mr. Heffernan, $1,375,000 for Mr. Szeftel, $300,000 for Mr. Taylor, $625,000 for Mr. Tucker and $375,000 for Mr. Utay, is not reflected in the table above.

(4)	As part of the director compensation package, each of the Company’s non-employee directors was entitled to, among other things, an annual equity award for the 2007-2008 term valued at $80,000 that would have been delivered 70% in nonqualified stock options and 30% in restricted stock following the Company’s 2007 annual meeting of stockholders. In connection with the Company’s 2007 annual meeting of stockholders, each of Messrs. Anderson, Ballou, Benveniste, Cobb, Draper, Jensen and Minicucci will receive $60,000 in cash in lieu of this annual equity award, which amount is not reflected in the total consideration to be received in the Merger by each of these directors. The $60,000 cash award in lieu of the annual equity award to non-employee directors was recommended by the compensation committee and approved by the board of directors of the Company.

(5)	The Company and Mr. Finkelman are currently in discussions regarding the termination of Mr. Finkelman’s employment. Mr. Finkelman is not expected to be an executive officer of the Company at the time the Merger is completed and, depending upon the outcome of his discussions with the Company, may not be eligible to receive all or portions of some of the contingent awards described in the table and the accompanying footnotes.

(6)	The Company and Mr. Taylor are currently in discussions regarding the termination of Mr. Taylor’s employment. Mr. Taylor is not expected to be an executive officer of the Company at the time the Merger is completed and, depending upon the outcome of his discussions with the Company, may not be eligible to receive all or portions of some of the contingent awards described in the table and the accompanying footnotes.

Change in Control Agreements

We have entered into a change in control agreement with each of the following executive officers of the Company: J. Michael Parks, John W. Scullion, Daniel P. Finkelman, Edward J. Heffernan, Ivan M. Szeftel, Transient C. Taylor, Dwayne H. Tucker and Alan M. Utay. Payouts under the change in control agreements are triggered upon a qualifying termination, defined in the change in control agreement as: (a) termination by the executive officer for good reason within two years of a change in control event, which includes the closing of the Merger; or (b) termination of the executive officer by the Company without cause within two years of a change in control event. With regard to our chief executive officer, termination for good reason or termination without cause must occur within three years of a change in control event. A termination of an executive officer’s employment due to disability, retirement or death will not constitute a qualifying termination.

Pursuant to the change in control agreement, “cause” for termination includes: (a) material breach of an executive officer’s covenants or obligations under any applicable employment agreement or offer letter or any other agreement for services or non-compete agreement; (b) continued failure after written notice from the company or any applicable affiliate to satisfactorily perform assigned job responsibilities or to follow the reasonable instructions of the executive officer’s superiors, including, without limitation, the board of directors; (c) commission of a crime constituting a felony (or its equivalent) under the laws of any jurisdiction in which we or any of our applicable affiliates conducts business or other crime involving moral turpitude; or (d) material violation of any material law or regulation or any policy or code of conduct adopted by the company or engaging in any other form of misconduct which, if it were made public, could reasonably be expected to adversely affect the business reputation or affairs of the company or of an affiliate. The board of directors, in good faith, shall determine all matters and questions relating to whether the executive officer has been discharged for cause. Pursuant to the change in control agreement, “good reason” for termination by the executive officer includes the occurrence of any of the following events, in each case without the executive officer’s consent: (a) lessening of the executive officer’s responsibilities; (b) a reduction of at least five percent in the executive officer’s annual salary and/or incentive compensation; or (c) the Company’s requiring the executive officer to be based anywhere other than within 50 miles of the executive officer’s place of employment at the time of the occurrence of the change in control, except for reasonably required travel to the extent substantially consistent with the executive officer’s business travel obligations as in existence at the time of the change in control.

Mr. Szeftel is a party to an employment agreement that contains definitions for the terms “termination without cause” and termination for “good reason” that are different from the comparable definitions in the change in control agreement described above. Pursuant to the terms of the change in control agreement, the definitions in Mr. Szeftel’s employment agreement apply in lieu of those set forth in the change in control agreement. Under Mr. Szeftel’s employment agreement, “termination without cause” includes termination for any reason other than the commission of a felony, dishonesty, fraud, material misrepresentation, willful misconduct and gross neglect of responsibilities. “Good reason” for termination by Mr. Szeftel includes the occurrence of any of the following events: (1) a material change in job title, position or responsibilities; (2) a change in required home base or work location; or (3) any material breach by the company of the terms of the employment agreement.

Upon a qualifying termination, an executive officer will be paid all earned and accrued salary due and owing to the executive officer, a pro-rata portion of the executive officer’s target bonus for the year of employment termination, continued medical, dental and hospitalization coverages for 24 months (or 36 months for our chief executive officer), equivalent to those benefits provided to the executive and his or her dependents immediately prior to the closing of the Merger or, if greater, at any time thereafter, other benefits due under benefit plans, all accrued and unpaid vacation and a severance amount. For our chief executive officer, the severance amount is equal to three times the sum of his current base salary (or, if greater, his base salary in effect at the Effective Time) and target cash incentive compensation, and for our chief financial officer and other executive officers, the severance amount is equal to two times the sum of the executive officer’s current base salary (or, if greater, the executive’s base salary in effect at the Effective Time) and target cash incentive compensation. “Target incentive compensation” for this purpose is the greater of the executive’s annual target bonus in effect immediately prior to employment termination or the annual target bonus for the year of the Merger. Any severance amounts to which the executive officer is entitled will be paid in a lump sum within thirty days of execution by the executive officer of a general release.

The change in control agreements further provide that if any payments or benefits that the executive officer receives are subject to the “golden parachute” excise tax imposed under Section 4999 of the Internal Revenue Code, the executive officer will be entitled to a “gross-up” payment so that the executive officer is placed in the same after-tax position as if no excise tax had been imposed.

The following table sets forth an estimate of the potential cash severance payment and the value of continued benefits and gross-up payments that could be received by each of our executive officers who is party to a change in control agreement or an employment agreement in the event of a qualifying termination. The table assumes that a qualifying termination occurs after the Effective Time on December 31, 2007. As such, no amounts have been included with respect to the executive’s annual bonus for the year of termination. The table is based on these executive officers’ 2007 base salary and target annual bonus. The actual severance amount will depend upon the actual date of employment termination and the executive’s actual compensation on that date. In addition, if the executive’s employment is terminated without cause within 12 months of the closing of the Merger, any unpaid restricted stock units as of such termination shall be paid to the executive.

Executive Officer	Severance Amount	Benefits	Gross-Up

J. Michael Parks	$6,300,000	$32,175	$—
John W. Scullion(1)	$3,209,133	$—	$—
Daniel P. Finkelman(2)	$1,300,000	$20,400	$991,214
Edward J. Heffernan	$1,800,000	$20,400	$—
Ivan M. Szeftel	$2,150,000	$21,000	$—
Transient C. Taylor(3)	$1,150,000	$20,400	$803,500
Dwayne H. Tucker	$1,650,000	$20,400	$—
Alan M. Utay	$1,500,000	$20,400	$—

(1)	Canadian dollars converted to US dollars using $0.93868 average conversion rate for June 1 through June 28, 2007.

(2)	The Company and Mr. Finkelman are currently in discussions regarding the termination of Mr. Finkelman’s employment, and Mr. Finkelman is not expected to be an executive officer of the Company at the time the Merger is completed. Accordingly, Mr. Finkelman may not receive all or portions of some of the payments contemplated under his change in control agreement.

(3)	The Company and Mr. Taylor are currently in discussions regarding the termination of Mr. Taylor’s employment, and Mr. Taylor is not expected to be an executive officer of the Company at the time the Merger is completed. Accordingly, Mr. Taylor may not receive all or portions of some of the payments contemplated under his change in control agreement.

Pursuant to the terms of our change in control agreements with these executive officers, if an executive officer becomes entitled to a severance amount under the change in control agreement, the executive officer will not be entitled to severance payments under any other agreement or arrangement, including any employment agreement.

  Indemnification and Insurance

We have entered into indemnification agreements with certain of our executive officers and key employees. Under these indemnification agreements, if a current or former executive officer or key employee is made a party or is threatened to be made a party, as a witness or otherwise, to any threatened, pending or completed action, suit, inquiry or other proceeding by reason of any action or inaction on his part while acting on behalf of the Company, the board of directors may approve payment or reimbursement of properly documented expenses, including judgments, fines, penalties, attorneys’ fees and other costs reasonably incurred by the executive officer or key employee in connection with such proceeding, to the extent not paid by applicable insurance policies. This indemnification only applies to the extent permitted by Delaware general corporation law, and the Company will not be liable for damages or judgments: (a) based upon or attributable to the executive officer or key employee gaining any personal profit or advantage to which the executive officer or key employee was not legally entitled; (b) with respect to an accounting of profits made from the purchase or sale by the executive officer or key employee of securities of the company within the meaning of Section 16(b) of the Securities Exchange Act of 1934, as amended; or (c) resulting from an adjudication that the executive officer or key employee committed an act of active and deliberate dishonesty with actual dishonest purpose and intent, which act was material to the cause of action adjudicated.

We have also entered into an indemnification agreement with each of our directors on substantially the same terms as described above with respect to our executive officers and key employees.

Our directors and executive officers are also entitled to indemnification by the Company pursuant to provisions of the Company’s certificate of incorporation and bylaws and are covered by directors’ and officers’ insurance coverage maintained by the Company. Pursuant to the terms of the Merger Agreement, Parent has agreed that:

•	subject to certain conditions, the surviving corporation will indemnify and hold harmless, and will advance expenses as incurred by, each present and former director and officer of the Company and its subsidiaries against any liabilities incurred in connection with claims arising out of or related to such person’s service as a director or officer of the Company or its subsidiaries or services performed by such person at the request of the Company or its subsidiaries at or prior to the Effective Time, to the fullest extent permitted under applicable laws;

•	for a period of six years after the Effective Time, the certificate of incorporation and bylaws of the surviving corporation will contain provisions with respect to indemnification and elimination of liability of present and former directors, officers, employees and agents of the Company and its subsidiaries that are no less favorable than as presently set forth in the Company’s certificate of incorporation and bylaws; and

•	subject to limitations regarding the cost of coverage, the Company, and, if the Company is unable to, the surviving corporation, will either (a) obtain and maintain “tail” insurance policies with a claims period of at least six years from the Effective Time of the Merger with respect to directors’ and officers’ liability insurance and fiduciary liability insurance for acts and omissions occurring at or prior to the Effective Time of the Merger and covering those persons who are currently covered by the Company’s existing directors’ and officers’ insurance policies or (b) maintain such directors’ and officers’ insurance for a period of six years after the Effective Time, in each case on terms and conditions no less advantageous to such covered parties than the Company’s existing insurance coverage.

These obligations will be binding upon any successor to or assignee of substantially all of the properties and assets of the surviving corporation. See “The Merger Agreement — Directors’ and Officers’ Indemnification and Insurance” beginning on page 87.

Financing of the Merger

The total amount of funds necessary to complete the Merger is anticipated to be approximately $7.9 billion, consisting of (a) approximately $6.74 billion to pay the Company’s stockholders, option holders and holders of restricted stock units the amounts due to them under the Merger Agreement, assuming that no Company stockholder validly exercises and perfects its appraisal rights, (b) approximately $303 million to pay related fees and expenses in connection with the Merger and (c) approximately $825 million to refinance certain existing indebtedness, including all of the Company’s existing bank indebtedness and certain issues of the Company’s outstanding notes. These payments are expected to be funded by Parent and Merger Sub through a combination of equity contributions by BCP V, debt financing obtained by Parent and/or Merger Sub and made available to the Company and to the extent available, cash of the Company. Parent and Merger Sub have obtained equity and debt financing commitments described below in connection with the transactions contemplated by the Merger Agreement.

Equity Financing

Parent has received an equity commitment letter from BCP V for a commitment of up to approximately $1.8 billion. BCP V, directly or indirectly through one or more affiliates or equity co-investors, has agreed to contribute or cause to be contributed up to approximately $1.8 billion of cash to Parent, which will constitute the equity portion of the Merger financing. The equity commitment of BCP V is subject to (a) the satisfaction or waiver of all of the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated by the Merger Agreement and (b) the concurrent consummation of the Merger in accordance with the terms of the Merger Agreement. The equity commitment letter will terminate upon the valid termination of the Merger Agreement or if the Company or any of its affiliates asserts a claim against BCP V or its affiliates under the Limited Guarantee (as described below under “— Limited Guarantee”) or otherwise with respect to the Merger Agreement, excluding claims regarding payment of certain fees and expenses.

Debt Financing

In connection with the execution and delivery of the Merger Agreement, Merger Sub has received a debt commitment letter, dated May 17, 2007 (the “Debt Commitment Letter”), from Credit Suisse and Credit Suisse Securities (USA) LLC to provide approximately $6.6 billion in aggregate debt financing, consisting of (a) senior secured credit facilities in an aggregate principal amount of $4.4 billion (of which at least $3.9 billion will be available at closing for purposes of financing the Merger and related transactions), (b) a senior unsecured bridge loan facility in an aggregate principal amount of up to $1.8 billion, and (c) a senior subordinated unsecured bridge loan facility in an aggregate principal amount of up to $410 million, to finance, in part, the payment of the Merger Consideration, the repayment or refinancing of certain of our debt outstanding on the closing date of the Merger and the payment of fees and expenses in connection with the Merger, refinancing, financing and related transactions and, after the closing date of the Merger, to provide for ongoing working capital and general corporate purposes.

The debt commitments expire on the date that is 364 days following the date of the Debt Commitment Letter or, if earlier, the date on which the Merger Agreement terminates. The facilities contemplated by the debt financing commitments are subject to customary closing conditions, including:

•	the consummation of the Merger in accordance with the Merger Agreement;

•	the absence of any amendments or waivers to the Merger Agreement that are materially adverse to the lenders and which have not been approved by the lead arrangers under the Debt Commitment Letter;

•	the absence of any material adverse effect (as defined below under “The Merger Agreement — Representations and Warranties”) on the Company;

•	the receipt of cash equity contributions which constitute at least 20% of the aggregate pro forma capitalization of the Company;

•	the execution of definitive credit documentation consistent with the term sheets for the debt facilities;

•	the receipt of specified financial statements and offering memoranda of the Company; and

•	the receipt of customary closing documents and deliverables.

Merger Sub has agreed to use its commercially reasonable efforts to arrange the debt financing on the terms and conditions described in the debt financing commitments. If any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, Merger Sub has agreed to use its reasonable best efforts to obtain alternative financing from alternative sources.

Although the debt financing described in this proxy statement is not subject to due diligence or a typical “market out” provision (i.e. a provision allowing lenders not to fund their commitments if certain conditions in the financial markets prevail) such financing may not be considered assured. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described in this proxy statement is not available as anticipated.

Under the Merger Agreement, the Debt Commitment Letter may be amended or superseded to replace or add lenders and arrangers, except that the Debt Commitment Letter may not be amended or superseded in a manner that would (a) expand or adversely amend the conditions to the debt financing set forth in the Debt Commitment Letter; (b) reasonably be expected to delay or prevent the closing of the Merger; (c) reduce the aggregate amount of debt financing set forth in the Debt Commitment Letter (unless replaced with new equity financing); or (d) adversely impact the ability of Parent or Merger Sub to enforce their rights against the other parties to the Debt Commitment Letter.

Brief summaries of the expected terms of the components of the anticipated debt financing are set forth below.

Senior Secured Credit Facilities.  The borrower under the senior secured credit facilities will initially be Parent and, in the future, at the option of the Company, may include one or more of the Company’s subsidiaries, including foreign subsidiaries. The senior secured credit facilities are expected to be comprised of up to a $3.9 billion senior secured term loan facility with a term of seven years, and a $500 million senior secured revolving credit facility with a term of six years. The senior secured term loan facility may, at the option of the borrower, include a Canadian dollar-denominated tranche in an amount to be determined. Loans under the senior secured credit facilities are expected to bear interest, at the borrower’s option, at a rate equal to LIBOR (London Interbank Offered Rate) plus an applicable margin or an alternate base rate based on the prime rate plus an applicable margin. Canadian dollar-denominated loans, if any, are expected to bear interest at a rate based on benchmarks customary in such financings. The Company will pay customary commitment and other fees under the senior secured credit facilities. All obligations under the senior secured credit facilities will be guaranteed by each existing and future direct and indirect domestic subsidiary of the Company (other than regulated financial institution subsidiaries, securitization entities, unrestricted subsidiaries and certain immaterial subsidiaries to be agreed upon) and also, in the case of any obligations of foreign borrowers, if any, certain foreign subsidiaries to be determined, in each case only to the extent permitted by applicable law, regulation and contract and to the extent such guarantee would not result in adverse tax or accounting consequences. The obligations of the borrowers and the guarantors under the senior secured credit facilities will be secured, subject to permitted liens and other agreed upon exceptions, (a) in the case of obligations of domestic borrowers and guarantors, by all the capital stock of the direct, wholly owned subsidiaries owned by the Company and each guarantor (limited, in the case of foreign subsidiaries, to 65% of the voting stock of such subsidiaries) and substantially all other present and future tangible and intangible assets of the Company and each guarantor (subject to certain agreed upon exceptions) and (b) in the case of obligations of foreign borrowers and guarantors, by customary collateral for the applicable jurisdiction to be mutually agreed. The senior secured credit facilities will contain customary representations and warranties and customary affirmative and negative covenants, including restrictions on indebtedness, liens, investments and acquisitions, sales of assets, mergers and consolidations, dividends and other distributions on or redemptions of stock and prepayments of certain subordinated indebtedness. The senior secured facilities will also include customary events of default, including a change of control default.

High-Yield Debt Financing.  Parent is expected to issue (a) $1.8 billion in aggregate principal amount of senior unsecured notes and (b) $410 million in aggregate principal amount of senior subordinated unsecured notes. The notes will contain customary high yield negative covenants, events of default and redemption provisions. The notes will not be registered under the Securities Act and may not be offered or sold in the United States absent registration under, or an applicable exemption from the registration requirements of, the Securities Act. The notes will be offered to “qualified institutional buyers,” as that term is defined in Rule 144A under the Securities Act, and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act. The Company and all of the Company’s subsidiaries that guarantee the portion of the senior secured credit facilities borrowed by U.S. borrowers will guarantee the notes.

Bridge Facilities.  If the offering of notes by Parent is not completed substantially concurrently with the consummation of the Merger, Credit Suisse and Credit Suisse Securities (USA) LLC have committed to provide to Merger Sub: (a) up to $1.8 billion in loans under a senior unsecured bridge facility and (b) up to $410 million in loans under a senior subordinated unsecured bridge facility. If the bridge loans are not paid in full on or before the first anniversary of the completion of the Merger, the senior unsecured bridge loans will convert into senior unsecured term loans maturing on the eighth anniversary of the completion of the Merger and the senior subordinated unsecured bridge loans will convert into senior subordinated unsecured term loans maturing on the tenth anniversary of the completion of the Merger. The bridge loans will bear interest at a floating rate equal to LIBOR plus a margin that increases over time (subject to a cap). The bridge loans and, after conversion, if any, the term loans, will contain covenants customary for financings of this type, including covenants restricting the ability of the borrower, among other things and subject to exceptions, to incur or repay certain debt, to make dividends, distributions or redemptions and to incur liens. Prior to the fourth anniversary of the completion of the Merger, the borrower will be able to pay interest from time to time on the senior unsecured bridge loans and, after conversion, if any, on the senior unsecured term loans, by issuing additional loans or exchange notes in an amount equal to the interest then due. The senior unsecured bridge loans will be guaranteed on a senior unsecured basis by each relevant guarantor of the U.S. portion of the senior secured credit facilities, and the senior subordinated unsecured bridge loan will be guaranteed by the same guarantors on a senior subordinated basis.

Limited Guarantee

In connection with the Merger Agreement, BCP V and the Company entered into a Limited Guarantee pursuant to which, among other things, BCP V is providing the Company a guarantee of payment of the Business Interruption Fee and certain other amounts for which Parent or Merger Sub are or may become liable under the Merger Agreement up to a maximum of $3 million.

Material United States Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the Merger relevant to beneficial holders of Company common stock whose shares are converted to cash in the Merger. The discussion is for general information only and does not purport to consider all aspects of federal income taxation that might be relevant to holders of Company common stock. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, which we refer to in this proxy statement as the Code, existing, proposed and temporary regulations promulgated thereunder, rulings, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis. The discussion applies only to holders of Company common stock in whose hands shares are capital assets within the meaning of Section 1221 of the Code and may not apply to holders who acquired their shares pursuant to the exercise of employee stock options or other compensation arrangements with the Company or hold their shares as part of a hedge, straddle or conversion transaction or who are subject to special tax treatment under the Code (such as dealers in securities or foreign currency, insurance companies, other financial institutions, regulated investment companies, tax-exempt entities, S corporations, partnerships and taxpayers subject to the alternative minimum tax). In addition, this discussion does not address the effect of any state, local or foreign tax laws.

As used herein, a “U.S. Holder” means a beneficial owner of Company common stock that is an individual or entity that is (a) a citizen or resident of the United States, (b) a corporation or business entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States or any state, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (d) a trust (1) that is subject to the primary supervision of a court within the United States and one or more U.S. persons has the authority to control all substantial decisions of the trust, or (2) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

As used herein, a “Non-US Holder” means a person (other than a partnership) that is not a U.S. Holder.

If shares of Company common stock are held by a partnership, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships that hold shares of Company common stock and partners in such partnerships are urged to consult their own tax advisors regarding the tax consequences to them of the Merger.

U.S. Holders

The receipt of cash for Company common stock pursuant to the Merger will be a taxable transaction for United States federal income tax purposes. In general, a U.S. Holder who receives cash in exchange for shares pursuant to the Merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares surrendered for cash pursuant to the Merger. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same price per share in a single transaction) surrendered for cash pursuant to the Merger. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for such shares is more than one year at the time of consummation of the Merger. The current maximum federal income tax rate on net long-term capital gain recognized by individuals is 15% under current law. The maximum federal income tax rate on net long-term capital gain realized by a corporation is 35%. Capital losses are subject to limitations on deductibility for both corporations and individuals.

In general, holders who exercise appraisal rights will also recognize gain or loss in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the shares surrendered. Any holder considering exercising statutory appraisal rights should consult his, her or its own tax advisor.

Backup withholding at a 28% rate may apply to cash payments a U.S. Holder (other than certain exempt entities such as corporations) of Company common stock receives pursuant to the Merger. Backup withholding generally will apply only if the U.S. Holder fails to furnish a correct taxpayer identification number or otherwise fails to comply with applicable backup withholding rules and certification requirements. Each U.S. Holder (other than certain exempt entities such as corporations) should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the exchange agent in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner acceptable to the exchange agent. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or credit against a U.S. Holder’s United States federal income tax liability provided the required information is furnished to the Internal Revenue Service in a timely manner.

Non-U.S. Holders

Any gain realized on the receipt of cash in the Merger by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the Non-U.S. Holder);

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the Merger, and certain other conditions are met; or

•	the Company is or has been a “United States real property holding corporation” for U.S. federal income tax purposes and the Non-U.S. Holder owned more than 5% of the Company common stock at any time during the five years preceding the Merger.

A Non-U.S. Holder whose gain is described in the first bullet point above will be subject to tax on its net gain in the same manner as if it were a U.S. Holder. In addition, if a Non-U.S. Holder is a corporation whose gain is described under the first bullet point above, such holder may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits (including such gain) or at such lower rate as may be specified by an applicable income tax treaty. An individual Non-U.S. Holder described in the second bullet point above will be subject to tax at a 30% rate on the gain recognized, equal to the difference, if any, between the amount of cash received in exchange for shares of Company common stock and the Non-U.S. Holder’s adjusted tax basis in such shares, which may be offset by U.S. source capital losses.

The Company believes that it is not and has not been a “United States real property holding corporation” for U.S. federal income tax purposes.

Cash received by Non-U.S. Holders in the Merger also will be subject to information reporting, unless an exemption applies. Moreover, backup withholding of tax at a rate of 28% may apply to cash received by a Non-U.S. Holder in the Merger, unless the holder or other payee establishes an exemption in a manner satisfactory to the paying agent and otherwise complies with the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided that the required information is timely furnished to the Internal Revenue Service.

The United States federal income tax consequences set forth above are not intended to constitute a complete description of all tax consequences relating to the Merger. Because individual circumstances may differ, each beneficial holder of shares, including any beneficial holder who is not a U.S. Holder, is urged to consult such beneficial holder’s own tax advisor as to the particular tax consequences to such beneficial holder of the Merger, including the application and effect of state, local, foreign and other tax laws.

Regulatory Approvals

Hart-Scott-Rodino

The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the rules promulgated thereunder provide that transactions such as the Merger may not be completed until certain information has been submitted to the Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “DOJ”) and specified waiting period requirements have been satisfied. On June 1, 2007, the Company, Parent and Merger Sub made the required filings, and early termination of the applicable waiting period was granted on June 11, 2007.

At any time before or after consummation of the Merger, the FTC and DOJ may, however, challenge the Merger on antitrust grounds. Private parties could take antitrust action under the antitrust laws, including seeking an injunction prohibiting or delaying the Merger, divestiture or damages under certain circumstances. Additionally, at any time before or after consummation of the Merger, notwithstanding the termination of the applicable waiting period, any state could take action under its antitrust laws as it deems necessary or desirable in the public interest. There can be no assurance that a challenge to the Merger will not be made or that, if a challenge is made, the Company and Merger Sub will prevail.

Under the Merger Agreement, the Company, Parent and Merger Sub have agreed to use their reasonable best efforts to obtain all required governmental approvals in connection with the execution of the Merger Agreement and completion of the Merger. In addition, the Company, Parent and Merger Sub have agreed to use their reasonable best efforts to resolve any objections or suits asserted by the FTC or DOJ or any other applicable governmental agency.

Except as noted above, as described below under “ — Canadian Competition Act,” “ — German Filing” and “ — Banking Regulations” and the filing of a certificate of merger in Delaware at or before the Effective Time, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the Merger Agreement or completion of the Merger.

Canadian Competition Act

The Competition Act (Canada) the (“Canadian Competition Act”) requires that parties to certain transactions that exceed specified size thresholds (“Notifiable Transactions”) provide to the Commissioner of Competition (the “Commissioner”) appointed under the Canadian Competition Act prior notice of, and information relating to, the transaction. Except where an advance ruling certificate (“ARC”) is issued or notification is waived, notification must be made either on the basis of a short-form filing (in respect of which there is a 14-day statutory waiting period from the time a complete notification is made) or a long-form filing (in respect of which there is a 42-day waiting period from the time a complete notification is made). The Commissioner’s review of the competitive impact of a Notifiable Transaction may take longer than the statutory waiting period. Upon completion of the Commissioner’s review, the Commissioner may decide to (a) challenge the Notifiable Transaction, if the Commissioner concludes that it is likely to lessen or prevent competition substantially, and if the Competition Tribunal, a specialized tribunal empowered to deal with certain matters under the Canadian Competition Act, finds that the Merger is likely to prevent or lessen competition substantially, it may order that the Merger not proceed or, in the event that the Merger has been completed, order its dissolution or the disposition of some of the assets or shares involved, (b) issue a “no action” letter stating that the Commissioner is of the view that grounds do not exist to initiate proceedings before the Competition Tribunal under the merger provisions of the Canadian Competition Act in respect of the Notifiable Transaction at that time but retains the authority to do so for three years after completion of the Notifiable Transaction, or (c) issue an ARC. Where an ARC is issued and the Notifiable Transaction to which the ARC relates is substantially completed within one year after the ARC is issued, the Commissioner cannot seek an order of the Competition Tribunal in respect of the Notifiable Transaction solely on the basis of information that is the same or substantially the same as the information on the basis on which the ARC was issued. The Merger is a Notifiable Transaction. The parties filed a request for an ARC with the Commissioner on June 1, 2007 and received an ARC from the Commissioner on June 7, 2007.

German Competition Act

Under the German Act against Restraints of Competition (the “German Competition Act”), the Merger may not be completed until a notification has been filed with the German Federal Cartel Office (the “FCO”) and the FCO has approved the transaction or the applicable waiting period has expired. A notification was filed under the German Competition Act with the FCO on June 14, 2007. The waiting period under the German Competition Act will expire on July 14, 2007. The FCO is entitled to initiate an in-depth investigation within a one-month period if there is a serious risk that the proposed transaction might lead to a, or enhance an already existing, dominant position in one of the relevant markets. The FCO’s approval may only be challenged by third party interveners if the FCO has rendered the approving decision after having completed an in-depth investigation. An approval granted within the initial one-month period cannot be challenged by third-party interveners.

Banking Regulations

The Company owns World Financial Network National Bank, a credit card bank chartered under federal law, and World Financial Capital Bank, an industrial bank chartered under Utah law, both of which are insured by the FDIC. The Change in Bank Control Act and its implementing regulations prohibit any person, acting directly or indirectly or through or in concert with one or more other persons, from acquiring control of any FDIC-insured depository institution through a disposition of voting stock, such as the Merger, unless the appropriate Federal banking agency has been given 60 days’ prior written notice and has not disapproved the acquisition. The 60-day notice period begins to run when the agency deems the notice filing to be complete. The agency may extend the notice period for an additional 30 days. In addition, the Utah Financial Institutions Act prohibits any person from acquiring, directly or indirectly, control of a depository institution without the prior written consent of the Commissioner of Financial Institutions. Accordingly, Parent filed the required notices with the OCC with respect to World Financial Network National Bank on June 28, 2007. Parent also filed the required notices with the FDIC and the UDFI with respect to World Financial Capital Bank, in each case on July 2, 2007.

When reviewing a change in control notice, the banking agencies may consider several factors, including but not limited to: (a) the competence, experience, and integrity of the acquiring person or any of the proposed management personnel; (b) the financial condition of the acquiring person; (c) the effect of the proposed acquisition on competition and trade; (d) the balance between any anticompetitive effects and the transaction’s probable effect in meeting the convenience and needs of the community to be served; (e) the effect of the proposed acquisition on the financial stability of the bank; (f) whether the acquisition would be in the interest of the depositors and the public; and (g) any public comments that the banking agency has received. The OCC, FDIC, or UDFI could disapprove the Merger for any of the foregoing reasons, or on other grounds.

Merger Related Litigation

The Company is aware of four lawsuits filed in connection with the proposed Merger. On May 18, 2007, Sherryl Halpern filed a putative class action (cause no. 07-04689) on behalf of Company stockholders in the 68th Judicial District of Dallas County, Texas against the Company, all of its directors and Blackstone (the “Halpern Petition”); on May 21, 2007, Levy Investments, Ltd. filed a purported derivative lawsuit (cause no. 219-01742-07) on behalf of the Company, in the 219th Judicial District of Collin County, Texas against all of the Company’s directors and Blackstone (the “Levy Petition”) (this suit was subsequently transferred to the 296th Judicial District of Collin County, Texas, and assumed the cause no. 296-01742-07); on May 29, 2007, Linda Levine filed a putative class action (cause no. 07-05009), on behalf of Company stockholders in the 192nd Judicial District of Dallas County, Texas against the Company and all of its directors (the “Levine Petition”); and on May 31, 2007, the J&V Charitable Remainder Trust filed a putative class action (cause no. 07-05127-F) on behalf of Company stockholders in the 116th Judicial District of Dallas County, Texas against the Company, all of its directors and Blackstone (the “J&V Petition”).

All four petitions allege, generally, that the defendants breached their fiduciary duties to the Company in approving the Merger Agreement. The Halpern, Levy and J&V Petitions allege that Blackstone aided and abetted these alleged acts. The Levine Petition alleges that the Company aided and abetted the director defendants’ alleged breaches. The Levy Petition further alleges that the defendants other than Blackstone abused their control of the Company. The Halpern, Levine and J&V Petitions seek, among other things, an injunction preventing the proposed Merger and attorneys’ fees and expenses. The Halpern and J&V Petitions seek a declaration that the Company’s directors breached their fiduciary duties. The Levine and the J&V Petitions seek unspecified damages. The Levy Petition seeks, among other things, a declaration that the Merger Agreement is void and unenforceable, an injunction preventing the proposed Merger, a constructive trust and attorneys’ fees and expenses.

Defendants in the Levy suit entered into an agreement with the plaintiff postponing a response to the petition until 20 days after plaintiff files an amended petition, without prejudice to plaintiff’s ability to seek expedited relief, including demands for discovery. On June 29, 2007, the Company and its directors filed a motion to transfer venue, plea in abatement and general denial. They have asked the court to transfer the Levy case to Dallas County, Texas. Alternatively, they have asked the court to abate the Levy case in favor of the first-filed lawsuit, the Halpern case in Dallas County, Texas.

Plaintiffs in the Halpern and Levine suits have jointly filed a motion to consolidate the Halpern, Levine and J&V cases before the 68th Judicial District of Dallas County, Texas and to have their attorneys appointed co-lead counsel. The J&V suit plaintiff has filed a competing motion for appointment of its counsel as lead counsel for the Halpern, Levine, and J&V cases, and stated it did not oppose the motion for consolidation filed by the Halpern and Levine plaintiffs.

The Company believes that these lawsuits are without merit and plans to defend itself vigorously. Additional lawsuits pertaining to the proposed Merger could be filed in the future.

THE MERGER AGREEMENT

This section of the proxy statement describes the material provisions of the Merger Agreement but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. We urge you to read the full text of the Merger Agreement because it is the legal document that governs the Merger. This section is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find Additional Information” beginning on page 95.

The Merger

The Merger Agreement provides for the Merger of Merger Sub, a newly-formed, wholly owned subsidiary of Parent, with and into the Company upon the terms, and subject to the conditions, of the Merger Agreement. The Merger will be effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware (or at a later time, if agreed upon by the parties and specified in the certificate of merger). We expect to complete the Merger as promptly as practicable after our stockholders adopt the Merger Agreement and, if necessary, the expiration of the marketing period described below. See “The Merger Agreement — Marketing Period; Efforts to Obtain Financing” beginning on page 79.

The Company will be the surviving corporation in the Merger and the surviving corporation will change its name to “Alliance Data Systems Corporation.” Upon consummation of the Merger, the directors of Merger Sub and the officers of the Company immediately before the Merger will be the directors and officers, respectively, of the surviving corporation until their successors are duly elected and qualified or until the earlier of their resignation or removal.

Consideration to be Received in the Merger

At the time of the Merger, each share of Common Stock issued and outstanding immediately before the Merger will automatically be cancelled and will cease to exist and will be converted into the right to receive $81.75 in cash, without interest and less any required withholding taxes, other than:

•	shares held by Parent, Merger Sub or in the treasury of the Company immediately prior to the Effective Time which will be cancelled;

•	shares held by any Company subsidiary or any subsidiary of Parent, other than Merger Sub, which will be converted into and exchanged for one newly and validly issued, fully paid and nonassessable share of Common Stock of the surviving corporation; and

•	shares held by holders who have properly demanded and perfected their appraisal rights.

After the Merger is effective, each holder of a certificate representing any shares of Common Stock (other than shares for which appraisal rights have been properly demanded and perfected) will no longer have any rights with respect to the shares, except for the right to receive the Merger Consideration. If any of the Company’s stockholders exercise and perfect dissenters’ rights with respect to any of the Company’s shares, then the Company will treat those shares as described under “Dissenters’ Rights of Appraisal” beginning on page 91.

Company Options and Stock-Based Awards

Upon the consummation of the Merger, except as otherwise agreed by the holder and Parent:

•	each outstanding option to acquire Common Stock issued pursuant to the Company’s equity incentive plans will become fully vested (to the extent not already vested) and will be converted automatically into the right to receive an amount in cash equal to the product of (a) the total number of shares of Common Stock of the Company subject to such option and (b) the excess, if any, of the amount (if any) by which $81.75 exceeds the option exercise price per share of the Common Stock of the

Company subject to such option, rounded down to the nearest cent, without interest and less any applicable withholding taxes;

•	each share of restricted stock and each outstanding deferred stock unit, other than the annual restricted stock units and retention restricted stock units, granted under the Company’s equity incentive plans outstanding immediately prior to the Effective Time will become fully vested, if applicable, without restrictions thereon and will be converted into the right to receive $81.75 in cash, without interest and less any applicable withholding taxes;

•	each award of annual restricted stock units outstanding immediately prior to the Merger will become contingently vested if such annual restricted stock unit would have vested in the ordinary course (without regard to time-based vesting) based upon the Company’s performance for the period through the Effective Time; if the holder of such a contingently vested annual restricted stock unit is employed by the Company or any subsidiary of the Company on February 1, 2008, then the contingently vested annual restricted stock units will become fully vested and such holder will receive a lump sum cash payment equal to the product of (a) the total number of annual restricted stock units subject to such award and (b) $81.75, without interest and less any applicable withholding taxes; and

•	the performance criteria applicable to each award of retention restricted stock units shall be deemed to be satisfied in full and the restricted stock units subject to the award of retention restricted stock units will become fully vested if the holder satisfies the time-based vesting criteria thereof (with the applicable vesting dates being deemed to be February 21 of each of 2008, 2009 and 2010), and upon vesting of such restricted stock units the Company will distribute to each such holder a lump sum cash payment, together with 8% interest thereon from the Effective Time, equal to the product of (a) the total number of vested restricted stock units subject to such award of retention restricted stock units and (b) $81.75, without interest and less any applicable withholding taxes.

The effect of the Merger upon the Company’s stock purchase and certain other employee benefit plans is described under “The Merger Agreement — Employee Benefits” beginning on page 87.

Exchange of Certificates; Lost Certificates

Before the consummation of the Merger, Parent will designate a paying agent reasonably satisfactory to the Company to make payment of the Merger Consideration as described above. Immediately upon the closing of the Merger, Parent will deposit, or shall cause to be deposited with the paying agent, the funds appropriate to pay the Merger Consideration to the stockholders.

Promptly after the Effective Time (but in no event later than three business days thereafter), Parent will instruct the paying agent to send you a letter of transmittal and instructions advising you how to surrender your certificates in exchange for the Merger Consideration. The paying agent will pay you your Merger Consideration after you have (1) surrendered your certificates to the paying agent and (2) provided to the paying agent your signed letter of transmittal and any other items specified by the letter of transmittal. Interest will not be paid or accrue in respect of the Merger Consideration. The surviving corporation will reduce the amount of any Merger Consideration paid to you by any applicable withholding taxes. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

If any cash deposited with the paying agent is not claimed within one year following the Effective Time, such cash will be returned to the surviving corporation upon demand. Any unclaimed amounts remaining immediately prior to when such amounts would escheat to or become property of any governmental authority will be returned to the surviving corporation free and clear of any prior claims or interest thereto.

The transmittal instructions will tell you what to do if you have lost your certificate, or if it has been stolen or destroyed. You will have to provide an affidavit to that effect and, if required by Parent, post a bond in an amount that Parent reasonably directs as indemnity against any claim that may be made against it in respect of the certificate.

Representations and Warranties

The Merger Agreement contains representations and warranties made by the Company to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to the Company as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating its terms. Moreover, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders or may have been used for the purpose of allocating risk between the parties to the Merger Agreement rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the Merger Agreement as statements of factual information.

In the Merger Agreement, the Company, Parent and Merger Sub each made representations and warranties relating to, among other things:

•	corporate organization and existence;

•	corporate power and authority to enter into and perform its obligations under, and enforceability of, the Merger Agreement;

•	required regulatory filings and consents and approvals of governmental entities required as a result of the parties’ execution and performance of the Merger Agreement;

•	the absence of conflicts with or defaults under organizational documents, other contracts and applicable laws and judgments; and

•	litigation.

The Company also made representations and warranties relating to, among other things:

•	capital structure;

•	compliance with applicable laws;

•	reports and other documents filed with the SEC, compliance of such reports and documents with applicable requirements of federal securities laws and regulations, and the accuracy and completeness of such reports and documents;

•	absence of undisclosed liabilities;

•	transactions with affiliates;

•	absence of certain changes or events since December 31, 2006;

•	material contracts and indebtedness;

•	intellectual property;

•	tax matters; and

•	real estate.

Parent and Merger Sub also each made representations and warranties relating to, among other things:

•	the availability of the funds necessary to perform its obligations under the Merger Agreement;

•	debt financing commitments;

•	solvency of Parent and the surviving corporation; and

•	ownership of Merger Sub.

Many of the Company’s representations and warranties are qualified by a material adverse effect standard. For purposes of the Merger Agreement, “material adverse effect” for the Company is defined to mean any material adverse change or effect on the business, properties, assets, results or operations or financial condition of the Company and the Company Subsidiaries, taken as a whole, other than any change or effect relating to or resulting from:

•	changes generally affecting the economy or financial markets;

•	changes generally affecting any segment of the industries in which the Company or its subsidiaries operate;

•	changes in law or general accepting U.S. accounting principles (or interpretations thereof);

•	any acts of God, calamities, national or international political or social conditions, including the engagement by any country in hostilities, whether commenced before or after May 17, 2007, or the occurrence of any military or terrorist attack;

•	any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable law relating to the Merger Agreement or the transactions contemplated by the Merger Agreement;

•	any failure by the Company to meet any projections or forecasts for any period ending on or after the date of the Merger Agreement (provided that the underlying cause of such failure shall not be excluded);

•	the negotiation, execution, delivery and announcement of, or compliance with, the Merger Agreement;

•	any change or announcement of a potential change in the credit rating of the Company (provided that the underlying causes of such change shall not be excluded); or

•	changes in the Company’s stock price or trading volume in and of itself (provided that the underlying causes of such change shall not be excluded);

except, in the case of the first two bullet points above, to the extent such changes referred to therein have a materially disproportionate impact on the Company and its subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its subsidiaries conduct their businesses.

Conduct of Business by the Company Pending the Merger

The Company has agreed in the Merger Agreement that until the consummation of the Merger, except as set forth in the Company disclosure schedule or as otherwise contemplated by the Merger Agreement or as consented to in writing by Parent (which consent shall not be unreasonably withheld), the Company will, and will cause each of its subsidiaries to, in all material respects:

•	conduct its business in the ordinary course consistent with past practice; and

•	use its reasonable best efforts to keep available the services of the current officers, key employees and consultants of the Company and each subsidiary of the Company and to preserve the current relationships of the Company and each subsidiary of the Company with each of the customers, suppliers and other persons with whom the Company or any subsidiary of the Company has business relations as is reasonably necessary to preserve substantially intact its business organization.

The Company also agreed that, until the consummation of the Merger, except as expressly contemplated by the Merger Agreement or consented to in writing by Parent (which consent will not be unreasonably withheld), the Company will not, and will not permit any of its subsidiaries to, among other things:

•	amend its governing documents;

•	issue, deliver, sell, pledge or otherwise encumber, or authorize, propose or agree to the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock (other than pursuant to the exercise of Company stock options or stock-based awards existing as of the closing date of the Merger); provided that the Company shall be permitted to issue stock-based awards, as long as the sum of (x) the difference between (A) the product of (1) the aggregate number of shares included in such issuances and (2) the Merger Consideration and (B) the aggregate amount paid to the Company for such shares upon their issuance (such difference, the “Cash Shortfall”) and (y) the aggregate amount of payments made by the Company under new retention agreements or programs shall not exceed $10 million;

•	establish a record date for, declare, set aside or pay any dividend or other distribution with respect to its capital stock or other equity interests, or enter into any voting agreement with respect to its capital stock or equity interests;

•	reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire or offer to acquire, directly or indirectly, any of its capital stock, except pursuant to the exercise or settlement of Company stock options, Company stock-based awards, employee severance, retention, termination, change of control and other contractual rights existing as of May 17, 2007;

•	acquire (including by merger, consolidation, or acquisition of stock or assets) or make any investment in any interest in any person or any division thereof or any assets thereof, except any such acquisitions or investments (a) that are consistent with past practices and are for consideration that is individually not in excess of $20 million, or in the aggregate, not in excess of $100 million for all such acquisitions by the Company taken as a whole or (b) of portfolios of credit card receivables upon the termination of credit card programs related thereto;

•	sell, transfer, license or otherwise dispose of any business, assets, rights or properties having a current value in excess of $20 million in the aggregate other than the sale, transfer, license or disposition of (a) data in the ordinary course of business, (b) portfolios of credit card receivables upon the termination of the credit card program related thereto and (c) credit card receivables as part of the Company’s securitization program in the ordinary course of business;

•	grant any lien in any of its assets to secure any indebtedness for borrowed money;

•	redeem, repurchase, prepay, defease, cancel, incur or otherwise acquire, or modify the terms of, any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person or entity other than a wholly owned subsidiary of the Company) for borrowed money, other than (a) indebtedness incurred under existing facilities, (b) indebtedness in a principal amount not, in the aggregate in excess of $10 million for the Company and the Company’s subsidiaries taken as a whole, (c) intercompany debt, (d) indebtedness incurred to refinance any existing indebtedness in an amount not to exceed, and on terms no less favorable in the aggregate than, such existing indebtedness, and (e) indebtedness in connection with permitted acquisitions and capital expenditures; provided, that any indebtedness incurred before consummation of the Merger may not be subject to a prepayment penalty;

•	enter into any new line of business outside of its existing business segments;

•	make capital expenditures in excess of $5 million individually and $25 million in the aggregate, except for capital expenditures that would not cause the Company’s aggregate annual capital expenditures to exceed the Company’s existing plan for annual capital expenditures for 2007 or 2008 and previously made available to Parent;

•	pay, discharge or settle any material claim or obligation other than (a) performance of contractual obligations in accordance with their terms, (b) payment, discharge, settlement or satisfaction, in the ordinary course of business or (c) payment, discharge, settlement or satisfaction in accordance with their terms, of claims, liabilities or obligations that have been (x) disclosed in the most recent financial statements (or the notes thereto) of the Company included in the Company SEC Filings filed prior to May 17, 2007 to the extent of such disclosure or (y) incurred since the date of such financial statements in the ordinary course of business;

•	adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any subsidiary of the Company;

•	except as reasonably necessary to comply with applicable law or as required pursuant to existing written agreements, adopt or materially amend any material benefit plan, increase in any manner the compensation or fringe benefits of any director, officer or employee of the Company or any subsidiary of the Company or pay or commit to pay any material benefit not provided for by any existing Company benefit plan, except (a) in connection with entering into or extending any employment or other compensatory agreements with individuals, other than executive officers or directors of the Company or any subsidiary of the Company in the ordinary course of business consistent with past practices, (b) in connection with entering into any retention agreements or programs determined by the board of directors of the Company as being reasonably necessary in order to maintain its business operations prior to, and extending through, the effective date of the Merger, provided that the sum of (x) the Cash Shortfall and (y) the aggregate amount of payments made by the Company under its benefit plans shall not exceed $10 million, (c) general salary increases in the ordinary course of business consistent with past practices or (d) the amendment of any Company benefit plan that may be subject to Code Section 409A consistent with Code Section 409A and any guidance issued thereunder;

•	fail to maintain in full force and effect the material insurance policies covering the Company and Company’s subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practices unless the Company determines in its reasonable commercial judgment that the form or amount of such insurance should be modified;

•	except as may be required by general accepting U.S. accounting principles or as a result of a change in law, make any material change in its principles, practices, procedures and methods of accounting;

•	other than in the ordinary course of business consistent with past practices, make or change any material tax election, settle or compromise any material liability for taxes, obtain any material tax ruling or amend any material tax return;

•	enter into, amend or modify in any material respect, cancel or consent to the termination of any material contract (other than any such amendments or modifications to material contracts that are not material revenue producing contracts that are made in the ordinary course of business consistent with past practices; or

•	knowingly take any action that would reasonably be expected to cause the closing conditions to the Merger not to be satisfied or that would reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Merger.

Efforts to Complete the Merger

Subject to the terms and conditions set forth in the Merger Agreement, the Company, Parent and Merger Sub have each agreed to use reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable under applicable laws to consummate and make effective any transactions contemplated by the Merger Agreement, including preparing and filing as soon as practicable all documentation to effect all necessary filings, approvals, consents, orders, exemptions or waivers from all governmental authorities or other persons, including preparing and filing any required submissions under the HSR Act, the Canadian Competition Act, the Change in Bank Control Act, the Bank Merger Act, the Bank Holding Company Act of 1956, as amended, and the Home Owners’ Loan Act, as amended.

Additionally, the Company, Parent and Merger Sub will use its reasonable best efforts to obtain FDIC and Utah Commissioner of Financial Institutions approval for the acquisition and control by Parent and its affiliates of World Financial Capital Bank (“IB”). If Parent does not get such approval by August 17, 2007 (provided that Parent may extend such period up to an additional two (2) months if Parent determines in good faith, after consulting with its outside legal counsel and the Company, that there is a reasonable prospect that such approvals will be obtained), the Company, in consultation with Parent, shall use reasonable best efforts to restructure the IB, including transferring assets or liquidating the IB, in a manner reasonably acceptable to Parent.

Parent has agreed to take all steps to avoid or eliminate impediments under any antitrust, competition or trade regulation law asserted by any governmental authority with respect to the Merger to enable the Merger to be consummated prior to the “Termination Date” (as defined below), including by divesting, or limiting its freedom of action with respect to, the assets, properties or services of Parent or the surviving corporation in the Merger in order to avoid any injunction or restraining order or other order that may adversely affect the ability of the parties to consummate the Merger. At Parent’s request, the Company will divest, or limit its freedom of action with respect to, any of its businesses, assets, properties or services, provided that such action will be conditioned on consummation of the Merger.

Existing Indebtedness

The Company has agreed to take certain actions with respect to its outstanding 6% Senior Notes, Series A due May 16, 2009 and 6.14% Senior Notes, Series B, due May 16, 2011 (the “Notes”), if requested by Parent, including effecting a tender offer and consent solicitation, or facilitating the redemption or discharge of such Notes. The Company’s obligation to consummate these actions is conditioned on the receipt of requisite consents to amend the documents relating to the Notes and the closing of the Merger. Parent will, upon request by the Company, reimburse the Company for its reasonable out-of-pocket expenses and indemnify the Company against losses incurred in connection with these actions.

Marketing Period; Efforts to Obtain Financing

Unless otherwise agreed by the parties to the Merger Agreement, the parties are required to close the Merger on the second business day after the satisfaction or waiver of the conditions described under “ — Closing Conditions” beginning on page 80, provided that the parties are not obligated to close the Merger until the earliest of (a) a date during the marketing period specified by Parent and (b) the last day of the marketing period.

The Company (following the recommendation of the special committee) can terminate the Merger Agreement if all of the mutual closing conditions and the conditions to the obligations of Parent and Merger Sub to consummate the Merger are satisfied and Parent or Merger Sub fails to effect the Merger and/or satisfy their respective obligations with respect to payment of the Merger Consideration by 11:59 p.m. on the last day of the marketing period.

For purposes of the Merger Agreement, “marketing period” means the first period of 20 consecutive business days following the execution of the Merger Agreement during which:

•	Parent has certain financial information required to be provided by the Company under the Merger Agreement in connection with the financing of the Merger;

•	no event has occurred and no conditions exist that would cause the conditions to the obligations of Parent and Merger Sub to complete the Merger to fail to be satisfied, assuming the closing were to be scheduled during the 20-consecutive business day period; and

•	the mutual conditions to complete the Merger are satisfied.

If the marketing period would not end on or prior to August 17, 2007, the marketing period will commence no earlier than September 4, 2007 and if the marketing period would not end on or prior to December 20, 2007, the market period will commence no earlier than January 2, 2008. In addition, the marketing period will not be deemed to have commenced if, prior to the completion of the marketing period, Deloitte & Touche LLP shall have withdrawn its audit opinion with respect to any financial statements contained in the Company’s reports filed with the SEC or if any required financial statements available to Parent on the first day of any such 20-consecutive business day period would not be sufficiently current on any day during such 20-consecutive business day period to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such 20-consecutive business period.

The purpose of the marketing period is to provide Parent with a reasonable and appropriate period of time during which they can market and place the permanent debt financing contemplated by the debt financing commitments for the purposes of financing the Merger. In connection therewith, Parent has agreed:

•	to use reasonable best efforts to arrange the debt financing and to satisfy on a timely basis all conditions applicable to Parent in any definitive agreements entered into relating to the debt financing; and

•	to use its reasonable best efforts to arrange alternative financing on terms no less favorable to Parent and Merger Sub (as determined in the reasonable judgment of Parent) as promptly as practicable but no later than the last day of the marketing period in the event that any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the debt financing commitments.

In addition, in the event that any portion of the debt financing structured as privately offered notes has not been received by Parent and Merger Sub and the conditions to closing are satisfied (or will be satisfied at closing), then, subject to certain exceptions, Parent must use the proceeds of the bridge financing to replace the privately offered notes no later than the last day of the marketing period.

Parent has agreed to use its reasonable best efforts to arrange the debt financing to fund the proposed Merger and related transactions contemplated by the Debt Commitment Letter and to cause its financing sources to fund the financing required to consummate the proposed Merger. See “The Merger — Financing of the Merger” beginning on page 65 for a description of the financing arranged by Parent to fund the proposed Merger and related transactions.

The Company has agreed to cooperate in connection with the arrangement of the financing, including:

•	participating in a reasonable number of meetings and road shows;

•	assisting in preparation of offering materials and furnishing financial information reasonably requested; and

•	executing financing and security documents as reasonably requested by Parent.

Parent will reimburse the Company for reasonable out-of-pocket expenses in connection with such cooperation and indemnify the Company against losses incurred in connection with the debt financing.

Closing Conditions

Conditions to the Obligations of Each Party

Each party’s obligation to complete the Merger is subject to the satisfaction or waiver of the following conditions:

•	the Merger Agreement must have been adopted by the affirmative vote of the holders of a majority of all outstanding shares of Common Stock;

•	any applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated and an advance ruling certificate shall have been issued under, or the expiration period shall have expired under, the Completion Act (Canada);

•	applicable bank regulatory approvals shall have been obtained and be in full force and effect, or if the applicable bank regulatory approvals have not been obtained, all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time from any governmental entity in order to effect the bank restructuring shall have been obtained and any applicable waiting periods shall have expired; and

•	no law or order shall have been issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition be in effect that prevent the consummation of the Merger.

Conditions to Parent’s and Merger Sub’s Obligations

The obligation of Parent and Merger Sub to complete the Merger is subject to the satisfaction or waiver of the following additional conditions:

•	The Company’s representations and warranties with respect to capitalization and authority must be true and correct in all material respects as of the closing of the Merger as if made at and as of the closing (except that representations and warranties made by the Company as of a particular date need only be true and correct in all material respects as of such date);

•	all other representations and warranties made by the Company in the Merger Agreement must be true and correct in all respects as of the closing of the Merger as if made at and as of the closing (except that representations and warranties made by the Company as of a particular date need only be true and correct as of such date) without giving effect to any exception in such representations and warranties relating to materiality or to a material adverse effect, except for such failures to be true and correct which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Company;

•	the Company shall have performed or complied in all material respects with the agreements and covenants, required to perform by it under the Merger Agreement at or prior to the closing date; and

•	the Company must deliver to Parent at closing a certificate confirming the Company’s satisfaction of the foregoing conditions relating to the Company’s obligations, representations, warranties, agreements and covenants.

Conditions to the Company’s Obligations

The Company’s obligation to complete the Merger is subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties made by Parent and Merger Sub in the Merger Agreement must be true and correct in all material respects as of the closing as if made at and as of the closing (except that representations and warranties made by Parent and Merger Sub as of a particular date need only be true and correct as of such date), except where the failure of such representations and warranties (other than those pertaining to solvency of the surviving corporation) to be so true, individually or in the aggregate, would not reasonably be expected to prevent consummation of the Merger;

•	Parent and Merger Sub must have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants required to be performed by them under the Merger Agreement at or prior to the closing date; and

•	Parent must deliver to the Company at closing a certificate confirming Parent’s and Merger Sub’s satisfaction of the foregoing conditions relating to Parent’s and Merger Sub’s obligations, representations, warranties, agreements and covenants.

If a failure to satisfy one of these conditions to the Merger is not considered by the Company’s board of directors to adversely affect the rights to the Company’s stockholders, the board of directors (following the recommendation of the special committee if such committee still exists) could waive compliance with that condition. Under Delaware law, after the Merger Agreement has been adopted by the Company’s stockholders, the Merger Consideration cannot be changed and the Merger Agreement cannot be altered in a manner adverse to the stockholders without re-submitting the revisions to the stockholders for their approval.

Restrictions on Solicitations of Other Offers

The Merger Agreement provides that, from May 17, 2007 until the Effective Time or, if earlier, the termination of the Merger Agreement in accordance with its terms, the Company may not (and will cause its subsidiaries and will use reasonable best efforts to cause its representatives not to):

•	directly or indirectly solicit, initiate or knowingly encourage any Takeover Proposal (including by way of providing non-public information relating to the Company); or

•	participate in any way in any negotiations or discussions regarding, or furnish or disclose to any third party any information with respect to, any Takeover Proposal.

Notwithstanding the above restrictions, at any time prior to the approval of the Merger Agreement by the stockholders, the Company is permitted to (a) engage in discussions or negotiations with a third party with respect to a bona fide Takeover Proposal that was not solicited in violation of the Merger Agreement or (b) furnish information with respect to the Company and the Company’s subsidiaries to the third party making such Takeover Proposal (and its officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives) pursuant to a confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the confidentiality agreement entered into with Blackstone Management Partners V L.L.C. (provided all such information has previously been made available to Parent or is made available to Parent promptly (within 24 hours) after the time it is provided to such third party) if, in each case, the Company’s board of directors or special committee believes in good faith:

•	after consultation with its financial advisors, that such Takeover Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal; and

•	after consultation with outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the members of the special committee or the board to the holders of the shares of Company common stock under applicable law.

After the date of the Merger Agreement, the Company is required to promptly (within 36 hours) notify Parent of the Company’s receipt of any Takeover Proposal, to provide to Parent a copy of such Takeover Proposal made in writing or the material terms and conditions of such Takeover Proposal to the extent it is not made in writing and will keep Parent apprised of any material developments, discussions and negotiations regarding such Takeover Proposal, and upon reasonable request of Parent, to apprise Parent of the status of such Takeover Proposal. Additionally, the Company will promptly (within 24 hours) notify Parent if its determines to begin providing information or engaging in negotiations concerning a Takeover Proposal. Promptly upon determination by the Company’s special committee or the board of directors that a Takeover Proposal constitutes a Superior Proposal, the Company shall deliver to Parent a written notice advising it that the special committee or the board of directors has made such determination, specifying the material terms and conditions of such Superior Proposal and the identity of the third party making such Superior Proposal.

A “Takeover Proposal” means any inquiry, proposal or offer relating to (a) the acquisition of 15% or more of the outstanding shares of the Company common stock and any other voting securities of the Company by any third party, (b) a merger, consolidation, business combination, reorganization, share exchange, sale of assets, recapitalization, liquidation, dissolution or similar transaction which would result in any third party acquiring assets representing 15% or more of the net revenues, net income or assets (based on the fair market value thereof) of the Company and the Company’s subsidiaries, taken as a whole (including capital stock of Company’s subsidiaries), (c) any other transaction which would result in a third party acquiring assets representing 15% or more of the net revenues, net income or assets (based on the fair market value thereof) of the Company and the Company’s subsidiaries, taken as a whole (including capital stock of Company’s subsidiaries), immediately prior to such transaction (whether by purchase of assets, acquisition of stock of a Company’s subsidiary or otherwise) or (d) any combination of the foregoing.

A “Superior Proposal” means a bona fide written Takeover Proposal (with all of the percentages included in the definition of Takeover Proposal increased to 50%) and not solicited in violation of the Merger

Agreement which the Company’s board of directors or special committee determines in good faith (after consultation with its financial advisors and outside legal counsel) and taking into account such factors as the Company’s board of directors or special committee considers to be appropriate (a) is reasonably likely to be consummated in accordance with its terms (if accepted) and (b) if consummated, would result in a transaction more favorable to the holders of Company common stock than the transactions provided for in the Merger Agreement taking into account any revisions to the Merger Agreement, the equity commitment letter and/or the guarantee made or proposed in writing by Parent or Merger Sub prior to the time of determination.

Recommendation Withdrawal/Termination in Connection with a Superior Proposal

If at any time prior to the approval of the Merger Agreement by the Company’s stockholders, the Company receives a bona fide written Takeover Proposal which the Company’s board of directors or special committee concludes in good faith constitutes a Superior Proposal, the board of directors may (a) withdraw or modify in a manner adverse to Parent or Merger Sub its recommendation of the Merger (b) approve or recommend or publicly propose to approve or recommend the Superior Proposal, or (c) enter into an agreement or agreements regarding the Superior Proposal (any action described in (a) or (b) being an “Adverse Recommendation Change”), if the board of directors or the special committee concludes in good faith that failure to do so would reasonably be expected to be inconsistent with the fiduciary duties of the members of the special committee or the board of directors to the holders of the shares of Company common stock under applicable law.

The Company’s board of directors may only take any of the actions described above if:

•	the Company gives three days’ prior written notice to Parent of the board of directors’ intention to effect an Adverse Recommendation Change or terminate the Merger Agreement, which notice must include a written summary of the material terms and conditions of the Superior Proposal (including the identity of the party making the Superior Proposal) and provide a copy of the proposed transaction agreements; and

•	prior to effecting such Adverse Recommendation Change and/or terminating the Merger Agreement, the Company (and its legal and financial advisors), during the three business day notice period, negotiates with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to so negotiate in good faith) to make such amendments or changes to the terms and conditions of the Merger Agreement, the equity commitment letter and/or the limited guarantee that would cause such Takeover Proposal to cease to constitute a Superior Proposal.

In addition, prior to entering into an agreement relating to a Superior Proposal, the Company must terminate the Merger Agreement and concurrently with such termination pay the applicable termination fee to Parent.

See “The Merger Agreement — Termination” beginning on page 84 for a description of the termination provisions in the proposed Merger and related transactions.

Stockholders’ Meeting

The Company has agreed to convene and hold a stockholders’ meeting as promptly as reasonably practicable following clearance of the proxy statement by the SEC for purposes of considering and voting upon the adoption of the Merger Agreement by its stockholders. Unless the Merger Agreement is terminated in accordance with its terms, the Merger Agreement will be submitted to the stockholders of the Company for the purposes of obtaining the Stockholder Approval.

Anti-Takeover Statutes

Parent, the Company and their respective boards of directors (or with respect to the Company, the special committee, if appropriate) agreed to (a) take all reasonable action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger and (b) if any state takeover statute or similar statute becomes applicable to the Merger, to take all reasonable action necessary to ensure that the transactions provided for in the Merger Agreement may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement, and to otherwise minimize the effect of such statute or regulation on the Merger.

Termination

The Merger Agreement may be terminated at any time prior to the Effective Time of the Merger, by action taken or authorized by the board of directors of the terminating party or, whether before or after approval of the stockholders of the Company:

(a) by mutual written consent of Parent and the Company (upon approval of the special committee);

(b) by either Parent or the Company (and in the case of the Company, so long as it has not materially violated the no-solicitation provisions of the Merger Agreement and upon approval of the special committee) if:

•	stockholder approval is not obtained at the meeting of the Company’s stockholders or any adjournment thereof at which the Merger Agreement has been voted upon;

•	the Merger is not consummated by 11:59 p.m. New York City time on April 17, 2008 (such date being the “Termination Date”); provided that if the marketing period has commenced on or before April 17, 2008 but has not ended on or before April 17, 2008, the Termination Date shall automatically be extended until May 17, 2008; provided that the right to terminate the Merger Agreement based upon such failure to consummate the Merger by the Termination Date is not available to any party whose breach of any provision of the Merger Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before the Termination Date; or

•	there is any law that makes consummation of the Merger illegal or otherwise prohibited or any order of any governmental entity having competent jurisdiction is entered enjoining the Company, Parent or Merger Sub from consummating the Merger and such order has become final and non-appealable and, prior to termination each of the parties has used its reasonable best efforts to resist, appeal, obtain consent under, resolve or lift, as applicable, the law or order and has complied in all material respects with its obligation to obtain regulatory and other approvals under the Merger Agreement, provided that the right to terminate the Merger Agreement based upon such illegality or prohibition is not available to any party whose breach of any provision of the Merger Agreement results in the imposition of any such order or the failure of such order to be resisted, resolved or lifted, as applicable;

(c) by the Company (upon approval of the special committee):

•	if (1) Parent or Merger Sub has breached any of its respective representations or warranties or failed to perform any of its covenants or agreements, which breach or failure (A) would cause the closing conditions not to be satisfied and (B) is incapable of being cured prior to the Termination Date or, if capable of being cured, is not cured within 30 business days of notice thereof, or (2) if all the conditions of closing set forth in the Merger Agreement are satisfied (excluding conditions that, by their terms, cannot be satisfied until the closing date of the Merger, but which would be reasonably capable of being satisfied at closing) and Parent or Merger Sub fails to effect the Merger and/or satisfy their respective obligations with respect to the payment of the Merger Consideration, including depositing with the paying agent sufficient funds to make all payments to the Company’s stockholders pursuant to the Merger Agreement by 11:59 p.m. New York City time on the final day of the marketing period, provided that the Company may not terminate the Merger Agreement if, at the time of such termination, a breach of any of the Company’s representations, warranties, covenants or agreements contained in the Merger Agreement exists that would result in the closing conditions not being satisfied; or

•	if prior to the obtaining of the approval of the Company’s stockholders (1) the Company has received a Superior Proposal, (2) the special committee or the Company’s board of directors determines in good faith that the failure to terminate the Merger Agreement would reasonably be expected to be inconsistent with the fiduciary duties of the members of the special committee or the board of directors to the holders of shares of Company common stock under applicable law, (3) the Company has complied in all material respects with the no solicitation provisions of the Merger Agreement and (4) not later than the day of such termination, the Company pays the termination fee to Parent; and

(d) by Parent:

•	if the Company has breached any of its representations or warranties or failed to perform any of its covenants or agreements, which breach or failure (1) would cause the closing conditions not to be satisfied and (2) is incapable of being cured prior to the Termination Date or, if capable of being cured, is not cured within 30 business days of notice thereof, provided that Parent may not terminate the Merger Agreement if, at the time of such termination, a breach of any representation, warranty, covenant or agreement of Parent or Merger Sub contained in the Merger Agreement exists that would result in closing conditions not being satisfied; or

•	if, prior to the obtaining of the approval of the Company’s stockholders (1) the Company’s board of directors has effected an Adverse Recommendation Change, (2) the Company fails to include in its proxy statement the recommendation of the board of directors that the stockholders adopt the Merger Agreement, or (3) the board of directors approves or recommends to the stockholders a Takeover Proposal or approves or recommends that its stockholders tender their shares of Company stock in any tender offer or exchange offer that is a Takeover Proposal.

Termination Fees and Expenses; Business Interruption Fee

The Company has agreed to reimburse all reasonably documented out-of-pocket fees and expenses actually incurred by Parent and its affiliates, up to a limit of $20 million, if:

•	the Company, Parent or Merger Sub terminates the Merger Agreement because the Company’s stockholders have failed to adopt the Merger Agreement at the special meeting or any adjournment thereof; and

•	the termination fee is not otherwise payable to Parent pursuant to the terms of the Merger Agreement.

The Company has agreed to pay to Parent a termination fee of $170 million concurrently with the termination of the Merger Agreement if, prior to the obtaining of the approval of the Company’s stockholders:

•	the Company terminates the Merger Agreement in order to enter into an agreement with respect to a Superior Proposal in accordance with the terms of the Merger Agreement;

•	the Company’s board of directors has effected an Adverse Recommendation Change;

•	the Company fails to include in its proxy statement the recommendation of the board of directors that the stockholders adopt the Merger Agreement; or

•	the board of directors approves or recommends to the stockholders a Takeover Proposal or approves or recommends that its stockholders tender their shares of Company stock in any tender offer or exchange offer that is a Takeover Proposal.

The Company has agreed to pay to Parent a termination fee of $170 million, less any expenses already reimbursed to Parent, if the Merger Agreement is terminated:

•	by either party if the Company’s stockholders have failed to adopt the Merger Agreement at the special meeting or any adjournment thereof;

•	by either party if the Merger is not consummated by 11:59 p.m. New York City time on the Termination Date, provided that the right to terminate the Merger Agreement based upon such failure to consummate the Merger is not available to any party whose breach of any provision of the Merger

Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before the Termination Date;

•	by Parent as a result of the Company’s breach of any of its representations or warranties or failure to perform any of its covenants or agreements, which breach or failure (A) would cause the closing conditions not to be satisfied and (B) is incapable of being cured prior to the Termination Date or, if capable of being cured, is not cured within 30 business days of notice thereof; provided that there is no state of facts or circumstances at the time of such termination (other than those caused by the Company’s breach of its representations and warranties or covenants and other agreements under the Merger Agreement) that would cause specified closing conditions not to be satisfied; or

•	if, prior to the meeting of the Company’s stockholders with respect to the first termination event described above, or prior to the Termination Date with respect to the second and third termination events described above, any third party publicly made, proposed, communicated or disclosed an intention to make a Takeover Proposal which Takeover Proposal had not been rescinded by the time of the meeting of the Company’s stockholders and within twelve months after such termination, the Company enters into a definitive agreement regarding any Takeover Proposal (with all percentages in the definition of Takeover Proposal increased to 50%), regardless of when or whether such Takeover Proposal is consummated, upon the earlier of the entering into of such definitive agreement or the consummation of such Takeover Proposal.

Parent has agreed to pay to the Company a Business Interruption Fee in the aggregate amount of $170 million if the Merger Agreement is terminated by the Company (a) as a result of Parent’s or Merger Sub’s breach of any of their respective representations or warranties or failure to perform any of their respective covenants or agreements, which breach or failure (1) would cause the closing conditions not to be satisfied and (2) is incapable of being cured prior to the Termination Date or, if capable of being cured, is not cured within 30 Business Days of notice thereof, or (b) if all the conditions of closing set forth in the Merger Agreement are satisfied (excluding conditions that, by their terms, cannot be satisfied until the closing date of the Merger, but which would be reasonably capable of being satisfied at closing) and Parent or Merger Sub fails to effect the Merger and/or satisfy their respective obligations with respect to the payment of the Merger Consideration, including depositing with the paying agent sufficient funds to make all payments to the Company’s stockholders pursuant to the Merger Agreement by 11:59 p.m. New York City time on the final day of the marketing period, provided that, in each case, there is no state of facts or circumstances at the time of such termination (other than those caused by the breach of Parent’s or Merger Sub’s representations and warranties or covenants and other agreements under the Merger Agreement), that would cause specified closing conditions not to be satisfied.

Amendment, Extension and Waiver

The parties may amend the Merger Agreement at any time prior to the consummation of the Merger, provided that the Company may only take such action with the approval of the special committee. After the Company’s stockholders have adopted the Merger Agreement, however, stockholder approval must be obtained for any amendment to the Merger Agreement that by law or in accordance with the rules of any relevant stock exchange requires stockholder approval. All amendments to the Merger Agreement must be in writing signed by the Company and Parent.

At any time before the consummation of the Merger, each of the parties to the Merger Agreement may, by written instrument, to the extent permitted by applicable law:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties of the other parties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; or

•	waive compliance with any of the agreements or conditions contained in the Merger Agreement.

In the case of the Company, any such actions must be approved by the special committee. After the Company’s stockholders have adopted the Merger Agreement, stockholder approval must be obtained for any extension or waiver that decreases the Merger Consideration or adversely affects the rights of the stockholders.

Employee Benefits

For a period immediately following the Effective Time and ending on December 31, 2008, Parent agreed to, or to cause the surviving corporation and its subsidiaries to, with respect to each employee of the Company and its subsidiaries employed at the Effective Time, referred to as a continuing employee, provide at least the same level of base salary, wages and annual bonus opportunity to each such continuing employee and maintain benefit plans providing benefits (other than with respect to incentive equity) that are no less favorable in the aggregate than such benefits under the benefit plans of the Company and its subsidiaries in effect prior to the Effective Time. In addition, Parent shall, or shall cause the surviving corporation and its subsidiaries to, honor all contracts, agreements, policies and commitments of the Company and its subsidiaries, including severance plans, applicable to any current or former employees or directors of the Company or its subsidiaries. However, the Merger Agreement does not prevent the surviving corporation or any of its subsidiaries from making any other change in compensation or benefits, and it does not require that the surviving corporation or its subsidiaries provide equity based compensation or issue equity of the surviving corporation or Parent.

To the extent not paid prior to the Effective Time for fiscal year 2007, the surviving corporation will pay such continuing employees their bonuses, if any, in accordance with the Company’s 2007 annual incentive plans, except that any measurements of the performance of the Company, any of its subsidiaries, or any of their business units will be adjusted to exclude extraordinary expenses incurred in connection with the Merger. Also, at the Effective Time any performance criteria applicable to cash-based retention awards held by certain of the Company’s executive officers will be deemed to be satisfied in full unless otherwise agreed by Parent and the holder of such award.

Each continuing employee shall be given credit for all service with the Company or its subsidiaries under all employee benefit plans, programs, policies and arrangements maintained by the surviving corporation and its subsidiaries in which they participate or in which they become participants to the same extent recognized by the Company under comparable plans prior to the Effective Time. Parent shall also, or shall cause the surviving corporation and its subsidiaries to, waive, or use reasonable efforts to cause its insurance carrier to waive, all limitations as to pre-existing, waiting period or actively-at-work conditions to the same extent recognized by the Company under comparable plans prior to the Effective Time and provide credit, for the applicable plan year in which the Merger occurs, for any co-payments, deductibles and out-of-pocket expenses paid by such employees under similar plans maintained by the Company and its subsidiaries.

Directors’ and Officers’ Indemnification and Insurance

From and after the Effective Time, the surviving corporation shall indemnify and hold harmless, to the fullest extent permitted under applicable laws and as required under any indemnity agreements between the Company or any of its subsidiaries and their directors and officers, each present and former director and officer of the Company and its subsidiaries against any costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such person’s service as a director or officer of the Company or its subsidiaries or services performed by such person at the request of the Company or its subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including the transactions contemplated by the Merger Agreement and any actions taken by Parent and/or Merger Sub with respect to the transactions contemplated by the Merger Agreement.

For a period of six years after the Effective Time, the certificate of incorporation and bylaws of the surviving corporation and the comparable organizational documents of the surviving corporation’s subsidiaries will contain provisions with respect to elimination of liability and indemnification of directors, officers and employees and agents that are no less favorable than as set forth in the Company’s certificate of incorporation and bylaws (or the equivalent documents of the relevant subsidiary of the Company) on May 17, 2007, the date of the Merger Agreement. Subject to limitations regarding the cost of coverage, the surviving corporation shall either (a) obtain and maintain “tail” insurance policies with a claims period of at least six years from the Effective Time with respect to officers’ and directors’ liability insurance and fiduciary liability insurance for acts and omissions occurring at or prior to the Effective Time and covering those persons who are currently covered by the Company’s existing officers’ and directors’ insurance policies, or (b) maintain such directors’ and officers’ insurance for a period of six years after the Effective Time, in each case on terms and conditions no less advantageous to such covered parties than the Company’s existing insurance coverage. If Parent or the surviving corporation or any of its successors or assigns: (a) consolidates with or merges into any other person and is not the continuing or surviving entity or (b) transfers all or substantially all of its properties and assets to any person, the surviving or transferee entity shall assume the indemnification and insurance obligations discussed above.

The Merger Agreement provides that the indemnification and directors’ and officers’ insurance obligations in the Merger Agreement will survive the consummation of the Merger. Each present and former director and officer of the Company and its subsidiaries may enforce such obligations in the Merger Agreement, and the indemnification provided for in the Merger Agreement shall not be deemed exclusive of any other rights to which such persons are entitled.

Specific Performance; Remedies

Parent and Merger Sub are entitled to injunctions to prevent breaches of the Merger Agreement by the Company and specific performance of the terms and provisions of the Merger Agreement in addition to any other remedy to which they are entitled, including damages for any breach of the Merger Agreement by the other party. The Company is entitled to injunctions or specific performance only to prevent breaches of, or enforce compliance with, covenants requiring Parent or Merger Sub to use its reasonable best efforts to obtain the financing contemplated by the equity commitment letter and the debt commitment letters and to consummate the Merger if the financing contemplated by the commitment letters or the alternative financing described above is available but not drawn by Parent solely as a result of Parent refusing to do so in breach of the Merger Agreement. The maximum aggregate liability of Parent and Merger Sub under the Merger Agreement is (a) $3 million with respect to certain reimbursable expenses and indemnification claims relating to securing debt financing and completing tender offers for certain of the Company’s outstanding debt securities, and (b) $170 million with respect to all other losses and damages, inclusive of the $170 million Business Interruption Fee.

DELISTING AND DEREGISTRATION OF OUR COMMON STOCK

If the Merger is completed, our common stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended, and we will no longer file periodic reports with the SEC on account of our common stock.

MARKET PRICES OF COMPANY COMMON STOCK AND DIVIDEND DATA

The Company’s common stock is traded on the NYSE under the symbol “ADS.” The following table sets forth the high and low sales price per share of our common stock on the NYSE and cash dividend declared for the periods indicated.

	Price
	High	Low

Fiscal Year Ended December 31, 2007
First Quarter	$68.10	$56.78
Second Quarter	$80.30	$61.15
Third Quarter (through July 3, 2007)	$77.57	$77.13
Fiscal Year Ended December 31, 2006
First Quarter	$47.21	$35.98
Second Quarter	$59.75	$45.34
Third Quarter	$61.40	$47.45
Fourth Quarter	$66.07	$54.34
Fiscal Year Ended December 31, 2005
First Quarter	$47.25	$37.49
Second Quarter	$44.20	$33.01
Third Quarter	$44.26	$38.81
Fourth Quarter	$42.00	$31.90
Fiscal Year Ended December 31, 2004
First Quarter	$33.55	$26.62
Second Quarter	$42.25	$32.75
Third Quarter	$42.23	$35.42
Fourth Quarter	$48.54	$37.26

The Company has not declared or paid any dividend on its common stock.

On May 16, 2007, the last trading day before the Company announced that its board of directors had approved the Merger Agreement, the Company’s common stock closed at $62.96 per share. The average closing stock price of the Company’s common stock during the 60 trading days ended May 16, 2007 was $62.54 per share. On July 3, 2007, the last practicable trading day before this proxy statement was distributed, the Company’s common stock closed at $77.39 per share. You are encouraged to obtain current market quotations for the Company’s common stock in connection with voting your shares.

As of July 2, 2007, there were 78,695,695 shares of Company common stock outstanding held by approximately 107 holders of record.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Company common stock as of July 2, 2007, unless otherwise noted: (a) by each of our current directors and named executive officers; (b) by all of our directors and executive officers as a group; and (c) by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock. Except as indicated below, the address of each person named in the table below is c/o Alliance Data Systems Corporation, 17655 Waterview Parkway, Dallas, Texas 75252. Also, except as otherwise indicated, the named beneficial owner has sole voting and investment power with respect to the shares held by such beneficial owner. The shares owned by our directors and executive officers, as indicated below, may be pledged pursuant to the terms of the individual’s customary brokerage agreements.

		Percent of Shares
	Shares Beneficially	Beneficially
Name of Beneficial Owner	Owned(1)	Owned(1)

J. Michael Parks(2)	775,560	1.0%
Ivan M. Szeftel(3)	212,229	*
John W. Scullion(4)	201,579	*
Edward J. Heffernan(5)	124,351	*
Dwayne H. Tucker(6)	124,933	*
Bruce K. Anderson(7)	900,320	1.1%
Roger H. Ballou(8)	17,815	*
Lawrence M. Benveniste, Ph.D.(9)	11,478	*
D. Keith Cobb(10)	12,278	*
E. Linn Draper, Jr., Ph.D.(11)	5,994	*
Kenneth R. Jensen(12)	70,777	*
Robert A. Minicucci(13)	200,411	*
All directors and executive officers as a group (19 individuals)(14)	3,089,948	3.8%
TimesSquare Capital Management, LLC(15)	4,124,933	5.2%
1177 Avenue of the Americas, 39th Floor
New York, New York 10036

*	Less than 1%

(1)	The amounts and percentage of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. In computing percentage ownership of each person, shares of common stock subject to options held by that person that are currently exercisable, or exercisable within 60 days of July 2, 2007, are deemed to be beneficially owned. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person. The percentage of shares beneficially owned is based on 78,695,695 shares of common stock outstanding as of July 2, 2007.

(2)	Includes options to purchase 698,013 shares of common stock.

(3)	Includes options to purchase 164,379 shares of common stock.

(4)	Includes options to purchase 164,018 shares of common stock.

(5)	Includes options to purchase 83,285 shares of common stock.

(6)	Includes options to purchase 109,700 shares of common stock.

(7)	Includes options to purchase 55,529 shares of common stock.

(8)	Includes options to purchase 13,529 shares of common stock.

(9)	Includes options to purchase 9,783 shares of common stock.

(10)	Includes options to purchase 9,783 shares of common stock.

(11)	Includes options to purchase 4,743 shares of common stock.

(12)	Includes options to purchase 57,991 shares of common stock.

(13)	Includes options to purchase 56,307 shares of common stock.

(14)	Includes options to purchase an aggregate of 1,758,096 shares of common stock held by Messrs. Parks, Szeftel, Scullion, Heffernan, Tucker, Utay, Finkelman, Taylor, Carter, Iaccarino, Kubic, Pearson, Anderson, Ballou, Benveniste, Cobb, Draper, Jensen and Minicucci. The Company is currently in discussions with Mr. Finkelman and Mr. Taylor regarding the termination of their respective employment, and neither Mr. Finkelman nor Mr. Taylor are expected to be executive officers of the Company at the time the Merger is completed.

(15)	Based on a Schedule 13G/A filed with the SEC on February 9, 2007, TimesSquare Capital Management, LLC beneficially owns 4,124,933 shares of common stock, 3,535,352 of which it has sole voting power and 4,124,933 of which it has sole dispositive power.

DISSENTERS’ RIGHTS OF APPRAISAL

Under the Delaware General Corporation Law (the “DGCL”), you have the right to demand appraisal in connection with the Merger and to receive, in lieu of the Merger Consideration, payment in cash for the fair value of your Company common stock as determined by the Delaware Court of Chancery. Stockholders of the Company electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. The Company will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to demand and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex E to this proxy statement.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the special meeting to vote on the adoption of the Merger Agreement. A copy of Section 262 must be included with such notice. This proxy statement constitutes the Company’s notice to its stockholders of the availability of appraisal rights in connection with the Merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex E since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	You must deliver to the Company a written demand for appraisal of your shares before the vote with respect to the Merger Agreement is taken at the special meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the Merger Agreement. Voting against or failing to vote for the adoption of the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•	You must not vote in favor of the adoption of the Merger Agreement. A vote in favor of the adoption of the Merger Agreement, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

•	You must continuously hold your shares through the Effective Time.

If you fail to comply with any of these conditions and the Merger is completed, you will be entitled to receive the cash payment for your shares of Company common stock as provided for in the Merger Agreement if you are the holder of record at the Effective Time, but you will have no appraisal rights with respect to your shares of Company common stock. A proxy card which is signed and does not contain voting instructions will, unless revoked, be voted “FOR” the adoption of the Merger Agreement and will constitute a waiver of your right of appraisal and will nullify any previous written demand for appraisal.

All demands for appraisal should be addressed to the Secretary of the Company at 17655 Waterview Parkway, Dallas, Texas 75252, and should be executed by, or on behalf of, the record holder of the shares in respect of which appraisal is being demanded. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of Company common stock must be made by, or on behalf of, such record stockholder. The demand should set forth, fully and correctly, the record stockholder’s name as it appears on his or her stock certificate(s). The demand must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the Merger. Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to the Company. The beneficial holder must, in such cases, have the owner submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of Company common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the Effective Time, the surviving corporation must give written notice that the Merger has become effective to each Company stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the Merger Agreement. At any time within 60 days after the Effective Time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the Merger Agreement for such stockholder’s shares of Company common stock. Within 120 days after the Effective Time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving corporation has no obligation and has no present intention to file such a petition in the event there are dissenting stockholders, and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders of the Company who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of shares of Company common stock within the time prescribed in Section 262. The failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Register in Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. Within 120 days after the Effective Time, any stockholder who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of common stock not voting in favor of the Merger and with respect to which demands for appraisal were received by the Company and the number of holders of such shares. Such statement must be mailed within 10 days after the written request therefor has been received by the surviving corporation.

After notice to dissenting stockholders, the Chancery Court will conduct a hearing upon the petition, and determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of Company common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value and, if applicable, a fair rate of interest, the Chancery Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In determining fair value for appraisal purposes under Section 262 of the DGCL, the Chancery Court might, or might not, employ some or all of the valuation analyses utilized by the Company’s financial advisor as described in summary fashion under the heading “Opinions of Financial Advisors.” Although the Company believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Chancery Court, and you should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive under the terms of the Merger Agreement. Moreover, the surviving corporation does not anticipate offering more than the value that you are entitled to receive under the terms of the Merger Agreement to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Company common stock is less than the Merger Consideration.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the Effective Time, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the Effective Time; however, if no petition for appraisal is filed within 120 days after the Effective Time, or if the stockholder delivers a written withdrawal of such stockholder’s demand for appraisal and an acceptance of the terms of the Merger within 60 days after the Effective Time or thereafter with the written approval of the surviving corporation, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its Company common stock pursuant to the Merger Agreement. Any withdrawal of a demand for appraisal made more than 60 days after the Effective Time may only be made with the written approval of the surviving corporation. Once a petition for appraisal has been filed, the appraisal proceeding may not be dismissed as to any stockholder without the approval of the Chancery Court and such approval may be conditioned upon such terms as the Chancery Court deems just.

Failure to comply with all of the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory appraisal rights. In view of the complexity of Section 262, the Company’s stockholders who may wish to dissent from the Merger and pursue appraisal rights should consider consulting their legal advisors.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the Merger is completed, we will not hold a 2008 annual meeting of stockholders. If the Merger is not completed, you will continue to be entitled to attend and participate in our stockholder meetings and we will hold a 2008 annual meeting of stockholders. If the Merger is not completed and we hold a 2008 annual meeting of stockholders, a stockholder who seeks to have any proposal included in the Company’s proxy statement must submit such proposal by December 28, 2007. Stockholders who wish to propose a matter for action at the 2008 Annual Meeting, including the nomination of directors, but who do not wish to have the proposal or nomination included in the proxy statement, must notify the Company in writing of the information required by the provisions of our by-laws dealing with stockholder proposals. The notice must be delivered to our Corporate Secretary between November 28, 2007 and December 28, 2007. You can obtain a copy of our by-laws by writing the Corporate Secretary at the address below. Our by-laws are also filed with the SEC and incorporated by reference as an exhibit to our most recent Annual Report on Form 10-K. All written proposals should be sent to the Company’s Corporate Secretary, Alliance Data Systems Corporation, 17655 Waterview Parkway, Dallas, Texas 75252.

OTHER MATTERS

Other Business at the Special Meeting

Management is not aware of any matters to be presented for action at the special meeting other than those set forth in this proxy statement. However, should any other business properly come before the special meeting, or any adjournment thereof, the enclosed proxy confers upon the persons entitled to vote the shares represented by such proxy, discretionary authority to vote the same in respect of any such other business in accordance with their best judgment in the interest of the Company.

Multiple Stockholders Sharing One Address

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless the Company has received contrary instructions from one or more of the stockholders. The Company will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to stockholders who share an address, should be directed by writing to Investor Relations, Alliance Data Systems Corporation, 17655 Waterview Parkway, Dallas, Texas 75252, or by calling 972-348-5100. In addition, stockholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting the Company at the address and phone number set forth in the prior sentence.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that the Company files with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov and the Company’s website at www.alliancedata.com. Reports, proxy statements or other information concerning us may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, NY 10005. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning the Company, without charge, by writing to Investor Relations, Alliance Data Systems Corporation, 17655 Waterview Parkway, Dallas, Texas 75252, or by calling 972-348-5100. Such information may also be obtained without charge by writing Innisfree, our proxy solicitation agent, at 501 Madison Avenue, 20th Floor, New York, New York 10022, or by calling Innisfree toll-free at (888) 750-5834.

This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make such proxy solicitation in that jurisdiction. You should rely only on the information contained in this proxy statement to vote your shares at the special meeting. No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated July 5, 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

ANNEX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
ALADDIN HOLDCO, INC.,
ALADDIN MERGER SUB, INC.
and
ALLIANCE DATA SYSTEMS CORPORATION
Dated as of
May 17, 2007

A-i

A-ii

Section 9.6	Assignment	A-49
Section 9.7	Mutual Drafting	A-49
Section 9.8	Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury; Remedies	A-49
Section 9.9	Counterparts	A-51
Section 9.10	Obligations of Parent	A-51

Exhibits
EXHIBIT A — Limited Guarantee
EXHIBIT B.1 — List of Company Officers
EXHIBIT B.2 — List of Parent and Merger Sub Executives
EXHIBIT C — Merger Sub Certificate of Incorporation and By-laws
EXHIBIT D — Certain Investments

A-iii

AGREEMENT AND PLAN OF MERGER, dated as of May 17, 2007, by and among Aladdin Holdco, Inc., a Delaware corporation (“Parent”), Aladdin Merger Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and Alliance Data Systems Corporation, a Delaware corporation (the “Company”). Each of Parent, Merger Sub and the Company are referred to herein as a “Party” and together as “Parties”.

WHEREAS, the Board of Directors of the Company, acting upon the recommendation of a special committee of independent directors of the Company (the “Special Committee”), and the respective Boards of Directors of Parent and Merger Sub have approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions of this Agreement and Plan of Merger, including the exhibits and disclosure schedules attached hereto (the “Agreement”) and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the Board of Directors of the Company, acting upon the recommendation of the Special Committee, and the respective Boards of Directors of Parent and Merger Sub have determined that the Merger is in furtherance of, and consistent with, their respective business strategies and is in the best interest of their respective stockholders, and have approved and declared advisable or adopted this Agreement and the Merger;

WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Blackstone Capital Partners V L.P. (the “Fund”) is entering into a Limited Guarantee (the “Guarantee”) in the form attached as Exhibit A, pursuant to which the Fund is, among other things, guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement; and

WHEREAS, Parent, Merger Sub and the Company wish to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties agree as follows:

Article 1.

Defined Terms and Interpretation

Section 1.1  Certain Definitions.  For purposes of this Agreement, the term:

“Affiliate” shall mean a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person, where “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by Contract or otherwise.

“Benefit Plan” shall mean any employment, severance, termination, retirement, profit sharing, bonus, incentive or deferred compensation, retention bonus or change in control agreement, pension, stock option, restricted stock or other equity-based benefit, savings, life, health, disability, accident, medical, insurance, vacation, paid time off, long term care, executive or other employee allowance program, other welfare or fringe benefit or other employee compensation or benefit plan, program, arrangement, agreement, fund or commitment, including any “employee benefit plan” as defined in Section 3(3) of ERISA or Multiemployer Plan.

“Blue Sky Laws” shall mean state securities or “blue sky” Laws.

“Business Day” shall mean any day other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of New York or is a day on which banking institutions located in the State of New York are authorized or required by Law or other governmental action to close.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Commissioner” shall mean the Commissioner of Competition appointed pursuant to subsection 7(1) of the Competition Act, or an authorized delegate.

“Company Benefit Plan” shall mean any Benefit Plan (x) for the benefit or welfare of any current or former director, officer or employee of the Company or any Company Subsidiary or (y) under which the Company or any Company Subsidiary would reasonably be expected to have any material liability.

“Company Board” means the Board of Directors of the Company.

“Company By-laws” shall mean the Second Amended and Restated Bylaws of the Company, effective as of January 4, 2000, as amended by the First Amendment to the Second Amended and Restated Bylaws of the Company, effective as of April 25, 2001, and the Second Amendment to the Second Amended and Restated Bylaws of the Company, effective as of March 20, 2002.

“Company Certificate” shall mean the Second Amended and Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware on January 4, 2000.

“Company Common Stock” shall mean the Common Stock of the Company, par value $.01 per share.

“Company Material Adverse Effect” shall mean a material adverse change or effect on the business, properties, assets, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole; provided that in no event shall any of the following alone or in combination (or the effects or consequences thereof) constitute a “Company Material Adverse Effect” or be considered in determining whether a “Company Material Adverse Effect” has occurred or is likely or expected to occur: (a) any change in the Company’s stock price or trading volume in and of itself (provided that the underlying causes of such change shall not be excluded); (b) the negotiation (including activities relating to due diligence), execution, delivery or public announcement or the pendency of this Agreement or any of the transactions expressly contemplated herein or any actions required by this Agreement to be taken or not taken or otherwise taken with the express consent of Parent, including the impact thereof on the relationships of the Company or the Company Subsidiaries with customers, suppliers, distributors or employees; (c) any change or announcement of a potential change in the credit rating of the Company or any of its Subsidiaries or any of their securities (provided that the underlying causes of such change (other than the negotiation, execution, delivery, public announcement or pendency of this Agreement) shall not be excluded); (d) any failure by the Company to meet any projections or forecasts for any period ending (or for which revenues or earnings are released) on or after the date hereof (provided that the underlying causes of such failure shall not be excluded); (e) changes generally affecting any segment of the industries in which the Company or the Company Subsidiaries operate or affecting the economy or financial markets generally; (f) acts of God, calamities, national or international political or social conditions including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (g) changes in Law or GAAP (or any interpretation thereof) after the date hereof; or (h) any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement or the transactions contemplated hereby; provided, however, that changes set forth in clause (e) above may be taken into account in determining whether there has been or is likely to occur a “Company Material Adverse Effect” to the extent such changes have a materially disproportionate impact on the Company and the Company Subsidiaries taken as a whole relative to the other participants in the industries in which the Company and the Company Subsidiaries conduct their businesses.

“Company Permits” shall mean all permits, licenses, franchises, approvals, registrations, qualifications, rights, variances, certificates, certifications, consents, approvals and Orders of all Governmental Entities necessary for the lawful conduct of the Company’s business as currently conducted.

“Competition Act” means the Competition Act (Canada), as amended.

“Competition Act Approval” means (a) the Commissioner shall have issued an advance ruling certificate under section 102 of the Competition Act, or (b) any waiting period under Part IX of the Competition Act shall have expired, been terminated or have been waived and the Commissioner shall have advised the Parent in writing that the Commissioner has determined not to file an application for an Order under Part VIII of the Competition Act.

“Continuing Employee” shall mean any Person who is employed by the Company or any Company Subsidiary as of the Effective Time (including Persons on disability or leave of absence, whether paid or unpaid).

“Contract” shall mean any note, bond, mortgage, indenture, lease, license, permit, concession, franchise, contract, agreement or other instrument or obligation.

“Environmental Laws” shall mean any applicable Law relating to the protection of the environment or to occupational health and safety.

“Equity Interest” shall mean any share, capital stock, partnership, member or similar interest in any entity and any option, warrant, right or security convertible, exchangeable or exercisable therefor or other instrument or right the value of which is based on any of the foregoing.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” shall mean accounting principles generally accepted in the United States.

“Governmental Entity” shall mean any transnational, domestic or foreign, federal, state, provincial or local, governmental, administrative, judicial or regulatory authority or agency.

“Group” shall have the meaning provided in Section 13(d) of the Exchange Act, except where the context otherwise requires.

“Hazardous Materials” shall mean (i) any petroleum products or byproducts, radioactive materials, asbestos or polychlorinated biphenyls or (ii) any waste, material or substance defined as a “hazardous substance,” “hazardous material,” or “hazardous waste,” “pollutant,” “contaminant,” or words of similar import, under any applicable Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property” shall mean, collectively, all United States and foreign intellectual property rights, including all (i) patents, technology and know-how, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names and domain names, and other source indicators, and the goodwill of any business symbolized thereby, (iii) copyrights and copyrightable works (including software and systems) and (iv) trade secrets and confidential information.

“Knowledge” shall mean (i) in the case of the Company, the actual knowledge of the Persons listed on Exhibit B.1 and (ii) in the case of Parent, Merger Sub or any other member of the Parent Group, the actual knowledge of the Persons listed on Exhibit B.2.

“Law” shall mean any foreign, international, state, provincial or domestic law, treaty, convention, statute, code, ordinance, rule, regulation or Order.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof) other than liens incurred in connection with sale and leaseback transactions in the ordinary course of business.

“Material Revenue Producing Contract” shall mean any Contract pursuant to which the Company or any of the Company Subsidiaries provides services to customers and which generated revenues to the Company or any of the Company Subsidiaries of $10,000,000 or more in the twelve months ended

December 31, 2006, or is expected to generate revenues to the Company or any of the Company Subsidiaries of $10,000,000 or more in the twelve months ending December 31, 2007.

“Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

“NYSE” shall mean the New York Stock Exchange, Inc.

“Order” shall mean any order, judgment, writ, stipulation, settlement, award, injunction, decree, arbitration award or finding of any Governmental Entity.

“Parent Group” shall mean Parent and its Affiliates.

“Person” shall mean an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

“Sarbanes-Oxley Act” shall mean the United States Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Solvent” when used with respect to Parent and the Surviving Corporation, shall mean that, as of any date of determination (a) the amount of the “fair saleable value” of the assets of Parent and the Surviving Corporation will, as of such date, exceed (i) the value of all “liabilities of Parent and the Surviving Corporation, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of Parent and the Surviving Corporation on their existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) Parent and the Surviving Corporation will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which they intend to engage or propose to be engaged following the Closing Date, and (c) Parent and the Surviving Corporation will be able to pay their liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that Parent and the Surviving Corporation will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

“Subsidiary” or “Subsidiaries” of the Company, the Surviving Corporation or any other Person shall mean any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other Equity Interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Superior Proposal” shall mean a bona fide written Takeover Proposal (with all of the percentages included in the definition of Takeover Proposal increased to 50%) and not solicited in violation of Section 6.4.1 which the Special Committee or the Company Board determines in good faith (after consultation with its financial advisors and outside legal counsel) and taking into account such factors as the Special Committee or the Company Board considers to be appropriate (i) is reasonably likely to be consummated in accordance with its terms (if accepted) and (ii) if consummated, would result in a transaction more favorable to the holders of Company Common Stock than the transactions provided for in this Agreement taking into account any revisions to this Agreement, the Equity Commitment Letter and/or the Guarantee made or proposed in writing by Parent or Merger Sub prior to the time of determination.

“Surviving Corporation Benefit Plan” shall mean any Benefit Plan for the benefit or welfare of any Continuing Employee, whether maintained by Parent, the Surviving Corporation or any of their Subsidiaries.

“Takeover Proposal” shall mean any inquiry, proposal or offer relating to (i) the acquisition of fifteen (15) percent or more of the outstanding shares of Company Common Stock and any other voting securities of the Company by any Third Party, (ii) a merger, consolidation, business combination, reorganization, share exchange, sale of assets, recapitalization, liquidation, dissolution or similar transaction which would result in any Third Party acquiring assets representing fifteen (15) percent or more of the net revenues, net income or assets (based on the fair market value thereof) of the Company and the Company Subsidiaries, taken as a whole (including capital stock of Company Subsidiaries), (iii) any other transaction which would result in a Third Party acquiring assets representing fifteen (15) percent or more of the net revenues, net income or assets (based on the fair market value thereof) of the Company and the Company Subsidiaries, taken as a whole (including capital stock of Company Subsidiaries), immediately prior to such transaction (whether by purchase of assets, acquisition of stock of a Company Subsidiary or otherwise) or (iv) any combination of the foregoing.

“Tax Returns” shall mean any report, filing, election or return (including any information return) or statement required to be filed with any Governmental Entity with respect to Taxes, including any schedules, attachments or amendments thereto.

“Taxes” shall mean any and all federal, state, local, provincial, branch or other taxes, duties, tariffs, imposts and other similar charges (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including those on or measured by or referred to as income, franchise, windfall or other profits, gross receipts, estimated, installment, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, goods and services, withholding, ad valorem, stamp, transfer, value-added and provider taxes.

“Third Party” shall mean any Person or Group other than the Company, the Company Subsidiaries, the Parent Group or any Person in the Parent Group.

Section 1.2  Terms Defined Elsewhere.  The following terms are defined elsewhere in this Agreement, as indicated below:

“2007 Bonus Plan”	Section 6.8.2
“Agreement”	Recitals
“Annual RSU”	Section 3.5.8
“Antitrust Division”	Section 6.5.1
“Bank Approvals”	Section 6.5.7
“Bank Approval Date”	Section 6.5.8
“Bank Restructuring”	Section 6.5.8
“Bankruptcy and Equity Exception”	Section 4.3.1
“Business Interruption Fee”	Section 8.5.1
“Cash Shortfall”	Section 6.1(b)
“Certificate of Merger”	Section 2.3
“Certificates”	Section 3.2.2
“Closing”	Section 2.2
“Closing Date”	Section 2.2
“Commitments”	Section 5.6
“Company”	Preamble
“Company Adverse Recommendation Change”	Section 6.4.2
“Company Disclosure Schedule”	Article 4

“Company Financial Advisors”	Section 4.17
“Company Financial Statements”	Section 4.6.2
“Company Leased Premises”	Section 4.16
“Company Material Contract”	Section 4.10
“Company Options”	Section 3.5.8
“Company Owned Properties”	Section 4.16
“Company Preferred Stock”	Section 4.2.1
“Company Properties”	Section 4.16
“Company Recommendation”	Section 4.17
“Company Representatives”	Section 6.3.1
“Company Restricted Stock”	Section 3.5.8
“Company SEC Filings”	Section 4.6.1
“Company Stock-Based Award”	Section 3.5.8
“Company Stockholders’ Meeting”	Section 6.2.3
“Company Stock Plans”	Section 3.5.8
“Company Subsidiary”	Section 4.1
“Contingently Vested RSUs”	Section 3.5.3
“Debt Commitment Letters”	Section 5.6
“Debt Tender Offers”	Section 6.16.1
“D&O Insurance”	Section 6.9.3
“DGCL”	Recitals
“Dissenting Shares”	Section 3.1.1
“Dissenting Stockholders”	Section 3.1.1
“Effective Time”	Section 2.3
“Equity Commitment Letter”	Section 5.6
“ERISA”	Section 4.9.2
“ERISA Affiliate”	Section 4.9.4
“ESPP”	Section 3.5.9
“Exchange Fund”	Section 3.2.1
“FDIC”	Section 6.5.7
“Foreign Employees	Section 4.9.1
“FTC”	Section 6.5.1
“Fully Vested RSUs”	Section 3.5.3
“Fund”	Recitals
“Guarantee”	Recitals
“IB”	Section 6.5.7
“Indemnified Parties”	Section 6.9.2
“IRS”	Section 4.9.1
“Marketing Period”	Section 6.14.1
“Merger”	Recitals
“Merger Consideration”	Section 3.1.1
“Merger Sub”	Preamble
“NDA”	Section 6.3.2
“Notes”	Section 6.16.1
“Notice Period”	Section 6.4.2

“Offer Documents”	Section 6.16.2
“Parent”	Preamble
“Parent Disclosure Schedule”	Article 5
“Parent Representatives”	Section 6.3.1
“Paying Agent”	Section 3.2.1
“Permitted Liens”	Section 4.16
“Property Restrictions”	Section 4.16
“Proxy Statement”	Section 6.2.1
“Purchaser Welfare Benefit Plan”	Section 6.8.4
“Regulatory Approvals”	Section 6.5.1
“Regulatory Authority”	Section 4.5.2
“Required Information”	Section 6.15
“Retention Award”	Section 6.8.2
“Retention RSU”	Section 3.5.8
“RSU”	Section 3.5.8
“Solvency Opinion”	Section 6.13
“Special Committee”	Recitals
“Stockholder Approval”	Section 4.3.1
“Surviving Corporation”	Section 2.1
“Termination Date”	Section 8.1(b)(ii)
“Termination Fee”	Section 8.4.1
“Utah Commissioner”	Section 6.5.7
“WFNNB”	Section 4.5.2

Section 1.3  Interpretation.  In this Agreement, unless otherwise specified, the following rules of interpretation apply:

(a) references to Sections, Schedules, Annexes, Exhibits, Clauses and Parties are references to sections or sub-sections, schedules, annexes, exhibits and clauses of, and parties to, this Agreement;

(b) references to any Person include references to such Person’s successors and permitted assigns;

(c) words importing the singular include the plural and vice versa;

(d) words importing one gender include the other gender;

(e) references to the word “including” do not imply any limitation;

(f) references to months are to calendar months;

(g) the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(h) references to “$” or “dollars” refer to U.S. dollars;

(i) to the extent this Agreement refers to information or documents having been made available (or delivered or provided) to Parent or Merger Sub, the Company shall be deemed to have satisfied such obligation if the Company or any Company Representatives have made such information or document available (or delivered or provided such information or document) to any of Parent, Merger Sub, or any Parent Representatives; and

(j) a defined term has its defined meaning throughout this Agreement and in each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined.

Article 2.

The Merger

Section 2.1  The Merger.  Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 2.2  Closing.  Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place on a day that is a Business Day (i) at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017 at 10:00 a.m., New York City time, no later than the second Business Day following the satisfaction of the conditions set forth in Article 7 (other than (a) those conditions that are waived in accordance with the terms of this Agreement by the Party or Parties for whose benefit such conditions exist and (b) any such conditions, which by their terms, are not capable of being satisfied until the Closing) or (ii) at such other place, time and/or date as the Parties may otherwise agree; provided, however, that notwithstanding the satisfaction or waiver of the conditions set forth in Article 7, the Parties shall not be required to effect the Closing until the earliest of (x) a date during the Marketing Period specified by Parent on no less than three Business Days’ prior notice to the Company and (y) the last day of the Marketing Period. The date upon which the Closing actually occurs is referred to herein as the “Closing Date”.

Section 2.3  Effective Time.  The Parties shall cause a certificate of merger (the “Certificate of Merger”) to be properly executed and filed in accordance with the DGCL and the terms of this Agreement. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as is specified by the Parties as the Effective Time in the Certificate of Merger (the “Effective Time”).

Section 2.4  Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.5  Certificate of Incorporation; By-laws.  At the Effective Time, the Certificate of Incorporation and the By-laws of the Surviving Corporation shall, subject to Section 6.9 hereof, be amended in their entirety to contain the provisions set forth in the Certificate of Incorporation and the By-laws of Merger Sub, attached as Exhibit C hereto, except that the name of the Surviving Corporation shall at the Effective Time be changed to the name of the Company.

Section 2.6  Directors and Officers.  The directors of Merger Sub and the officers of the Company immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

Article 3.

Conversion of Securities; Exchange of Certificates

Section 3.1  Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or its stockholders, the following shall occur:

Section 3.1.1  Conversion Generally.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 3.1.2, any share of Company Common Stock owned by any Company Subsidiary or by any Subsidiary of Parent other than Merger Sub and any shares of Company Common

Stock (“Dissenting Shares”) which are held by stockholders exercising appraisal rights pursuant to Section 262 of the DGCL (“Dissenting Stockholders”)), shall be converted, subject to Section 3.2.4, into the right to receive $81.75 in cash, payable to the holder thereof, without interest (the “Merger Consideration”). All such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each Certificate which immediately prior to the Effective Time represented any such shares shall thereafter represent the right to receive the Merger Consideration therefor. Certificates previously representing shares of Company Common Stock (other than any shares of Company Common Stock to be canceled pursuant to Section 3.1.2) shall be exchanged for the Merger Consideration, without interest, upon the surrender of such Certificates in accordance with the provisions of Section 3.2.

Section 3.1.2  Cancellation or Conversion of Certain Shares.  Each share of Company Common Stock (i) held by Parent, Merger Sub or in the treasury of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto and (ii) held by any Company Subsidiary or any Subsidiary of Parent other than Merger Sub shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of Merger Sub common stock shall evidence ownership of an equal number of such shares of the Surviving Corporation.

Section 3.1.3  Merger Sub.  Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

Section 3.1.4  Change in Shares.  If between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class, solely by reason of any stock dividend, subdivision, reclassification, recapitalization, split, reverse split, combination or exchange of shares or any other similar transaction, the Merger Consideration shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, reverse split, combination or exchange of shares or any other similar transaction and to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action.

Section 3.2  Exchange of Certificates.

Section 3.2.1  Paying Agent.  At the Closing, Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably satisfactory to the Company (the “Paying Agent”), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article 3, through the Paying Agent, cash in U.S. dollars in an amount sufficient to pay the aggregate amount of the Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”) payable pursuant to Section 3.1 in exchange for outstanding shares of Company Common Stock. The Paying Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid pursuant to Section 3.1 out of the Exchange Fund. The Exchange Fund shall be invested by the Paying Agent as directed by Parent; provided, however, that: (i) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Company Common Stock and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of shares of the Company Common Stock in the amount of any such losses to the extent necessary to pay the Merger Consideration to the holders of Company Common Stock; and (ii) such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank that are then publicly available). Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation or Parent, as Parent directs. The Exchange Fund shall not be used for any other purpose.

Section 3.2.2  Exchange Procedures.  Promptly following the Effective Time (but in no event later than three (3) Business Days following the Effective Time), Parent shall instruct the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) and whose shares of Company Common Stock have been converted into the right to receive Merger Consideration pursuant to Section 3.1 (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be subject to the consent of the Company prior to the Effective Time, such consent not to be unreasonably withheld or delayed) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, properly completed and duly executed, and such other documents as may be reasonably required pursuant to such instructions (or, if such shares are held in book-entry or other uncertificated form, upon the entry through a book-entry transfer agent of the surrender of such shares on a book-entry account statement (it being understood that any references herein to “Certificates” shall be deemed to include references to book-entry account statements relating to the ownership of shares of Company Common Stock)), the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration which such holder has the right to receive in respect of the shares of Company Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any Merger Consideration payable to holders of Certificates. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration or the right to demand to be paid the “fair value” of the shares represented thereby as contemplated by Section 3.3.

Section 3.2.3  Further Rights in Company Common Stock.  All Merger Consideration paid in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

Section 3.2.4  Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for one (1) year after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article 3 shall thereafter look only to the Surviving Corporation for the Merger Consideration, without any interest thereon.

Section 3.2.5  No Liability.  None of Parent, the Company or the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

Section 3.2.6  Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such lost, stolen or destroyed Certificate, the Paying Agent will, in exchange for such lost, stolen or destroyed Certificate, pay the Merger Consideration without any interest thereon.

Section 3.2.7  No Further Dividends.  No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificates.

Section 3.2.8  Withholding.  Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold or cause to be deducted and withheld from the consideration otherwise payable pursuant to this Agreement such amounts as Parent, the Surviving Corporation or the Paying Agent are required to deduct and withhold under the Code, or any provision of state, local or foreign tax Law, with respect to the making of such payment. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Section 3.3  Dissenters’ Rights.  Notwithstanding anything in this Agreement to the contrary, if any Dissenting Stockholder shall demand to be paid the “fair value” of its Dissenting Shares, as provided in Section 262 of the DGCL, such Dissenting Shares shall not be converted into or exchangeable for the right to receive the Merger Consideration (except as provided in this Section 3.3) and shall entitle such Dissenting Stockholder only to payment of the fair value of such Dissenting Shares, in accordance with Section 262 of the DGCL, unless and until such Dissenting Stockholder withdraws (in accordance with Section 262(k) of the DGCL) or effectively loses the right to dissent. The Company shall not, except with the prior written consent of Parent (such consent not to be unreasonably withheld or delayed), voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment of fair value of Dissenting Shares prior to the Effective Time. The Company shall give Parent prompt notice thereof prior to the Effective Time and Parent shall have the right to participate at its own expense in all negotiations and proceedings with respect to any such demands. If any Dissenting Stockholder shall have effectively withdrawn (in accordance with Section 262(k) of the DGCL) or lost the right to dissent, then as of the later of the Effective Time or the occurrence of such event, the Dissenting Shares held by such Dissenting Stockholder shall be canceled and converted into and represent the right to receive the Merger Consideration pursuant to Section 3.1.

Section 3.4  Stock Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed (after giving effect to the items contemplated by this Article 3) and thereafter, there shall be no further registration of transfers of shares of Company Common Stock theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates presented to the Paying Agent or Parent for any reason shall be converted into the Merger Consideration.

Section 3.5  Company Options and Stock-Based Awards.  At or prior to the Effective Time, the Company shall take all action necessary (including any necessary determinations and/or resolutions of the Company’s Board of Directors or a committee thereof) such that:

Section 3.5.1  Company Options.  At the Effective Time, except as otherwise agreed by Parent and the holder of Company Options with respect to such holder’s Company Options, each Company Option, whether vested or unvested, that is outstanding and unexercised immediately prior thereto shall become fully vested and shall be converted automatically into the right to receive at the Effective Time an amount in cash in U.S. dollars equal to the product of (i) the total number of shares of Company Common Stock subject to such Company Option and (ii) the excess, if any, of the amount of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Option, with the aggregate amount of such payment rounded down to the nearest cent.

Section 3.5.2  Company Restricted Stock.  At the Effective Time, except as otherwise agreed by Parent and the holder of Company Restricted Stock with respect to such holder’s Company Restricted Stock, each share of Company Restricted Stock, whether vested or unvested, that is outstanding immediately prior thereto shall become fully vested and all restrictions thereon shall lapse and shall be converted automatically into the right to receive at the Effective Time an amount in cash in U.S. dollars equal to the product of (i) the total number of such shares of Company Restricted Stock and (ii) the Merger Consideration.

Section 3.5.3  Annual RSUs.  At the Effective Time, except as otherwise agreed by Parent and the holder of Annual RSUs with respect to such holder’s Annual RSUs, each award of Annual RSUs that is outstanding immediately prior thereto shall become contingently vested with respect to the number of

RSUs (the “Contingently Vested RSUs”) that would have vested in the ordinary course (without regard to any time-based vesting requirement) based on the Company’s performance for the applicable performance period through the Effective Time (as determined in the sole discretion of the Compensation Committee of the Company Board prior to the Effective Time after making equitable adjustments to exclude the effect of extraordinary or one-time expenses incurred in connection with the transactions contemplated by this Agreement) extrapolated to the end of the applicable performance period. Subject to any provision of any agreement between the Company and a holder of an award of Annual RSUs that would accelerate the vesting of Annual RSUs, a holder of an award of Annual RSUs shall become fully vested in the Contingently Vested RSUs (“Fully Vested RSUs”) if the holder is employed by the Company or any Company Subsidiary on February 1, 2008 and the Company shall promptly, but in any event by February 28, 2008, distribute to such holder a lump sum cash payment in U.S. dollars equal to the product of (i) the total number of Fully Vested RSUs subject to such award and (ii) the Merger Consideration.

Section 3.5.4  Retention RSUs.  At the Effective Time, except as otherwise agreed by Parent and the holder of Retention RSUs with respect to such holder’s Retention RSUs, the performance criteria applicable to each award of Retention RSUs shall be deemed to have been satisfied in full and, subject to any provision of any agreement between the Company and a holder of an award of Retention RSUs that would accelerate the vesting of the Retention RSUs, the RSUs subject to such award of Retention RSUs shall become fully vested if the holder satisfies the time-based vesting criteria thereof (with the applicable vesting dates being deemed to be February 21 of 2008, 2009 and 2010). Promptly after the vesting of any of the RSUs subject to an award of Retention RSUs, but in any event within thirty (30) days of such date, the Company shall distribute to such holder a lump sum cash payment, together with interest thereon at the rate of 8% from the Effective Time, in U.S. dollars equal to the product of (i) the total number of vested RSUs subject to such award of Retention RSUs and (ii) the Merger Consideration.

Section 3.5.5  Other RSUs.  At the Effective Time, all RSUs other than Retention RSUs and Annual RSUs shall fully vest (to the extent not already vested) and shall be converted automatically into the right to receive promptly following the Effective Time an amount in cash in U.S. dollars equal to the product of (i) the total number of such RSUs (including any RSUs previously vested without regard to this Section 3.5.3) and (ii) the Merger Consideration.

Section 3.5.6  Other Company Stock-Based Awards.  At the Effective Time, except as otherwise agreed by Parent and the holder of other Company Stock-Based Awards that are not otherwise described in this Section 3.5 with respect to such holder’s other Company Stock-Based Awards, each other Company Stock-Based Award that is not otherwise described in this Section 3.5, whether vested or unvested, that is outstanding and, if applicable, unexercised immediately prior to the Effective Time shall become fully vested and shall be converted automatically into the right to receive at the Effective Time an amount in cash in U.S. dollars equal to the product of (i) the total number of shares of Company Common Stock subject to such Company Stock-Based Award and (ii) the Merger Consideration (reduced, if applicable, by an exercise or base price applicable to such Company Stock-Based Award).

Section 3.5.7  Section 409A.  Notwithstanding anything to the contrary contained herein, to the extent a holder of a Company Option or Company Stock-Based Award would be entitled to payment described in this Section 3.5 that would be subject to the additional tax imposed under Section 409A of the Code if it were made in accordance with the provisions hereof, the payment will not be made to the holder and instead will be paid to the holder on the earliest date on which such payment may be made consistent with Section 409A of the Code.

Section 3.5.8  Certain Definitions.  For purposes hereof: (i) “Company Options” means options to acquire Company Common Stock issued pursuant to the employee and director stock plans of the Company or under any individual consultant, employee or director agreement (such plans or agreements, the “Company Stock Plans”); (ii) “Company Restricted Stock” means restricted shares of Company Common Stock issued pursuant to the Company Stock Plans that are non-transferable and are subject to specified vesting criteria; (iii) “RSU” means a right issued under any Company Stock Plan to receive

Company Common Stock on a deferred basis; (iv) “Annual RSUs” means RSUs (except for Retention RSUs) that are subject to vesting based upon achievement of performance criteria; (v) “Retention RSUs” means the awards of RSUs denominated as “Retention RSUs” on Section 3.5.4 of the Company Disclosure Schedule; and (vi) “Company Stock-Based Award” means each right of any kind to receive shares of Company Common Stock or benefits measured by the value of a number of shares of Company Common Stock, and each award of any kind consisting of shares of Company Common Stock, granted under Company Stock Plans (including stock appreciation rights, restricted stock, restricted stock units, deferred stock units and dividend equivalents) other than Company Options.

Section 3.5.9  Miscellaneous.  All amounts payable under this Section 3.5 shall be reduced by amounts as are required to be withheld or deducted under the Code or any provision of U.S. state, local or foreign Tax Law with respect to the making of such payment. The provisions of this Section 3.5 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each holder of any Company Options and each beneficiary of a Company Stock-Based Award, and their respective heirs, beneficiaries and representatives. The Company shall terminate its Employee Stock Purchase Plan (the “ESPP”) immediately prior to the Closing Date and shall not commence any new offering periods following the date of this Agreement.

Article 4.

Representations and Warranties of the Company

Subject to (i) any information contained, or incorporated by reference, in any of the Company SEC Filings filed with the SEC by the Company prior to the date hereof (other than disclosures in the “Risk Factors” sections thereof) and (ii) such exceptions as are disclosed in the disclosure schedule (the “Company Disclosure Schedule”) delivered by the Company to Parent concurrently with the execution and delivery of this Agreement (it being understood that (a) the disclosure of any fact or item in any section of the Company Disclosure Schedule shall, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to that other section to the extent such disclosure is made in a manner that makes its relevance to the other section reasonably apparent, except in the case of exceptions qualifying the representations set forth in Section 4.8 which shall be set forth only in Section 4.8 of the Company Disclosure Schedule, and (b) the disclosure of any matter or item in the Company Disclosure Schedule shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality” or “Company Material Adverse Effect” or any word or phrase of similar import and does not mean that such matter or item would, alone or together with any other matter or item, reasonably be expected to have a Company Material Adverse Effect), the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1  Organization and Qualification; Subsidiaries.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each Subsidiary of the Company (each, a “Company Subsidiary”) has been duly organized, and is validly existing and, where such concept is recognized, in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, except to the extent the failure of any such Company Subsidiary to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Section 4.1 of the Company Disclosure Schedule contains a complete list of all of the Company Subsidiaries. The Company and each Company Subsidiary has the requisite power and authority and all governmental approvals and Company Permits necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except for such government approvals and Company Permits, the absence of which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of the certificate of incorporation and by-laws (or similar organizational documents) of the Company and each material Company Subsidiary, and all amendments thereto, as currently in effect.

Section 4.2  Capitalization; Subsidiaries.

Section 4.2.1  The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 20,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). As of April 30, 2007, there were (a) 78,697,696 shares of Company Common Stock (other than treasury shares) issued and outstanding (including 197,182 shares of Company Restricted Stock), (b) 9,023,852 shares of Company Common Stock held in the treasury of the Company, (c) 9,988,317 shares of Company Common Stock were reserved and available for issuance pursuant to the Company Stock Plans, of which (i) 4,769,569 shares of Company Common Stock were issuable upon exercise of outstanding Company Options, (ii) 965,562 shares of Company Restricted Stock (excluding 197,182 shares of Company Restricted Stock) were issuable pursuant to outstanding Company Stock-Based Awards, and (iii) up to 54,226 shares of Company Common Stock were issuable in the event of over-performance pursuant to the Annual RSUs and (d) no shares of Company Preferred Stock issued and outstanding. Section 4.2.1 of the Company Disclosure Schedule sets forth as of April 30, 2007, a list of the holders of Company Options and/or Company Stock-Based Awards, including (to the extent applicable) the date on which each such Company Option or Company Stock-Based Award was granted, the maximum number of shares of Company Common Stock subject to such Company Option or Company Stock-Based Award, the expiration date of such Company Option or Company Stock-Based Award, the price at which such Company Option or Company Stock-Based Award may be exercised under an applicable Company Stock Plan and the vesting schedule/status of each such Company Option or Company Stock-Based Award.

Section 4.2.2  All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights. Except as set forth in Section 4.2.1, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound relating to the issued or unissued Equity Interests of the Company, or securities convertible into or exchangeable for such Equity Interests, or obligating the Company to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company. Except as set forth in Section 4.2.1, there are no outstanding contractual obligations of the Company or any Company Subsidiary affecting the voting rights of or requiring the repurchase, redemption, issuance, creation or disposition of, any Equity Interests in the Company. Except as set forth in Section 4.2.1, since April 30, 2007, through the date hereof, the Company has not issued any shares of its capital stock, or securities convertible into or exchangeable for such capital stock or any other Equity Interests in the Company. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the holders of Company Common Stock may vote.

Section 4.2.3  Each outstanding share of capital stock or other Equity Interest of each Company Subsidiary is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is held, directly or indirectly, by the Company or another Company Subsidiary free and clear of all Liens. Except as set forth in Section 4.2.1, there are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any shares of capital stock or other ownership interests of any Company Subsidiary, including any right of conversion or exchange under any outstanding security, instrument or agreement.

Section 4.2.4  As of the date hereof, the Company does not directly or indirectly own a 10% or greater interest in any Person (other than a Company Subsidiary) with a net book value (as reflected on the books and records of the Company as of the date hereof) in excess of $20,000,000. Except for the capital stock and other ownership interests of the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other voting or equity securities or interests in any Person that is material to the business of the Company and the Company Subsidiaries, taken as a whole.

Section 4.3  Authority.

Section 4.3.1  The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than, with respect to the Merger, the affirmative vote of holders of at least a majority of outstanding shares of Company Common Stock to adopt this Agreement and approve the transactions provided for herein (the “Stockholder Approval”). This Agreement has been duly authorized and validly executed and delivered by the Company and, assuming this Agreement is a valid and binding obligation of Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

Section 4.3.2  The Company has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL, or any similar anti-takeover provisions of any other state, will not apply with respect to or as a result of this Agreement and the transactions contemplated hereby, including the Merger, without any further action on the part of the stockholders, the Special Committee or the Company Board.

Section 4.4  No Conflict; Required Filings and Consents.

Section 4.4.1  The execution, delivery and performance by the Company of this Agreement does not (i) assuming the Stockholder Approval is obtained, conflict with or violate any provision of the Company Certificate or the Company By-laws or any equivalent organizational documents of any Company Subsidiary, (ii) assuming that all consents, approvals and authorizations described in Section 4.4.2 will have been obtained prior to the Effective Time and all filings and notifications described in Section 4.4.2 will have been made and any waiting periods thereunder will have terminated or expired prior to the Effective Time, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (iii) except as set forth in Section 4.4.1(iii) of the Company Disclosure Schedule, require any consent or approval under, result in any breach of or any loss of any benefit under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any Company Subsidiary pursuant to, any Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound, except, with respect to clauses (ii) and (iii), for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.4.2   The execution, delivery and performance of this Agreement by the Company does not require any consent, approval or authorization of, or filing with or notification to, any Governmental Entity, except (i) under the Exchange Act, any applicable Blue Sky Law, the rules and regulations of the NYSE, the HSR Act, the Competition Act or any other antitrust, merger and acquisition, competition, trade or other regulatory Laws, (ii) under the Change in Bank Control Act, the Utah Financial Institutions Act, the Bank Merger Act or any other state or federal banking Laws, (iii) the filing and recordation of the Certificate of Merger as required by the DGCL or (iv) where the failure to obtain such consents, approvals or authorizations, or to make such filings or notifications would not (a) prevent or materially delay the consummation of the Merger, (b) otherwise prevent or materially delay performance by the Company of any of its material obligations under the Agreement or (c) individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.5  Compliance with Laws.

Section 4.5.1  Except (i) with respect to Tax matters (which are addressed exclusively in Section 4.14), environmental matters (which are addressed exclusively in Section 4.12), benefits and employee matters (which are addressed exclusively in Section 4.9) and (ii) for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (a) the Company and each Company Subsidiary holds all Company Permits necessary for the lawful conduct of its business or ownership, use, occupancy and operation of its assets and properties, (b) the Company and each Company Subsidiary is in compliance with the terms of such Company Permits, except for such matters for which the Company or Company Subsidiary has received written notice from a Governmental Entity, which notice asserts a lack of compliance with a particular Company Permit, but which permits the Company or Company Subsidiary to cure such non-compliance within a reasonable period of time following the issuance of such notice and which cure is being undertaken by the Company or Company Subsidiary in good faith, and (c) each of the businesses of the Company or any Company Subsidiary is, and since January 1, 2005 has been, conducted in compliance with all Laws applicable to the Company or such Company Subsidiary or by which any property, asset or right of the Company or such Company Subsidiary is bound.

Section 4.5.2  Except as set forth in Section 4.5.2 of the Company Disclosure Schedule, since January 1, 2005, neither World Financial Network National Bank, a national banking association (“WFNNB”), nor the IB has received any written notification or written communication from any federal or state banking authority (“Regulatory Authority”) (i) asserting that it is in material violation of any Law, (ii) threatening to revoke any of its material permits or licenses, (iii) requiring it (x) to enter into or consent to the issuance of a cease and desist order, written agreement, consent decree, directive, commitment or memorandum of understanding, or (y) to adopt any policy, procedure or resolution of its Board of Directors or similar undertaking, that restricts the conduct of its business, or relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends or any other policy or procedure, in either case, that would be material to the conduct of business of WFNNB or the IB or (iv) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, Federal Deposit Insurance Corporation deposit insurance, and neither WFNNB nor the IB has received any written notice from a Regulatory Authority that it is considering issuing or requiring any of the foregoing. Since January 1, 2005, each of WFNNB and the IB has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authority, and has paid all fees and assessments due and payable in connection with its business.

Section 4.6  SEC Filings; Financial Statements.

Section 4.6.1  Company SEC Filings.  The Company has timely filed or furnished all forms, reports and other documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since January 1, 2005 (collectively, the “Company SEC Filings”). Each Company SEC Filing (i) as of its date, complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not, at the time it was filed (or, if amended, at the time of such amendment), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act. The Company has made available to Parent correct and complete copies of all material correspondence between the SEC, on the one hand, and the Company and any of the Company Subsidiaries, on the other hand, occurring since January 1, 2005 and prior to the date hereof. To the Knowledge of the Company, as of the date hereof, none of the

Company SEC Filings is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

Section 4.6.2  Financial Statements.  Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Filings (collectively, the “Company Financial Statements”) was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis during the periods indicated (except as may be indicated in the notes thereto), and each presented fairly, in all material respects, the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of operations and cash flows of the Company for the respective periods indicated therein (subject, in the case of unaudited statements, to normal adjustments which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect).

Section 4.6.3  No Undisclosed Liabilities.  None of the Company or any consolidated Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities or obligations (i) which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (ii) that were incurred after December 31, 2006, in the ordinary course of business, (iii) that were incurred under this Agreement or in connection with the transactions contemplated hereby or (iv) that were disclosed or reserved against in the Company’s consolidated balance sheet for the year ended December 31, 2006 included in the Company SEC Filings.

Section 4.6.4  Internal Controls.  Since January 1, 2005, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls and the Company has provided to Parent copies of any material written materials relating to the foregoing. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company required to be included in reports filed under the Exchange Act, including its consolidated subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared, and, to the Knowledge of the Company, such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act. As of December 31, 2006, the Company has concluded, following an evaluation under the supervision and with the participation of the Company’s principal executive officer and its principal financial officer of the effectiveness of the Company’s disclosure controls and procedures, that the Company’s disclosure controls and procedures were effective. Since the enactment of the Sarbanes-Oxley Act, neither the Company nor any Company Subsidiary has made any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any Company Subsidiary. There are no outstanding loans or other extensions of credit made by the Company or any of the Company Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

Section 4.7  Affiliate Transactions.  To the Knowledge of the Company, there are no transactions, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of related transactions, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed in the Company SEC Filings.

Section 4.8  Absence of Certain Changes or Events.  Since December 31, 2006, (i) through the date hereof, the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course consistent with past practices and (ii) there has not been any Company Material Adverse Effect.

Section 4.9  Benefit Plans; Employees and Employment Practices.

Section 4.9.1  Section 4.9.1 of the Company Disclosure Schedule contains a true, correct and complete list of each material Company Benefit Plan maintained or contributed to by the Company or any Company Subsidiary. The Company has made available to Parent or its agents or representatives copies of (i) each material Company Benefit Plan, including any material Company Benefit Plan that is maintained on behalf of employees outside of the United States (such employees, “Foreign Employees”), but excluding any such Company Benefit Plan that is legally required to be sponsored by the Company or its Subsidiaries, and any related trust agreement or other funding instrument now in effect or required as a result of the transactions contemplated by this Agreement except for rabbi trusts to be established in connection with the Company’s deferred compensation plans, (ii) the most recent annual report (Form 5500), if any, filed with the U.S. Department of Labor with respect to each such Company Benefit Plan, (iii) the most recent summary plan description for each such Company Benefit Plan for which a summary plan description is required and, to the extent they have been prepared in the ordinary course of business, the most recent audited financial statements and actuarial valuation reports for each such Company Benefit Plan and (iv) the most recent determination letter issued by the U.S. Internal Revenue Service (“IRS”) with respect to any such Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code.

Section 4.9.2  Except for such exceptions that, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect, each Company Benefit Plan was established and has been in compliance with any applicable provisions of the terms thereof and applicable Law, including the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and/or the Code.

Section 4.9.3  Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination letter from the IRS that it is so qualified, and, to the Company’s Knowledge, no fact or event has occurred since the date of such determination letter that could materially adversely affect the qualified status of any such Company Benefit Plan.

Section 4.9.4   Except as set forth in Section 4.9.4 of the Company Disclosure Schedule, (i) neither the Company nor any trade or business that, together with the Company, would be deemed a single employer within the meaning of Section 4001 of ERISA (an “ERISA Affiliate”) maintains or contributes to, or has maintained or contributed to during the previous six years, any Multiemployer Plan or any “defined benefit plan” (as defined in Section 3(35) of ERISA) subject to Title IV of ERISA and (ii) neither the Company nor any Company Subsidiary has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of Company or any of its Subsidiaries, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Law, except, in any case, as would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.9.5  With respect to any Company Benefit Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Company’s Knowledge, threatened and (ii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service or other Governmental Entities are pending or, to the Company’s Knowledge, threatened, excluding in each case any action, suit, claim, investigation, audit or other proceeding that would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.9.6  Except as set forth in Section 4.9.6 of the Company Disclosure Schedule, no Company Benefit Plan exists that, as a result of the execution of this Agreement, the Stockholder Approval, or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), would reasonably be expected to (i) result in any increased severance pay upon any termination of employment after the date of this Agreement, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable, require the security of benefits under or result in any other material obligation pursuant to, any of the Company Benefit Plans, (iii) limit or restrict the right of the Company to merge, amend or terminate any of the Company Benefit Plans, or (iv) result in payments under any of the Company Benefit Plans which would not be deductible under Section 280G of the Code or under the applicable provisions of foreign Law.

Section 4.9.7  Neither the Company nor any Company Subsidiary is a party to any collective bargaining or other labor union contracts and no collective bargaining agreement is being negotiated by the Company or any Company Subsidiary and to the Company’s Knowledge, no organizational effort is presently being made or threatened by or on behalf of any labor union or organization with respect to the employees of the Company or any Company Subsidiary. There is no pending labor dispute, strike or work stoppage against the Company or any Company Subsidiary which may interfere with the respective business activities of the Company or the Company Subsidiaries, except where such dispute, strike or work stoppage, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. There is no pending charge or complaint against the Company or any Company Subsidiary by the National Labor Relations Board or any comparable Governmental Entity, except where such unfair labor practice, charge or complaint, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.10  Contracts; Indebtedness.

Section 4.10.1  Except as disclosed in Sections 4.9.1, 4.9.4, 4.9.6, 4.10.1, 4.10.2 or 4.16(b) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to or bound by any Contract that (i) as of the date hereof, is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), (ii) would prohibit or materially delay the consummation of the Merger, (iii) relates to a joint venture, partnership, limited liability or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and the Company Subsidiaries, taken as a whole, (iv) involves any exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other interest rate or foreign currency protection contract, (v) is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of indebtedness providing for borrowings in excess of $10,000,000, (vi) prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of the Company Subsidiaries, prohibits the pledging of the capital stock of the Company or any Company Subsidiary or prohibits the issuance of guarantees by any Company Subsidiary, (vii) is a Material Revenue Producing Contract, (viii) relates to any acquisition by the Company or the Company Subsidiaries pursuant to which the Company or any of the Company Subsidiaries has continuing “earn-out” or other contingent payment obligations, in each case, that would reasonably be expected to result in payments in excess of $10,000,000 or (ix) contains covenants materially limiting the ability of the Company or any Company Subsidiary to engage in any line of business or to compete with any Person or operate at any location. Each Contract of the type described in this Section 4.10.1 is referred to herein as a “Company Material Contract.” Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) each Company Material Contract is a legal, valid and binding obligation of the Company or a Company Subsidiary, as applicable, in full force and effect and enforceable against the Company or a Company Subsidiary in accordance with its terms, subject to the Bankruptcy and Equity Exception, (ii) to the Company’s Knowledge, each Company Material Contract is a legal, valid and binding obligation of the counterparty thereto, in full force and effect and enforceable against such counterparty in accordance with its terms, (iii) neither the Company nor any Company Subsidiary and, to the Company’s Knowledge, no counterparty, is or is alleged to be in breach or violation of, or default under, any Company Material Contract, (iv) neither the Company nor any Company Subsidiary has received any claim of default under any Company Material Contract, (v) to the Company’s Knowledge, no event has occurred which would result in a breach or violation of, or a default under, any Company Material Contract (in each case, with or without notice or lapse of time or both) and (vi) the Company has not received any notice from any other party to any Company Material Contract, and otherwise has no Knowledge that such Third Party intends to terminate, or not renew any Company Material Contract, or is seeking the renegotiation thereof in any material respect or substitute performance thereunder in any material respect. As of the date hereof, true and correct copies of all Company Material Contracts are either publicly filed with the SEC or the Company has made available to Parent copies of such contracts.

Section 4.10.2  Section 4.10.2 of the Company Disclosure Schedule sets forth (i) a list of any agreement, instrument or other obligation pursuant to which any indebtedness for borrowed money of the Company or any Company Subsidiary in an aggregate principal amount in excess of $10,000,000 is outstanding or may be incurred, (ii) the respective principal amounts outstanding thereunder as of April 30, 2007, and (iii) a list of any agreements that relate to guarantees by the Company or any Company Subsidiary of indebtedness of any other Person in excess of $10,000,000.

Section 4.11  Litigation.  Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or would not prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement, (i) there is no suit, claim, action, complaint, proceeding, arbitration or investigation pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary and (ii) none of the Company or any of the Company Subsidiaries is subject to or bound by any outstanding Order.

Section 4.12  Environmental Matters.  Except for matters that, individually or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect: (i) the Company and each Company Subsidiary is in compliance with all, and has for the past three years complied with, applicable Environmental Laws, (ii) the Company and each Company Subsidiaries possess all Company Permits issued pursuant to Environmental Laws that are required to conduct the business of the Company and each Company Subsidiary as it is currently conducted, (iii) there has been no release of any Hazardous Material into the environment by the Company or any Company Subsidiary, in connection with their current or former properties or operations, or, to the Knowledge of the Company, at any other location for which any of them may be liable, (iv) there has been no exposure of any Hazardous Material, pollutant or contaminant in connection with the current or former properties, operations and activities of the Company and or any Company Subsidiary, and (v) neither the Company nor any Company Subsidiary has received any written claim or notice of violation from any Governmental Entity alleging that the Company or any Company Subsidiary is in violation of, or liable under, any Environmental Law.

Section 4.13  Intellectual Property.  Section 4.13 of the Company Disclosure Schedule sets forth a list of all (a) issued patents and pending patent applications, (b) trademark and service mark registrations and applications for registration thereof, (c) copyright registrations and applications for registration thereof, and (d) internet domain name registrations, in each case, that are owned by the Company or a Company Subsidiary. Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries own or possess valid rights to use all Intellectual Property necessary to conduct the business of the Company and the Company Subsidiaries as it is currently conducted, free and clear of all Liens other than Permitted Liens, (ii) during the past two years (except for matters still unresolved), neither the Company nor any Company Subsidiary has received written notice of any claim that it is infringing or misappropriating any Intellectual Property right of any Third Party in connection with the operation of their business and, to the Company’s Knowledge, their conduct of the business as currently conducted does not infringe or misappropriate the Intellectual Property of any third party, (iii) to the Company’s Knowledge, no Third Party is currently infringing or misappropriating Intellectual Property owned by the Company or any Company Subsidiary. The Company and the Company Subsidiaries take all actions reasonably necessary to maintain and protect (x) each material item of Intellectual Property that they own (including by securing Intellectual Property assignments from employees and contractors who have contributed to the creation or development of any of the material Intellectual Property owned by the Company or any of the Company Subsidiaries, of the rights to such contributions that the

Company or the Company Subsidiaries do not already own by operation of law) and (y) the security and continuity of their systems. The Company and the Company Subsidiaries’ use and dissemination of data and information concerning users of their web sites are in material compliance with their applicable privacy policies and terms of use.

Section 4.14  Taxes.   Except for matters that, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect:

Section 4.14.1  All Tax Returns required to be filed by or with respect to the Company or any Company Subsidiary for all taxable periods ending on or before the date hereof have been timely filed in the prescribed form (taking into account any extension of time within which to file). All such Tax Returns are true, correct, and complete in all respects.

Section 4.14.2  All Taxes of the Company and each Company Subsidiary due and payable have been timely paid, other than any amount which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company Financial Statements in accordance with GAAP. The accruals and reserves for Taxes (without regard to deferred tax assets and deferred tax liabilities) of the Company and each Company Subsidiary established in the Company Financial Statements are complete and adequate to cover any material liabilities for Taxes that are not yet due and payable.

Section 4.14.3  Except as set forth in Section 4.14.3 of the Company Disclosure Schedule, (i) no deficiencies for Taxes have been proposed or assessed in writing against the Company or any Company Subsidiary by any taxing authority, and neither the Company nor any Company Subsidiary has received any written notice of any claim, proposal or assessment against the Company or any Company Subsidiary for any such deficiency for Taxes and (ii) to the Knowledge of the Company, none of the Tax Returns of the Company or any Company Subsidiary is currently being examined by the IRS or relevant state, local or foreign taxing authorities.

Section 4.14.4  Except as set forth in Section 4.14.4 of the Company Disclosure Schedule, the Company and each Company Subsidiary has duly and timely withheld, collected, paid, remitted and reported to the proper Governmental Entity all Taxes required to have been withheld, collected, paid, remitted or reported.

Section 4.14.5  There are no liens or other security interests upon any property or assets of the Company or any Company Subsidiary for Taxes, except for liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings.

Section 4.14.6  Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the past two (2) years.

Section 4.14.7  Neither the Company nor any Company Subsidiary (a) is or has been since becoming a Company Subsidiary a member of an affiliated group (other than a group the common parent of which is Company) filing a consolidated federal income Tax Return or (b) has any liability for Taxes of any Person arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.

Section 4.14.8  The representations in Section 4.9 and this Section 4.14 represent the sole and exclusive representations regarding Tax matters.

Section 4.14.9  No closing agreement pursuant to section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to the Company or any Company Subsidiary.

Section 4.15  Insurance.  Section 4.15 of the Company Disclosure Schedule sets forth a list of all material insurance policies (including information on the premiums payable in connection therewith and the scope and amount of the coverage and deductibles provided thereunder) maintained by the Company or any

Company Subsidiary which policies have been issued by insurers, which are reputable and financially sound and provide coverage for the operations conducted by the Company and the Company Subsidiaries of a scope and coverage consistent with customary industry practice or as is required by applicable Law, and to the Company’s Knowledge all premiums due and payable thereon have been paid. To the Company’s Knowledge, neither the Company nor any Company Subsidiary is in material breach or material default of any such insurance policies or has taken any action or failed to take any action that, with notice or the lapse of time, would constitute such a breach or default or permit termination (prior to the scheduled termination or expiration thereof) or modification of any of such insurance policies. To the Company’s Knowledge, neither the Company nor any of the Company Subsidiaries has received any notice of termination or cancellation (prior to the scheduled termination or cancellation thereof) or denial of coverage with respect to any such insurance policy.

Section 4.16  Real Estate.  Section 4.16(a) of the Company Disclosure Schedule identifies all real property owned by the Company or the Company Subsidiaries (the “Company Owned Properties”), and Section 4.16(b) of the Company Disclosure Schedule identifies all material real property leased by the Company or the Company Subsidiaries as lessee or sublessee (the “Company Leased Premises”, and together with the Company Owned Properties, the “Company Properties”). The Company Leased Premises are leased to the Company or a Company Subsidiary pursuant to written leases, true, correct and complete copies, including all amendments thereto, of which have been made available to Parent. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or a Company Subsidiary owns fee simple title to each of the Company Owned Properties or has a valid leasehold interest in each of the Company Leased Premises free and clear of any rights of way, easements, encumbrances, written agreements or reservations of an interest in title (collectively, “Property Restrictions”), and other Liens, except for the following (collectively, the “Permitted Liens”): (i) Property Restrictions imposed or promulgated by Laws with respect to real property and improvements, including zoning regulations, (ii) Liens and Property Restrictions disclosed on existing title reports or existing surveys (in either case copies of which title reports and surveys have been delivered or made available to Parent), (iii) mechanics’, carriers’, workmen’s, repairmen’s and similar Liens, incurred in the ordinary course of business and which (a) are not yet due and payable, (b) are duly budgeted to be paid and (c) do not materially detract from the value of or materially interfere with the present use of any of the Company Properties subject thereto or affected thereby, (iv) Liens for Taxes that are not yet due and payable, and (v) any current Liens for indebtedness related to the Company Properties set forth on Section 4.16 of the Company Disclosure Schedule. Except for matters that, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect, the Company Properties and the business conducted thereon comply in all material respects with the terms of the applicable leases and applicable Laws. To the Company’s Knowledge, the leases in respect of the Company Leased Premises are in full force and effect and neither the Company nor any Company Subsidiary is in default thereunder and to the Company’s Knowledge, there is no material default by any of the landlords thereunder.

Section 4.17  Board Approval.  On or prior to the date of this Agreement, (i) the Special Committee has received from each of Banc of America Securities LLC, Lehman Brothers Inc. and Evercore Group L.L.C. (together, the “Company Financial Advisors”), its opinion, subject to the limitations, qualifications and assumptions set forth therein, that the Merger Consideration to be received by the holders of Company Common Stock is fair from a financial point of view to the holders of Company Common Stock and (ii) the Company Board (upon the recommendation of the Special Committee) has determined that this Agreement and the transactions provided for herein, including the Merger, are fair to and in the best interest of the Company and the holders of Company Common Stock, and adopted resolutions (a) approving this Agreement, (b) declaring this Agreement and the Merger advisable and (c) recommending to the holders of Company Common Stock that they vote in favor of adopting this Agreement in accordance with the terms hereof (the “Company Recommendation”), which resolutions, subject to Section 6.4.2, have not been subsequently withdrawn or modified in a manner adverse to Parent.

Section 4.18  Brokers.  Other than the Company Financial Advisors, the fees and expenses of which will be paid by the Company, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The Company has provided to Parent a copy of the engagement letter of each of the Company Financial Advisors.

Article 5.

Representations and Warranties of Parent and Merger Sub

Subject to such exceptions as are disclosed in the disclosure schedule (the “Parent Disclosure Schedule”) delivered by Parent to the Company concurrently with the execution and delivery of this Agreement (it being understood that (a) the disclosure of any fact or item in any section of the Parent Disclosure Schedule shall, should the existence of such fact or item be relevant to any other section be deemed to be disclosed with respect to that other section, to the extent such disclosure is made in a manner that makes its relevance to the other section reasonably apparent, and (b) disclosure of any matter or item in the Parent Disclosure Schedule shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms “material,” “materially” or “materiality” or any word or phrase of similar import), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 5.1  Organization and Qualification.  Each of Parent and Merger Sub is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary. Parent has heretofore made available to the Company complete and correct copies of the certificate of incorporation and by-laws of Parent and Merger Sub, together with all amendments thereto, as currently in effect.

Section 5.2  Authority.  Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions provided for herein. The execution and delivery of this Agreement, by each of Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions provided for herein have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub and no vote of Parent’s stockholders are necessary to authorize this Agreement or to consummate the transactions provided for herein. This Agreement has been duly authorized and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement is a valid and binding obligation of the Company and the other Parties, this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 5.3  No Conflict; Required Filings and Consents.

Section 5.3.1  The execution, delivery and performance by Parent and Merger Sub of this Agreement do not (i) conflict with or violate any provision of the certificate of incorporation or by-laws of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations described in Section 4.4.2 will have been obtained prior to the Effective Time and all filings and notifications described in Section 4.4.2 will have been made and any waiting periods thereunder will have terminated or expired prior to the Effective Time, conflict with or violate any Law applicable to any member of the Parent Group or by which any property or asset of any member of the Parent Group is bound or affected or (iii) result in any breach of, any loss of any benefit under, constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Merger Sub pursuant to any Contract.

Section 5.3.2  The execution, delivery and performance by Parent and Merger Sub of this Agreement do not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other Person, except (i) under the Exchange Act, any applicable Blue Sky Laws, the rules and regulations of the NYSE, the HSR Act, the Competition Act or any other antitrust, merger and acquisition, competition, trade or other regulatory Laws, (ii) under the Change in Bank Control Act, the Utah Financial Institutions Act, the Bank Merger Act or any other state or federal banking Laws, (iii) the filing and recordation of the Certificate of Merger as required by the DGCL and (iv) any actions or filings the absence of which would not reasonably be expected to prevent or materially impair or delay the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement.

Section 5.4  Litigation.  As of the date hereof, there is no material suit, claim, action, proceeding, arbitration or investigation pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub and neither Parent nor Merger Sub is subject to any outstanding Order. As of the date hereof, there is no suit, claim, action, complaint, proceeding, arbitration or investigation pending or to the Knowledge of Parent, threatened against Parent or Merger Sub which seeks to, or would reasonably be expected to prevent or materially impair or delay the consummation of the Merger or any of the other transactions provided for herein.

Section 5.5  Ownership of Merger Sub; No Prior Activities.  Parent owns 100% of the issued and outstanding capital stock of Merger Sub. Each of Parent and Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Except for obligations or liabilities incurred in connection with its formation and the transactions contemplated by this Agreement, each of Parent and Merger Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.6  Financing.

Section 5.6.1  Parent has delivered to the Company true, complete and correct signed counterpart(s) of (i) the equity commitment letter from the Fund to provide equity financing in an aggregate amount set forth therein (the “Equity Commitment Letter”) and (ii) the debt commitment letter(s), dated as of the date hereof, by and among Credit Suisse Securities (USA) LLC, Credit Suisse, Cayman Islands Branch and Merger Sub, pursuant to which the lenders party thereto have agreed, subject to the terms and conditions set forth therein, to provide or cause to be provided, debt financing in connection with the transactions provided for herein to Parent (the “Debt Commitment Letters” and, together with the Equity Commitment Letter, the “Commitments”). As of the date hereof, the Commitments (i) have not been amended or modified in any manner (nor is any modification or amendment contemplated), (ii) have not been withdrawn or rescinded in any respect (nor has the Parent or Merger Sub received any notice that they will be withdrawn or rescinded), (iii) are (solely to the Knowledge of Parent and Merger Sub, in the case of the Debt Commitment Letters) in full force and effect, and (iv) are the legal, valid and binding obligations of Parent and Merger Sub and, to the knowledge of Parent and Merger Sub, of the other parties thereto. The Commitments are subject to no contingencies or conditions other than those set forth in the Commitments. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub under any term or condition of the Commitments. As of the date hereof, Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of Closing that is required to be satisfied by it as a condition of the Commitments or that the financing contemplated by the Commitments will not be made available to Parent on the Closing Date. Parent has fully paid any and all commitment fees and other fees required by the Commitments to be paid as of the date hereof. Subject to the terms and conditions of the Commitments and this Agreement, the aggregate proceeds contemplated by the Commitments, when funded in accordance with their terms, together with the available cash of the Company, will in the aggregate be sufficient to (i) consummate the Merger upon the terms contemplated by this Agreement, (ii) effect any other repayment or refinancing of debt contemplated in connection with the Merger or the Commitments, and (iii) pay all related fees and expenses.

Section 5.6.2  Except for the confidentiality and “informational wall” limitations set forth in the Debt Commitment Letters, neither Parent nor Merger Sub has entered into, or has knowledge of any lender parties in the financing contemplated by the Debt Commitment Letter entering into, any agreements which contain any direct or indirect limitation or other restriction on the ability of such lender parties to provide debt financing for other potential purchasers of the Company.

Section 5.7  Vote Required.  The sole stockholder of Merger Sub has adopted and approved this Agreement and the transactions contemplated hereby, and no other vote of the holders of any class or series of capital stock or other Equity Interests of Parent or Merger Sub is necessary to approve the Merger.

Section 5.8  Brokers.  No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or Merger Sub for which the Company could have any liability prior to Closing.

Section 5.9  Ownership of Company Common Stock.  Neither Parent nor Merger Sub is, nor at any time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

Section 5.10  Solvency of the Surviving Corporation.  As of the Effective Time, assuming (i) satisfaction of the conditions to Parent’s and Merger Sub’s obligation to consummate the Merger, or waiver of such conditions, (ii) the accuracy of the representations and warranties of the Company set forth in Article 4 hereof (for such purposes, such representations and warranties shall be true and correct in all material respects without giving effect to any “knowledge”, materiality or “Company Material Adverse Effect” qualification or exception), and (iii) estimates, projections or forecasts provided by the Company to Parent prior to the date hereof have been prepared in good faith on assumptions that were and continue to be reasonable, and after giving effect to the transactions contemplated by this Agreement, including the financing contemplated by the Commitments, and the payment of the Merger Consideration, any other repayment or refinancing of existing indebtedness contemplated in this Agreement or the Commitments, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and payment of all related fees and expenses, each of Parent and the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby.

Section 5.11  Certain Investments.  To Parent’s Knowledge, neither Parent, Merger Sub nor any other member of the Parent Group is the record or beneficial owner of more than 10% of the Equity Interests of any Persons listed on Exhibit D hereto.

Section 5.12  Management Agreements.  As of the date hereof, there are no contracts, undertakings, commitments, agreements or obligations or understandings between the Fund, Parent, Merger Sub or any other member of the Parent Group, on the one hand, and any member of the Company’s management or the Company Board, on the other hand, relating to the transactions contemplated by this Agreement or the operations of Parent, the Surviving Corporation or any other member of the Parent Group after the Effective Time.

Article 6.

Covenants

Section 6.1   Conduct of Business by the Company Pending the Closing.  The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Sections 6.1(b), (f), (k) and (p) of the Company Disclosure Schedule, as otherwise permitted or contemplated by this Agreement, as required by applicable Law or as consented to in writing by Parent (such consent not to be unreasonably withheld or delayed), the Company will, and will cause each Company Subsidiary to, in all material respects (it being understood that in no event shall the Company’s participation in the negotiation (including activities related to due diligence), execution, delivery or public announcement (in accordance with this Agreement) or the pendency of this Agreement or the transactions contemplated hereby, be considered a breach of any of the provisions of this Section 6.1), (i) conduct its business in the ordinary course consistent with past practices, and (ii) use its reasonable best efforts to keep available the services of the current officers, key employees and consultants of the Company and each Company Subsidiary and to preserve the current relationships of the Company and each Company Subsidiary with each of the customers, suppliers and other Persons with whom the Company or any Company Subsidiary has business relations as is reasonably necessary to preserve substantially intact its business organization. Without limiting the foregoing, and as an extension thereof, except as set forth in the Company Disclosure Schedule, as otherwise contemplated by this Agreement, as required by applicable Law or as consented to in writing by Parent (such consent not to be unreasonably withheld or delayed), the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following:

(a) amend or otherwise change the Company Certificate, the Company By-laws or equivalent organizational documents of the Company Subsidiaries;

(b) except as permitted by Section 6.1(k) below, issue, deliver, sell, pledge or otherwise encumber, or authorize, propose or agree to the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock (other than pursuant to the exercise of Company Options or Company Stock-Based Awards existing on the date hereof); provided that the Company shall be permitted to issue Company Stock-Based Awards, which issuances shall not constitute a violation of this Section 6.1, as long as the sum of (x) the difference between (A) the product of (1) the aggregate number of shares included in such issuances and (2) the Merger Consideration and (B) the aggregate amount paid to the Company for such shares upon their issuance (such difference, the “Cash Shortfall”) and (y) the aggregate amount of payments made by the Company under Section 6.1(k) shall not exceed $10,000,000.

(c) establish a record date for, declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly-owned Company Subsidiary to the Company or to any other wholly-owned Company Subsidiary) or other Equity Interests, or enter into any agreement with respect to the voting of its capital stock or other Equity Interests;

(d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire or offer to acquire, directly or indirectly, any of its capital stock or other Equity Interests, except pursuant to the exercise or settlement of Company Options, Company Stock-Based Awards, employee severance, retention, termination, change of control and other contractual rights existing on the date hereof in accordance with their terms;

(e) acquire (including by merger, consolidation, or acquisition of stock or assets) or make any investment in any interest in any Person or any division thereof or any assets thereof, except any such acquisitions or investments (i) that are consistent with past practices and are for consideration that is individually not in excess of $20,000,000, or in the aggregate, not in excess of $100,000,000 for all such acquisitions by the Company and the Company Subsidiaries taken as a whole or (ii) of portfolios of credit card receivables upon the termination of credit card programs related thereto;

(f) redeem, repurchase, prepay, defease, cancel, incur or otherwise acquire, or modify the terms of, any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person (other than a wholly owned Company Subsidiary) for borrowed money, except for (i) indebtedness incurred under the Company’s existing credit facilities (including any indebtedness incurred as a result of an exercise by the Company of an “accordion feature” under a pre-existing credit facility) or renewals or any refinancing thereof in the ordinary course of business, (ii) indebtedness for borrowed money in a principal amount not, in the aggregate, in excess of $10,000,000 for the Company and the Company Subsidiaries taken as a whole, (iii) indebtedness owing by any wholly-owned Company Subsidiary to the Company or any other wholly-owned Company Subsidiary, (iv) indebtedness incurred to refinance any existing indebtedness in an amount not to exceed, and on terms no less favorable in the aggregate than, such existing indebtedness, and (v) indebtedness for borrowed money incurred with respect to acquisitions permitted pursuant to Section 6.1(e) or with respect to capital expenditures permitted pursuant to Section 6.1(i); provided that any indebtedness for borrowed money incurred or otherwise acquired or modified, or assumed under this clause (f) (other than any refinancing on terms no less favorable in the aggregate than the indebtedness being replaced thereby) shall not be subject to a prepayment penalty if such indebtedness were to be paid at or after the Effective Time;

(g) grant any Lien in any of its assets to secure any indebtedness for borrowed money, except in connection with indebtedness permitted under Section 6.1(f);

(h) sell, transfer, lease, license, assign or otherwise dispose of (including, by merger, consolidation or sale of stock or assets), any entity, business, assets, rights or properties having a current value in excess of $20,000,000 in the aggregate other than the sale, transfer, lease, license, assignment or other disposal of (i) data in the ordinary course of business, (ii) portfolios of credit card receivables upon the termination of the credit card program related thereto and (iii) credit card receivables as part of the Company’s and the Company Subsidiaries’ securitization program in the ordinary course of business;

(i) authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $5,000,000 or capital expenditures which are, in the aggregate, in excess of $25,000,000 for the Company and the Subsidiaries taken as a whole, except capital expenditures that would not cause the Company’s aggregate annual capital expenditures to exceed the Company’s existing plan for annual capital expenditures for 2007 or 2008, as applicable, and previously made available to Parent;

(j) enter into any new line of business outside of its existing business segments;

(k) adopt or materially amend any material Company Benefit Plan, increase in any manner the compensation or fringe benefits of any director, officer or employee of the Company or Company Subsidiary or pay or commit to pay any material benefit not provided for by any existing Company Benefit Plan, in each case except (i) as reasonably necessary to comply with applicable Law, (ii) in the ordinary course of business consistent with past practices (including to address the requirements of written agreements or Contracts the Company or any Company Subsidiary has entered into as of the date hereof), (iii) in connection with entering into or extending any employment or other compensatory agreements with individuals, other than executive officers or directors of the Company or any Company Subsidiary in the ordinary course of business consistent with past practices, (iv) in connection with entering into any retention agreements or programs determined by the Board of Directors of the Company as being reasonably necessary in order to maintain its business operations prior to, and extending through, the Effective Date, provided that the sum of (x) the Cash Shortfall and (y) the aggregate amount of payments made by the Company under this Section 6.1(k) shall not exceed $10,000,000, (v) general salary increases in the ordinary course of business consistent with past practices or (vi) the amendment of any Company Benefit Plan that may be subject to Code Section 409A consistent with Code Section 409A and any guidance issued thereunder;

(l) pay, discharge, settle or satisfy any material claims or obligations (absolute, accrued, contingent or otherwise), other than (i) performance of contractual obligations in accordance with their terms, (ii) payment, discharge, settlement or satisfaction in the ordinary course of business or (iii) payment, discharge, settlement or satisfaction in accordance with their terms, of claims, liabilities or obligations that have been (x) disclosed in the most recent financial statements (or the notes thereto) of the Company included in the Company SEC Filings filed prior to the date hereof to the extent of such disclosure or (y) incurred since the date of such financial statements in the ordinary course of business;

(m) except as otherwise contemplated by this Agreement, including Sections 6.1(e) and 6.5.8, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger);

(n) except as may be required by GAAP or as a result of a change in Law, make any material change in its principles, practices, procedures and methods of accounting;

(o) other than in the ordinary course of business consistent with past practices, make or change any material Tax election, settle or compromise any material liability for Taxes, obtain any material Tax ruling or amend any material Tax Return;

(p) enter into, amend or modify in any material respect (other than any such amendments or modifications to Material Contracts that are not Material Revenue Producing Contracts that are made in the ordinary course of business consistent with past practices), cancel or consent to the termination of any Company Material Contract or any Contract that would be a Company Material Contract if in effect on the date of this Agreement except as permitted by any other provision of this Section 6.1;

(q) fail to maintain in full force and effect the material insurance policies covering the Company and Company Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practices unless the Company determines in its reasonable commercial judgment that the form or amount of such insurance should be modified; or

(r) knowingly commit or agree to take any of the foregoing actions or any action which would result in any of the conditions to the Merger set forth in Article 7 not being satisfied or that would reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Merger.

Section 6.2  Proxy Statement; Company Stockholders’ Meeting.

Section 6.2.1  Proxy Statement.  Subject to the terms and conditions of this Agreement, as promptly as practicable after the date hereof, the Company shall prepare and file with the SEC a proxy statement relating to the Company Stockholders’ Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”). The Company, after consultation with Parent, will use reasonable best efforts to respond to any comments made by the SEC with respect to the Proxy Statement. Parent and Merger Sub shall furnish all information as the Company may reasonably request in connection with such actions and the preparation of the Proxy Statement. Subject to the terms and conditions of this Agreement, as promptly as practicable after the clearance of the Proxy Statement by the SEC, the Company shall mail the Proxy Statement to the holders of shares of Company Common Stock. Subject to and without limiting the rights of the Special Committee and the Company Board pursuant to Section 6.4.2, the Proxy Statement shall include the Company Recommendation. The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information and will supply Parent with copies of all material correspondence between the Company or any of the Company Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the transactions contemplated by this Agreement. If at any time prior to the Effective Time, any event or circumstance relating to Parent or Merger Sub, or their respective officers or directors, should be discovered by Parent which should be set forth in an amendment or a supplement to the Proxy Statement, Parent shall promptly inform the Company. If at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Proxy Statement, the Company shall promptly inform Parent. All documents that the Company is responsible for filing in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and other applicable Laws. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent with an opportunity to review and comment on such document or response and shall include in such document or response comments reasonably proposed by Parent.

Section 6.2.2   Information Supplied.  None of the information supplied or to be supplied by Parent, the Company or any of their respective Affiliates, directors, officers, employees, agents or Representatives expressly for inclusion or incorporation by reference in the Proxy Statement or any other documents filed or to be filed with the SEC in connection with the transactions contemplated hereby, will, as of the time such documents (or any amendment thereof or supplement thereto) are mailed to the holders of shares of Company Common Stock and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that Parent, Merger Sub or the Company are responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and any other applicable Laws and will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 6.2.3  Stockholders’ Meeting.  Unless this Agreement is terminated pursuant to, and in accordance with, Article 8, the Company shall call, give notice of and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”) as promptly as practicable following the date on which the Proxy Statement is cleared by the SEC for the purpose of obtaining the Stockholder Approval. Subject to Section 6.4.2, the Company shall, through the Company Board or the Special Committee recommend to its stockholders that the Stockholder Approval be given and, unless there has been a Company Adverse Recommendation Change or this Agreement is terminated pursuant to, and in accordance with Article 8, the Company shall take all reasonable lawful action to solicit the Stockholder Approval. Notwithstanding any Company Adverse Recommendation Change, unless this Agreement is terminated pursuant to, and in accordance with Article 8, this Agreement shall be submitted to the Company’s stockholders for the purpose of obtaining the Stockholder Approval.

Section 6.2.4  No Control.  Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or the Company Subsidiaries’ operations prior to the Effective Time.

Section 6.3  Access to Information; Confidentiality.

Section 6.3.1  Access to Information.  Subject to Section 6.3.2, from the date of this Agreement to the Effective Time, the Company shall, and shall instruct each Company Subsidiary and each of its and their respective directors, officers, employees, accountants, consultants, legal counsel, advisors, and agents and other representatives (collectively, “Company Representatives”) to: (i) provide to Parent and Merger Sub and each of their respective officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, “Parent Representatives”) access at reasonable times during normal business hours, upon reasonable prior notice, to the officers, employees, agents, properties, offices and other facilities of the Company or such Company Subsidiary and to the books and records thereof and (ii) furnish or cause to be furnished such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company and the Company Subsidiaries as Parent, Merger Sub or the Parent Representatives may reasonably request.

Section 6.3.2  Confidentiality and Restrictions.  With respect to the information disclosed pursuant to Section 6.3.1, the Parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Non-Disclosure and Standstill Agreement, dated as of March 13, 2007, between the Company and Blackstone Management Partners V, LLC (as such agreement may be amended from time to time, the “NDA”) or any similar agreement entered into between the Company and any Person to whom the Company, any Company Subsidiary or any Company Representative provides information pursuant to this Section 6.3, it being understood and agreed by the Parties that, notwithstanding Section 6.3.1, (i) the Company, the Company Subsidiaries and the Company Representatives shall have no obligation to furnish, or provide any access to, any information to any Person not a party to, or otherwise covered by, the NDA or any similar agreement with respect to such information, (ii) Section 6.3.1 shall not require the Company to take or allow actions that would unreasonably interfere with the Company’s or any Company Subsidiary’s operation of its business and (iii) the Company shall not be required to provide access to or furnish any information if to do so would contravene any agreement to which the Company or any Company Subsidiary is part, or violate any applicable Law, or where such access to information may involve the waiver of a disclosure of privilege so long as the Company has taken all reasonable steps to permit inspection of or to disclose such information on a basis that does not violate such agreement, violate such Law or compromise the Company’s or any Company Subsidiary’s privilege with respect thereto. For purposes of the NDA, the Company shall be deemed to have consented to the inclusion of all existing or prospective financial advisors, partner sponsors and other sources of debt and equity financing in the term “Representative.”

Section 6.4  No Solicitation of Transactions.

Section 6.4.1  The Company shall, and shall cause each Company Subsidiary and its and their respective officers and directors, and shall use reasonable best efforts to cause the other Company Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any parties (other than Parent, Merger Sub and the Parent Representatives) that may be ongoing as of the date hereof with respect to a Takeover Proposal. The Company shall not, and shall cause each Company Subsidiary and its and their respective officers and directors, and shall use reasonable best efforts to cause the other Company Representatives not to, (i) directly or indirectly solicit, initiate, or knowingly encourage any Takeover Proposal (including by way of furnishing non-public information relating to the Company or the Company Subsidiaries) or (ii) participate in any way in any negotiations or discussions regarding, or furnish or disclose to any Third Party any information with respect to, any Takeover Proposal; provided, however, that at any time prior to obtaining the Stockholder Approval, in response to a bona fide Takeover Proposal that was not solicited in violation of this Section 6.4 and that the Special Committee or the Company Board determines in good faith (x) after consultation with its financial advisors, constitutes, or could reasonably be expected to lead to, a Superior Proposal, and (y) after consultation with outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the members of the Special Committee or the Company Board to the holders of shares of Company Common Stock under applicable Law, the Company shall have the right, subject to compliance with Section 6.4.2 and acting under the direction of the Special Committee, to (A) furnish information with respect to the Company and the Company Subsidiaries to the Person making such Takeover Proposal (and its officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives) pursuant to a confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the NDA (it being understood and agreed that such confidentiality agreement need not prohibit the making or amendment of any Takeover Proposal) (provided that all such information has previously been made available to Parent or is made available to Parent concurrently with or promptly (written 24 hours) after the time it is provided to such Person) and (B) participate in discussions or negotiations with the Person making such Takeover Proposal (and its officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives) regarding such Takeover Proposal. The Company agrees that it will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing such information to Parent.

Section 6.4.2  Notwithstanding any provision of this Section 6.4 or Section 6.2, at any time prior to obtaining the Stockholder Approval, if the Company has received a bona fide written Takeover Proposal that was not solicited in violation of this Section 6.4 that the Company Board or the Special Committee concludes in good faith constitutes a Superior Proposal, the Company Board may (i) withdraw (or not continue to make) or modify in a manner adverse to Parent or Merger Sub the Company Recommendation, (ii) approve or recommend or publicly propose to approve or recommend a Superior Proposal (any action described in the foregoing clause (i) or this clause (ii), a “Company Adverse Recommendation Change”), and/or (iii) enter into an agreement or agreements regarding a Superior Proposal if (x) in the case of an action described in any such clause above, the Special Committee or the Company Board has determined in good faith that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the members of the Special Committee or the Company Board to the holders of shares of Company Common Stock under applicable Law, (y) in the case of an action described in clause (iii) above, (A) the Company has complied in all material respects with its obligations under this Section 6.4 and (B) the Company shall have terminated this Agreement in accordance with the provisions of Section 8.1(c)(ii) hereof and the Company shall pay Parent the Termination Fee in accordance with Section 8.4 and (z) in the case of an action described in any such clause above taken in connection with a Superior Proposal, (a) the Company has given Parent three (3) Business Days written notice (the “Notice Period”) prior to effecting a Company Adverse Recommendation Change and/or terminating this Agreement pursuant to clause (y) above, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and contemporaneously with providing such notice shall have provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal, and (b) prior to effecting such Company Adverse Recommendation Change and/or terminating this Agreement, the Company shall, and shall cause its legal and financial advisors to, during the Notice Period, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to so negotiate in good faith) to make such amendments or changes to the terms and conditions of this Agreement, the Equity Commitment Letter and/or the Guarantee that would cause such Takeover Proposal to cease to constitute a Superior Proposal. In the event that during the Notice Period any revisions are made to the Superior Proposal to which clause (z) above applies and the Company Board or the Special Committee in its good faith judgment determines such revisions are material (it being agreed that any change in the purchase price in such Superior Proposal shall be deemed a material revision), the Company shall promptly notify Parent and Merger Sub of such revisions to such Superior Proposal and the Notice Period shall be extended for two additional Business Days. For purposes of the NDA, the Company shall be deemed to have consented to any proposals made by Parent or Merger Sub in response to another Takeover Proposal, as contemplated by this Section 6.4.2.

Section 6.4.3  The Company shall promptly (within 36 hours) advise Parent of the Company’s receipt of any Takeover Proposal and shall provide to Parent a copy of such Takeover Proposal made in writing or the material terms and conditions of such Takeover Proposal to the extent not made in writing and shall keep Parent apprised of any material developments, discussions and negotiations regarding such Takeover Proposal and upon the reasonable request of Parent shall apprise Parent of the status of such Takeover Proposal. Without limiting the foregoing, the Company shall promptly (within 24 hours) notify Parent if it determines to begin providing information or engaging in negotiations concerning a Takeover Proposal pursuant to Section 6.4.1. Promptly upon determination by the Special Committee or the Company Board that a Takeover Proposal constitutes a Superior Proposal, the Company shall deliver to Parent a written notice advising it that the Special Committee or the Company Board has made such determination, specifying the material terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal.

Section 6.4.4  Notwithstanding anything to the contrary contained herein, nothing in this Section 6.4 shall prohibit or restrict the Company, the Special Committee or the Company Board from (i) taking and/or disclosing to the stockholders of the Company a position contemplated by Rule 14e-2 promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company if, in the good faith judgment of the Special Committee or the Company Board, such disclosure would be reasonably necessary under applicable Law (including Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act); provided, however, that any such disclosure (other than a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Company Adverse Recommendation Change unless the Company Board or the Special Committee expressly publicly reaffirms its recommendation to its stockholders in favor of the Merger at least two Business Days prior to the Company Stockholders’ Meeting if Parent has delivered to the Company a written request to so reaffirm at least 48 hours (or if 48 hours is impracticable, as far in advance as is practicable) prior to the time such reaffirmation is to be made.

Section 6.4.5  No Company Adverse Recommendation Change shall change the approval of the Company Board for purposes of causing any Takeover Laws to be inapplicable to the transactions contemplated by this Agreement.

Section 6.5  Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement, including Section 6.4, each Party shall take, or refrain from taking, the following actions:

Section 6.5.1  Each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective, in the most expeditious manner practicable, the transactions provided for in this Agreement, including, but not limited to, (i) preparing and filing as soon as practicable (but in no event later than ten (10) Business Days after the date of this Agreement in respect of any such filings required in connection with the HSR Act or the Competition Act) of all forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement and the taking of such actions as are necessary to obtain any requisite approvals, consents, Orders, exemptions or waivers by, or to avoid an action or proceeding by, any Third Party or Governmental Entity relating to antitrust, merger and acquisition, competition, trade, banking or other regulatory matters (collectively, “Regulatory Approvals”), including (a) filings pursuant to the HSR Act, with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (“Antitrust Division”), (b) filings pursuant to the Competition Act with the Commissioner, (c) filings pursuant to any federal or state banking Laws, including the Change in Bank Control Act, the Bank Merger Act, the Bank Holding Company Act of 1956, as amended, and the Home Owners’ Loan Act, as amended, and (d) the preparation and filing, as soon as practicable, of any form or report required by any other Governmental Entity relating to any Regulatory Approval, (ii) causing the satisfaction of all conditions set forth in Article 7 (including the prompt termination of any waiting period under the HSR Act (including any extension of the initial thirty (30) day waiting period thereunder)) or the waiting period relating to any other Regulatory Approval, including the Competition Act, (iii) defending all lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting this Agreement or the consummation of the transactions contemplated by this Agreement, in each case until the issuance of a final, non-appealable Order and (iv) seeking to have lifted or rescinded any injunction or restraining order or other Order which may adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement, in each case until the issuance of a final, non-appealable Order. Without limiting the foregoing, Parent shall, and shall cause each other member of the Parent Group to, propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent or any other member of the Parent Group or, effective as of the Effective Time, the Surviving Corporation or its Subsidiaries or otherwise offer to take or offer to commit to take any action which it is capable of taking and if the offer is accepted, take or commit to take such action that limits its freedom of action, ownership or control with respect to, or its ability to retain or hold, any of the businesses, assets, properties or services of Parent, any other member of the Parent Group, the Surviving Corporation or its Subsidiaries, in order to avoid the entry of, or to effect the dissolution of, any injunction or restraining order or other Order in any suit or proceeding by a Governmental Entity challenging the transactions contemplated by this Agreement as violative of any applicable antitrust or competition Law or to remove or resolve any objection by any Governmental Entity with jurisdiction over enforcement of any applicable antitrust or competition Law that may otherwise adversely affect the ability of the Parties to consummate the transactions contemplated by this Agreement in an expeditious manner.

Section 6.5.2  At the request of Parent, the Company shall agree to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action, ownership or control with respect to, or its ability to retain or hold, any of the businesses, assets, properties or services of the Company or any of the Company Subsidiaries; provided that any such action shall be conditioned upon the consummation of the Merger and the transactions contemplated by this Agreement.

Section 6.5.3  Each Party shall furnish all information required to be included in any application or other filing to be made pursuant to the rules and regulations of any Governmental Entity in connection with the transactions provided for in this Agreement. Parent and the Company shall have the right to review in advance, and to the extent reasonably practicable each will consult the other on, all the information relating to the other and each of their respective Subsidiaries and Affiliates that appears in any filing made with, or written materials submitted to, any Third Party or any Governmental Entity in connection with the Merger.

Section 6.5.4  Each Party shall (i) subject to Section 6.5.5 below, respond as promptly as reasonably practicable under the circumstances to any inquiries received from the FTC, the Antitrust Division or the Commissioner and to all inquiries and requests received from any state or federal banking regulator or any other Governmental Entity in connection with Regulatory Approvals and antitrust matters, (ii) not extend any waiting period under the HSR Act (except with the prior written consent of the other Parties hereto, which consent shall not be unreasonably withheld or delayed) and (iii) not enter into any agreement with the FTC, the Antitrust Division, the Commissioner or any other Governmental Entity not to consummate the Merger and the transactions contemplated by this Agreement.

Section 6.5.5  In connection with and without limiting the foregoing, each Party shall, subject to applicable Law and except as prohibited by any applicable representative of any applicable Governmental Entity: (i) promptly notify the other Parties of any written communication to that Party from the FTC, the Antitrust Division, any state or federal banking regulator or any other Governmental Entity, and permit the other Parties to review in advance (and to consider any comments made by the other Parties in relation to) any proposed written communication to any of the foregoing; (ii) not agree to participate or participate in any substantive meeting or discussion with any Governmental Entity in respect of any filings, investigation or inquiry concerning this Agreement or the Merger unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Entity, gives the other Parties the opportunity to attend and participate thereat; and (iii) furnish the other Parties with copies of all correspondence, filings, and written communications (and memoranda setting forth the substance thereof) between them and its Affiliates and their respective representatives on the one hand, and any Governmental Entity, including any regulatory authority, or members or their respective staffs on the other hand, with respect to this Agreement and the Merger.

Section 6.5.6  Except as expressly contemplated by this Agreement, neither Parent nor Merger Sub shall, and each of Parent and Merger Sub shall cause each member of the Parent Group not to, take or cause or permit to be taken any action (including the acquisition of businesses or assets) which would reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement.

Section 6.5.7  Subject to Section 6.5.8, each of Parent, Merger Sub and the Company shall use their reasonable best efforts to obtain the approval of (A) the Federal Deposit Insurance Corporation (the “FDIC”) under the Change in Bank Control Act and (B) the Utah Commissioner of Financial Institutions (the “Utah Commissioner”) under the Utah Financial Institutions Act, in each case, for the acquisition of control of World Financial Capital Bank, a federally-insured, Utah chartered industrial bank (“IB”) by Parent and its Affiliates, as applicable, as a result of the Merger (collectively, the “Bank Approvals”). Parent and Merger Sub shall file applications for the Bank Approvals with the FDIC and Utah Commissioner as promptly as practicable after the date hereof.

Section 6.5.8  Notwithstanding Section 6.5.7, if (i) at any time after the date hereof, the FDIC or the Utah Commissioner notifies Parent that Parent and Merger Sub do not meet the legal conditions necessary for the Bank Approvals, (ii) the Bank Approvals have not been obtained by August 17, 2007; provided that Parent shall have the right to extend such date for a period of up to two (2) additional months in the event that Parent determines in good faith, after consultation with its outside legal counsel and the Company, that there is a reasonable prospect that the Bank Approvals will be obtained (the latest applicable date, the “Bank Approval Date”), or (iii) Parent so elects in its sole discretion, then Parent, Merger Sub and the Company shall take the actions contemplated by this Section 6.5.8. In consultation with Parent, the Company shall use its reasonable best efforts to (i) transfer the assets and business lines currently held by IB to Company Subsidiaries or third parties, and (ii) following such transfer of assets and business lines, liquidate IB or sell or otherwise dispose of IB to any bank holding company or financial holding company, as those terms are defined in Section 2 of the Bank Holding Company Act of

1956, as amended, or a savings and loan holding company, as that term is defined in Section 10 of the Home Owners’ Loan Act, as amended, or, with the consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned) any other Person that is engaged solely in activities permissible for a bank holding company or a financial holding company, or, pending such liquidation, sale or disposition, if and to the extent permitted by applicable Governmental Entities, to place IB in a trust or otherwise hold IB and its assets separate, in each case on terms reasonably satisfactory to Parent and Merger Sub, in order to allow the Parties to consummate the Merger and the other transactions contemplated by this Agreement as promptly as practicable following the date hereof (collectively, a “Bank Restructuring”). The Company and Parent shall jointly develop a plan to effect the Bank Restructuring as promptly as practicable. Parent and Merger Sub shall provide all cooperation reasonably requested by the Company to effect the Bank Restructuring. The Company shall and Parent and Merger Sub (as reasonably directed by Company) shall make all appropriate filings, applications, notices and registrations with or to, and enter into agreements or understandings (which shall be on terms reasonably acceptable to Parent and the Company) with, the relevant Governmental Entities and other Persons to effect the Bank Restructuring. In no event shall such liquidation, sale or other disposition be effective earlier than immediately prior to the Effective Time unless the Company otherwise elects. Notwithstanding the foregoing, with respect to any action to be taken prior to the Effective Time to effect a Bank Restructuring, which action, in the reasonable judgment of the Company, cannot be reversed or unwound or would be unreasonably difficult to reverse or unwind, neither Parent nor Merger Sub shall take such action and neither the Company nor any of its Subsidiaries shall be required to take such action, in each case, unless and until (a) all of the conditions set forth in Article 7 have been satisfied or waived, and (b) the Company has received a duly executed certificate from Parent and Merger Sub certifying that they are ready, willing and able to consummate the Closing.

Section 6.6  Certain Notices.  From and after the date of this Agreement until the Effective Time, each Party hereto shall promptly notify the other Party of (i) the existence of any event or circumstance that would be likely to cause any condition to the obligations of the other Party to effect the Merger and the other transactions provided for in this Agreement not to be satisfied or (ii) the failure of such Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of the other Party to effect the Merger and the other transactions provided for in this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.6 (i) shall not cure any breach of any representation or warranty requiring disclosure of such matter at or prior to the execution of this Agreement or otherwise limit or affect the remedies available hereunder to the Party receiving such notice and (ii) shall not be given any effect for the purpose of (x) determining the accuracy of any of the representations and warranties made by the Party providing such notice or (y) determining whether any of the conditions set forth in Article 8 have been satisfied.

Section 6.7  Public Announcements.  None of the Parties shall (and each of the Parties shall cause its Representatives and, in the case of Parent, the other members of the Parent Group, if applicable, not to) issue any press release or make any public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of (i) the Company, in the event the disclosing party is Parent, Merger Sub, any other member of the Parent Group, if applicable, or any of their respective Representatives, or (ii) Parent, in the event the disclosing party is the Company or any of its Representatives, such consent not to be unreasonably withheld or delayed; provided, however, that if a Party determines, based upon advice of counsel, that disclosure is required by applicable Law or the rules or regulations of any stock exchange upon which the securities of such Party is listed, such Party may make such disclosure to the extent so required; provided, further, that such disclosure is made in consultation with the other Parties to this Agreement to the extent permitted by applicable Law.

Section 6.8  Employee Matters.

Section 6.8.1   Obligations with Respect to Continuing Employees.  Parent hereby agrees that, for the period immediately following the Effective Time through and including December 31, 2008, it shall, or it shall cause the Surviving Corporation and its Subsidiaries to, (i) provide each Continuing Employee with at least the same level of base salary, wages and annual bonus opportunity and on substantially the same terms and conditions as was provided to the Continuing Employee immediately prior to the Effective Time, and (ii) maintain Surviving Corporation Benefit Plans providing benefits (except to the extent any such plan provides equity-based compensation) that are no less favorable in the aggregate to the benefits provided to the Continuing Employees pursuant to the Company Benefit Plans in effect immediately prior to the Effective Time. From and after the Effective Time, Parent shall, or it shall cause the Surviving Corporation and its Subsidiaries to, honor in accordance with their terms (including, without limitation, terms which provide for amendment or termination) all Contracts, agreements, arrangements, programs, policies, plans and commitments of the Company and the Company Subsidiaries, as in effect immediately prior to the Effective Time that are applicable to any current or former employees or directors of the Company or any Company Subsidiary, including without limitation the severance plans and policies adopted by the Company Board. The Parties agree that consummation of the transactions contemplated by this Agreement shall be deemed to be a “change in control” for purposes of all Company Benefit Plans and other compensation arrangements with respect to which such concept is relevant. Nothing herein shall be deemed to be a guarantee of employment for any Continuing Employee, or to restrict the right of the Surviving Corporation or its Subsidiaries to terminate any Continuing Employee.

Section 6.8.2  Outstanding Bonus Cycles.  Without limiting the provisions of Section 6.8.1, the Parent shall continue, or cause to be continued, the Company’s annual incentive compensation plans for 2007 (“2007 Bonus Plans”) on terms and conditions no less favorable to each Continuing Employee than those in effect under the applicable 2007 Bonus Plan at the Effective Time; provided that, in measuring the performance of the Company, any Company Subsidiary or any of their respective business units to determine the amounts payable under the 2007 Bonus Plan, Parent shall make, or cause to be made, equitable adjustments to exclude the effect of extraordinary or one-time expenses incurred in connection with the transactions contemplated by this Agreement. At the Effective Time, except as otherwise agreed by Parent and the holder of a Retention Award with respect to such holder’s Retention Award, the performance criteria applicable to each Retention Award shall be deemed to have been satisfied in full and, subject to any provision of any agreement between the Company and a holder of an award of Retention Award that would accelerate the vesting of the Retention Award, the Retention Award shall vest to the extent the holder satisfies the time-based vesting criteria thereof. Promptly after the vesting of any portion of the Retention Award, but in any event within thirty (30) days of such date, the Company shall distribute in U.S. dollars to the holder of a Retention Award the portion of such award that has so vested. For purposes hereof, “Retention Award” means the cash-based awards described in Section 6.8.2 of the Company Disclosure Statement.

Section 6.8.3  Credit for Service.  Continuing Employees shall receive credit for all purposes (including for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits, but excluding calculation of benefits and accrual under any defined benefit plan) under any Surviving Corporation Benefit Plan under which each Continuing Employee may be eligible to participate on or after the Effective Time to the same extent recognized by the Company or any of the Company Subsidiaries under comparable Company Benefit Plans immediately prior to the Effective Time; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

Section 6.8.4  Welfare Plans.  With respect to any Surviving Corporation Benefit Plan that is a welfare benefit plan, program or arrangement (a “Purchaser Welfare Benefit Plan”) and in which a Continuing Employee may be eligible to participate on or after the Effective Time, Parent shall, or it shall cause the Surviving Corporation and its Subsidiaries to, (i) waive, or use reasonable best efforts to cause its insurance carrier to waive, all limitations as to pre-existing, waiting period or actively-at-work conditions, if any, with respect to participation and coverage requirements applicable to each Continuing Employee under such Purchaser Welfare Benefit Plan to the same extent waived under a comparable Company Benefit Plan and (ii) provide credit to each Continuing Employee (and his/her beneficiaries) for any co-payments, deductibles and out-of-pocket expenses paid by such Continuing Employee (and his/her beneficiaries) under the comparable Company Benefit Plan during the relevant plan year, up to and including the Effective Time.

Section 6.8.5  No Amendments or Third Party Beneficiary Rights.  The parties do not intend for this Agreement to (i) amend any Company Benefit Plans or the terms of any sub-agreements or sub-plans, terms and conditions, restrictive covenants, or participation requirements thereof, except and to the extent such amendment is explicitly contemplated by the express language of this Agreement or (ii) confer upon any third person any rights or remedies hereunder, including the right to enforce any obligations of Parent or the Surviving Corporation contained herein; provided that this Agreement shall be deemed to confer on the applicable individuals the right to the payments described in Section 3.5 and Section 6.8.2.

Section 6.9  Indemnification of Directors and Officers.

Section 6.9.1  From and after the Effective Time until six (6) years from the Effective Time, unless otherwise required by Law, the certificate of incorporation and by-laws of the Surviving Corporation and the comparable organizational documents of its Subsidiaries shall contain provisions no less favorable with respect to the elimination of liability of directors and indemnification of directors, officers, employees and agents in office on or prior to the date hereof than are set forth in the Company Certificate and the Company By-laws (or the equivalent documents of the relevant Company Subsidiary) as in effect on the date hereof; provided, however, that in the event any claim or claims are asserted against any individual entitled to the protections of such provisions within such six (6) year period, such provisions shall not be modified until the final disposition of any such claims.

Section 6.9.2  From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless, to the fullest extent permitted under applicable Law and, without limiting the foregoing, as required pursuant to any indemnity agreements of the Company or any Company Subsidiary, each present and former director and officer of the Company and each Company Subsidiary (collectively, the “Indemnified Parties”) against any costs or expenses (including attorneys’ fees and expenses), judgments, fines, losses, claims, settlements, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to such Indemnified Party’s service as a director or officer of the Company or any Company Subsidiary or services performed by such Person at the request of the Company or any Company Subsidiary, including (i) any and all matters pending, existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, and (ii) any claim arising from the transactions contemplated herein, and any actions taken by Parent and/or Merger Sub with respect thereto (including any disposition of assets of the Surviving Corporation or any of its Subsidiaries which is alleged to have rendered the Surviving Corporation and/or any of its Subsidiaries insolvent). Without limiting the foregoing, the Surviving Corporation shall also advance costs and expenses (including attorneys’ fees) as incurred by any Indemnified Party within fifteen (15) days after receipt by Parent of a written request for such advance to the fullest extent permitted under applicable Law; provided that the Person to whom expenses are advanced provides an undertaking in customary form, consistent with the practices of the Company prior to the Effective Time, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification (it being understood and agreed that the Surviving Corporation shall not require the posting of any bond or any other security for such undertaking).

Section 6.9.3  Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time, to obtain and fully pay the premium for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period or time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under the Company’s existing policies with respect to any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall the Surviving Corporation be required to expend for such extension pursuant to this sentence an amount in excess of the amount set forth in Section 6.9.3 of the Company Disclosure Schedule; and provided, further, that if the one-time premium for such insurance coverage exceed such amount, the Surviving Corporation shall obtain an extension with the greatest coverage available for a cost not exceeding such amount. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six (6) years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an amount in excess of the amount set forth in Section 6.9.2 of the Company Disclosure Schedule for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceeds such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

Section 6.9.4  If Parent or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation (or acquiror of such assets), as the case may be, shall assume all of the obligations of Parent or the Surviving Corporation set forth in this Section 6.9.

Section 6.9.5  The rights of each Indemnified Party under this Section 6.9 shall be in addition to any right such Person might have under the Company Certificate and the Company By-laws, the certificate of incorporation and the by-laws of the Surviving Corporation or any comparable organizational documents of their Subsidiaries, or under any agreement of any Indemnified Party with the Company, the Surviving Corporation or any of their respective Subsidiaries.

Section 6.9.6  The provisions of this Section 6.9 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their respective heirs and representatives.

Section 6.10  State Takeover Statutes.  Parent, the Company and their respective Boards of Directors (or with respect to the Company, the Special Committee, if appropriate) shall (i) take all reasonable action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or the transactions provided for in this Agreement and (ii) if any state takeover statute or similar statute becomes applicable to this Agreement or the transactions contemplated by this Agreement, take all reasonable action necessary to ensure that the transactions provided for in this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement or the transactions provided for in this Agreement.

Section 6.11  Section 16 Matters.  Prior to the Effective Time, the Company shall take all such steps as may reasonably be necessary and permitted to cause the transactions contemplated by this Agreement, including any dispositions of shares of Company Common Stock (including derivative securities with respect to such shares of Company Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.12  NDA.  The NDA shall continue in full force and effect in accordance with its terms until the earlier of (i) the Effective Time or (ii) the expiration of the NDA according to its terms.

Section 6.13  Solvency of the Surviving Corporation.  In the event that the Company determines to seek an opinion from an independent expert of nationally recognized reputation, addressed to the Company Board supporting the conclusion that, after giving effect to all of the transactions contemplated by this Agreement, each of Parent and the Surviving Corporation will be Solvent (or the equivalent thereof, as determined in the reasonable discretion of the Company) (such opinion, the “Solvency Opinion”), Parent will (i) make its officers available and will use its reasonable best efforts to make its agents and other Representatives available on a customary basis and upon reasonable notice and (ii) provide or make available such information concerning the business, properties, Contracts, assets and liabilities of Parent as may reasonably be requested in connection with delivering the Solvency Opinion; provided, however, that the fees and expenses incurred by the Company to obtain the Solvency Opinion shall not exceed the amount set forth in Section 6.13 of the Company Disclosure Schedule.

Section 6.14  Financing.

Section 6.14.1  Each of Parent and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to arrange, and close concurrently with the Closing, debt financing on terms and conditions described in the Debt Commitment Letter (including obtaining rating agency approvals, maintaining in effect the Commitments, satisfying on a timely basis all conditions applicable to Parent and Merger Sub to obtaining the financing contemplated by the Debt Commitment Letters (including by consummating the financing contemplated by the Equity Commitment Letter), negotiating definitive agreements with respect to the Debt Commitment Letter on terms and conditions contained therein or with respect to any replacement commitments, satisfying on a timely basis all conditions applicable to Parent and Merger Sub in such definitive agreements that are within its control and, if necessary, borrowing pursuant to the Debt Commitment Letters in the event any “flex” provisions are exercised). Parent shall keep the Company informed on a current basis in reasonable detail of the status of its efforts to comply with the terms of, and satisfy the conditions contemplated by, the financing contemplated by the Commitments in accordance with this Section 6.14. In furtherance of the provisions of this Section 6.14 but subject to Section 6.14.2, one or more Debt Commitment Letters may be amended or superseded without the prior consent of the Company to replace or add one or more lenders, lead arrangers, bookrunners, syndication agents or similar entities which had not executed the Debt Commitment Letters as of the date hereof, or otherwise, provided that in no event shall any Debt Commitment Letters be amended or superseded in a manner that would (i) expand or adversely amend the conditions to the debt financing set forth in the Debt Commitment Letters; (ii) reasonably be expected to delay or prevent the Closing; (iii) reduce the aggregate amount of debt financing set forth in the Debt Commitment Letters (unless, in the case of this clause (iii), replaced with an amount of new equity financing on terms no less favorable to Parent than the terms set forth in the Equity Commitment Letter); or (iv) adversely impact the ability of Parent or Merger Sub to enforce their rights against the other parties to the Debt Commitment Letters. In such event, the term “Debt Commitment Letters” as used herein shall be deemed to include the Debt Commitment Letters that are not so amended or superseded at the time in question and any such amendment to or replacement of the Debt Commitment Letters to the extent then in effect. In the event that all conditions to the Commitments (other than in connection with the Debt Commitment Letters, the availability or funding pursuant to the Equity Commitment Letter) have been satisfied in Parent’s good faith judgment, Parent shall use its reasonable best efforts to cause the lenders and other persons providing the Commitments to fund on the Closing Date. Parent shall give the Company prompt notice of any material breach by any party of the Commitments, any termination of any of the Commitments or any other circumstance, event or condition that would reasonably be likely to prevent or materially impede or delay the consummation of the financing contemplated by the Commitments, to the extent it becomes aware of such breach, termination, circumstance, event or condition. If any portion of the financing contemplated by the Commitments becomes unavailable on the terms and conditions (including the flex provisions) set forth in the Commitment Letters, Parent shall use its reasonable best efforts to arrange alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement on terms no less favorable to Parent or Merger Sub (as determined in the reasonable judgment of Parent) than those set forth in the Debt Commitment Letters (including the flex provisions) as promptly as practicable following the occurrence of such event, but in no event later than the last day of the Marketing Period. For the avoidance of doubt, (i) the obtaining of the financing provided for by the Commitments, or any alternative financing, is not a condition to Closing and (ii) in the event that (x) all or any portion of the financing set forth in the Debt Commitment Letters structured as privately offered notes is not yet received by Parent or Merger Sub, (y) the conditions to closing in Article 7 (other than the delivery of the officer’s certificates contemplated in Sections 7.2.3 and 7.3.3 and conditions that by their nature can be satisfied only at Closing) have been satisfied and (z) the bridge facilities contemplated by the Debt Commitment Letters (or alternative bridge financing obtained in accordance with this Agreement) are available in all material respects on the terms and conditions (including the flex provisions) described in the Debt Commitment Letters (or alternative financing therefor), then Parent shall cause the proceeds of such bridge financing or alternative financing) to be used to replace such privately offered note financing no later than the final day of the Marketing Period. For purposes of this Agreement, unless otherwise agreed among the parties hereto, “Marketing Period” shall mean the first period of twenty (20) consecutive Business Days after the date hereof (A) during which (1) Parent shall have the Required Information that the Company is required to provide to Parent pursuant to Section 6.15 and (2) no event has occurred and no conditions exist that would cause any of the conditions set forth in Section 7.2 to fail to be satisfied assuming the Closing were to be scheduled for any time during such 20-consecutive-Business-Day period, and (B) the conditions set forth in Section 7.1 have been satisfied (other than conditions that by their nature can be satisfied only at the Closing); provided that if the Marketing Period would not end on or prior to August 17, 2007, the Marketing Period shall commence no earlier than September 4, 2007; provided, further, that if the Marketing Period would not end on or prior to December 20, 2007, the Marketing Period shall commence no earlier than January 2, 2008; and provided, further, that the Marketing Period shall not be deemed to have commenced if, (i) after the date hereof and prior to the completion of the Marketing Period, Deloitte & Touche LLP shall have withdrawn its audit opinion with respect to any of the financial statements contained in the Company SEC Filings or (ii) if the financial statements included in the Required Information that is available to Parent on the first day of any such 20-consecutive-Business Day period would not be sufficiently current on any day during such 20-consecutive-Business-Day period to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of the 20-consecutive-Business-Day period.

Section 6.14.2  In no event shall Parent, Merger Sub or any member of the Parent Group (i) retain any financial advisors on an exclusive basis other than financial advisors to which the Special Committee consents or (ii) enter into any contract or agreement with any bank or investment bank or other potential provider of debt financing on an exclusive basis (or otherwise on terms that would prohibit such Persons from providing (or seeking to provide) such debt financing to any other Persons in connection with a transaction relating to the Company or the Company Subsidiaries, in each case in connection with the transactions contemplated hereby).

Section 6.15  Cooperation in Securing Financing.  From the date of this Agreement until Closing, the Company shall, and shall cause each Company Subsidiary and each of the respective officers and employees of the Company and the Company Subsidiaries to, and shall use its reasonable best efforts to cause the advisors, including legal and accounting, of the Company and the Company Subsidiaries to, use its reasonable best efforts to provide all cooperation reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and the Company Subsidiaries) in connection with obtaining the financing contemplated by the Debt Commitment Letters, including (i) participating in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses, business projections and similar documents required in connection with the financing contemplated by the Debt Commitment Letters; (provided that any private placement memoranda or prospectuses, business projections in relation to high yield debt securities need not be issued by the Company or any Company Subsidiaries; and provided, further, that any private placement memoranda or prospectuses shall contain disclosure and financial statements reflecting the Surviving Corporation and/or its Subsidiaries as the obligor), (iii) executing and delivering any pledge and security documents, currency or interest hedging arrangements or other definitive financing documents or other certificates, legal opinions and documents as may be reasonably requested by Parent or otherwise facilitating the pledging of collateral as may be reasonably requested by Parent (provided that any obligations contained in such documents shall be effective no earlier than as of the Effective Time), (iv) furnishing Parent and Merger Sub and their financing sources as promptly as practicable with financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent, including all financial statements and financial and other data of the type required by Regulation S-X (other than Item 3-10 of Regulation S-X, but including summary guarantor/non-guarantor information of the type customarily included in offering documents used in private placements under Rule 144A of the Securities Act) and Regulation S-K, including audits thereto to the extent so required, under the Securities Act and of the type and form customarily included in offering documents used in private placements under Rule 144A of the Securities Act to consummate the offerings of debt securities contemplated by the Debt Commitment Letters at the time during the Company’s fiscal year such offerings will be made (information required to be delivered pursuant to this clause (iv) being referred to as, the “Required Information”), provided that Parent will provide the Company with a list of the form and types of financial and other information it will request pursuant to this clause (iv) as promptly as practicable after the date of this Agreement, (v) using reasonable best efforts to obtain accountants’ comfort letters, accountants’ consents, legal opinions, surveys and title insurance as reasonably requested by Parent, (vi) using reasonable best efforts to (A) permit the lenders under the Debt Commitment Letters to evaluate the Company’s and the Company Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements (provided that such access and information shall only be provided to the extent that in the judgment of the Company such access or the provision of such information would not violate applicable Law; and provided, further, that the foregoing shall not require the Company to permit any inspection, or to disclose any information, that in the judgment of the Company would result in the disclosure of any trade secrets or violate any of its or the Company Subsidiaries’ obligations with respect to confidentiality) and (B) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing (provided that such accounts, agreements and arrangements will not become active or take effect until the Effective Time) and (vii) entering into one or more credit or other agreements on terms reasonably satisfactory to Parent in connection with the financing contemplated by the Debt Commitment Letters; provided that neither the Company nor any of the Company Subsidiaries shall be required to enter into any agreement or commit to take any action that is not contingent upon the Closing (including the entry into any purchase agreement). Neither the Company nor any Company Subsidiary shall be required to pay any commitment or other similar fee or incur any other liability in connection with the financing contemplated by the Commitments prior to the Effective Time. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or any of the Company Subsidiaries in connection with such cooperation. Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company, the Company Subsidiaries and the Company Representatives for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the financing contemplated by the Commitments and any information utilized in connection therewith. Notwithstanding anything to the contrary, the condition set forth in Section 7.2.2 of this Agreement, as it applies to the Company’s obligations under this Section 6.15, shall be deemed satisfied unless the financing contemplated by the Debt Commitment Letters (or any alternative financing) has not been obtained as a result of the Company’s willful and material breach of its obligations under this Section 6.15. The Company hereby consents to the use of its and the Company Subsidiaries’ logos in connection with the financing contemplated by the Commitments; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of the Company Subsidiaries or the reputation or goodwill of the Company or any of the

Company Subsidiaries. All non-public or otherwise confidential information regarding the Company and the Company Subsidiaries obtained by Parent or the Parent Representatives pursuant to this Section 6.15 shall be kept confidential by Parent in accordance with the NDA.

Section 6.16  Debt Tender Offers.

Section 6.16.1  As soon as reasonably practicable after the receipt of any written request by Parent to do so, the Company shall use its reasonable best efforts to commence offers to purchase and consent solicitations with respect to all of the outstanding aggregate amount and all other amounts due of those series of the Company’s debt securities listed in Section 6.16.1 of the Company Disclosure Schedule (the “Notes”), on such terms and conditions as may be agreed upon by Parent and the Company (including in each case the related consent solicitation, each a “Debt Tender Offer” and collectively, the “Debt Tender Offers”) and Parent shall assist the Company in connection therewith; provided that (i) the Company shall have received from Parent the completed Offer Documents which shall be in form and substance reasonably satisfactory to the Company and its counsel, and (ii) the Company shall use its reasonable best efforts to cause the Company’s counsel to deliver all legal opinions required in connection with this Section 6.16.1. Notwithstanding the foregoing, the closing of the Debt Tender Offers shall be conditioned on the receipt of requisite consents to amend the documents relating to the Notes, the occurrence of the Closing and such other conditions agreed upon by Parent and the Company, and the parties shall use their reasonable best efforts to cause the Debt Tender Offers to close on the Closing Date. Subject to the preceding sentence, the Company shall provide, and shall cause the Company Subsidiaries to, and shall use its reasonable best efforts to cause their respective Representatives to, provide all cooperation reasonably requested by Parent in connection with the Debt Tender Offers. The Company shall waive any of the conditions to the Debt Tender Offers (other than the occurrence of the Closing) as may be reasonably requested by Parent in writing and shall not, without the written consent of Parent, waive any condition to the Debt Tender Offers or make any changes to the Debt Tender Offers other than as agreed between Parent and the Company.

Section 6.16.2  Promptly after the date of this Agreement, Parent shall prepare all necessary and appropriate documentation in connection with the Debt Tender Offers, including the offers to purchase, related consents and letters of transmittal and other related documents (collectively, the “Offer Documents”). Parent and the Company shall, and shall cause their respective Subsidiaries to, reasonably cooperate with each other in the preparation of the Offer Documents. The Offer Documents (including all amendments or supplements thereto) and all mailings to the holders of the Notes in connection with the Debt Tender Offers shall be subject to the prior review of, and comment by, the Company and Parent and shall be reasonably acceptable in form and substance to each of them. If at any time prior to the completion of the Debt Tender Offers any information in the Offer Documents should be discovered by the Company and the Company Subsidiaries, on the one hand, or Parent or any of its Subsidiaries, on the other, which should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, the party that discovers such information shall use reasonable best efforts to promptly notify the other party in writing, and an appropriate amendment or supplement prepared by Parent describing such information shall be disseminated by or on behalf of the Company to the holders of the applicable Notes. Notwithstanding anything to the contrary in this Section 6.16.2, the Company shall, and shall cause the Company Subsidiaries to, comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable Law to the extent such laws are applicable in connection with the Debt Tender Offers and such compliance shall not be deemed a breach hereof.

Section 6.16.3  The dealer manager, solicitation agent, information agent, depositary or other agent retained in connection with the Debt Tender Offers shall be selected by Parent and the Company shall pay, and Parent shall reimburse the Company for, the fees and expenses of the foregoing. The Company shall enter into customary agreements (including indemnities) with such parties so selected and on terms and conditions reasonably acceptable to Parent and the Company. Parent further agrees to reimburse the

Company and the Company Subsidiaries for all of their other reasonable out-of-pocket costs (including reasonable fees and expenses of their Representatives) in connection with the Debt Tender Offers promptly following delivery of reasonable documentation of such costs.

Section 6.16.4  The Company agrees that, promptly following the consent payment deadline, assuming the requisite consents are received, the Company and the Company Subsidiaries as may be necessary shall execute supplements or amendments to the documents governing the Notes, which supplements or amendments shall implement the amendments described in the Offer Documents and shall become operative only currently with the Effective Time, subject to the terms and conditions of this Agreement (including the conditions to the Debt Tender Offers). Concurrent with the Effective Time, Parent shall cause the Surviving Corporation to accept for payment and thereafter promptly pay for the Notes that have been properly tendered and not properly withdrawn pursuant to the Debt Tender Offers and, subject to receipt of the requisite consents, pay for consents validly delivered and not revoked in accordance with the Debt Tender Offers.

Section 6.16.5  With respect to any series of Notes, if requested by Parent at least 60 days prior to the Closing, in lieu of commencing a Debt Tender Offer for such series (or in addition thereto), the Company shall, to the extent permitted by the documents governing such series of Notes, (A) issue concurrent with the Closing a notice of redemption providing for the redemption on a date agreed with Parent not more than 30 days after the delivery of such notice of redemption (or such later time required by the documents governing the applicable series of Notes) for all of the outstanding aggregate principal amount of Notes of such series pursuant to the requisite provisions of the documents governing such series Notes, or (B) take any actions reasonably requested by Parent that are reasonably necessary to facilitate the defeasance, satisfaction and/or discharge of such series of Notes pursuant to the applicable section of the documents governing such series of Notes, and shall redeem, defease or satisfy and/or discharge, as applicable, such series of Notes in accordance with the terms of the documents governing such series of Notes at the Effective Time; provided that any action described in clause (A) or (B) above will be conditioned on the occurrence of the Effective Time, and provided, further, that the Company shall use its reasonable best efforts to cause Company’s counsel to deliver all legal opinions required in connection with such redemption or satisfaction or discharge.

Section 6.16.6  Parent shall, promptly upon request by the Company, reimburse the Company and the Company Subsidiaries for their reasonable out-of-pocket fees and expenses incurred pursuant to this Section 6.16. Parent shall indemnify and hold harmless the Company, the Company Subsidiaries and the Company Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interests, awards, judgments, and penalties incurred or suffered by them in connection with any actions taken pursuant to this Section 6.16; provided, however, that Parent shall not have any obligation to indemnify and hold harmless any such party or Person to the extent that any such damages suffered or incurred arose from disclosure provided by the Company that is determined to have contained a material misstatement or omission.

Article 7.

Closing Conditions

Section 7.1  Conditions to Obligations of Each Party Under This Agreement.  The respective obligations of each Party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction, or waiver (in the case of the Company, upon the approval of the Special Committee), at or prior to the Closing Date of the following conditions:

Section 7.1.1  Stockholder Approval.  The Stockholder Approval shall have been obtained.

Section 7.1.2  HSR Act; Regulatory Approvals.  (i) All filing and waiting periods applicable (including any extensions thereof) to the consummation of the Merger under the HSR Act shall have expired or been terminated, (ii) the Competition Act Approval shall have been obtained, (iii) the Regulatory Approvals listed in Section 7.1.2 of the Company Disclosure Schedule shall have been obtained and be in full force and effect and (iv) (A) the applicable Bank Approvals shall have been obtained and be in full force and effect, or (B) in case the applicable Bank Approvals are not obtained by the Bank Approval Date or Parent makes an election referred to in the first sentence of Section 6.5.8, all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time from any Governmental Entity in order to effect the Bank Restructuring pursuant to Section 6.5.8 shall have been obtained and any applicable waiting periods shall have expired.

Section 7.1.3  No Injunctions or Restraints.  No Law or Order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that no party shall assert that this condition has not been satisfied unless such Party shall have used its reasonable best efforts to resist, appeal, obtain consent under, resolve or lift, as applicable, any such Law or Order and shall have complied in all material respects with its obligations under Section 6.5.

Section 7.2  Additional Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated herein are also subject to the following conditions, any one or more of which may be waived in writing by Parent.

Section 7.2.1  Representations and Warranties.  (i) Other than with respect to Section 4.2.1, 4.2.2 and 4.3, the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), disregarding for these purposes any exception in such representations and warranties relating to materiality or a Company Material Adverse Effect, except for such failures to be true and correct which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; and (ii) the representations and warranties set forth in Section 4.2.1, 4.2.2 and 4.3 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date (except for those representations and warranties which address matters only as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date).

Section 7.2.2  Agreements and Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

Section 7.2.3  Officer’s Certificate.  Parent shall have received a certificate of an executive officer of the Company confirming the satisfaction of the conditions set forth in Sections 7.2.1 and 7.2.2.

Section 7.3  Additional Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger and the other transactions contemplated herein are also subject to the following conditions, any one of which may be waived in writing by the Company.

Section 7.3.1  Representations and Warranties.  The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except with respect to the representations and warranties of Parent and Merger Sub other than those set forth in Section 5.10 for such failures to be true and correct, which individually or in the aggregate, would not reasonably be expected to prevent consummation of the Merger.

Section 7.3.2  Agreements and Covenants.  Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Parent and/or Merger Sub on or prior to the Closing Date.

Section 7.3.3  Officer’s Certificate.  The Company shall have received a certificate of an executive officer of Parent confirming the satisfaction of the conditions set forth in Sections 7.3.1 and 7.3.2.

Section 7.4  Frustration of Closing Conditions.  None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Article 7 to be satisfied if such failure was caused by such Party’s failure to act in good faith to comply with this Agreement and consummate the transactions provided for herein.

Article 8.

Termination, Amendment and Waiver

Section 8.1  Termination.  This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating Party or Parties, whether before or after the Stockholder Approval:

(a) By mutual written consent of Parent and the Company (upon the approval of the Special Committee);

(b) by either Parent or the Company (if, in the case of the Company, it has not materially violated Section 6.4 and upon the approval of the Special Committee)):

(i) if the Stockholder Approval is not obtained at the Company Stockholders’ Meeting or any adjournment thereof at which this Agreement has been voted upon;

(ii) if the Merger shall not have been consummated by 11:59 p.m. New York City time on the date that is eleven (11) months from the date hereof (such date, the “Termination Date”); provided that if the Marketing Period has commenced on or before the Termination Date but has not ended on or before the Termination Date, the Termination Date shall automatically be extended by one month; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any Party whose breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before the Termination Date; or

(iii) if there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited or any Order of any Governmental Entity having competent jurisdiction is entered enjoining the Company, Parent or Merger Sub from consummating the Merger and such Order has become final and non-appealable and, prior to termination pursuant to this Section 8.1(b)(iii) each of the Parties shall have used its reasonable best efforts to resist, appeal, obtain consent under, resolve or lift, as applicable, the Law or Order and shall have complied in all material respects with its obligations under Section 6.5; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(iii) shall not be available to any Party whose breach of any provision of this Agreement results in the imposition of any such Order or the failure of such Order to be resisted, resolved or lifted, as applicable.

(c) by the Company (upon the approval of the Special Committee):

(i) if (x) Parent or Merger Sub shall have breached any of the covenants or agreements contained in this Agreement to be complied with by Parent or Merger Sub such that the closing condition set forth in Section 7.3.2 would not be satisfied, (y) there exists a breach of any representation or warranty of Parent or Merger Sub contained in this Agreement such that the closing condition set forth in Section 7.3.1 would not be satisfied or (z) if all the conditions set forth in Section 7.1 and 7.2 are satisfied (excluding conditions that, by their terms, cannot be satisfied until the Closing, but which would be reasonably capable of being satisfied at Closing) and Parent or Merger Sub fails to effect the Merger and/or satisfy their respective obligations under Section 3, including depositing (or causing to be deposited) with the Paying Agent sufficient funds to make all payments pursuant to Section 3.1 by 11:59 p.m. New York City time on the final day of the Marketing Period, and, in the case of (x) or (y), such breach is incapable of being cured by the Termination Date or is not cured within thirty (30) Business Days after Parent or Merger Sub receives written notice of such breach from the Company; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if, at the time of such termination, there exists a breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement that would result in the closing conditions set forth in Sections 7.2.1 or 7.2.2, as applicable, not being satisfied; or

(ii) if prior to the obtaining of the Stockholder Approval (w) the Company has received a Superior Proposal, (x) the Special Committee or the Company Board determines in good faith that the failure to terminate this Agreement would reasonably be expected to be inconsistent with the fiduciary duties of the members of the Special Committee or the Company Board to the holders of shares of Company Common Stock under applicable Law, (y) the Company has complied in all material respects with Section 6.4 and (z) not later than the day of such termination, the Company pays the Termination Fee to Parent in accordance with Section 8.4.

(d) by Parent:

(i) if (x) the Company shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Company such that the closing condition set forth in Section 7.2.2 would not be satisfied or (y) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 7.2.1 would not be satisfied, and, in the case of either (x) or (y), such breach is incapable of being cured by the Termination Date or is not cured by the Company within thirty (30) Business Days after the Company receives written notice of such breach from Parent or Merger Sub; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if, at the time of such termination, there exists a breach of any representation, warranty, covenant or agreement of Parent or Merger Sub contained in this Agreement that would result in the closing conditions set forth in Sections 7.3.1 or 7.3.2, as applicable, not being satisfied; or

(ii) if, prior to the obtaining of the Stockholder Approval (x) a Company Adverse Recommendation Change shall have occurred, (y) the Company has failed to include the Company Recommendation in the Proxy Statement or (z) the Company Board or Special Committee approves or recommends a Takeover Proposal to the holders of Company Common Stock or approves or recommends that holders of Company Common Stock tender their shares of Company Common Stock in any tender offer or exchange offer that is a Takeover Proposal.

Section 8.2  Effect of Termination.  Except as otherwise set forth in this Section 8.2, in the event of a termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers or directors; provided, however, that the provisions of Section 6.5 (third and fourth sentences thereof), Section 6.16.3 (first and third sentences thereof), Section 6.16.6, this Section 8.2, Sections 8.3, 8.4, 8.5 and Article 9 and the NDA shall remain in full force and effect and survive any termination of this Agreement; provided, further, that no Party shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement. In no event shall any Party be liable for punitive damages.

Section 8.3  Fees and Expenses.  Except as otherwise expressly set forth in this Agreement, all fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the Party incurring such expenses, whether or not the Merger is consummated.

Section 8.4  Termination Fee.

Section 8.4.1  In the event that this Agreement is terminated pursuant to Section 8.1(c)(ii) or Section 8.1(d)(ii), then the Company shall pay Parent (or Parent’s designee) $170,000,000 (the “Termination Fee”) not later than the day of such termination. If this Agreement is terminated pursuant to Section 8.1(b)(i), 8.1(b)(ii) or Section 8.1(d)(i) (if, in the case of termination pursuant to Section 8.1(d)(i), at the time of such termination there is no state of facts or circumstances (other than a state of facts or circumstances caused by a breach of the Company’s representations and warranties or covenants and other agreements hereunder) that would cause the conditions in Sections 7.1.2, 7.1.3 and 7.3 not to be satisfied on or prior to the Termination Date), then, in the event that, (i) after the date hereof and prior to such termination, or, in the case of a termination under Section 8.1(b)(i), after the date hereof and prior to the Company Stockholders’ Meeting, any Third Party shall have publicly made, proposed, communicated or disclosed an intention to make a bona fide Takeover Proposal, which bona fide Takeover Proposal has not been publicly retracted or rescinded by the time of the Company Stockholders’ Meeting and (ii) within twelve (12) months of the termination of this Agreement the Company enters into a definitive agreement with respect to a Takeover Proposal (with all percentages in the definition of Takeover Proposal increased to fifty (50) percent) (whether or not the same as the Takeover Proposal originally made or publicly announced) or any Takeover Proposal is consummated (with all percentages in the definition of Takeover Proposal increased to fifty (50) percent) (whether or not the same as the Takeover Proposal originally made or publicly announced), then the Company shall pay, or cause to be paid to, Parent (or Parent’s designee) the Termination Fee, less the amount of any Parent Expenses previously paid, upon the earlier of the entering into of such definitive agreement or the consummation of such Takeover Proposal. The Termination Fee shall be paid by wire transfer of immediately available funds to an account designated in writing to the Company by Parent (or Parent’s designee). For the avoidance of doubt, in no event shall the Company be obligated to pay, or cause to paid, the Termination Fee on more than one occasion.

Section 8.4.2  In the event that this Agreement is terminated pursuant to Section 8.1(b)(i) under circumstances in which the Termination Fee is not then payable pursuant to Section 8.4.1, then the Company shall pay promptly (but in any event within two Business Days) following receipt of an invoice therefor all of Parent’s actual and reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (“Parent Expenses”), which amount shall not be greater than $20,000,000; provided, however, that the existence of circumstances which could require the Termination Fee to become subsequently payable by the Company pursuant to Section 8.4.1 shall not relieve the Company of its obligations to pay the Parent Expenses pursuant to this Section 8.4.2; and provided, further, that the payment by the Company of Parent Expenses pursuant to this Section 8.4.2 shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to Section 8.4.1 except to the extent indicated in Section 8.4.1.

Section 8.4.3  The Company acknowledges that the agreements contained in this Section 8.4 are an integral part of the transactions contemplated in this Agreement, that the damages resulting from termination of this Agreement under circumstances where a Termination Fee are payable are uncertain and incapable of accurate calculation and that the amounts payable pursuant to Section 8.4.1 are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which such Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to promptly pay the Termination Fee and, in order to obtain such payments Parent commences a suit which results in a judgment against the Company for the Termination Fee, the Company shall pay to Parent its costs and expenses (including reasonable attorney’s fees) in connection with such suit.

Section 8.5  Business Interruption Fee.

Section 8.5.1  In the event that this Agreement is terminated by the Company pursuant to Section 8.1(c)(i), if, at the time of such termination, there is no state of facts or circumstances (other than a state of facts or circumstances caused by a breach of Parent’s or Merger Sub’s representations and warranties or covenants and other agreements hereunder) that would cause the conditions in Sections 7.1 and 7.2 not to be satisfied on or prior to the Termination Date, then Parent shall pay or cause to be paid to the Company a business interruption fee in an aggregate amount of $170,000,000 (the “Business Interruption Fee”). The Business Interruption Fee shall be paid by wire transfer of immediately available funds to an account specified by the Company in writing to Parent on the second Business Day following termination of this Agreement by the Company. For the avoidance of doubt, in no event shall Parent be obligated to pay, or cause to paid, the Business Interruption Fee on more than one occasion.

Section 8.5.2  Parent acknowledges that the agreements contained in this Section 8.5 are an integral part of the transactions contemplated in this Agreement, that the damages resulting from termination of this Agreement under circumstances where a Business Interruption Fee are payable are uncertain and incapable of accurate calculation and that amounts payable pursuant to Section 8.5.1 are not a penalty, but rather constitute liquidated damages in a reasonable amount that will compensate the Company in the circumstances in which the Business Interruption Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby and that, without these agreements, the Company would not enter into this Agreement; accordingly, if Parent fails to promptly pay the Business Interruption Fee and, in order to obtain such payment the company commences a suit which results in a judgment against Parent for the Business Interruption Fee, Parent shall pay to the Company its costs and expenses (including reasonable attorney’s fees) in connection with such suit.

Section 8.5.3  Notwithstanding anything to the contrary in this Agreement, (i) the Company’s right to receive payment of the Business Interruption Fee from Parent pursuant to Section 8.5.1 and the reimbursement and indemnification obligations of Parent under Section 6.15 (the third and fourth sentences thereof), Section 6.16.3 (first and third sentences thereof) and Section 6.16.6 or the guarantee thereof pursuant to the Guarantee shall be the sole and exclusive remedy of the Company and the Company Subsidiaries (it being understood that no other Person (including the Fund) shall have any liability or obligation under or with respect to such provisions) and (ii) in no event, whether or not this Agreement shall have been terminated, shall the Company be entitled to monetary damages in excess of (x) $3,000,000 with respect to the reimbursement and indemnification obligations of Parent under Section 6.15 (the third and fourth sentences thereof), Section 6.16.3 (first and third sentences thereof) and Section 6.16.6 and (y) $170,000,000, in the aggregate, inclusive of the Business Interruption Fee, if applicable, for all other losses and damages arising from or in connection with breaches of this Agreement by Parent or Merger Sub or otherwise relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

Section 8.6  Extension; Waiver.  At any time prior to the Effective Time, the Parties may, to the extent permitted by applicable Law and, in the case of the Company upon the approval of the Special Committee, subject to Section 8.7, (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement by the Company’s stockholders, there may not be any extension or waiver of this Agreement which decreases the Merger Consideration or which adversely affects the rights of the Company’s stockholders hereunder without the approval of such stockholders. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 8.7  Amendment.  This Agreement may be amended by the Parties by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that the Company may only take such action with the approval of the Special Committee; and provided, further, that after approval of the Agreement by the stockholders of the Company, no amendment that, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders may be made without further stockholder approval. This Agreement may not be amended except by an instrument in writing signed by Parent and the Company.

Article 9.

General Provisions

Section 9.1  Non-Survival of Representations, Warranties and Covenants.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. None of the covenants or agreements of the Parties in this Agreement shall survive the

Effective Time, other than (i) the covenants and agreements contained in this Article 9, the agreements of Parent, Merger Sub and the Company in Article 3 (Conversion of Securities; Exchange of Certificates), Section 6.8 (Employee Matters), Section 6.9 (Indemnification of Directors and Officers), and Section 8.3 (Fees and Expenses) and (ii) those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Effective Time, which shall survive the consummation of the Merger until fully performed.

Section 9.2  Notices.  Any notices or other communications required or permitted under, or otherwise given in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission or by electronic mail (but only if followed by transmittal by national overnight courier or hand for delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by national overnight courier, in each case as follows:

If to Parent or Merger Sub, addressed to it at:

Aladdin Holdco, Inc.
c/o The Blackstone Group
345 Park Avenue
New York, New York 10154
Attention: Paul C. Schorr IV
Facsimile: (212) 583-5842

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Wilson S. Neely
Facsimile: (212) 455-2502

If to the Company, addressed to it at:

Alliance Data Systems Corporation 17655 Waterview Parkway Dallas, Texas 75252 Attention:	J. Michael Parks Alan M. Utay Facsimile: (972) 348-5150

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP
1700 Pacific Avenue, Suite 4100
Dallas, Texas 75201
Attention: Joseph L. Motes III
Facsimile: (214) 969-4343

and to:

Kirkland & Ellis LLP
153 East 53rd Street
New York, New York 10022-4611

Attention:	Thomas W. Christopher
Jeffrey D. Symons
Facsimile: (212) 446-4900

If to the Special Committee, addressed to it care of the Company, with a copy (which shall not constitute notice) to Kirkland & Ellis LLP.

Section 9.3  Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.4  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the greatest extent possible.

Section 9.5  Entire Agreement; No Third-Party Beneficiaries.  This Agreement (together with the Exhibits, Parent Disclosure Schedule, Company Disclosure Schedule and the other documents delivered pursuant hereto), the Commitments and the NDA constitute the entire agreement of the Parties and supersede all prior agreements and undertakings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NONE OF PARENT, MERGER SUB AND THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE MERGER, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. Each Party hereby agrees that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement, except for the provisions of Section 6.9, is not intended to, and does not, confer upon any Person other than the Parties hereto any rights or remedies hereunder, including the right to rely upon the accuracy or completeness of the representations and warranties set forth herein.

Section 9.6  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties provided, however, that, prior to the mailing of the Proxy Statement to the Company’s stockholders, Parent and Merger Subsidiary may assign this Agreement (in whole but not in part) to Parent or any of its Affiliates (provided that such assignment shall not (i) affect the obligations of the Fund under the Equity Commitment Letter or Guarantee or (ii) impede or delay the consummation of the transactions contemplated by this Agreement or otherwise materially impede the rights of the stockholders of the Company under this Agreement). No assignment by any Party shall relieve such Party of any of its obligations hereunder. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 9.7  Mutual Drafting.  Each Party has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties.

Section 9.8  Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury; Remedies.

Section 9.8.1  This Agreement shall be governed by, and construed, interpreted and enforced in accordance with, the Laws of the State of Delaware, without regard to conflict of law principles that would result in the application of any Laws other than the Laws of the State of Delaware.

Section 9.8.2  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Section 8.1, Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Company and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled pursuant to the terms of this Agreement, at law or in equity. Notwithstanding the first sentence of this Section 9.8.2, however, the Parties acknowledge that the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Sub or to enforce specifically the terms and provisions of this Agreement only to prevent breaches of or enforce compliance with those covenants of Parent or Merger Sub that require Parent or Merger Sub to (x) use its reasonable best efforts to obtain the financing contemplated by the Commitments, including without limitation, the covenants set forth in Section 6.5 (Reasonable Best Efforts) and Section 6.14 (Financing) and (y) consummate the Merger, if in the case of clause (y), the financing provided for in the Commitments (and, if alternative financing is being used, pursuant to commitments with respect thereto) is available to be drawn down by Parent pursuant to the terms of the applicable agreements but is not so drawn solely as a result of Parent refusing to do so in breach of this Agreement. For the avoidance of doubt, whether or not the Company is entitled to seek injunctions or specific performance pursuant to the provisions of the preceding sentence or otherwise, in no event will the Company be entitled to seek monetary damages in excess of (i) $3,000,000 with respect to the reimbursement and indemnification obligations of Parent under Section 6.15 (the third and fourth sentences thereof), Section 6.16.3 (first and third sentences thereof) and Section 6.16.6 and (ii) $170,000,000, in the aggregate, inclusive of the Business Interruption Fee, if applicable, for all other losses and damages arising from or in connection with breaches of this Agreement by Parent, Merger Sub or any Parent Representative or otherwise relating to or arising out of this Agreement or the transactions contemplated by this Agreement. Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be brought solely in the Chancery Court of the State of Delaware; provided that if (and only after) such courts determine that they lack subject matter jurisdiction over any such legal action, suit or proceeding, such legal action, suit or proceeding shall be brought in the Federal courts of the United States located in the State of Delaware; provided, further, that if (and only after) both the Chancery Court of the State of Delaware and the Federal courts of the United States located in the State of Delaware determine that they lack subject matter jurisdiction over any such legal action, suit or proceeding, such legal action, suit or proceeding shall be brought in the United States District Court for the Southern District of New York. Each Party hereby irrevocably submits to the exclusive jurisdiction of such courts in respect of any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and hereby waives, and agrees not to assert, as a defense in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by such courts. Each Party agrees that notice or the service of process in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be properly served or delivered if delivered in the manner contemplated by Section 9.2.

Section 9.8.3  The Company agrees that, whether or not this Agreement is terminated, (i) to the extent it has incurred losses or damages in connection with this Agreement, (A) the maximum aggregate liability of Parent and Merger Sub for such losses or damages other than reimbursable expenses and indemnification claims under Section 6.15, 6.16.3 and 6.16.6 shall be limited to $170,000,000, inclusive of the Business Interruption Fee, (B) the maximum aggregate liability of Parent for reimbursable expenses and indemnification claims under Section 6.15 (the third and fourth sentences thereof), Section 6.16.3 (first and third sentences thereof) and Section 6.16.6 shall be limited to $3,000,000, (C) the maximum liability of the Fund, directly or indirectly, shall be limited to the express obligations of such Fund under the Guarantee, and (D) in no event shall the Company seek to recover any money damages in excess of such amount from Parent, Merger Sub or the Fund and (ii) in no event shall any “Non-Recourse Party” have any liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby; provided, however, the foregoing shall not diminish the Company’s right to specifically enforce the terms of the Equity Commitment Letter in connection with the Company’s exercise of its rights under Section 9.8.2 to specifically enforce this Agreement.

Section 9.9  Counterparts.  This Agreement may be executed by facsimile and in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.10  Obligations of Parent.  Whenever this Agreement requires a Subsidiary of Parent (including Merger Sub) to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action.

[Signature page follows.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ALADDIN HOLDCO, INC.

By:	/s/ Paul C. Schorr IV
a duly authorized signatory

ALADDIN MERGER SUB, INC.

By:	/s/ Paul C. Schorr IV
a duly authorized signatory

ALLIANCE DATA SYSTEMS
CORPORATION

By:	/s/ J. Michael Parks
a duly authorized signatory

ANNEX B

May 17, 2007

Special Committee of the Board of Directors and
Board of Directors of
Alliance Data Systems Corporation
17655 Waterview Parkway
Dallas, Texas 75252

Members of the Special Committee and the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock of Alliance Data Systems Corporation (“ADS”) of the Consideration (as defined below) to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of May 17, 2007 (the “Agreement”), among Aladdin Holdco, Inc. (“Parent”), an affiliate of The Blackstone Group L.P. (“Blackstone”), Aladdin Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and ADS. As more fully described in the Agreement, Merger Sub will be merged with and into ADS (the “Merger”), and each outstanding share of the common stock, par value $0.01 per share, of ADS (“ADS Common Stock”) will be converted into the right to receive $81.75 in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

In connection with rendering our opinion, we have:

(i)	reviewed certain publicly available financial statements and other business and financial information of ADS;

(ii)	reviewed certain internal financial statements and other financial and operating data concerning ADS;

(iii)	reviewed certain financial forecasts relating to ADS prepared by the management of ADS (the “ADS Forecasts”);

Banc of America Securities LLC, member NYSE/NASD/SIPC, is a subsidiary of Bank of America Corporation

Banc of America Securities LLC, NY1-301-24-04
9 West 57th Street, New York, NY 10019

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Special Committee of the Board of Directors and Board of Directors of
Alliance Data Systems Corporation
May 17, 2007

(iv)	reviewed independent research analysts’ published estimates of the future financial performance of ADS and certain other publicly traded companies we deemed relevant;

(v)	discussed the past and current operations, financial condition and prospects of ADS with senior executives of ADS;

(vi)	reviewed the reported prices and trading activity for ADS Common Stock;

(vii)	compared the financial performance of ADS and the prices and trading activity of ADS Common Stock with that of certain other publicly traded companies we deemed relevant;

(viii)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of certain other business combination transactions we deemed relevant;

(ix)	participated in discussions and negotiations among representatives of ADS, Blackstone and their respective advisors;

(x)	reviewed the Agreement;

(xi)	considered the results of our efforts to solicit, at the direction of ADS, indications of interest and proposals from third parties with respect to a possible acquisition of ADS; and

(xii)	performed such other analyses and considered such other factors as we have deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by us. With respect to the ADS Forecasts, we have assumed, at the direction of ADS, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of ADS as to the future financial performance of ADS. We have not made any independent appraisal or valuation of the assets or liabilities of ADS, nor have we been furnished with any such appraisals or valuations. We have assumed, with the consent of ADS, that the Merger will be consummated as provided in the Agreement, with full satisfaction of all covenants and conditions set forth in the Agreement and without any waivers thereof. We also have assumed, with the consent of ADS, that all governmental or third party consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on ADS or the Merger.

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Special Committee of the Board of Directors and Board of Directors of
Alliance Data Systems Corporation
May 17, 2007

We express no view or opinion as to any terms or aspects of the Merger (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger. In addition, no opinion is expressed as to the relative merits of the Merger in comparison to other transactions available to ADS or in which ADS might engage or as to whether any transaction might be more favorable to ADS as an alternative to the Merger, nor are we expressing any opinion as to the underlying business decision of the Special Committee of the Board of Directors of ADS or the Board of Directors of ADS to proceed with or effect the Merger.

We have acted as financial advisor to the Special Committee in connection with the Merger and will receive fees for our services, a portion of which is payable upon the delivery of this opinion and a significant portion of which is contingent upon the consummation of the Merger. We or our affiliates in the past have provided financial advisory and financing services to ADS and have received fees for the rendering of these services, including, among other things, acting or having acted as an agent for, and lender under, certain credit facilities of ADS. In addition, we or our affiliates in the past have provided, currently are providing and in the future may provide financial advisory and financing services to Blackstone and certain of its affiliates and portfolio companies (collectively, the “Blackstone Entities”) and have received and in the future may receive fees for the rendering of these services, including, among other things, acting or having acted as (i) arranger of, and participant in, certain acquisition financings undertaken by the Blackstone Entities either directly or as part of an investment group, (ii) financial advisor to the Blackstone Entities in connection with certain mergers and acquisitions transactions and (iii) arranger and/or bookrunner for certain debt and equity offerings by the Blackstone Entities. In addition, at the request of the Special Committee, we and our affiliates made available to potential bidders an acquisition financing package in connection with the potential sale of ADS, and we and our affiliates may provide, or participate in, the financing for the Merger for which services we and our affiliates would receive compensation. Certain of our affiliates also hold minority investments in certain funds affiliated with Blackstone. In the ordinary course of our businesses, we and our affiliates may actively trade or hold securities of ADS and certain affiliates and portfolio companies of Blackstone, and may actively trade or hold loans of ADS, its affiliates and the Blackstone Entities, for our own account or for the accounts of customers, and accordingly, we or our affiliates may at any time hold long or short positions in such securities or loans.

It is understood that this letter is for the benefit and use of the Special Committee of the Board of
Directors of ADS and the Board of Directors of ADS in connection with and for purposes of their evaluation of the Merger. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger.

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Special Committee of the Board of Directors and Board of Directors of
Alliance Data Systems Corporation
May 17, 2007

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the proposed Merger by holders of ADS Common Stock is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Banc of America Securities LLC

BANC OF AMERICA SECURITIES LLC

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ANNEX C

May 17, 2007

The Special Committee of the Board of Directors
and the Board of Directors of
Alliance Data Systems Corporation
17655 Waterview Parkway
Dallas, Texas 75252

Members of the Special Committee and the Board of Directors:

We understand that Alliance Data Systems Corporation (the “Company”) intends to enter into a transaction (the “Proposed Transaction”) with Aladdin Holdco, Inc. (“Parent”), an affiliate of The Blackstone Group L.P. (“Blackstone”), pursuant to which, among other things, Aladdin Merger Sub, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), will merge with and into the Company with the Company surviving the merger. We further understand that, upon the effectiveness of the merger, each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the effective time of the merger (other than shares of Company Common Stock cancelled pursuant to the Agreement (as defined below) and any dissenting shares) will be converted into the right to receive an amount in cash equal to $81.75. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger, dated as of May 17, 2007 by and among the Company, Parent and Merger Sub (the “Agreement”).

We have been requested by the Special Committee (the “Special Committee”) of the Board of Directors (the “Board”) of the Company to render our opinion with respect to the fairness, from a financial point of view, to the stockholders of the Company of the consideration to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction.

In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007, (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by the management of the Company, (4) published estimates of independent research analysts with respect to the Company’s future financial performance, its ratings and price targets of Company Common Stock, as well as with respect to certain other publicly traded companies we deemed relevant, (5) a trading history of the Company Common Stock from May 13, 2005 to May 15, 2007 and a comparison of that trading history with those of other companies that we deemed relevant, (6) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant, (7) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other recent transactions that we deemed relevant and (8) the projected cash flows of the Company as provided by the management of the Company in light of the proposed capital structure of the Company, pro forma for the Proposed Transaction. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information provided to us by the Company or any other parties involved in the Proposed Transaction or otherwise publicly available without assuming any responsibility for independent verification of such information and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information provided by or on behalf of the Company inaccurate or misleading. With respect to the financial projections of the Company, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. Additionally, we considered and used published estimates of independent research analysts in performing our analysis and upon discussions with the management of the Company, they have agreed with the appropriateness of, and consented to our reliance upon, such published estimates in performing on analysis. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be offered to the stockholders of the Company in the Proposed Transaction is fair to such stockholders.

We have acted as financial advisor to the Special Committee in connection with the Proposed Transaction and will receive a fee for our services, a portion of which is payable upon the delivery of this opinion and the remainder of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company and Blackstone and certain of its affiliates and portfolio companies in the past, and expect to provide such services in the future, and have received, and expect to receive, customary fees for such services. At the request of the Special Committee, we and our affiliates made available to the potential bidders an acquisition financing package in connection with the potential sale of the Company, and we and our affiliates may provide or participate in the financing related to the Proposed Transaction for which we expect to receive customary fees. In the ordinary course of our business, we actively trade in the equity securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the use and benefit of the Special Committee and the Board and is rendered to the Special Committee and the Board in connection with their consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,

LEHMAN BROTHERS INC.

By:	/s/ Mark G. Shafir
Name: Mark Shafir

Title:	Managing Director

ANNEX D

May 17, 2007

Members of the Special Committee of the Board of Directors
and Board of Directors
Alliance Data Systems Corporation
17655 Waterview Parkway
Dallas, TX 75252

Members of the Special Committee of the Board of Directors and Board of Directors:

We understand that Alliance Data Systems Corporation (“ADS” or the “Company”) proposes to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Aladdin Holdco, Inc., a Delaware corporation (“Parent”), Aladdin Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and ADS, a Delaware corporation (the “Company”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”). In the Merger, each outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than Dissenting Shares and shares to be canceled or otherwise converted into stock of the Surviving Corporation pursuant to the terms of the Merger Agreement (the “Excluded Shares”), will be converted into the right to receive $81.75 per share in cash (the “Merger Consideration”). As a result of the Merger, ADS will become a wholly owned subsidiary of Parent. The terms and conditions of the Merger are more fully set forth in the Merger Agreement and terms used herein and not defined shall have the meanings ascribed in the Merger Agreement.

You have asked us whether, in our opinion, as of the date hereof, the Merger Consideration to be received by the holders of the Company Common Stock (other than holders of Dissenting Shares and Excluded Shares) is fair, from a financial point of view, to such holders of Company Common Stock.

In connection with rendering our opinion, we have, among other things:

(i) reviewed a draft of the Merger Agreement dated May 16, 2007, which we have assumed is in substantially final form and will not vary in any respect material to our analysis;

(ii) reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

(iii) reviewed certain non-public internal financial statements and other non-public financial and operating data relating to the Company that were prepared and furnished to us by the management of the Company;

(iv) reviewed certain financial projections relating to the Company that were provided to us by and approved for use in connection with this opinion by the management of the Company;

(v) discussed the past and current operations, financial projections and current financial condition of the Company with the management of the Company;

(vi) reviewed the reported prices and trading activity of the Company Common Stock;

(vii) compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain publicly-traded companies and their securities that we deemed relevant;

(viii) reviewed the financial terms of certain publicly available transactions that we deemed relevant;

(ix) reviewed with advisors to the Company and to the Special Committee (the “Special Committee”) of the Board of Directors (the “Board”) of the Company the scope and results of the transaction process to date conducted on behalf of the Company; and

(x) performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any responsibility for independent verification of, the accuracy and completeness of the information publicly available, and the information supplied or otherwise made available to, discussed with, or reviewed by us, including as to the completeness of the transaction process conducted on behalf of the Company by the advisors to the Company, and assume no liability therefor. For purposes of rendering this opinion, members of the management of the Company have provided us certain financial projections relating to the Company. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best available estimates and good faith judgments of the future competitive, operating and regulatory environments and related financial performance of the Company.

For purposes of rendering our opinion, we have assumed, with your consent, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver or modification thereof. We have further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Merger.

We have not made, nor assumed any responsibility for making, any independent valuation or appraisal of the assets or liabilities of the Company or any of its subsidiaries, nor have we been furnished with any such appraisals, nor have we evaluated the solvency or fair value of the Company or any of its subsidiaries under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion. In connection with the Merger, we have not been authorized by the Special Committee to solicit, nor have we solicited, prior to the date hereof, third party indications of interest for the acquisition of all or part of the Company and did not otherwise participate in the transaction process.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness from a financial point of view, as of the date hereof, to the holders of the Company Common Stock (other than holders of Dissenting Shares and Excluded Shares), of the Merger Consideration. We have assumed that any modification to the structure of the transaction will not vary in any respect material to our analysis. Our opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Merger. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

We have acted as financial advisor to the Special Committee in connection with the Merger and will receive fees for our services. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us for certain liabilities arising out of our engagement.

It is understood that this letter and the opinion expressed herein is for the information of the Special Committee and the Board in connection with and for the purposes of their evaluation of the Merger and is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger. This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, except that this opinion may be included in any filing that the Company is required to make with the Securities and Exchange Commission, provided that this opinion is reproduced in such filing in full and any description of or reference to us or summary of this opinion and the related analyses in such filing is in a form acceptable to us and our counsel.

[Signature page follows]

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of the Company Common Stock (other than holders of Dissenting Shares and Excluded Shares) is fair, from a financial point of view, to such holders of the Company Common Stock.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ W.O. Hiltz

ANNEX E

DELAWARE CODE
TITLE 8. CORPORATIONS
CHAPTER 1. GENERAL CORPORATE LAW
SUBCHAPTER IX. MERGER, CONSOLIDATION OR CONVERSION

§ 262. Appraisal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (a) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (b) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (a) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (b) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on August 3, 2007. Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. Using a black ink pen, mark your votes with an X as shown in X • Follow the instructions provided by the recorded message. this example. Please do not write outside the designated areas. Special Meeting Proxy Card 123456 C0123456789 12345 3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Proposals — The Board of Directors recommends a vote FOR Proposal 1 and FOR Proposal 2. For Against Abstain 1. To adopt the Agreement and Plan of Merger, dated as of May 17, 2007, among Alliance Data Systems Corporation, + Aladdin Holdco, Inc. and Aladdin Merger Sub., Inc., as may be amended from time to time. 2. If necessary or appropriate, to adopt a proposal to adjourn the special meeting to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the Merger Agreement. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy — ALLIANCE DATA SYSTEMS CORPORATION SPECIAL MEETING OF STOCKHOLDERS This Proxy is Solicited by the Board of Directors of Alliance Data Systems Corporation for use at the Special Meeting on August 8, 2007 By signing this proxy, you revoke all prior proxies and appoint Brian B. Gore and Robert P. Armiak, and each of them, with each having the full power to appoint his substitute, to represent and to vote all the shares of Common Stock of Alliance Data Systems Corporation you held in your account on July 2, 2007 at the Special Meeting of Stockholders of Alliance Data Systems Corporation, and any adjournment or postponement of such meeting, in the manner specified on the other side of this proxy. If no direction is given, this proxy will be voted for Proposal 1 and for Proposal 2. See reverse for voting instructions.

Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on August 3, 2007. Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. Using a black ink pen, mark your votes with an X as shown in X • Follow the instructions provided by the recorded message. this example. Please do not write outside the designated areas. Special Meeting Proxy Card 123456 C0123456789 12345 3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Proposals — The Board of Directors recommends a vote FOR Proposal 1 and FOR Proposal 2. For Against Abstain 1. To adopt the Agreement and Plan of Merger, dated as of May 17, 2007, among Alliance Data Systems Corporation, + Aladdin Holdco, Inc. and Aladdin Merger Sub., Inc., as may be amended from time to time. 2. If necessary or appropriate, to adopt a proposal to adjourn the special meeting to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the Merger Agreement. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — ALLIANCE DATA SYSTEMS CORPORATION SPECIAL MEETING OF STOCKHOLDERS This Proxy is Solicited by the Board of Directors of Alliance Data Systems Corporation for use at the Special Meeting on August 8, 2007 By signing this proxy, you revoke all prior proxies and appoint The 401(k) Company, having the full power to appoint its substitute, to represent and to vote all the shares of Common Stock of Alliance Data Systems Corporation you held in your ADS Stock Fund account on July 2, 2007 at the Special Meeting of Stockholders of Alliance Data Systems Corporation, and any adjournment or postponement of such meeting, in the manner specified on the other side of this proxy. The 401(k) Company will only vote shares as directed and will not vote those for which no direction is received. All voting instructions must be received by the close of business on August 3, 2007 in order to be included in the tabulation. On the reverse side of this proxy card are instructions for voting on the matters that will be considered at the Special Meeting of Stockholders to be held on August 8, 2007. Additional information about Alliance Data Systems Corporation and the matters to be voted on are included in our Proxy Statement. PROXY VOTING CARD IN CONNECTION WITH THE ADS STOCK FUND IN THE ALLIANCE DATA SYSTEMS CORPORATION 401(k) AND RETIREMENT SAVINGS PLAN Shown on the reverse side of this proxy card are the number of shares of Common Stock of Alliance Data Systems Corporation, if any, beneficially held by you in the ADS Stock Fund portion of your 401(k) and Retirement Savings Plan as of July 2, 2007. The number of shares held in the ADS Stock Fund were provided by The 401(k) Company. By completing and mailing this card in time for delivery before August 3, 2007, you will have voted all of your shares held in the ADS Stock Fund. If you own shares of Common Stock of Alliance Data Systems Corporation outside of this plan, you will receive separate proxy materials that you should complete and return in the envelope provided with those materials. Voting Authorization for ADS Stock Fund — I hereby appoint The 401(k) Company, as proxy, with the power to appoint its substitute, and hereby authorize them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Alliance Data Systems Corporation beneficially held by me in the ADS Stock Fund on July 2, 2007, at the Special Meeting of Stockholders of Alliance Data Systems Corporation to be held on August 8, 2007, and at any adjournment or postponement thereof, in the manner specified on the reverse side of this proxy card. With respect to the ADS Stock Fund shares, this proxy, when properly executed, will be voted as directed by the undersigned stockholder. If no direction is given, this proxy will not be voted. See reverse for voting instructions. (continued, and to be signed and dated, on the reverse side)